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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on August 6, 2013.

Registration No. 333-189912

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
To

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ClubCorp Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	7997 (Primary Standard Industrial Classification Code Number)	20-5818205 (I.R.S. Employer Identification Number)

3030 LBJ Freeway, Suite 600
Dallas, Texas 75234
(972) 243-6191
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Eric L. Affeldt
President and Chief Executive Officer
ClubCorp Holdings, Inc.
3030 LBJ Freeway, Suite 600
Dallas, Texas 75234
(972) 243-6191
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
William B. Brentani, Esq. Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, California 94304 Tel: (650) 251-5000 Fax: (650) 251-5002	Patrick S. Brown, Esq. Sullivan & Cromwell LLP 1888 Century Park East, 21st Floor Los Angeles, California 90067 Tel: (310) 712-6600 Fax: (310) 712-8800

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor do we or the selling stockholder seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 6, 2013.

                    Shares

ClubCorp Holdings, Inc.

Common Stock

          This is an initial public offering of shares of common stock of ClubCorp Holdings, Inc. ClubCorp Holdings, Inc. is offering              of the shares to be sold in this offering. The selling stockholder identified in this prospectus is offering an additional             shares. ClubCorp Holdings, Inc. will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder.

          Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $              and $             . We intend to apply to have our shares of common stock listed on the New York Stock Exchange (the "NYSE"), subject to notice of issuance, under the symbol "MYCC". After the completion of this offering, affiliates of KSL Capital Partners, LLC ("KSL") will continue to beneficially own a majority of the voting power of all outstanding shares of our common stock. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the NYSE. See "Principal and Selling Stockholders".

          We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act and, as such, may elect to comply with certain reduced reporting requirements after this offering.

          See "Risk Factors" on page 17 to read about factors you should consider before buying shares of our common stock.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to ClubCorp Holdings, Inc	$	$
Proceeds, before expenses, to the selling stockholder	$	$

          To the extent that the underwriters sell more than             shares of common stock, the underwriters have the option to purchase up to an additional             shares from the selling stockholder at the initial public offering price less the underwriting discount.

          The underwriters expect to deliver the shares against payment in New York, New York on                          , 2013.

Goldman, Sachs & Co.	Jefferies	Citigroup

Prospectus dated                          , 2013.

Silicon Valley Capital Club
San Jose, CA

Mission Hills Country Club
Rancho Mirage, CA

Stonebridge Country Club
McKinney, TX

Aspen Glen Club
Carbondale, CO

Club at Falcon Point
Katy, TX

Country Club of the South
Johns Creek, GA

Center Club
Costa Mesa, CA

TEXAS TECH
Texas Tech University Club
Lubbock, TX

Brookhaven Country Club
Farmers Branch, TX

ClubCorp®
Building Relationships & Enriching Lives®

Canterwood Golf & Country Club
Gig Harbor, WA

City Club of Washington
Washington, DC

          Through and including                           , 2013 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

          We, the selling stockholder and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We, the selling stockholder and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

          We, the selling stockholder and the underwriters have not done anything that would permit a public offering of the shares of our common stock or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY

          This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". Unless otherwise indicated in this prospectus, "ClubCorp", "our company", "we", "us" and "our" refer to ClubCorp Holdings, Inc. and its subsidiaries.

Overview

          We are a membership-based leisure business and a leading owner-operator of private golf, country, business, sports and alumni clubs in North America. Our portfolio of 152 owned or operated clubs, with over 147,000 memberships, serves over 360,000 individual members. We are the largest owner of private golf and country clubs in the United States and own the underlying real estate for 81 of our 103 golf and country clubs (consisting of over 18 thousand acres of fee simple real estate). We lease, manage or operate through joint ventures the remaining 22 golf and country clubs. Likewise, we own one business club and lease, manage or operate through a joint venture the remaining 48 business, sports and alumni clubs. Our facilities are located in 24 states, the District of Columbia and two foreign countries. Our golf and country clubs are designed to appeal to the entire family, fostering member loyalty which we believe allows us to capture a greater share of our member households' discretionary leisure spending. Our business, sports and alumni clubs are designed to provide our members with a "home away from home" where they can work, network and socialize in private upscale locations. We offer our members privileges throughout our collection of clubs, and we believe that our diverse facilities, recreational offerings and social programming enhance our ability to attract and retain members across a number of demographic groups. We also have alliances with other clubs, resorts and facilities located worldwide through which our members can enjoy additional access, discounts, special offerings and privileges outside of our owned and operated clubs.

          ClubCorp was founded in 1957 with one country club in Dallas, Texas with the basic premise of providing a first-class club membership experience. In December 2006, we were acquired by affiliates of KSL, a private equity firm specializing in travel and leisure businesses. For fiscal year 2007 through June 11, 2013, we have invested over $370 million of capital to better position our clubs in their respective markets. This represents an investment of 7.8% of our total revenues, for such period, in our clubs to reinvent, upgrade, maintain, replace and build new and existing facilities and amenities focused on enhancing our members' experience. Through a combination of consumer research and experimentation, capital investment and relevant programming, we have sought to "reinvent" the modern club experience to promote greater usage of our facilities. We believe that greater usage results in additional ancillary spend and improved member retention. From 2007 through 2012, we retained an average annualized membership base of 83.7% in golf and country clubs and 75.3% in business, sports and alumni clubs, for a blended retention rate of 79.7%, for such period. From 2007 through 2012, we "reinvented" 12 golf and country clubs and 13 business, sports and alumni clubs through capital investment. In 2013, we are investing additional reinvention capital in 11 clubs, and we will continue to evaluate opportunities to apply our reinvention strategy in the future. We have created new membership programming, such as our Optimal Network Experiences ("O.N.E.") offering that provides members access to benefits and special offerings in their local community, network-wide and beyond, in addition to benefits at their home club. In addition, from fiscal year 2007 through June 11, 2013, we have spent over

$46 million to acquire eight golf and country clubs and to develop a new alumni club, further expanding our portfolio of clubs and broadening the reach of our network.

          Our operations are organized into two principal business segments: (1) golf and country clubs and (2) business, sports and alumni clubs. Our golf and country club segment includes a broad variety of clubs designed to appeal to a diverse group of families and individuals who lead an active lifestyle and seek a nearby outlet for golf, tennis, swimming and other outdoor activities. Our business clubs are generally located in office towers or business complexes and cater to business executives, professionals and entrepreneurs with a desire to entertain clients, expand their business networks, work and socialize in a private, upscale location. Our sports clubs include a variety of fitness and racquet facilities. Our alumni clubs are associated with universities with large alumni networks, and are designed to provide a connection between the university and its alumni and faculty.

          For the fiscal year ended December 25, 2012, golf and country clubs accounted for 77% of our total revenues and business, sports and alumni clubs accounted for 23% of our total revenues. As of June 11, 2013, our total debt balance was $789.3 million. We anticipate using $145.25 million of the net proceeds from this offering to pay down a portion of our 10% Senior Notes due 2018 (the "Senior Notes"). Our total debt balance after the completion of this offering will be approximately $650.0 million.

Competitive Strengths

          Membership-Based Leisure Business with Significant Recurring Revenue.    We operate with the central purpose of building relationships and enriching the lives of our members. We focus on creating a dynamic and exciting setting for our members by providing them with an environment in which to engage in a variety of leisure, recreational and networking activities. We believe our clubs have become an integral part of many of our members' lives and, as a result, the vast majority of our members retain their memberships each year, even during the recent recession.

          Our large base of memberships creates a stable recurring revenue stream. As of June 11, 2013, our owned and operated clubs have over 147,000 memberships, including over 360,000 individual members. For the fiscal year ended December 25, 2012, membership dues totaled $347.1 million, representing 46.0% of our total revenues. During the same time period, our membership retention was 83.6% in golf and country clubs and 77.1% in business, sports and alumni clubs for a blended retention rate of 80.7%.

          The following charts present our membership count and annual retention rates for our two business segments for the past 10 years:

          The proven strength and resiliency of our membership base from peak to trough is an attractive attribute of our business. We believe that if our members remain satisfied with their club experience, they will remain loyal and frequent users of our clubs, reducing our sensitivity to adverse economic conditions and providing us with operating leverage in favorable economic conditions and a recovering real estate market. Although we experienced a decline of 2.4% in average memberships on a compound basis from 2008 to 2012, total revenue per average membership increased four out of the five years. Revenue per average membership increased 5.6% in 2008, decreased 4.5% in 2009 and increased by 2.5%, 6.0% and 4.4% for 2010, 2011 and 2012, respectively. According to our 2012 fiscal year data, an average member visits one of our clubs 30 times per year with an average spend of $4,100 per year, including dues. An average golf member visits one of our clubs 57 times per year with an average spend of $7,200 per year, including dues.

          We believe that the demographics of our member base are also an important attribute of our business. Data provided by Buxton, a database and mapping service, indicates that our golf and country club members have on average an annual household income of $180,000 to $200,000 and a primary home value of $500,000 to $600,000. An analysis from the same database for our business, sports and alumni club members indicates that they have on average an annual household income of $155,000 to $180,000 and a primary home value of $440,000 to $550,000. We believe that these demographic profiles were more resilient during the recent recession and we believe they will spend more in an improving economy and recovering real estate market than the general population, although there is no guarantee they will do so.

          Nationally-Recognized and Award-Winning Clubs.    Our golf and country clubs, with approximately 134 18-hole course equivalents, represent the core assets of our company and are strategically concentrated in sunbelt markets and other major metropolitan areas. We believe that our clubs are among the top private golf clubs within their respective markets based on the quality of our facilities, breadth of amenities and number of relevant programs and events. These clubs are anchored by our golf courses, over one third of which were designed by some of the world's best-

known golf course architects, including Jack Nicklaus, Tom Fazio, Pete Dye, Arthur Hills and Robert Trent Jones. The operations and maintenance of our golf courses and facilities have led to our selection as host of several high-profile PGA and LPGA events, leading to local and national media recognition as well as event revenue, club utilization and membership sales.

          Outside of our golf offering, our clubs provide a variety of additional amenities and services that we believe appeal to the whole family, such as well-appointed clubhouses, a variety of dining venues, event and meeting spaces, tennis facilities, exercise studios, personal training, spa services, resort-style pools and water features and outdoor gathering spaces. We offer over 600 tennis courts across more than 60 clubs, and our Brookhaven Country Club features a nationally-recognized private tennis facility.

          Many of our 49 business, sports and alumni clubs are located in the heart of the nation's influential business districts, with locations in 17 of the top 25 metropolitan statistical areas, and offer an urban location for professionals to network with colleagues, conduct business and socialize with friends. We believe our business clubs are choice locations for regional and local business and civic receptions with business amenities to support these events. These clubs also host numerous upscale private events, such as weddings, bar and bat mitzvahs and holiday parties. These events generate traffic flow through our clubs, helping to drive membership sales and club utilization. In addition, the six alumni clubs we operate offer a unique setting for alumni and faculty to share common heritage and experiences.

          Expansive Portfolio of Clubs and Alliances Providing Scale.    As the largest owner-operator of private clubs in the United States, we believe that our expansive portfolio of clubs allows us to drive membership growth by providing a compelling value proposition through product variety. By clustering our clubs, many of our members have local access to both urban business-focused clubs as well as suburban family-oriented clubs. For an incremental monthly charge, our reciprocal access program gives our members access to our owned and operated clubs, as well as the facilities of others with which we have an alliance relationship, both domestically and internationally. As of December 25, 2012, approximately 40% of our members took advantage of one or more of our upgrade programs, as compared to 38% of members as of the end of the prior fiscal year. Incremental dues relating to our upgrade programs accounted for approximately $28 million of our annual dues for the fiscal year ended December 25, 2012. By providing members with numerous services and amenities that extend beyond their home clubs to all of the clubs we own and operate and the clubs with which we have alliances, we believe we can drive membership growth and create a key market differentiator which would be difficult for our competitors to replicate.

          We believe the size of our portfolio of clubs provides us with significant economies of scale, creating operational synergies across our clubs and enabling us to consolidate our human resources, sales and marketing, accounting and technology departments. We also benefit from centralized purchasing to receive preferred pricing on supplies, equipment and insurance.

          Diversification.    As a result of our size and geographic diversity, our operating revenues and cash flows are not reliant on any one club or geographic region. Our 10 largest clubs by revenue accounted for 22.6% of our club revenues for the fiscal year ended December 25, 2012, and no one of these clubs accounted for greater than 3.2% of club revenue for such period.

          We have strategic concentrations of golf and country clubs in Texas, California and Florida, representing 31%, 21% and 6%, respectively, of total club revenue for the fiscal year ended December 25, 2012. While we have greater presence in these states where climates are typically conducive to year-round play, we believe that the broad geographic distribution of our portfolio of clubs helps mitigate the impact of adverse regional weather patterns and fluctuations in regional economic conditions. To allow for maximization of golf rounds, we employ a corporate director of agronomy and regional golf superintendents who oversee our strong agronomic practices, helping to extend golf play throughout the climate zones in which we operate.

          Ownership and Control of Golf and Country Clubs.    As the fee simple real estate owner for 81 of our 103 golf and country clubs, we believe that we have an advantage over other clubs as we retain the ability to maximize the value of our clubs and business. By owning the real estate underlying our clubs, we have been able to implement capital plans that inure to our benefit and generate positive returns on our investments. Owning many of our assets also gives us the ability to recycle our capital by selling underperforming clubs or non-essential tracts of land.

          Seasoned Management Team.    We have a highly experienced professional management team. Our seven current executive officers had a combined 182 years of related career experience, including on average over 20 years of hospitality and club specific experience through the end of fiscal year 2012. Eric Affeldt has acted as President and Chief Executive Officer for ClubCorp since December 2006 and has over 22 years of experience leading golf and resort companies, including as president and chief executive officer of KSL Fairways Golf Corporation, as well as general manager for Doral Golf Resort & Spa in Miami and PGA West and La Quinta Resort & Club in California. Curt McClellan, our Chief Financial Officer and Treasurer, has been with our company since November 2008 and is responsible for leading the corporate finance and accounting teams. The operational heads of our two business segments, Mark Burnett and David Woodyard, have significant tenure in their fields with over 55 years of combined experience managing golf and country clubs and business, sports and alumni clubs. Our national sales and marketing team is led by four individuals with over 100 years of collective experience with us.

          We have also attracted and retained qualified general managers for our clubs. Our club general managers average over 10 years of service with us. These managers are tasked with the day-to-day responsibility of running the clubs and executing the strategic direction of senior management.

Our Business Strategy

          Attracting and retaining members and increasing member usage by providing the highest quality club experience are the biggest drivers of our revenue growth. In order to drive revenue growth, we use the following strategies:

          Employ Experienced Membership Sales Force.    We employ club-based, professional sales personnel who are further supported by an array of regional and corporate sales and marketing teams. Our sales team receives comprehensive sales training through our internally developed "Bell Notes" training program that we believe addresses all elements of the sales process from prospecting to welcoming a new member to their club. Our sales efforts are supported by regional and national programs and upgrade offerings that typically are not found at private clubs, such as the access to our extensive portfolio of clubs and benefits. As a result, our sales team members are able to readily differentiate our clubs from competitive facilities.

          We periodically obtain feedback from our membership base to effectively understand current membership demographics and preferences to better target member prospects. We believe our well-trained and incentivized sales team will continue to drive membership growth and we believe we are well-positioned to capitalize on improving economic conditions.

          Leverage Our Portfolio and Alliance Offerings.    We offer a variety of products, services and amenities through upgrade offerings that provide members access to our portfolio of clubs and leverage our alliances with other clubs, resorts and facilities both domestically and internationally.

          In 2010, we strategically introduced our O.N.E. program and have continued to market it aggressively across most of our golf and country clubs. O.N.E. is an offering that combines what we refer to as "comprehensive club, community and world benefits." With this offering, members receive 50% off a la carte dining at their home club; preferential offerings to clubs in their community (including those owned by us), as well as at local spas, restaurants and other venues; and complimentary privileges to more than 200 golf and country, business, sporting and athletic clubs when traveling outside of their community with additional offerings and discounts to more than 700 renowned hotels, resorts, restaurants and entertainment venues. These programs are designed to increase our recurring monthly revenues while providing a value proposition to our members that helps drive increased usage of our facilities. As of June 11, 2013, 70 of our clubs offer the O.N.E. program to their members, and we continue to evaluate opportunities for further expansion of the O.N.E. offering into additional geographic areas.

          We have established alliances with other leisure-oriented businesses. We target alliances with recognized brands that appeal to our members and that can further enhance our members' variety of choices extending beyond their home club. We promote our member benefits through our in-house marketing tools, make reservations convenient for members by providing an in-house concierge (ClubLine) and offer access to an inventory of VIP tickets through our own web portal (TicketLine). We continually seek additional reciprocal arrangements and alliances with other hospitality-oriented businesses.

          Develop New and Relevant Programming.    Members who frequently utilize our facilities typically tend to spend more at our clubs and remain members longer. As a result, we believe that there are significant opportunities to increase operating revenues by making our clubs more relevant to our members. Our goal is to provide numerous opportunities for all members and their families to utilize our facilities. Members also participate in clubs within their club, whereby members with similar interests come together for recreational, educational, charitable, social and business-oriented purposes. We believe this reinforces the club becoming integral to the lives of our members. We will continue to promote activities and events occurring at members' home clubs, and believe we can further tailor our programming to address members' particular preferences and interests. We capture a member's interest profile when a member joins a club and we study member usage patterns and obtain feedback from our members periodically to keep our offerings relevant to members' changing lifestyles.

          Take Advantage of Improving Economic Conditions.    We believe improving economic conditions and improvements in local housing markets reinforce the foundation for membership growth. Although some of the metropolitan areas where we operate clubs were disproportionately affected by the recent economic downturn, related decline in home prices and increase in foreclosure rates, our membership base remained resilient, which we believe can be attributed to our favorable membership demographics. Economic indicators, such as increased consumer confidence, discretionary spending and home sales and construction support an environment where we believe prospective members will choose to join our clubs.

          Reinvent Through Strategic Capital Investment.    We believe our ability to conceptualize, fund and execute club reinventions gives us a significant competitive advantage over member-owned and individual privately-owned clubs which may have difficulty gaining member consensus and financial backing to execute such improvements. In 2007, we embarked on the "reinvention" of our clubs through strategic capital investment projects designed to drive membership sales, facility usage and member retention. We believe this strategy results in increased member visits during various parts of the day for both business and pleasure, allowing our clubs to serve multiple purposes depending on the individual needs of our members. Elements of reinvention capital expenditures include "Touchdown Rooms", which are small private meeting rooms allowing members to hold impromptu private meetings while leveraging the other services of the clubs. "Anytime Lounges" provide a contemporary and casual atmosphere to work and network, while "Media Rooms" provide state of the art facilities to enjoy various forms of entertainment. Additional reinvention elements include refitted fitness centers, enhanced pool area amenities such as shade cabanas, pool slides and splash pads, redesigned golf practice areas for use by beginners to avid golfers, and newly created or updated indoor and outdoor dining and social gathering areas designed to take advantage of the expansive views and natural beauty of our clubs.

          As of December 25, 2012, 25 of our clubs were considered "major reinvention" clubs and received significant reinvention capital. We define "major reinvention" clubs as those clubs receiving $750,000 or more gross capital spend on a project basis. Additionally, as of June 11, 2013, we have major reinventions currently underway at 11 of our clubs. We spent $17.7 million on reinvention capital in 2012 and anticipate spending approximately $26.0 million in fiscal year 2013. Further, we have identified additional projects at more than 15 golf and country clubs and seven business, sports and alumni clubs where we may strategically invest capital during fiscal years 2014 and 2015. We believe these additional major reinvention projects represent opportunities to increase revenues and generate a positive return on our investment, although we cannot guarantee such returns. We will continue to identify and prioritize capital projects for fiscal years 2015 and beyond to add reinvention elements.

          Pursue Selected Acquisitions.    Acquisitions allow us to expand our portfolio and alliance offerings. We believe the ability to offer access to our collection of clubs provides us a significant competitive advantage in pursuing acquisitions. In addition, newly acquired clubs may generally benefit from additional capital and implementation of our reinvention strategy. We believe there are many attractive acquisition opportunities available and we continually evaluate and selectively pursue these opportunities to expand our business. We also evaluate joint ventures and management opportunities that allow us to expand our operations and increase our recurring revenue base without substantial capital outlay. When we do make strategic acquisitions, we do so only after an evaluation to satisfy ourselves that we can add value given our external growth experience, facility assessment capabilities, operational expertise and economies of scale.

          Since 2011, we have taken advantage of market conditions to expand our portfolio through the acquisition of seven golf and country clubs and the entry into new agreements to manage and operate two additional golf and country clubs. In addition to our domestic initiatives, we believe there is an attractive market to extend our private club expertise through international management arrangements.

Industry Overview

          Our company is a membership-based leisure business closely tied to consumer discretionary spending. We believe that we compete for these discretionary consumer dollars against such businesses as amusement parks, spectator sports, ski and mountain resorts, fitness and recreational sports centers, gaming and casinos, hotels and restaurants. We believe that we will benefit from the recovery taking place in the leisure industry as evidenced by recent trends in GDP growth within our industry. According to the Bureau of Economic Analysis ("BEA"), from 2011 to 2012, leisure and hospitality industry's GDP growth increased by 3.5%, outperforming overall U.S. GDP growth of 2.2% during the same period.

Summary of Risk Factors

          Our business is subject to numerous risks, which are described in the section entitled "Risk Factors" on page 17. You should carefully consider these risks before making an investment. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of our common stock and result in a loss of all or a portion of your investment:

  •
  adverse conditions affecting the United States economy;

  •
  our ability to attract and retain club members;

  •
  changes in consumer spending patterns, particularly with respect to demand for products and services;

  •
  unusual weather patterns, extreme weather events and periodic and quasi-periodic weather patterns, such as the El Niño/La Niña-Southern Oscillation;

  •
  material cash outlays required in connection with refunds or escheatment of membership initiation deposits;

  •
  impairments to the suitability of our club locations; and

  •
  the other factors set forth in the section entitled "Risk Factors".

Corporate Information

          ClubCorp Holdings, Inc. was incorporated in the State of Nevada on November 10, 2010. Our principal executive offices are located at 3030 LBJ Freeway, Suite 600, Dallas, Texas 75234. Our telephone number is (972) 243-6191. Our website address is www.clubcorp.com. In addition, we maintain a Facebook page at www.facebook.com/clubcorp and a Twitter feed at www.twitter.com/clubcorp. Information contained on, or that can be accessed through, our website, Facebook page or Twitter feed does not constitute part of this prospectus and inclusions of our website address, Facebook page address and Twitter feed address in this prospectus are inactive textual references only. The information that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our common stock.

Our Sponsor

          After completion of this offering, affiliates of KSL will continue to control a majority of the voting power of our outstanding capital stock. KSL is a leading U.S. private equity firm dedicated to investing in travel and leisure businesses with offices in Denver, New York and London. Since its founding in 2005, KSL has raised over $3.4 billion of committed capital. For a discussion of certain risks, potential conflicts and other matters associated with KSL's affiliates' control, see "Risk Factors — Risks Relating to Our Business — We are controlled by affiliates of KSL, whose interests may be different than the interests of other investors" and "Description of Capital Stock".

Emerging Growth Company Status

          We are an "emerging growth company", as defined in the Jumpstart Our Business Startups Act enacted on April 5, 2012 (the "JOBS Act"). For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding advisory "say-on-pay" and "say-when-on-pay" votes on executive compensation and shareholder advisory votes on golden parachute compensation.

          Under the JOBS Act, we will remain an emerging growth company until the earliest of:

  •
  the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

  •
  the last day of the fiscal year following the fifth anniversary of the completion of this offering;

  •
  the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or

  •
  the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934 (the "Exchange Act") (we will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months; the value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter).

          The JOBS Act also provides that an emerging growth company may utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 (the "Securities Act"), for complying with new or revised accounting standards. However, we are choosing to "opt out" of such extended transition period, and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for companies that are not emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Trade Names

          Our logos, "Associate Club"; "Associate Clubs"; "Building Relationships and Enriching Lives"; "ClubCater"; "ClubCorp"; "ClubCorp Charity Classic"; "ClubCorp Resorts"; "Club Corporation of America"; "ClubLine"; "Club Resorts"; "Club Without Walls"; "Fastee Course"; "Membercard"; "My Club. My Community. My World."; "Private Clubs"; "The Society"; "The World Leader in Private Clubs"; and "Warm Welcomes, Magic Moments and Fond Farewells" and other trade names, trademarks or service marks of our company appearing in this prospectus are the property of our company. This prospectus contains additional trade names, trademarks and service marks of other companies. We do not intend our use or display of other companies' trade names, trademarks or service marks to imply relationships with, or endorsement or sponsorship of us by, these other companies.

 The Offering

Common stock offered by us	shares
Common stock offered by the selling stockholder	shares ( shares if the underwriters exercise their option to purchase additional shares in full)
Common stock to be outstanding after this offering	shares
Option to purchase additional shares of common stock from the selling stockholder

The underwriters have an option to purchase a maximum of         additional shares of common stock from the selling stockholder. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $    million, based on the assumed initial public offering price of $    per share, which is the mid-point of the range set forth on the cover page of this prospectus. For a sensitivity analysis as to the initial public offering price and other information, see "Use of Proceeds".

We will use a portion of the net proceeds received by us from this offering to redeem $145.25 million in aggregate principal amount of our Senior Notes, plus accrued and unpaid interest thereon, and to pay approximately $14.5 million of redemption premium. This redemption is pursuant to a provision in the indenture governing the Senior Notes that permits us to redeem up to 35% of the aggregate principal amount of the Senior Notes with the net cash proceeds of certain equity offerings at a redemption price equal to 110% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date.

Approximately $2.0 million of the net proceeds received by us from this offering and additional borrowings under our secured credit facilities (the "Secured Credit Facilities") will be used to make a one-time payment of $5.0 million to an affiliate of KSL in connection with the termination of the Management Agreement as described in "Use of Proceeds".

To the extent we raise more proceeds in this offering than currently estimated, we will use such proceeds for general corporate purposes. To the extent we raise less proceeds in this offering than currently estimated, we will reduce the amount of the Senior Notes that will be redeemed.

We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholder, including upon the sale of shares if the underwriters exercise their option to purchase additional shares from the selling stockholder in this offering. See "Use of Proceeds".

Risk factors	See "Risk Factors" and the other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in our common stock.
Dividend policy

We intend to pay cash dividends on our common stock, subject to our compliance with applicable law, and depending on, among other things, our results of operations, financial condition, level of indebtedness, capital requirements, contractual restrictions, restrictions in our debt agreements and in any preferred stock, business prospects and other factors that our Board of Directors may deem relevant. Our ability to pay dividends depends in part on our receipt of cash distributions from our operating subsidiaries, which may be restricted from distributing us cash as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur. In particular, the ability of our subsidiaries to distribute cash to ClubCorp Holdings,  Inc. is limited by covenants in the credit agreement governing the Secured Credit Facilities and the indenture governing the Senior Notes. See "Dividend Policy", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Indebtedness" for a description of the restrictions on our ability to pay dividends.

Controlled company

After completion of this offering, affiliates of KSL will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the NYSE.

Proposed NYSE symbol	"MYCC".

          The number of shares of our common stock to be outstanding after this offering is based on 50,000,000 shares outstanding as of June 11, 2013 and excludes:

  •
  607,050 shares of restricted common stock underlying the 607,050 RSUs that were outstanding as of June 11, 2013;

  •
                         shares of restricted common stock we intend to issue to certain holders of Class C Units of Fillmore CCA Investment, LLC in connection with the closing of this offering (which amount of shares are based upon an assumed initial public offering price of $             per share which is the midpoint of the range set forth on the cover page of this prospectus; and

  •
                         shares of common stock available for future grant under the ClubCorp Holdings, Inc. 2012 Stock Award Plan, which was amended and restated August 2, 2013 (the "Stock Plan").

          Except as otherwise indicated, all information in this prospectus assumes:

  •
  an increase in our authorized common stock to 200,000,000 shares effected on August 2, 2013;

  •
  a 50 for 1 forward stock split effected on August 2, 2013; and

  •
  the effectiveness, at the time of this offering, of our amended and restated articles of incorporation and our amended and restated bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus is a part.

 SUMMARY FINANCIAL DATA

          The following table sets forth our summary financial data for the periods presented. Our fiscal year consists of a 52/53 week period ending on the last Tuesday of December. Each of our first, second and third fiscal quarters consists of 12 weeks and our fourth fiscal quarter consists of 16 weeks, with an entire week added onto the fourth quarter every five to six years. For 2012, 2011 and 2010, our fiscal years were comprised of the 52 weeks ended December 25, 2012, December 27, 2011 and December 28, 2010, respectively.

          The statements of operations data set forth below for the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010 are derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The statements of operations data set forth below for the 24 weeks ended June 11, 2013 and June 12, 2012 and the balance sheet data as of June 11, 2013 are derived from our unaudited consolidated condensed financial statements that are included elsewhere in this prospectus. The unaudited consolidated condensed financial statements were prepared on a basis consistent with our audited consolidated financial statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

          This summary financial data should be read in conjunction with "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and unaudited consolidated condensed financial statements and the related notes included elsewhere in this prospectus.

	Fiscal Years Ended				Twenty-Four Weeks Ended
	December 25, 2012		December 27, 2011	December 28, 2010(1)	June 11, 2013		June 12, 2012
	(in thousands, except per share, membership count, retention rate and revenue per membership data)
Statements of Operations Data:
Revenues:
Club operations		$535,274	$513,282	$495,424		$251,209	$240,735
Food and beverage		216,269	203,508	189,391		97,806	93,525
Other revenues		3,401	3,172	2,882		1,664	1,502

Total revenues		754,944	719,962	687,697		350,679	335,762
Club operating costs exclusive of depreciation		483,653	468,577	451,286		226,857	218,008
Cost of food and beverage sales exclusive of depreciation		68,735	64,256	59,671		31,994	30,172
Depreciation and amortization		78,286	93,035	91,700		32,467	36,334
Provision for doubtful accounts		2,765	3,350	3,194		902	1,233
Loss (gain) on disposals and acquisitions of assets		10,904	9,599	(5,380)		3,631	920
Impairment of assets		4,783	1,173	8,936		1,881	770
Equity in earnings from unconsolidated ventures		(1,947)	(1,487)	(1,309)		(542)	(610)
Selling, general and administrative		45,343	52,382	38,946		20,497	20,646

Operating income		62,422	29,077	40,653		32,992	28,289
Interest expense		(89,326)	(84,609)	(57,707)		(39,147)	(40,168)
(Loss) income from continuing operations before income taxes		(23,603)	(51,785)	318,483		(6,011)	(10,091)
Income tax benefit (expense)		7,528	16,421	(57,107)		2,643	(1,448)
(Loss) income from continuing operations		$(16,075)	$(35,364)	$261,376		$(3,368)	$(11,539)
Loss from discontinued clubs, net of tax		(10,917)	(258)	(443)		(1)	(4)
Net (loss) income		$(26,992)	$(35,622)	$252,663		$(3,369)	$(11,543)
Net (loss) income attributable to ClubCorp Holdings, Inc.		$(27,275)	$(36,197)	$254,283		$(3,371)	$(11,697)
Per Share Data(2):
(Loss) income from continuing operations attributable to ClubCorp Holdings, Inc., per share (basic and diluted)		$(0.33)	$(0.72)	$5.22		$(0.07)	$(0.23)
Pro forma loss from continuing operations attributable to ClubCorp Holdings, Inc. per share (basic and diluted)(3)	$				$

Adjusted pro forma loss from continuing operations attributable to ClubCorp Holdings, Inc. per share (basic and diluted)(3)	$				$

Weighted average shares outstanding, used in basic and diluted per share amounts		50,000	50,000	50,000		50,000	50,000
Cash distributions per common share		$—	$—	$—		$0.70	$—
Other Operational and Financial Data:
Membership count(4)		144,765	143,572	143,623		147,387	144,514
Retention rate(4)		80.7%	80.6%	79.4%		N/A	N/A
Revenue per average membership(5)		$5,237	$5,014	$4,732		$2,401	$2,331
Purchase of property and equipment		$54,208	$47,940	$42,859		$21,321	$17,853
Acquisitions of clubs		$3,570	$22,756	$7,443		$5,228	$3,570
Adjusted EBITDA(6)		$166,189	$157,173	$150,151		$75,621	$70,473

As of June 11, 2013
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$40,509
Land and non-depreciable land improvements	533,118
Total assets	1,717,000
Total long-term funded debt(7)	746,048
Total long-term liabilities	1,345,398
Total equity	105,155

(1)
The statements of operations and balance sheet data reflect the ClubCorp Formation from November 30, 2010 (as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations — ClubCorp Formation"), which was treated as a reorganization of entities under common control. A gain on extinguishment of debt was recognized as lenders under certain facilities forgave debt in conjunction with the ClubCorp Formation.

(2)
All share and per share amounts reflect a 1,000 for 1 forward stock split of our common stock that took place on March 15, 2012, and a 50 for 1 forward stock split that took place on August 2, 2013.

(3)
On December 26, 2012, we declared a special cash distribution of $35.0 million to the owners of our common stock. As this offering is expected to occur within 12 months of the distribution and we have a net loss for fiscal year 2012 and the 24 weeks ended June 11, 2013, for earnings per share purposes the distribution is deemed to be paid out of proceeds of this offering rather than current period earnings. As such, the unaudited pro forma earnings per share data for the fiscal year ended December 25, 2012 and the 24 weeks ended June 11, 2013 give effect to the number of shares the proceeds from which would be deemed necessary to have paid the distribution. Additionally, ClubCorp Holdings, Inc. intends to use a portion of the net proceeds of the offering to redeem a portion of the Senior Notes. Adjusted pro forma earnings per common share gives effect to the number of shares the proceeds from which would be deemed necessary to redeem a portion of the Senior Notes.

(4)
As of the respective period end. Does not include certain international club memberships.

(5)
Defined as total revenue divided by average membership, calculated using the membership count at the beginning and end of the period.

(6)
EBITDA is calculated as net income plus interest, taxes, depreciation and amortization less interest and investment income. Adjusted EBITDA is based on the definition of Consolidated EBITDA as defined in the credit agreement governing the Secured Credit Facilities and may not be comparable to other companies. Adjusted EBITDA is included because the indenture governing the Senior Notes and the credit agreement governing the Secured Credit Facilities contain certain financial and non-financial covenants which require CCA Club Operations Holdings, LLC and/or ClubCorp Club Operations, Inc. (each a wholly-owned subsidiary of ours) and restricted subsidiaries to maintain specified financial ratios and utilize this measure of Adjusted EBITDA.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation, and compliance with certain financial covenants in the indenture governing the Senior Notes and under the Secured Credit Facilities, as Adjusted EBITDA is a material component of these covenants. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in our industry, along with other measures, to evaluate a company's ability to meet its debt service requirement, to estimate the value of a company and to make informed investment decisions. Adjusted EBITDA is also considered when evaluating our executive compensation.

Adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States ("GAAP") and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of our operating results or net cash provided by operating activities (as determined in accordance with GAAP) as a measure of our liquidity. Our measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

  We believe that the most directly comparable GAAP measure to Adjusted EBITDA is net (loss) income. The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA:

	Fiscal Years Ended			Twenty-Four Weeks Ended
	December 25, 2012	December 27, 2011	December 28, 2010	June 11, 2013	June 12, 2012
	(in thousands)
Net (loss) income	$(26,992)	$(35,622)	$252,663	$(3,369)	$(11,543)
Interest expense	89,326	84,609	57,707	39,147	40,168
Income tax (benefit) expense	(7,528)	(16,421)	57,107	(2,643)	1,448
Interest and investment income	(1,212)	(138)	(714)	(144)	(57)
Depreciation and amortization	78,286	93,035	91,700	32,467	36,334

EBITDA	131,880	125,463	458,463	65,458	66,350
Impairments and disposition of assets(a)	26,604	11,030	12,269	5,513	1,694
Non-cash adjustments(b)	2,280	363	1,661	1,773	160
Other adjustments(c)	2,865	15,311	2,907	1,898	1,087
Acquisition adjustment(d)	2,560	5,006	9,274	979	1,182
Gain on extinguishment of debt(e)	—	—	(334,423)	—	—

Adjusted EBITDA	$166,189	$157,173	$150,151	$75,621	$70,473

(a)
Includes non-cash impairment charges related to: liquor licenses, property and equipment, equity method investments, mineral rights, loss on disposal of assets and net loss from discontinued clubs.

(b)
Includes non-cash items related to purchase accounting associated with the acquisition of ClubCorp, Inc. in 2006, by affiliates of KSL, amortization of proceeds received from certain mineral lease and surface right agreements and expense recognized for our long-term incentive plan.

(c)
Other adjustments include management fees and expenses paid to an affiliate, earnings of equity method investments less cash distributions from said investments, income or loss attributable to non-controlling equity interests of continuing operations, non-recurring charges incurred in connection with the ClubCorp Formation, costs and other non-recurring charges permitted to be excluded by the credit agreement governing the Secured Credit Facilities.

(d)
Represents deferred revenue related to initiation deposits and fees that would have been recognized in the applicable period but for the application of purchase accounting in connection with the purchase of ClubCorp, Inc. in 2006.

(e)
Represents the gain on extinguishment of debt in conjunction with the ClubCorp Formation.
(7)
Includes total long-term debt less capital leases, other indebtedness and notes payable related to certain non-core development entities.

RISK FACTORS

          Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in shares of our common stock. The occurrence of any of the events described below could harm our business, financial condition, results of operations and growth prospects. In such an event, the trading price of our common stock may decline and you may lose all or part of your investment.

 Risks Relating to Our Business

Economic recessions or downturns could negatively affect our business, financial condition and results of operations.

          A substantial portion of our revenue is derived from discretionary or leisure spending by our members and guests and such spending can be particularly sensitive to changes in general economic conditions. The recent recession led to slower economic activity, increased unemployment, concerns about inflation and energy costs, decreased business and consumer confidence, reduced corporate profits and capital spending, adverse business conditions and lower levels of liquidity in many financial markets, which negatively affected our business, financial condition and results of operations. For example, for the fiscal years ended December 25, 2012, December 27, 2011, December 28, 2010, December 29, 2009 and December 30, 2008, we experienced attrition (i.e., members who resign) in member count of 16.4%, 15.9%, 17.2%, 17.0% and 17.4%, respectively, in our golf and country clubs and 22.9%, 23.5%, 24.2%, 27.1% and 27.0%, respectively, in our business, sports and alumni clubs. A renewed economic downturn in the United States may lead to increases in unemployment and loss of consumer confidence which would likely translate into resignations of existing members, a decrease in the rate of new memberships and reduced spending by our members. As a result, our business, financial condition and results of operations may be materially adversely affected by a renewed economic downturn.

          Our businesses will remain susceptible to future economic recessions or downturns, and any significant adverse shift in general economic conditions, whether local, regional, national or global, would likely have a material adverse effect on our business, financial condition and results of operations. During such periods of adverse economic conditions, we may be unable to increase membership dues or the price of our products and services and experience increased rates of resignations of existing members, a decrease in the rate of new memberships or reduced spending by our members, any of which may result in, among other things, decreased revenues and financial losses. In addition, during periods of adverse economic conditions, we may have difficulty accessing financial markets or face increased funding costs, which could make it more difficult or impossible for us to obtain funding for additional investments and harm our results of operations.

We may not be able to attract and retain club members, which could harm our business, financial condition and results of operations.

          Our success depends on our ability to attract and retain members at our clubs and maintain or increase usage of our facilities. Changes in consumer tastes and preferences, particularly those affecting the popularity of golf and private dining, and other social and demographic trends could adversely affect our business. Historically, we have experienced varying levels of membership enrollment and attrition rates and, in certain areas, decreased levels of usage of our facilities. Significant periods where attrition rates exceed enrollment rates or where facilities usage is below historical levels would have a material adverse effect on our business, results of operations and financial condition. For the fiscal year ended December 25, 2012, 46.0% of our total operating revenues came from monthly membership dues. During the same period, 22.9% of our business, sports and alumni club memberships (approximately 14,500 memberships), and 16.4% of our golf and country club memberships (approximately 13,000 memberships) were resigned, resulting in a net (loss) gain in memberships of (1.4)% and 0.3%, respectively, after the addition of new memberships. If we cannot attract new members or retain our existing members, our business, financial condition and results of operations could be harmed.

Changes in consumer spending patterns, particularly discretionary expenditures for leisure, recreation and travel, are susceptible to factors beyond our control that may reduce demand for our products and services.

          Consumer spending patterns, particularly discretionary expenditures for leisure, recreation and travel, are particularly susceptible to factors beyond our control that may reduce demand for our products and services, including demand for memberships, golf, vacation and business travel and food and beverage sales. These factors include:

  •
  low consumer confidence;

  •
  depressed housing prices;

  •
  changes in the desirability of particular locations, residential neighborhoods, office space or travel patterns of members;

  •
  decreased corporate budgets and spending and cancellations, deferrals or renegotiations of group business (e.g., industry conventions);

  •
  natural disasters, such as earthquakes, tornadoes, hurricanes, wildfires and floods;

  •
  outbreaks of pandemic or contagious diseases, such as avian or swine flu, and severe acute respiratory syndrome;

  •
  war, terrorist activities or threats and heightened travel security measures instituted in response to these events; and

  •
  the financial condition of the airline, automotive and other transportation-related industries and its impact on travel.

          These factors and other global, national and regional conditions can adversely affect, and from time to time have adversely affected, individual properties, particular regions or our business as a whole. For example, during the recent recession, many businesses dramatically decreased the number of corporate events and meetings hosted at facilities such as convention centers, hotels, business clubs, golf clubs, resorts and retreats in an effort to cut costs and in response to public opinion relating to excess corporate spending, which negatively impacted the amount of business for such facilities, including certain of our facilities. Any one or more of these factors could limit or reduce demand or the rates our clubs are able to charge for memberships or services, which could harm our business and results of operations.

Unusual weather patterns and extreme weather events, as well as periodic and quasi-periodic weather patterns, such as those commonly associated with the El Niño/La Niña-Southern Oscillation, could adversely affect the value of our golf courses or negatively impact our business and results of operations.

          Our operations and results are susceptible to non-seasonal and severe weather patterns. Extreme weather events or patterns in a given region, such as heavy rains, prolonged snow accumulations, extended heat waves and high winds, could reduce our revenues for that region by interrupting activities at affected properties which could negatively impact our business and results of operations.

          One factor that specifically affects our real estate investments in golf courses is the availability of water. Turf grass conditions must be satisfactory to attract play on our golf courses, which requires significant amounts of water. Our ability to irrigate a golf course could be adversely impacted by a drought or other cause of water shortage, such as the recent drought affecting the southern United States and associated government imposed water restrictions. A severe drought of extensive duration experienced in regard to a large number of properties could adversely affect our business and results of operations.

          We also have a high concentration of golf clubs in California, Florida and Texas, which can experience periods of unusually hot, cold, dry or rainy weather due to a variety of periodic and quasi-periodic global climate phenomenon, such as the El Niño/La Niña-Southern Oscillation. For example, during 2011, we incurred $0.3 million, or 7.2%, higher golf course maintenance utility expenses for the fiscal period starting on June 15, 2011 and ending on September 6, 2011 compared to the corresponding fiscal period in 2010, due to unusually hot and severe drought conditions in certain portions of the southern United States. If these phenomenon and their impacts on weather patterns persist for extended periods of time, our business and results of operations could be harmed.

We could be required to make material cash outlays in future periods if the number of initiation deposit refund requests we receive materially increases or if we are required to surrender unclaimed initiation deposits to state authorities under applicable escheatment laws.

          At a majority of our private clubs, members are expected to pay an initiation fee or deposit upon their acceptance as a member to the club. Initiation fees, which are more typical for our business clubs and mid-market golf and country clubs, are generally nonrefundable. In contrast to initiation fees, initiation deposits, which are typical in our more prestigious golf and country clubs, paid by members upon joining one of our clubs are fully refundable after a fixed number of years, typically 30 years, and upon the occurrence of other contract-specific conditions. Historically, only a small percentage of initiation deposits eligible to be refunded have been requested by members. As of June 11, 2013, the amount of initiation deposits that are eligible to be refunded currently within the next 12 months is $102.0 million on a gross basis. When refunds are requested, we must fund the payment of such amounts from our available cash. If the number of refunds dramatically increases in the future, our financial condition could suffer and the funding requirement for such refunds could strain our cash on hand or otherwise force us to reduce or delay capital expenditures, sell assets or operations or seek additional capital in order to raise the cash necessary to make such refunds. As of June 11, 2013, the discounted value of initiation deposits that may be refunded in future years (not including the next 12 months) is $203.1 million. For more information on our initiation deposit amounts, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations".

          While we will make a refund to any member whose initiation deposit is eligible to be refunded, we may be subject to various states' escheatment laws with respect to initiation deposits that have not been refunded to members. All states have escheatment laws and generally require companies to remit to the state cash in an amount equal to unclaimed and abandoned property after a specified period of dormancy, which is typically 3 to 5 years. We currently do not remit to states any amounts relating to initiation deposits that are eligible to be refunded to members based upon our interpretation of the applicability of such laws to initiation deposits. The analysis of the potential application of escheatment laws to our initiation deposits is complex, involving an analysis of constitutional and statutory provisions and contractual and factual issues. While we do not believe that initiation deposits must be escheated, we may be forced to remit such amounts if we are challenged and fail to prevail in our position.

          In addition, most of the states in which we conduct business have hired independent agents to conduct unclaimed and abandoned property audits of our operations. Certain categories of property, such as uncashed payroll checks or uncashed vendor payments, are escheatable in the ordinary course of business and we have entered into closing agreements with the majority of the states regarding the escheatment of cash amounts for such categories and have remitted these amounts to the respective states. If any state asserts that any or all of the initiation deposits eligible to be refunded to members that have not been refunded to members during the applicable dormancy period, depending on the state in which a club is located, are to be remitted to such state under applicable escheatment laws, we expect to vigorously defend our position on the matter. However, if we are ultimately unsuccessful in arguing our right to continue holding such amounts, we may be forced to pay such amounts to the claiming states. While we believe we have strong arguments against any potential claims for the escheatment of unclaimed initiation deposits made under state escheatment laws, if a material portion of the initiation deposits otherwise eligible to be refunded were awarded to any states, our financial condition could be materially and adversely affected and we may be required to reduce or delay capital expenditures, sell assets or operations or seek additional capital in order to raise the corresponding cash required to satisfy such awards. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet such obligations or that these actions would be permitted under the terms of our existing or future debt agreements.

Our ability to attract and retain members depends heavily on successfully locating our clubs in suitable locations, and any impairment of a club location, including any decrease in member or customer traffic, could impact our results of operations.

          Our approach to identifying clubs in suitable locations typically favors locations where our facilities are or can become a part of the community. As a result, our clubs are typically located near urban and residential centers that we believe are consistent with our members' lifestyle choices. Memberships and sales at these locations are derived, in part, from proximity to key local landmarks, business centers, facilities and residential areas. We may be forced to close clubs or club locations may become unsuitable due to, and such clubs' results of operations may be harmed by, among other things:

  •
  economic downturns in a particular area;

  •
  competition from nearby recreational or entertainment venues;

  •
  changing demographics in a particular market or area;

  •
  changing lifestyle choices of consumers in a particular market; and

  •
  the closing or declining popularity of other businesses and entertainment venues located near our clubs.

For example, in December 2010, we terminated our lease agreement and discontinued operations of the Renaissance Club, a business club in Detroit, Michigan, a city particularly hard hit by the recent recession. Changes in areas around our club locations could render such locations unsuitable and cause memberships at such clubs to decline, which would harm our results of operations.

We have significant operations concentrated in certain geographic areas, and any disruption in the operations of our clubs in any of these areas could harm our results of operations.

          We currently operate multiple clubs in several metropolitan areas, including fifteen in and around Dallas, Texas, twelve near Houston, Texas, eight in the greater Los Angeles, California region, four near Sacramento, California, four in and around Phoenix, Arizona, eight in the greater Atlanta, Georgia region and five in the Tampa, Florida area. As a result, any prolonged disruption in the operations of our clubs in any of these markets, whether due to technical difficulties, power failures or destruction or damage to the clubs as a result of a natural disaster, fire or any other reason, could harm our results of operations or may result in club closures. In addition, some of the metropolitan areas where we operate clubs have been disproportionately affected by the economic downturn and the decline in home prices and increase in foreclosure rates, and could continue to be disproportionately affected by a renewed economic downturn. Concentration in these markets increases our exposure to adverse developments related to competition, as well as economic and demographic changes in these areas.

Seasonality may adversely affect our business and results of operations.

          Our quarterly results fluctuate as a result of a number of factors. Usage of our country club and golf facilities declines significantly during the first and fourth quarters, when colder temperatures and shorter days reduce the demand for outdoor activities. Our business clubs typically generate a greater share of their annual revenues in the fourth quarter, which includes the holiday and year-end party season. In addition, the first, second and third fiscal quarters each consist of 12 weeks, whereas the fourth quarter consists of 16 or 17 weeks of operations. As a result of these factors, we usually generate a disproportionate share of our revenues and cash flows in the second, third and fourth quarters of each year and have lower revenues and cash flows in the first quarter. This seasonality means our business and results of operations are disproportionately vulnerable to the occurrence of other risks during the periods of increased member usage due to the larger percentage of revenues we generate during such times.

Competition in the industry in which we compete could have a material adverse effect on our business and results of operations.

          We operate in a highly competitive industry, and compete primarily on the basis of reputation, featured facilities, location, quality and breadth of member product offerings and price. As a result, competition for market share in the industry in which we compete is significant. In order to succeed, we must take market share from local and regional competitors and sustain our membership base in the face of increasing recreational alternatives available to our existing and potential members.

          Our business clubs compete on a local and regional level with restaurants and other business and social clubs. The number and variety of competitors in this business varies based on the location and setting of each facility, with some situated in intensely competitive upscale urban areas characterized by frequent innovations in the products and services offered by competing restaurants and other business, dining and social clubs. In addition, in most regions, these businesses are in constant flux as new restaurants and other social and meeting venues open or expand their amenities. As a result of these characteristics, the supply in a given region often exceeds the demand for such facilities, and any increase in the number or quality of restaurants and other social and meeting venues, or the products and services they provide, in a given region could significantly impact the ability of our clubs to attract and retain members, which could harm our business and results of operations.

          Our golf and country club facilities compete on a local and regional level with other country clubs and golf facilities. The level of competition in the country club and golf facility business varies from region to region and is subject to change as existing facilities are renovated or new facilities are developed. An increase in the number or quality of similar clubs and other facilities in a particular region could significantly increase competition, which could have a negative impact on our business and results of operations.

          Our results of operations also could be affected by a number of additional competitive factors, including the availability of, and demand for, alternative venues for recreational pursuits, such as multi-use sports and athletic centers. In addition, member-owned and individual privately-owned clubs may be able to create a perception of exclusivity that we have difficulty replicating given the diversity of our portfolio and the scope of our holdings. To the extent these alternatives succeed in diverting actual or potential members away from our facilities or affect our membership rates, our business and results of operations could be harmed.

Our future success is substantially dependent on the continued service of our senior management and key employees.

          The loss of the services of our senior management could make it more difficult to successfully operate our business and achieve our business goals. We also may be unable to retain existing management and key employees, including club managers, membership sales and support personnel, which could result in harm to our member and employee relationships, loss of expertise or know-how and unanticipated recruitment and training costs. In addition, we have not obtained key man life insurance policies for any of our senior management team. As a result, it may be difficult to cover the financial loss if we were to lose the services of any members of our senior management team. The loss of members of our senior management team or key employees could have an adverse affect on our business and results of operations.

Our large workforce subjects us to risks associated with increases in the cost of labor as a result of increased competition for employees, higher employee turnover rates and required wage increases and health benefit coverage, lawsuits or labor union activity.

          Labor is our primary property-level operating expense. As of June 11, 2013, we employed approximately 14,800 hourly-wage and salaried employees at our clubs and corporate offices. For the fiscal year ended December 25, 2012, labor-related expense accounted for 48.6% of our total operating expense. We may face labor shortages or increased labor costs because of increased competition for employees, higher employee turnover rates, or increases in the federal or state minimum wage or other employee benefit costs. For example, we are continuing to assess the impact of federal health care reform law and regulations on our health care benefit costs, which will likely increase the amount of healthcare expenses paid by us. If labor-related expenses increase, our operating expense could increase and our business, financial condition and results of operations could be harmed.

          We are subject to the Fair Labor Standards Act and various federal and state laws governing such matters as minimum wage requirements, overtime compensation and other working conditions, citizenship requirements, discrimination and family and medical leave. In recent years, a number of companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace and employment matters, overtime wage policies, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits may be threatened or instituted against us from time to time, and we may incur substantial damages and expenses resulting from lawsuits of this type, which could have a material adverse effect on our business, financial condition or results of operations.

          From time to time, we have also experienced attempts to unionize certain of our non-union employees. While these efforts have achieved only limited success to date, we cannot provide any assurance that we will not experience additional and more successful union activity in the future. In addition, future legislation could amend the National Labor Relations Act to make it easier for unions to organize and obtain collectively bargained benefits, which could increase our operating expenses and negatively affect our financial condition and results of operations.

Increases in our cost of goods, rent, water, utilities and taxes could reduce our operating margins and harm our business, financial condition and results of operations.

          Increases in operating costs due to inflation and other factors may not be directly offset by increased revenue. Our most significant operating costs, other than labor, are our cost of goods, water, utilities, rent and property taxes. Many, and in some cases all, of the factors affecting these costs are beyond our control.

          Our cost of goods such as food and beverage costs account for a significant portion of our total property-level operating expense. Cost of goods represented 15.2% of our total operating expense for the fiscal year ended December 25, 2012. While we have not experienced material increases in the cost of goods, if our cost of goods increased significantly and we are not able to pass along those increased costs to our members in the form of higher prices or otherwise, our operating margins would suffer, which would have an adverse effect on our business, financial condition and results of operations.

          In addition, rent accounts for a significant portion of our property-level operating expense — rent expense represented 4.9% of our total operating expense for the fiscal year ended December 25, 2012. Significant increases in our rent costs would increase our operating expense and our business, financial condition and results of operations may suffer.

          Utility costs, including water, represented 5.7% of our total operating expense for the fiscal year ended December 25, 2012. The prices of utilities are volatile, and shortages sometimes occur. In particular, municipalities are increasingly placing restrictions on the use of water for golf course irrigation and increasing the cost of water. Significant increases in the cost of our utilities, or any shortages, could interrupt or curtail our operations and lower our operating margins, which could have a negative impact on our business, financial condition and results of operations.

          Each of our properties is subject to real and personal property taxes. During the fiscal year ended December 25, 2012, we paid approximately $10.7 million in property taxes. The real and personal property taxes on our properties may increase or decrease as tax rates change and as our clubs are assessed or reassessed by taxing authorities. If real and personal property taxes increase, our financial condition and results of operations may suffer.

We have concentrated our investments in golf-related and business real estate and facilities, which are subject to numerous risks, including the risk that the values of our investments may decline if there is a prolonged downturn in real estate values.

          Our operations consist almost entirely of golf-related and business club facilities that encompass a large amount of real estate holdings. Accordingly, we are subject to the risks associated with holding real estate investments. A prolonged decline in the popularity of golf-related or business club services, such as private dining, could adversely affect the value of our real estate holdings and could make it difficult to sell facilities or businesses.

          Our real estate holdings (including our long-term leaseholds) are subject to risks typically associated with investments in real estate. The investment returns available from equity investments in real estate depend in large part on the amount of income earned, expenses incurred and capital appreciation generated by the related properties. In addition, a variety of other factors affect income from properties and real estate values, including governmental regulations, real estate, insurance, zoning, tax and eminent domain laws, interest rate levels and the availability of financing. For example, new or existing real estate zoning or tax laws can make it more expensive and time-consuming to expand, modify or renovate older properties. Under eminent domain laws, governments can take real property. Sometimes this taking is for less compensation than the owner believes the property is worth. Any of these factors could have an adverse impact on our business, financial condition or results of operations.

The illiquidity of real estate may make it difficult for us to dispose of one or more of our properties or negatively affect our ability to profitably sell such properties.

          We may from time to time decide to dispose of one or more of our real estate assets. Because real estate holdings generally, and clubs like ours in particular, are relatively illiquid, we may not be able to dispose of one or more real estate assets on a timely basis. In some circumstances, sales may result in investment losses which could adversely affect our financial condition. The illiquidity of our real estate assets could mean that we continue to operate a facility that management has identified for disposition. Failure to dispose of a real estate asset in a timely fashion, or at all, could adversely affect our business, financial condition and results of operations.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to plan for and react to changes in the economy, our industry or our business and prevent us from meeting our indebtedness obligations.

          As of June 11, 2013, we were significantly leveraged and our total indebtedness was approximately $789.3 million. After giving effect to this offering, our total indebtedness will be approximately $650.0 million. Our substantial degree of leverage could have important consequences for our investors, including the following:

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  it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, product development, debt service requirements, acquisitions or general corporate or other purposes;

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  a substantial portion of our cash flows from operations is dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, strategic initiatives, capital expenditures, acquisitions and other business opportunities;

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  the debt service requirements of our indebtedness could make it more difficult for us to satisfy our financial obligations;

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  certain of our borrowings, including borrowings under the Secured Credit Facilities, are at variable rates of interest, exposing us to the risk of increased interest rates;

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  it may limit our flexibility in planning for, or our ability to adjust to, changes in our business or the industry in which we operate, and place us at a competitive disadvantage compared to our competitors that have less debt; and

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  we may be vulnerable to a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

We may not be able to generate sufficient cash to service all of our indebtedness and be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

          Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot guarantee that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness. We cannot guarantee that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements. In the absence of the requisite operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The Secured Credit Facilities and the indenture that governs the Senior Notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

          If we cannot make scheduled payments on our debt, we will be in default and, as a result:

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  our debt holders could declare all outstanding principal and interest to be due and payable;

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  the lenders under the Secured Credit Facilities could terminate their commitments to lend us money and foreclose against the assets securing their borrowings; and

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  we could be forced into bankruptcy or liquidation.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

          We may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the Senior Notes limit, but do not fully prohibit us from doing so. The Secured Credit Facilities also limit, but do not fully prohibit us from doing so. In addition to the $19.6 million of standby letters of credit outstanding, the credit agreement governing the Secured Credit Facilities, as amended on July 24, 2013, provides incremental revolving credit commitments of $135.0 million, with an additional $75.0 million in revolving credit and term loan commitments combined and additional capacity for incremental revolving credit and/or term loan commitments thereafter if certain covenants are met. If new debt is added to our current debt levels, the related risks that we now face could intensify.

Restrictive covenants may adversely affect our operations.

          The Secured Credit Facilities and the indenture governing the Senior Notes contain various covenants that limit our ability to, among other things:

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  incur or guarantee additional indebtedness;

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  pay dividends or distributions on capital stock or redeem or repurchase capital stock;

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  make investments;

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  create restrictions on the payment of dividends or other amounts to us;

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  sell stock of our subsidiaries;

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  transfer or sell assets;

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  create liens;

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  enter into transactions with affiliates; and

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  enter into mergers or consolidations.

          In addition, the restrictive covenants in the Secured Credit Facilities require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot guarantee that we will meet them. A breach of any of these covenants could result in a default under the Secured Credit Facilities. Upon the occurrence of an event of default under the Secured Credit Facilities, the lenders could elect to declare all amounts outstanding thereunder to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Secured Credit Facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the Secured Credit Facilities. If the lenders under the Secured Credit Facilities accelerate the repayment of borrowings, the holders of the Senior Notes could declare a cross-default, and we cannot guarantee that we will have sufficient assets to repay the Secured Credit Facilities, the Senior Notes, and our other indebtedness, or borrow sufficient funds to refinance such indebtedness. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

          Certain of our borrowings, primarily borrowings under the Secured Credit Facilities, are subject to variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on our variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. As of June 11, 2013, the interest rate on our term loan facility was the higher of (i) 5.0% ("Floor") and (ii) an elected LIBOR plus a margin of 3.75% (less the impact of the interest rate cap agreement that limits our exposure on the elected LIBOR to 2.0% on a notional amount of $155.0 million). Our term loan facility is effectively subject to the Floor until LIBOR exceeds 1.25%. As of June 11, 2013, LIBOR was below the Floor, such that a hypothetical 0.50% increase in LIBOR applicable to our term loan facility would not result in an increase in interest expense.

Timing, budgeting and other risks could delay our efforts to develop, redevelop or renovate the properties that we own, or make these activities more expensive, which could reduce our profits or impair our ability to compete effectively.

          We must regularly expend capital to construct, maintain and renovate the properties that we own in order to remain competitive, pursue our business strategies, maintain and build the value and brand standards of our properties and comply with applicable laws and regulations. In addition, we must periodically upgrade or replace the furniture, fixtures and equipment necessary to operate our business. These efforts are subject to a number of risks, including:

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  construction delays or cost overruns (including labor and materials) that may increase project costs;

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  obtaining zoning, occupancy and other required permits or authorizations;

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  governmental restrictions on the size or kind of development;

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  force majeure events, including earthquakes, tornadoes, hurricanes or floods;

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  design defects that could increase costs; and

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  environmental concerns which may create delays or increase costs.

          These projects create an ongoing need for cash, which if not generated by operations or otherwise obtained is subject to the availability of credit in the capital markets. Our ability to spend the money necessary to maintain the quality of our properties is significantly impacted by the cost and availability of capital, over which we have little control.

          The timing of capital improvements can affect property performance, including membership sales, retention and usage, particularly if we need to close golf courses or a significant number of other facilities, such as ballrooms, meeting spaces or dining areas. Moreover, the investments that we make may fail to improve the performance of the properties in the manner that we expect.

          If we are not able to begin operating properties as scheduled, or if investments harm or fail to improve our performance, our ability to compete effectively would be diminished and our business and results of operations could be adversely affected.

We may seek to expand through acquisitions of and investments in other businesses and properties, or through alliances; and we may also seek to divest some of our properties and other assets, any of which may be unsuccessful or divert our management's attention.

          We continually evaluate opportunities to expand our business through strategic and complementary acquisitions of attractive properties. In many cases, we will be competing for these opportunities with third parties that may have substantially greater financial resources than we do. Acquisitions or investments in businesses, properties or assets as well as these alliances are subject to risks that could affect our business, including risks related to:

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  spending cash and incurring debt;

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  assuming contingent liabilities;

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  creating additional expenses; or

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  use of management's time and attention.

          We cannot assure you that we will be able to identify opportunities or complete transactions on commercially reasonable terms or at all, or that we will actually realize any anticipated benefits from such acquisitions, investments or alliances. Similarly, we cannot assure you that we will be able to obtain financing for acquisitions or investments on attractive terms or at all, or that the ability to obtain financing will not be restricted by the terms of the Secured Credit Facilities, the indenture governing the Senior Notes or other indebtedness we may incur.

          The success of any such acquisitions or investments will also depend, in part, on our ability to integrate the acquisition or investment with our existing operations. We may experience difficulty with integrating acquired businesses, properties or other assets, including difficulties relating to:

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  geographic diversity;

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  integrating information technology systems; and

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  retaining members.

We depend on third parties in our joint ventures and collaborative arrangements, which may limit our ability to manage risk.

          As of June 11, 2013, we owned eight properties in partnership with other entities, including joint ventures relating to six of our golf facilities, one of our business clubs and certain realty interests which we define as Non-Core Development Entities, and may in the future enter into further joint ventures or other collaborative arrangements related to additional properties. Our investments in these joint ventures may, under certain circumstances, involve risks not otherwise present in our business, including the risk that our partner may become bankrupt, the risk that we may not be able to sell or dispose of our interest as a result of buy/sell rights that may be imposed by the joint venture agreement, the risk that our partner may have economic or other interests or goals that are inconsistent with our interests and goals and the risk that our partner may be able to veto actions which may be in our best interests. Consequently, actions by a partner might subject clubs owned by the joint venture to additional risk. Additionally, we may be unable to take action without the approval of our partners, or our partners could take actions binding on the joint venture without our consent. Any of the foregoing could have a negative impact on the joint venture or its results of operations, and subsequently on our business or results of operations.

Our insurance policies may not provide adequate levels of coverage against all claims and we may incur losses that are not covered by our insurance.

          We maintain insurance of the type and in amounts that we believe is commercially reasonable and that is available to businesses in our industry. We carry commercial liability, fire, flood, earthquake, catastrophic wind and extended insurance coverage, as applicable, from solvent insurance carriers on all of our properties. We believe that the policy specifications and insured limits are adequate for foreseeable losses with terms and conditions that are reasonable and customary for similar properties and that all of our existing golf and business clubs are insured within industry standards. Nevertheless, market forces beyond our control could limit the scope of the insurance coverage that we can obtain in the future or restrict our ability to buy insurance coverage at reasonable rates. We cannot predict the level of the premiums that we may be required to pay for subsequent insurance coverage, the level of any deductible and/or self-insurance retention applicable thereto, the level of aggregate coverage available or the availability of coverage for specific risks.

          In the event of a substantial loss, the insurance coverage that we carry may not be sufficient to pay the full value of our financial obligations or the replacement cost of any lost investment. As a result, we could lose some or all of the capital we have invested in a property, as well as the anticipated future revenues from the property. Additionally, we could remain obligated for performance guarantees in favor of third-party property owners or for their debt or other financial obligations and we may not have sufficient insurance to cover awards of damages resulting from our liabilities. If the insurance that we carry does not sufficiently cover damages or other losses, our business, financial condition and results of operations could be harmed.

          In addition, there are types of losses we may incur that cannot be insured against or that we believe are not commercially reasonable to insure. For example, we maintain business interruption insurance, but there can be no assurance that the coverage for a severe or prolonged business interruption at one or more of our clubs would be adequate. Moreover, we believe that insurance covering liability for violations of wage and hour laws is generally not available. These losses, if they occur, could have a material adverse effect on our business, financial condition and results of operations.

Accidents or injuries in our clubs or in connection with our operations may subject us to liability, and accidents or injuries could negatively impact our reputation and attendance, which would harm our business, financial condition and results of operations.

          There are inherent risks of accidents or injuries at our properties or in connection with our operations, including injuries from premises liabilities such as slips, trips and falls. If accidents or injuries occur at any of our properties, we may be held liable for costs related to the injuries. We maintain insurance of the type and in the amounts that we believe are commercially reasonable and that are available to businesses in our industry, but there can be no assurance that our liability insurance will be adequate or available at all times and in all circumstances. There can also be no assurance that the liability insurance we have carried in the past was adequate or available to cover any liability related to previous incidents. Our business, financial condition and results of operations could be harmed to the extent claims and associated expenses resulting from accidents or injuries exceed our insurance recoveries.

Adverse litigation judgments or settlements could impair our financial condition and results of operations or limit our ability to operate our business.

          In the normal course of our business, we are often involved in various legal proceedings. The outcome of these proceedings cannot be predicted. If any of these proceedings were to be determined adversely to us or a settlement involving a payment of a material sum of money were to occur, there could be a material adverse effect on our financial condition and results of operations. Additionally, we could become the subject of future claims by third parties, including current or former members, guests who use our properties, our employees or regulators. Any significant adverse litigation judgments or settlements could limit our ability to operate our business and negatively impact our financial condition and results of operations.

The failure to comply with regulations relating to public facilities or the failure to retain licenses relating to our properties may harm our business and results of operations.

          Our business is subject to extensive federal, state and local government regulation in the various jurisdictions in which our clubs are located, including regulations relating to alcoholic beverage control, public health and safety, environmental hazards and food safety. Alcoholic beverage control regulations require each of our clubs to obtain licenses and permits to sell alcoholic beverages on the premises. The failure of a club to obtain or retain its licenses and permits would adversely affect that club's operations and profitability. We may also be subject to dram shop statutes in certain states, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Even though we are covered by general liability insurance, a settlement or judgment against us under a dram shop lawsuit in excess of liability coverage could have a material adverse effect on our operations.

          We are also subject to the Americans with Disabilities Act of 1990, as amended by the ADA Amendments Act of 2008 (the "ADA"), which, among other things, may require certain renovations to our facilities to comply with access and use requirements. A determination that we are not in compliance with the ADA or any other similar law or regulation could result in the imposition of fines or an award of damages to private litigants. While we believe we are operating in substantial compliance, and will continue to remove architectural barriers in our facilities when readily achievable, in accordance with current applicable laws and regulations, there can be no assurance that our expenses for compliance with these laws and regulations will not increase significantly and harm our business, financial condition and results of operations.

          Businesses operating in the private club industry are also subject to numerous other federal, state and local governmental regulations related to building and zoning requirements and the use and operation of clubs, including changes to building codes and fire and life safety codes, which can affect our ability to obtain and maintain licenses relating to our business and properties. If we were required to make substantial modifications at our clubs to comply with these regulations, our business, financial condition and results of operations could be negatively impacted.

Our operations and our ownership of property subject us to environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities.

          Our properties and operations are subject to a number of environmental laws. As a result, we may be required to incur costs to comply with the requirements of these laws, such as those relating to water resources, discharges to air, water and land; the handling and disposal of solid and hazardous waste; and the cleanup of properties affected by regulated materials. Under these and other environmental requirements, we may be required to investigate and clean up hazardous or toxic substances or chemical releases from current or formerly owned or operated facilities. Environmental laws typically impose cleanup responsibility and liability without regard to whether the relevant entity knew of or caused the presence of the contaminants. We use certain substances and generate certain wastes that may be deemed hazardous or toxic under such laws, and we from time to time have incurred, and in the future may incur, costs related to cleaning up contamination resulting from historic uses of certain of our current or former properties or our treatment, storage or disposal of wastes at facilities owned by others. Our club facilities are also subject to risks associated with mold, asbestos and other indoor building contaminants. The costs of investigation, remediation or removal of regulated materials may be substantial, and the presence of those substances, or the failure to remediate a property properly, may impair our ability to use, transfer or obtain financing regarding our property. We may be required to incur costs to remediate potential environmental hazards, mitigate environmental risks in the future, or comply with other environmental requirements.

          In addition, some projects to improve, upgrade or expand our golf clubs may be subject to environmental review under the National Environmental Policy Act and, for projects in California, the California Environmental Quality Act. Both acts require that a specified government agency study any proposal for potential environmental impacts and include in its analysis various alternatives. Our improvement proposals may not be approved or may be approved with modifications that substantially increase the cost or decrease the desirability of implementing the project.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may harm our business, investments and results of operations.

          We are subject to laws and regulations enacted by national, state and local governments. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have an adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, by any of the persons referred to above could have a material adverse effect on our business, investments and results of operations.

Failure to comply with privacy regulations or maintain the integrity of internal or customer data could result in faulty business decisions or harm to our reputation or subject us to costs, fines or lawsuits.

          We collect and maintain information relating to our members and guests, including personally identifiable information, for various business purposes, including maintaining records of member preferences to enhance our customer service and for billing, marketing and promotional purposes. We also maintain personally identifiable information about our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our members expect that we will adequately protect their personal information, and the regulations applicable to security and privacy are increasingly demanding, both in the United States and in other jurisdictions where we operate. Privacy regulation is an evolving area in which different jurisdictions (within or outside the United States) may subject us to inconsistent compliance requirements. Compliance with applicable privacy regulations may increase our operating costs or adversely impact our ability to service our members and guests and market our properties and services to our members and guests. A theft, loss, fraudulent or unlawful use of customer, employee or company data, including cyber attacks, could harm our reputation or result in remedial and other costs, fines or lawsuits. In addition, non-compliance with applicable privacy regulations by us (or in some circumstances non-compliance by third parties engaged by us) could result in fines or restrictions on our use or transfer of data. Any of these matters could adversely affect our business, financial condition or results of operations.

The operation of our business relies on technology, and operational risks may disrupt our businesses, result in losses or limit our growth.

          We invest in and license technology and systems for property management, procurement, membership records and specialty programs. We believe that we have designed, purchased and installed appropriate information systems to support our business. There can be no assurance, however, that our information systems and technology will continue to be able to accommodate our requirements and growth, or that the cost of maintaining such systems will not increase from its current level. Such a failure to accommodate our requirements and growth, or an increase in costs related to maintaining and developing such information systems, including associated labor costs, could have a material adverse effect on us. Further, there can be no assurance that as various systems and technologies become outdated or new technology is required that we will be able to replace or introduce them as quickly as our competitors or within budgeted costs and timeframes. In addition, we rely on third-party service providers for certain aspects of our business. Additionally, while we have cyber security procedures in place, a security breach could disrupt our business and have a material adverse effect on us. Any interruption or deterioration in the performance of our information systems could impair the quality of our operations and could impact our reputation and hence adversely affect our business and limit our ability to grow.

We may be required to write-off a portion of our goodwill and/or indefinite lived intangible asset balances as a result of a prolonged and severe economic recession.

          Under GAAP, we are required to test goodwill and indefinite lived intangible assets for impairment annually as well as on an interim basis to the extent factors or indicators become apparent that could reduce the fair value of our goodwill or indefinite lived intangible assets below book value. We evaluate the recoverability of goodwill by estimating the future discounted cash flows of our reporting units and terminal values of the businesses using projected future levels of income as well as business trends and market and economic conditions. We evaluate the recoverability of indefinite lived intangible assets using the income approach based upon estimated future revenue streams. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates". If a severe prolonged economic downturn were to occur, it could cause less than expected growth or a reduction in terminal values of our reporting units and could result in a goodwill or indefinite lived intangible asset impairment charge attributable to certain goodwill or indefinite lived intangible assets, negatively impacting our results of operations and stockholders' equity.

We are subject to tax examinations of our tax returns by the Internal Revenue Service ("IRS") and other tax authorities. An adverse outcome of any such audit or examination by the IRS or other tax authority could have a material adverse effect on our results of operations, financial condition and liquidity.

          We are subject to ongoing tax examinations of our tax returns by the IRS and other tax authorities in various jurisdictions and may be subject to similar examinations in the future. We regularly assess the likelihood of adverse outcomes resulting from ongoing tax examinations to determine the adequacy of our provision for income taxes. These assessments can require considerable estimates and judgments. Intercompany transactions associated with provision of services and cost sharing arrangements, as well as those associated with the ClubCorp Formation, are complex and affect our tax liabilities. On February 14, 2013, we were notified that the IRS will examine certain components of the 2010 tax return, which includes the ClubCorp Formation. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions. We are also undergoing audits by the Mexican taxing authorities related to certain of our foreign subsidiaries and have received notification of assessments by the Mexican taxing authorities related to two of these foreign subsidiaries which we intend to protest. There can be no assurance that the outcomes from ongoing tax examinations will not have an adverse effect on our operating results and financial condition. A difference in the ultimate resolution of tax uncertainties from what is currently estimated could have an adverse effect on our operating results and financial condition.

The cancellation of certain indebtedness in connection with the ClubCorp Formation resulted in cancellation of indebtedness income to us. Should the estimates and judgments used in our calculation of such cancellation of indebtedness income prove to be inaccurate, our financial results could be materially affected.

          Cancellation of debt income occurred for U.S. federal income tax purposes in connection with the consummation of the ClubCorp Formation due to the forgiveness of $342.3 million of debt owed under the then existing secured credit facilities. We took the position that substantially all of such income was not includible in our taxable income under the insolvency exception provided by Section 108 of the Internal Revenue Code of 1986, as amended (the "Code"). On February 14, 2013, we were notified that the IRS will examine certain components of the 2010 tax return, which includes the ClubCorp Formation. The calculation of the amount of cancellation of indebtedness income recognized in connection with the ClubCorp Formation is complex and involves significant judgments and interpretations on our part, including the value of any assets at such time. Should the estimates and judgments used in our calculation of cancellation of indebtedness income prove to be inaccurate, our financial results could be materially affected.

We are controlled by affiliates of KSL, whose interests may be different than the interests of other investors.

          Immediately following this offering, affiliates of KSL will beneficially own approximately         % of our common stock, or approximately         % if the underwriters exercise in full their option to purchase additional shares. As a result, affiliates of KSL will have the ability to elect all of the members of our Board of Directors and thereby may be able to indirectly control our policies and operations, including the appointment of management, future issuances of our common stock or other securities, the payment of dividends, if any, on our common stock, the incurrence or modification of debt by us, amendments to our amended and restated articles of incorporation and amended and restated bylaws and the entering into of extraordinary transactions, and their interests may not in all cases be aligned with your interests. In addition, KSL's affiliates may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you. For example, KSL's affiliates could cause us to make acquisitions that increase our indebtedness or cause us to sell revenue-generating assets.

          KSL is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us, including investments in the leisure and hospitality industries.

          On December 26, 2012, our Board of Directors declared a special cash distribution of $35.0 million to the owners of our common stock. The distribution was paid on December 27, 2012. At the time of the distribution, Fillmore CCA Investment, LLC, an affiliate of KSL, owned 100% of our common stock.

          Our amended and restated articles of incorporation will provide that none of KSL's affiliates or any director who is not employed by us will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. KSL's affiliates also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as affiliates of KSL continue to own a significant amount of our combined voting power, they will continue to be able to strongly influence or effectively control our decisions. So long as KSL's affiliates collectively own at least 5% of all outstanding shares of our stock they will be able to nominate individuals to our Board of Directors pursuant to our amended and restated articles of incorporation. In addition, KSL's affiliates will be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of our company or a change in the composition of our Board of Directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of our company and ultimately might affect the market price of our common stock.

Our amended and restated articles of incorporation designate the Eighth Judicial District Court of Clark County, Nevada, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, and therefore limit our stockholders' ability to choose a forum for disputes with us or our directors, officers, employees or agents.

          Our amended and restated articles of incorporation provide that, to the fullest extent permitted by law, and unless we consent to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada shall be the sole and exclusive forum for any (i) derivative action or proceeding brought in the name or right of the corporation or on its behalf, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to the corporation or any of our stockholders, (iii) any action arising or asserting a claim arising pursuant to any provision of Chapters 78 or 92A of the NRS or any provision of the corporation's articles of incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the corporation's articles of incorporation or bylaws or (v) any action asserting a claim governed by the internal affairs doctrine. Our amended and restated articles of incorporation further provide that any person purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed, to the fullest extent permitted by law, to have notice of and consented to the foregoing provision.

          We believe the choice-of-forum provision in our amended and restated articles of incorporation will help provide for the orderly, efficient and cost-effective resolution of Nevada-law issues affecting us by designating courts located in the State of Nevada (ClubCorp's state of incorporation) as the exclusive forum for cases involving such issues. However, this provision may limit a stockholder's ability to bring a claim in a judicial forum that it believes to be favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents. While there is no Nevada case law addressing the enforceability of this type of provision, Nevada courts have on prior occasion found persuasive authority in Delaware case law in the absence of Nevada statutory or case law specifically addressing an issue of corporate law. The Court of Chancery of the State of Delaware ruled in June 2013 that choice-of-forum provisions of a type similar to those included in our amended and restated articles of incorporation are not facially invalid under corporate law and constitute valid and enforceable contractual forum selection clauses. However, if a court were to find the choice-of-forum provision in our amended and restated articles of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Risks Related to this Offering and Ownership of Our Common Stock

No market currently exists for our common stock, and an active, liquid trading market for our common stock may not develop, which may cause our common stock to trade at a discount from the initial offering price and make it difficult for you to sell the common stock you purchase.

          Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in us will lead to the development of a trading market on the NYSE or otherwise or how active and liquid that market may become. If an active and liquid trading market does not develop or continue, you may have difficulty selling any of our common stock that you purchase. The initial public offering price for the shares will be determined by negotiations between us, the selling stockholder and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price of our common stock may decline below the initial offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all.

You will incur immediate and substantial dilution in the net tangible book value of the shares you purchase in this offering.

          Prior stockholders have paid substantially less per share of our common stock than the price in this offering. The initial public offering price of our common stock will be substantially higher than the net tangible book value (deficit) per share of outstanding common stock prior to completion of the offering. Based on our net tangible book value (deficit) as of June 11, 2013 and upon the issuance and sale of             shares of common stock by us at an assumed initial public offering price of $        per share, which is the mid-point of the range set forth on the cover page of this prospectus, if you purchase our common stock in this offering, you will pay more for your shares than the amounts paid by our existing stockholders for their shares and you will suffer immediate dilution of approximately $       per share in net tangible book value. Dilution is the amount by which the offering price paid by purchasers of our common stock in this offering will exceed the pro forma net tangible book value per share of our common stock upon completion of this offering. A total of 3,000,000 shares of common stock has been reserved for future issuance under the Stock Plan. You may experience additional dilution upon future equity issuances or the exercise of stock options to purchase common stock granted to our directors, officers and employees under our current and future stock incentive plans, including the Stock Plan. See "Dilution".

Our stock price may change significantly following the offering, and you may not be able to resell shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

          The trading price of our common stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. We, the selling stockholder and the underwriters will negotiate to determine the initial public offering price. You may not be able to resell your shares at or above the initial public offering price due to a number of factors such as those listed in "— Risks Relating to Our Business" and the following:

  •
  results of operations that vary from the expectations of securities analysts and investors;

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  results of operations that vary from those of our competitors;

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  changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

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  declines in the market prices of stocks generally;

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  strategic actions by us or our competitors;

  •
  announcements by us or our competitors of significant contracts, new products, acquisitions, joint marketing relationships, joint ventures, other strategic relationships or capital commitments;

  •
  changes in general economic or market conditions or trends in our industry or markets;

  •
  changes in business or regulatory conditions;

  •
  future sales of our common stock or other securities;

  •
  investor perceptions of the investment opportunity associated with our common stock relative to other investment alternatives;

  •
  the public's response to press releases or other public announcements by us or third parties, including our filings with the Securities and Exchange Commission (the "SEC");

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  announcements relating to litigation or regulatory investigations or actions;

  •
  guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

  •
  the development and sustainability of an active trading market for our stock;

  •
  changes in accounting principles; and

  •
  other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

          These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

          In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

We cannot assure you that we will pay dividends on our common stock, and our indebtedness could limit our ability to pay dividends on our common stock.

          After completion of this offering, we intend to pay cash dividends on our common stock, subject to our compliance with applicable law, and depending on, among other things, our results of operations, financial condition, level of indebtedness, capital requirements, contractual restrictions, restrictions in our debt agreements and in any preferred stock, business prospects and other factors that our Board of Directors may deem relevant. For more information, see "Dividend Policy". There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we do commence paying dividends.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

          The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business or industry. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business or industry, the price of our stock could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline.

          After this offering, the sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

          Upon consummation of this offering, we will have a total of             shares of common stock outstanding. All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act ("Rule 144"), including our directors, executive officers and other affiliates (including affiliates of KSL) may be sold only in compliance with the limitations described in "Shares Eligible for Future Sale".

          The             shares held by affiliates of KSL and certain of our directors, officers and employees immediately following the consummation of this offering will represent approximately    % of our total outstanding shares of common stock following this offering, based on the number of shares outstanding as of June 11, 2013. Such shares will be "restricted securities" within the meaning of Rule 144 and subject to certain restrictions on resale following the consummation of this offering. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144, as described in "Shares Eligible for Future Sale".

          In connection with this offering, we, our officers and directors, and the selling stockholder have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. See "Underwriting" for a description of these lock-up agreements.

          Upon the expiration of the contractual lock-up agreements pertaining to this offering, up to an additional             shares will be eligible for sale in the public market, of which       are held by directors, executive officers and other affiliates and will be subject to volume, manner of sale and other limitations under Rule 144. Following completion of this offering, shares covered by registration rights represent approximately    % of our outstanding common stock (or    %, if the underwriters exercise in full their option to purchase additional shares). Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See "Shares Eligible for Future Sale".

          As restrictions on resale end or if these stockholders exercise their registration rights, the market price of our shares of common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

          In addition, the shares of our common stock reserved for future issuance under the Stock Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and Rule 144, as applicable. A total of 3,000,000 shares of common stock has been reserved for future issuance under the Stock Plan.

          In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

          Certain provisions of our amended and restated articles of incorporation and amended and restated bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider to be in its best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders.

          These provisions provide, among other things:

  •
  a classified Board of Directors with staggered three-year terms;

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  the ability of our Board of Directors to issue one or more series of preferred stock with voting or other rights or preferences that could have the effect of impeding the success of an attempt to acquire us or otherwise effect a change of control;

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  advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at stockholder meetings;

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  the right of KSL's affiliates, determined in proportion to their collective ownership of our common stock, to nominate at least a certain percentage of the members of our Board of Directors;

  •
  certain limitations on convening special stockholder meetings and stockholder action by written consent;

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  that, except in limited circumstances specified in our amended and restated articles of incorporation, if KSL's affiliates own less than 40% of the voting power of our capital stock entitled to vote in the election of directors, then certain provisions of our amended and restated articles of incorporation may be amended only by the affirmative vote of the holders (which must include at least one of certain specified affiliates of KSL, so long as affiliates of KSL beneficially own, in the aggregate, at least 5% of the voting power of our capital stock entitled to vote generally in the election of directors) of at least two-thirds of the voting power of our outstanding capital stock entitled to vote on such amendment; and

  •
  that if KSL's affiliates own less than 40% of the voting power of our capital stock entitled to vote in the election of directors, then our stockholders may adopt amendments to our amended and restated bylaws only by the affirmative vote of the holders (which must include at least one of certain specified KSL's affiliates, so long as KSL's affiliates beneficially own, in the aggregate, at least 5% of the voting power of our capital stock entitled to vote generally in the election of directors) of at least two-thirds of the voting power of our outstanding capital stock entitled to vote on such amendment.

          These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party's offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. See "Description of Capital Stock".

We will be a "controlled company" within the meaning of the NYSE rules and the rules of the SEC. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

          After completion of this offering, affiliates of KSL will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including:

  •
  the requirement that a majority of our Board of Directors consist of "independent directors" as defined under the rules of the NYSE;

  •
  the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

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  the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  the requirement for an annual performance evaluation of the compensation and nominating and corporate governance committees.

          Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors, our nominating and corporate governance committee, if any, and compensation committee will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

          In addition, on June 20, 2012, the SEC passed final rules implementing provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 pertaining to compensation committee independence and the role and disclosure of compensation consultants and other advisers to the compensation committee. The SEC's rules directed each of the national securities exchanges (including the NYSE on which we intend to apply to have our common stock listed) to develop listing standards requiring, among other things, that:

  •
  compensation committees be composed of independent directors, as determined pursuant to new independence requirements;

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  compensation committees be explicitly charged with hiring and overseeing compensation consultants, legal counsel and other committee advisors; and

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  compensation committees be required to consider, when engaging compensation consultants, legal counsel or other advisors, certain independence factors, including factors that examine the relationship between the consultant or advisor's employer and us.

          On January 11, 2013, the SEC approved the proposed listing standards of the national securities exchanges.

          As a controlled company, we will not be subject to these compensation committee independence requirements.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

          We are an emerging growth company as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies, including, among other things:

  •
  exemption from the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act of 2002;

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  reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements;

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  exemption from the requirements of holding non-binding stockholder votes on executive compensation arrangements; and

  •
  exemption from any rules requiring mandatory audit firm rotation and auditor discussion and analysis and, unless the SEC otherwise determines, any future audit rules that may be adopted by the Public Company Accounting Oversight Board.

          We will be an emerging growth company until the last day of the fiscal year following the fifth anniversary after the completion of this offering, or until the earliest of (i) the last day of the fiscal year in which we have annual gross revenue of $1 billion or more, (ii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iii) the date on which we are deemed to be a large accelerated filer under the federal securities laws. We will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months. The value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.

          Under the JOBS Act, emerging growth companies are also permitted to elect to delay adoption of new or revised accounting standards until companies that are not subject to periodic reporting obligations are required to comply, if such accounting standards apply to non-reporting companies. We have made an irrevocable decision to opt out of this extended transition period for complying with new or revised accounting standards.

          We cannot predict if investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to comply with the laws and regulations affecting public companies, particularly after we are no longer an emerging growth company.

          As a public company, particularly after we cease to qualify as an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements, in order to comply with the rules and regulations imposed by the Sarbanes-Oxley Act, as well as rules implemented by the SEC and NYSE. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives and our legal and accounting compliance costs will increase. It is likely that we will need to hire additional staff in the areas of investor relations, legal and accounting to operate as a public company. We also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

          For example, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls over financial reporting and disclosure controls and procedures. In particular, as a public company, we will be required to perform system and process evaluations and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. As described above, as an emerging growth company, we may not need to comply with the auditor attestation provisions of Section 404 for several years. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and that management expend time on compliance-related issues. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, we could lose investor confidence in the accuracy and completeness of our financial reports, which could cause our stock price to decline.

          When the available exemptions under the JOBS Act, as described above, cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with the requirements of the JOBS Act. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          All statements (other than statements of historical facts) in this prospectus regarding the prospects of the industry and our prospects, plans, financial position and business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "should", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue" or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. Such statements reflect the current views of our management with respect to our operations, results of operations and future financial performance. The following factors are among those that may cause actual results to differ materially from the forward-looking statements:

  •
  adverse conditions affecting the United States economy;

  •
  our ability to attract and retain club members;

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  changes in consumer spending patterns, particularly with respect to demand for products and services;

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  unusual weather patterns, extreme weather events and periodic and quasi-periodic weather patterns, such as the El Niño/La Niña-Southern Oscillation;

  •
  material cash outlays required in connection with refunds or escheatment of membership initiation deposits;

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  impairments to the suitability of our club locations;

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  regional disruptions such as power failures, natural disasters or technical difficulties in any of the major areas in which we operate;

  •
  seasonality of demand for our services and facilities usage;

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  increases in the level of competition we face;

  •
  the loss of members of our management team or key employees;

  •
  increases in the cost of labor;

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  increases in other costs, including costs of goods, rent, water, utilities and taxes;

  •
  decreasing values of our investments;

  •
  illiquidity of real estate holdings;

  •
  timely, costly and unsuccessful development and redevelopment activities at our properties;

  •
  unsuccessful or burdensome acquisitions or divestitures;

  •
  restrictions placed on our ability to limit risk due to joint ventures and collaborative arrangements;

  •
  insufficient insurance coverage and uninsured losses;

  •
  accidents or injuries which occur at our properties;

  •
  adverse judgments or settlements;

  •
  pension plan liabilities;

  •
  our failure to comply with regulations relating to public facilities or our failure to retain the licenses relating to our properties;

  •
  future environmental regulation, expenditures and liabilities;

  •
  changes in or failure to comply with laws and regulations relating to our business and properties;

  •
  failure to comply with privacy regulations or maintain the integrity of internal customer data;

  •
  sufficiency and performance of the technology we own or license;

  •
  write-offs of goodwill;

  •
  cancellation of indebtedness income resulting from cancellation of certain indebtedness;

  •
  risks related to tax examinations by the IRS;

  •
  the ownership of a majority of our equity by affiliates of KSL;

  •
  our substantial indebtedness, which may adversely affect our financial condition, our ability to operate our business, react to changes in the economy or our industry and pay our debts and which could divert our cash flows from operations for debt payments;

  •
  our need to generate cash to service our indebtedness;

  •
  the incurrence by us of substantially more debt, which could further exacerbate the risks associated with our substantial leverage; and

  •
  restrictions in our debt agreements that limit our flexibility in operating our business.

          The preceding list is not intended to be an exhaustive list of all factors that could cause actual results to differ from our expectations. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Before investing in our common stock, investors should be aware that the occurrence of the events described under the caption "Risk Factors" and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.

          You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

          This prospectus contains statistical data that we obtained from industry publications and reports. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe the publications are reliable, we have not independently verified their data.

          You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements with these cautionary statements.

 USE OF PROCEEDS

          We estimate that we will receive net proceeds of approximately $        million from the sale of       shares of our common stock in this offering, based on the assumed initial public offering price of $       per share, which is the mid-point of the range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses. Pursuant to our registration rights agreement, we will pay all expenses (other than underwriting discounts and commissions) of the selling stockholder in connection with this offering. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder, including upon the sale of shares if the underwriters exercise their option to purchase additional shares from the selling stockholder.

          We will use a portion of the net proceeds received by us from this offering to redeem $145.25 million in aggregate principal amount of the Senior Notes, plus accrued and unpaid interest thereon, and to pay approximately $14.5 million of redemption premium. This redemption is pursuant to a provision in the indenture governing the Senior Notes that permits us to redeem up to 35% of the aggregate principal amount of the Senior Notes with the net cash proceeds of certain equity offerings at a redemption price equal to 110% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. As of June 11, 2013, $415.0 million aggregate principal amount of the Senior Notes was outstanding. The Senior Notes mature on December 1, 2018 and have an interest rate of 10%. See "Description of Indebtedness".

          In connection with this offering, we intend to terminate the Management Agreement in accordance with its terms. We will use approximately $2.0 million of the net proceeds from this offering and borrowings under the Secured Credit Facilities to pay a one-time termination fee of $5.0 million to an affiliate of KSL in connection with the termination of the Management Agreement. See "Certain Relationships and Related Party Transactions — Management Agreement".

          To the extent we raise more proceeds in this offering than currently estimated, we will use such proceeds for general corporate purposes. To the extent we raise less proceeds in this offering than currently estimated, we may, if necessary, reduce the amount of the Senior Notes that will be redeemed.

          An increase (decrease) of 100,000 shares from the expected number of shares to be sold by us in this offering, assuming no change in the assumed initial public offering price per share, which is the mid-point of the range set forth on the cover page of this prospectus, would increase (decrease) our net proceeds from this offering by $        million. A $1.00 increase (decrease) in the assumed initial public offering price of $       per share, based on the mid-point of the range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by $        million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

 DIVIDEND POLICY

          We did not declare or pay any cash dividends on our common stock in the fiscal years ended December 27, 2011 and December 25, 2012. On December 26, 2012, we declared a cash distribution of $35.0 million to the owners of our common stock. This distribution was paid on December 27, 2012.

          After completion of this offering, we intend to pay cash dividends on our common stock, subject to our compliance with applicable law, and depending on, among other things, our results of operations, financial condition, level of indebtedness, capital requirements, contractual restrictions, restrictions in our debt agreements and in any preferred stock, business prospects and other factors that our Board of Directors may deem relevant. We expect to pay a quarterly cash dividend on our common stock of $       per share, or $             per annum, commencing in the              quarter of         . The payment of such quarterly dividends and any future dividends will be at the discretion of our Board of Directors.

          Our ability to pay dividends depends in part on our receipt of cash distributions from our operating subsidiaries, which may be restricted from distributing us cash as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur. In particular, the ability of our subsidiaries to distribute cash to ClubCorp Holdings, Inc. is limited by covenants in the credit agreement governing the Secured Credit Facilities and the indenture governing the Senior Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Indebtedness" for a description of the restrictions on our ability to pay dividends.

CAPITALIZATION

          The following table sets forth our cash and cash equivalents and our capitalization as of June 11, 2013:

  •
  on an actual basis; and

  •
  on an as adjusted basis, giving further effect to (1) the sale by us of approximately         shares of our common stock in this offering based on the assumed initial offering price of $    per share, which is the mid-point of the range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, (2) the borrowing of additional revolving credit loans under the Secured Credit Facilities in connection with the closing of this offering, (3) the redemption of $145.25 million in aggregate principal amount of the Senior Notes, plus accrued and unpaid interest thereon, and the payment of approximately $14.5 million of redemption premium, (4) the payment of $5.0 million to an affiliate of KSL in connection with the termination of the Management Agreement as described in "Use of Proceeds", and (5) the effectiveness of our amended and restated articles of incorporation at the time of the closing of this offering.

          You should read this table together with "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 11, 2013
	Actual	As Adjusted(1)
	(in thousands, except share data)
Cash and cash equivalents	$40,509	$

Long-term debt, including current portion of long-term debt:
Secured Credit Facilities(2)	$291,881	$
Senior Notes	415,000		269,750
Other long-term debt	82,467		82,467
Total debt, including current portion (includes $13,291 related to VIEs)	789,348
Stockholders' equity:
Common stock, $0.01 par value; 200,000,000 shares authorized, 50,000,000 shares issued and outstanding, actual; shares authorized, shares issued and outstanding, as adjusted	500
Preferred stock, $0.01 par value; no shares authorized, no shares issued and outstanding, actual; shares authorized, no shares issued and outstanding, as adjusted
Additional paid-in capital	149,466
Retained deficit(3)	(44,811)
Total equity	105,155

Total capitalization	$894,503	$

(1)
A $1.00 increase or decrease in the assumed initial public offering price of $    per share, the mid-point of the price range set forth on the cover of this prospectus, would increase or decrease, as applicable, cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by $         , assuming the number of shares offered

  by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 100,000 shares in the number of shares sold in this offering by us would increase or decrease, as applicable, cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by $         , assuming an initial public offering price of $    per share, the mid-point of the price range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

(2)
As adjusted, reflects expected new borrowing of $         of additional revolving credit loans under the Secured Credit Facilities in connection with the closing of this offering. See "Description of Indebtedness — Secured Credit Facilities".

(3)
Includes accumulated other comprehensive income and non-controlling interests in consolidated subsidiaries.

          The number of shares of our common stock to be authorized and outstanding after this offering is based on 200,000,000 shares authorized and 50,000,000 shares outstanding as of June 11, 2013 (after giving effect to the increase in authorized shares and a 50 for 1 forward stock split, each effected on August 2, 2013) and excludes:

  •
  607,050 shares of restricted common stock underlying the 607,050 RSUs that were outstanding as of June 11, 2013;

  •
                         shares of restricted common stock we intend to issue to certain holders of Class C Units of Fillmore CCA Investment, LLC in connection with the closing of this offering (which amount of shares are based upon an assumed initial public offering price of $             per share which is the midpoint of the range set forth on the cover page of this prospectus; and

  •
                         shares of common stock available for future grant under the Stock Plan.

 DILUTION

          If you invest in our common stock in this offering, your ownership interest in us will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock as adjusted to give effect to this offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the book value per share attributable to the shares of common stock held by existing stockholders.

          Our net tangible book value (deficit) as of June 11, 2013 was approximately $(183.9) million, or $(3.68) per share of our common stock. We calculate net tangible book value per share by taking the amount of our total tangible assets, reduced by the amount of our total liabilities, and then dividing that amount by the total number of shares of common stock outstanding.

          After giving effect to our sale of the shares in this offering at an assumed initial public offering price of $    per share, which is the mid-point of the range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value (deficit) as adjusted to give effect to this offering on June 11, 2013 would have been $(         ) million, or $(         ) per share of our common stock. This amount represents an immediate increase in net tangible book value (deficit) of $    per share to existing stockholders and an immediate and substantial dilution in net tangible book value of $     per share to new investors purchasing shares in this offering at the assumed initial public offering price.

          The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share	$
Net tangible book value per share as of June 11, 2013		(	)
Increase in net tangible book value (deficit) per share attributable to new investors purchasing shares in this offering

Net tangible book value (deficit) per share of common stock as adjusted to give effect to this offering		(	)

Dilution per share to new investors in this offering	$

          Dilution is determined by subtracting net tangible book value per share of common stock as adjusted to give effect to this offering, from the initial public offering price per share of common stock.

          Assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, a $1.00 increase or decrease in the assumed initial public offering price of $    per share, which is the mid-point of the range set forth on the cover page of this prospectus, would increase or decrease the net tangible book value (deficit) attributable to new investors purchasing shares in this offering by $    per share and the dilution to new investors by $    per share and increase or decrease the net tangible book value (deficit) per share, as adjusted to give effect to this offering, by $    per share.

          The following table summarizes, as of June 11, 2013, the differences between the number of shares purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors. As the table shows, new investors purchasing shares in this offering will pay an average price per share substantially higher than our existing stockholders paid. The table below is based on         shares of common stock outstanding immediately after the consummation of this offering and does not give effect to the shares of common stock reserved for future issuance under the Stock Plan. A total of 3,000,000 shares of common stock has been reserved for future issuance under the Stock Plan. The table below assumes an initial public offering price of $    per share, which is the mid-point of the range set forth on the cover page of this prospectus, for shares purchased in this offering and excludes underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased			Total Consideration				Average Price Per Share
	Number	Percent		Amount		Percent
(in millions)
Existing stockholders			%		$260.5		%	$
New investors(1)

Total			%	$			%	$

(1)
Does not reflect shares purchased by new investors from the selling stockholder.

          If the underwriters were to fully exercise the underwriters' option to purchase         additional shares of our common stock, the percentage of shares of our common stock held by existing stockholders who are directors, officers or affiliated persons would be    % and the percentage of shares of our common stock held by new investors would be    %.

          Assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, a $1.00 increase or decrease in the assumed initial public offering price of $    per share, which is the mid-point of the range set forth on the cover page of this prospectus, would increase or decrease total consideration paid by new investors and total consideration paid by all stockholders by approximately $     million.

SELECTED FINANCIAL DATA

          The following table sets forth our selected financial data for the periods presented. Our fiscal year consists of a 52/53 week period ending on the last Tuesday of December. Each of our first, second and third fiscal quarters consists of 12 weeks and our fourth fiscal quarter consists of 16 weeks, with an entire week added onto the fourth quarter every five to six years. For 2012, 2011 and 2010, our fiscal years were comprised of the 52 weeks ended December 25, 2012, December 27, 2011 and December 28, 2010, respectively.

          The statements of operations data set forth below for the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010 are derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The statements of operations data set forth below for the 24 weeks ended June 11, 2013 and June 12, 2012 and the balance sheet data as of June 11, 2013 are derived from our unaudited consolidated condensed financial statements that are included elsewhere in this prospectus. The unaudited consolidated condensed financial statements were prepared on a basis consistent with our audited consolidated financial statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

          This selected financial data should be read in conjunction with "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and unaudited consolidated condensed financial statements and the related notes thereto included elsewhere in this prospectus.

	Fiscal Years Ended			Twenty-Four Weeks Ended
	December 25, 2012	December 27, 2011	December 28, 2010(1)	June 11, 2013	June 12, 2012
	(in thousands, except per share data)
Statements of Operations Data:
Revenues:
Club operations	$535,274	$513,282	$495,424	$251,209	$240,735
Food and beverage	216,269	203,508	189,391	97,806	93,525
Other revenues	3,401	3,172	2,882	1,664	1,502

Total revenues	754,944	719,962	687,697	350,679	335,762
Club operating costs exclusive of depreciation	483,653	468,577	451,286	226,857	218,008
Cost of food and beverage sales exclusive of depreciation	68,735	64,256	59,671	31,994	30,172
Depreciation and amortization	78,286	93,035	91,700	32,467	36,334
Provision for doubtful accounts	2,765	3,350	3,194	902	1,233
Loss (gain) on disposals and acquisitions of assets	10,904	9,599	(5,380)	3,631	920
Impairment of assets	4,783	1,173	8,936	1,881	770
Equity in earnings from unconsolidated ventures	(1,947)	(1,487)	(1,309)	(542)	(610)
Selling, general and administrative	45,343	52,382	38,946	20,497	20,646

Operating income	62,422	29,077	40,653	32,992	28,289
Interest and investment income	1,212	138	714	144	57
Interest expense	(89,326)	(84,609)	(57,707)	(39,147)	(40,168)
Change in fair value of interest rate cap agreements	(43)	(137)	(3,529)	—	—
Gain on extinguishment of debt	—	—	334,423	—	—
Other income	2,132	3,746	3,929	—	1,731

(Loss) income from continuing operations before income taxes	(23,603)	(51,785)	318,483	(6,011)	(10,091)
Income tax benefit (expense)	7,528	16,421	(57,107)	2,643	(1,448)

(Loss) income from continuing operations	$(16,075)	$(35,364)	$261,376	$(3,368)	$(11,539)
Loss from discontinued Non-Core Entities, net of tax	—	—	(8,270)	—	—
Loss from discontinued clubs, net of tax	(10,917)	(258)	(443)	(1)	(4)

Net (loss) income	$(26,992)	$(35,622)	$252,663	$(3,369)	$(11,543)
Net loss attributable to discontinued non-core entities' noncontrolling interests	—	—	1,966	—	—
Net income attributable to noncontrolling interests	(283)	(575)	(346)	(2)	(154)

Net (loss) income attributable to ClubCorp Holdings, Inc.	$(27,275)	$(36,197)	$254,283	$(3,371)	$(11,697)

	Fiscal Years Ended				Twenty-Four Weeks Ended
	December 25, 2012		December 27, 2011	December 28, 2010(1)	June 11, 2013		June 12, 2012
	(in thousands, except per share data)
Per share data(2):
(Loss) income from continuing operations attributable to ClubCorp Holdings, Inc., per share (basic and diluted)		$(0.33)	$(0.72)	$5.22		$(0.07)	$(0.23)
Pro forma (loss) income from continuing operations attributable to ClubCorp Holdings, Inc. per share (basic and diluted)(3)	$				$

Adjusted pro forma (loss) income from continuing operations attributable to ClubCorp Holdings, Inc. per share (basic and diluted)(3)
Weighted average shares outstanding, used in basic and diluted per share amounts		50,000	50,000	50,000		50,000	50,000
Cash distributions per common share		$—	$—	$—		$0.70	$—

As of June 11, 2013
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$40,509
Land and non-depreciable land improvements	533,118
Total assets	1,717,000
Total long-term funded debt(4)	746,048
Total long-term liabilities	1,345,398
Total equity	105,155

(1)
The statements of operations and balance sheet data reflect the ClubCorp Formation from November 30, 2010 (as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations — ClubCorp Formation"), which was treated as a reorganization of entities under common control. The gain on extinguishment of debt was recognized as lenders under certain facilities forgave debt in conjunction with the ClubCorp Formation.

(2)
All share and per share amounts reflect a 1,000 for 1 forward stock split of our common stock that took place on March 15, 2012, and a 50 for 1 forward stock split that took place on August 2, 2013.

(3)
On December 26, 2012, we declared a special cash distribution of $35.0 million to the owners of our common stock. As this offering is expected to occur within 12 months of the distribution and we have a net loss for fiscal year 2012 and the 24 weeks ended June 11, 2013, for earnings per share purposes, the distribution is deemed to be paid out of proceeds of the offering rather than current period earnings. As such, the unaudited pro forma earnings per share data for the fiscal year ended December 25, 2012 and the 24 weeks ended June 11, 2013 give effect to the number of shares the proceeds from which would be deemed necessary to have paid the distribution. Additionally, ClubCorp Holdings, Inc. intends to use a portion of the net proceeds of the offering to redeem a portion of the Senior Notes. Adjusted pro forma earnings per common share gives effect to the number of shares the proceeds from which would be deemed necessary to redeem a portion of the Senior Notes.

(4)
Includes total long-term debt less capital leases, other indebtedness and notes payable related to certain non-core development entities.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion and analysis of our financial condition and results of operations should be read together with the section titled "Selected Financial Data", our audited consolidated financial statements and unaudited consolidated condensed financial statements and the related notes thereto included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other sections of this prospectus.

 ClubCorp Formation

          ClubCorp Holdings, Inc. ("Holdings") and its wholly owned subsidiaries CCA Club Operations Holdings, LLC ("Parent") and ClubCorp Club Operations, Inc. ("Operations", and together with Holdings and Parent, "ClubCorp") were formed on November 10, 2010, as part of a reorganization of ClubCorp, Inc. ("CCI") for the purpose of operating and managing golf, country, business, sports and alumni clubs.

          Prior to November 30, 2010, CCI was a holding company that through its subsidiaries owned and operated golf, country, business, sports and alumni clubs, two full-service resorts and certain other equity and realty interests. The two full service resorts and certain other equity, realty and future royalty interests are referred to as the "Non-Core Entities". Effective as of November 30, 2010, the following transactions occurred (the "ClubCorp Formation") which were structured to complete the contribution of the golf, country, business, sports and alumni clubs into Operations.

  •
  Fillmore CCA Holdings, Inc. ("Fillmore Inc."), an affiliate of KSL, formed two wholly owned subsidiaries, Operations and Parent, and transferred its interests through a contribution of 100% of the stock of CCI to Operations.

  •
  Investment vehicles controlled by KSL indirectly contributed $260.5 million as equity capital to Operations.

  •
  Fillmore Inc. reincorporated in Nevada through a merger into Holdings, a newly formed Nevada corporation, with Holdings as the surviving entity. CCI merged into ClubCorp USA, Inc. ("CCUSA"), with CCUSA surviving as a wholly-owned subsidiary of Operations.

  •
  Operations issued and sold $415.0 million of senior unsecured notes and borrowed $310.0 million of secured term loans under the Secured Credit Facilities.

  •
  Operations sold the Non-Core Entities to affiliates of KSL.

  •
  Operations repaid a portion of the loans under its then existing secured credit facilities. The lenders under such facilities forgave the remaining $342.3 million of debt owed under such facilities and such facilities were terminated.

  •
  Operations settled certain balances owed to affiliates of KSL.

Implications of the ClubCorp Formation

          Our operating results and financial condition have been and will continue to be impacted by the ClubCorp Formation. As a result of the ClubCorp Formation in November 2010, we began incurring increased interest expense as a result of higher aggregate interest rates on our outstanding indebtedness. In addition, our taxpayer status has changed due to taxable gains and certain tax attribute reductions triggered by the ClubCorp Formation that utilized our net operating loss carryforwards.

 Discontinued Non-Core Entities

          In connection with the ClubCorp Formation, Operations sold the Non-Core Entities to affiliates of KSL and certain real estate and associated obligations to Fillmore CCA Investment, LLC on November 30, 2010. The financial results of such entities prior to November 30, 2010 are presented as discontinued Non-Core Entities.

Overview

          We are a leading owner-operator of private golf, country, business, sports and alumni clubs in North America. Our portfolio of 152 owned or operated clubs, with over 147,000 memberships, serves over 360,000 individual members. Our operations are organized into two business segments: (1) golf and country clubs and (2) business, sports and alumni clubs. We are the largest owner of private golf and country clubs in the United States and own the underlying real estate for 81 of our 103 golf and country clubs. We lease, manage or operate through joint ventures the remaining 22 golf and country clubs. Likewise, we own one business club and lease, manage or operate through a joint venture the remaining 48 business, sports and alumni clubs. Our facilities are located in 24 states, the District of Columbia and two foreign countries. Our golf and country clubs are designed to appeal to the entire family, fostering member loyalty which we believe allows us to capture a greater share of our member households' discretionary leisure spending. Our business, sports and alumni clubs are designed to provide our members with a "home away from home" where they can work, network and socialize in private upscale locations. We offer our members privileges throughout our entire collection of clubs, and we believe that our diverse facilities, recreational offerings and social programming enhance our ability to attract and retain members across a number of demographic groups. We also have alliances with other clubs, resorts and facilities located worldwide through which our members can enjoy additional access, discounts, special offerings and privileges outside of our owned and operated clubs. Given the breadth of our products, services and amenities, we believe we offer a compelling value proposition to our members.

Factors Affecting our Business

          A significant percentage of our revenues is derived from membership dues, and we believe these dues together with the geographic diversity of our clubs help to provide us with a recurring revenue base that limits the impact of fluctuations in regional economic conditions. The economic environment had a negative impact on our business and the private club industry in general during 2010 and 2011 and to a lesser extent in 2012, resulting in member attrition. Additionally, we have closed certain business clubs that were underperforming and terminated certain golf and country club management agreements. See "Club Acquisitions and Dispositions".

          Despite the impact of the recent economic environment and club closings, we believe our efforts to position our clubs as focal points in communities with offerings that can appeal to the entire family has enhanced member loyalty and mitigated attrition rates in our membership base compared to the industry as a whole. We believe the strength and size of our portfolio of clubs combined with the stability of our membership base will enable us to maintain our position as an industry leader in the future.

          As the largest owner-operator of private golf and country clubs in the United States, we enjoy economies of scale and a leadership position. We expect to strategically expand and upgrade our portfolio through acquisitions and targeted capital investments. Our targeted capital investment program is expected to yield positive financial results, focusing on facility upgrades to improve our members' experience and the utilization of our facilities and amenities.

Enrollment and Retention of Members

          Our success depends on our ability to attract and retain members at our clubs and maintain or increase usage of our facilities. Historically, we have experienced varying levels of membership enrollment and attrition rates and, in certain areas, decreased levels of usage of our facilities. We devote substantial efforts to maintaining member and guest satisfaction, although many of the factors affecting club membership and facility usage are beyond our control. Periods where attrition rates exceed enrollment rates or where facility usage is below historical levels could have a material adverse effect on our business, operating results and financial position.

          We offer various programs at our clubs designed to minimize future attrition rates by increasing member satisfaction and usage. These programs take a proactive approach to getting current and newly enrolled members involved in activities and groups that go beyond their physical club. Additionally, these programs grant discounts on meals and other items in order to increase their familiarity with and usage of their club's amenities. One such offering is our O.N.E. program, an upgrade offering that combines what we refer to as "comprehensive club, community and world benefits". With this offering, members receive 50% off a la carte dining at their home club; preferential offerings to clubs in their community (including those owned by us), as well as at local spas, restaurants and other venues; and complimentary privileges to more than 200 golf and country, business, sporting and athletic clubs when traveling outside of their community with additional offerings and discounts to more than 700 renowned hotels, resorts, restaurants and entertainment venues. As of December 25, 2012, approximately 40% of our members took advantage of one or more of our upgrade programs, as compared to 38% of members who took advantage of our upgrade programs as of the end of the prior fiscal year.

          The following table presents our membership counts for continuing operations at the end of the periods indicated:

Total memberships at end of period:	Jun 11, 2013	Dec. 25, 2012	# Change	% Change	Jun 12, 2012	Dec. 27, 2011	# Change	% Change
Golf and Country Clubs
Same Store Clubs(1)	82,750	81,112	1,638	2.0%	79,200	79,540	(340)	(0.4)%
New or Acquired Clubs	2,615	1,607	1,008	62.7%	2,875	1,079	1,796	166.5%

Total Golf and Country Clubs	85,365	82,719	2,646	3.2%	82,075	80,619	1,456	1.8%
Business, Sports and Alumni Clubs
Same Store Clubs(1)	62,022	62,046	(24)	—%	62,439	62,953	(514)	(0.8)%
New or Acquired Clubs	—	—	—	—%	—	—	—	—%

Total Business, Sports and Alumni Clubs(2)	62,022	62,046	(24)	—%	62,439	62,953	(514)	(0.8)%
Total
Same Store Clubs(1)	144,772	143,158	1,614	1.1%	141,639	142,493	(854)	(0.6)%
New or Acquired Clubs	2,615	1,607	1,008	62.7%	2,875	1,079	1,796	166.5%

Total memberships at end of period	147,387	144,765	2,622	1.8%	144,514	143,572	942	0.7%

(1)
See "— Basis of Presentation — Same Store Analysis".

(2)
Does not include certain international club memberships.

Seasonality of Demand and Fluctuations in Quarterly Results

          Our quarterly results fluctuate as a result of a number of factors. Usage of our country club and golf facilities decline significantly during the first and fourth quarters, when colder temperatures and shorter days reduce the demand for golf and golf-related activities. Our business clubs typically generate a greater share of their yearly revenues in the fourth quarter, which includes the holiday and year-end party season.

          Our results can also be affected by non-seasonal and severe weather patterns. Periods of extremely hot, dry, cold or rainy weather in a given region can be expected to impact our golf-related revenue for that region. Similarly, extended periods of low rainfall can affect the cost and availability of water needed to irrigate our golf courses and can adversely affect results for facilities in the impacted region. Keeping turf grass conditions at a satisfactory level to attract play on our golf courses requires significant amounts of water. Our ability to irrigate a course could be adversely impacted by a drought or other water shortage. A severe drought affecting a large number of properties could have a material adverse affect on our business and results of operations.

          In addition, the first, second and third fiscal quarters each consist of 12 weeks, whereas, the fourth quarter consists of 16 or 17 weeks of operations. As a result of these factors, we usually generate a disproportionate share of our revenues and cash flows in the second, third and fourth quarters of each year and have lower revenues and profits in the first quarter. The timing of purchases, sales, leasing of facilities or divestitures, has also caused and may cause our results of operations to vary significantly in otherwise comparable periods. To clarify variations caused by newly acquired or divested operations, we employ a same store analysis for year-over-year comparability purposes. See "Basis of Presentation — Same Store Analysis".

Club Acquisitions and Dispositions

          We continually evaluate opportunities to expand our business through select acquisitions of attractive properties. We also evaluate joint ventures and management opportunities that allow us to expand our operations and increase our recurring revenue base without substantial capital outlay. We believe that the fragmented nature of the private club industry presents significant opportunities for us to expand our portfolio by leveraging our operational expertise and by taking advantage of market conditions. Additionally, during the normal course of business, we have closed certain business, sports and alumni clubs that were underperforming and terminated certain golf and country club management agreements.

          The table below summarizes the number and type of club acquisitions and dispositions during the periods indicated:

	Golf & Country Clubs					Business, Sports & Alumni Clubs
Acquisitions / (Dispositions)	Owned Clubs	Leased Clubs	Managed	Joint Venture	Total	Owned Clubs	Leased Clubs	Managed	Joint Venture	Total
December 27, 2011	80	12	3	6	101	2	44	4	1	51
First Quarter 2012(1)	—	—	—	—	—	—	—	—	—	—
Second Quarter 2012(2)	—	1	1	—	2	—	—	—	—	—
Third Quarter 2012(3)	—	—	—	—	—	(1)	(1)	—	—	(2)
Fourth Quarter 2012(4)	—	—	(1)	—	(1)	—	—	—	—	—
December 25, 2012	80	13	3	6	102	1	43	4	1	49
First Quarter 2013	—	—	—	—	—	—	—	—	—	—
Second Quarter 2013(5)	1	—	—	—	1	—	—	—	—	—
June 11, 2013	81	13	3	6	103	1	43	4	1	49

(1)
In January 2012, we entered into a new agreement to manage and operate LPGA International, a semi-private golf and country club located in Daytona Beach, Florida, and the management agreement with the owner of Eagle Ridge Golf Club and the Preserve Golf Club was amended to remove the Preserve Golf Club as a result of the owner's sale of the property.

(2)
In March 2012, we entered into an agreement to manage and operate Hollytree Country Club, a private country club in Tyler, Texas, and, in April 2012, we acquired Hartefeld National Golf Club, a private country club in Avondale, Pennsylvania.

(3)
In August 2012, we ceased operating the Westlake Club in Houston, Texas, and we sold Le Club in September 2012, an owned sports club in Milwaukee, Wisconsin.

(4)
The management agreement with the owner of Eagle Ridge Golf Club and the Preserve Golf Club was terminated with respect to Eagle Ridge in December 2012 as a result of the owner's sale of the underlying property.

(5)
In May 2013, we acquired Oak Tree Country Club, a private golf club located in Edmond, Oklahoma.

Basis of Presentation

          Total revenues recorded in our two principal business segments, (1) golf and country clubs and (2) business, sports and alumni clubs, are comprised mainly of revenues from membership dues, food and beverage operations and golf operations. Operating expenses recorded in our two principal business segments primarily consist of labor expenses, food and beverage costs, golf course maintenance costs and general and administrative costs.

          We also disclose other ("Other"), which is comprised primarily of income from alliance arrangements, a portion of the revenue associated with upgrade offerings, reimbursements for certain costs of operations at managed clubs, corporate overhead expenses, and shared services. Other also includes corporate assets such as cash, goodwill, intangible assets, and loan origination fees.

EBITDA and Adjusted EBITDA

          EBITDA is calculated as net income plus interest, taxes, depreciation and amortization less interest and investment income. Adjusted EBITDA is based on the definition of Consolidated EBITDA as defined in the credit agreement governing the Secured Credit Facilities and may not be comparable to other companies. Adjusted EBITDA is included because the indenture governing the Senior Notes and the credit agreement governing the Secured Credit Facilities contain certain financial and non-financial covenants which require Parent, Operations and their restricted subsidiaries to maintain specified financial ratios on a rolling four quarter basis and utilize this measure of Adjusted EBITDA. Adjusted EBITDA is also considered when evaluating executive performance.

          We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation, and compliance with certain financial covenants in the indenture governing the Senior Notes and under the Secured Credit Facilities, as Adjusted EBITDA is a material component of these covenants. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA related measures in our industry, along with other measures, to evaluate a company's ability to meet its debt service requirement, to estimate the value of a company and to make informed investment decisions. Adjusted EBITDA is also considered when evaluating our executive compensation.

          Adjusted EBITDA is not a measure determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of our operating results or net cash provided by operating activities (as determined in accordance with GAAP) as a measure of our liquidity. Our measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

          The reconciliation of net (loss) income to EBITDA and Adjusted EBITDA is as follows:

	Fiscal Years Ended			Twenty-Four Weeks Ended	Four Quarters Ended
	December 25, 2012	December 27, 2011	December 28, 2010	June 11, 2013	June 11, 2013
	(in thousands)
Net (loss) income	$(26,992)	$(35,622)	$252,663	$(3,369)	$(18,818)
Interest expense	89,326	84,609	57,707	39,147	88,305
Income tax (benefit) expense	(7,528)	(16,421)	57,107	(2,643)	(11,619)
Interest and investment income	(1,212)	(138)	(714)	(144)	(1,299)
Depreciation and amortization	78,286	93,035	91,700	32,467	74,419

EBITDA	131,880	125,463	458,463	65,458	130,988
Impairments and disposition of assets(a)	26,604	11,030	12,269	5,513	30,423
Non-cash adjustments(b)	2,280	363	1,661	1,773	3,893
Other adjustments(c)	2,865	15,311	2,907	1,898	3,676
Acquisition adjustment(d)	2,560	5,006	9,274	979	2,357
Gain on extinguishment of debt(e)	—	—	(334,423)	—	—

Adjusted EBITDA	$166,189	$157,173	$150,151	$75,621	$171,337

(a)
Includes non-cash impairment charges related to: liquor licenses, property and equipment, equity method investments, mineral rights, loss on disposal of assets and net loss from discontinued clubs.

(b)
Includes non-cash items related to purchase accounting associated with the acquisition of ClubCorp, Inc. in 2006, by affiliates of KSL, amortization of proceeds received from certain mineral lease and surface right agreements and expense recognized for our long-term incentive plan.

(c)
Other adjustments include management fees and expenses paid to an affiliate, earnings of equity method investments less cash distributions from said investments, income or loss attributable to non-controlling equity interests of continuing operations, non-recurring charges incurred in connection with the ClubCorp Formation, costs and other non-recurring charges permitted to be excluded by the credit agreement governing the Secured Credit Facilities.

(d)
Represents deferred revenue related to initiation deposits and fees that would have been recognized in the applicable period but for the application of purchase accounting in connection with the purchase of ClubCorp, Inc. in 2006.

(e)
Represents the gain on extinguishment of debt in conjunction with the ClubCorp Formation.

Segment EBITDA

          We evaluate segment performance and allocate resources based on Segment EBITDA. We consider Segment EBITDA an important indicator of the operational strength and performance of our business. We include Segment EBITDA because it is a key financial measure used by our management to (1) internally measure our operating performance and (2) assess our ability to service our debt, incur additional debt and meet our capital expenditure requirements.

          We define Segment EBITDA as net income before discontinued operations, interest and investment income, interest expense and the change in fair value of interest rate cap agreements, income taxes, gain or loss on disposal, acquisition and impairment of assets, gain on extinguishment of debt and depreciation and amortization. Segment EBITDA differs from Adjusted EBITDA, although, Segment EBITDA may be adjusted for items similar to those defined in the indenture governing the Senior Notes and the credit agreement governing the Secured Credit Facilities. Segment EBITDA has been calculated using this definition for all periods presented. For more information, see Note 15 of our audited consolidated financial statements included elsewhere in this prospectus.

          Segment EBITDA should not be construed as an alternative to, or a better indicator of, operating income or loss, is not based on GAAP and is not necessarily a measure of our cash flows or ability to fund our cash needs. Our measurements of Segment EBITDA may not be comparable to similarly titled measures reported by other companies.

          The following table provides a reconciliation of our Segment EBITDA to (loss) income from continuing operations before income taxes for the periods indicated:

	Fiscal Years Ended			Twenty-Four Weeks Ended
	December 25, 2012	December 27, 2011	December 28, 2010	June 11, 2013	June 12, 2012
	(in thousands)
Total Segment EBITDA	$165,516	$154,102	$144,490	$74,300	$71,195
Interest and investment income	1,212	138	714	144	57
Interest expense and change in fair value of interest rate cap agreements	(89,369)	(84,746)	(61,236)	(39,147)	(40,168)
Loss on disposals and impairment of assets	(15,687)	(10,772)	(3,556)	(5,512)	(1,690)
Gain on extinguishment of debt	—	—	334,423	—	—
Depreciation and amortization	(78,286)	(93,035)	(91,700)	(32,467)	(36,334)
Translation loss	(126)	(554)	(146)	(94)	(30)
Business interruption insurance	309	—	—	—	—
Severance payments	(360)	(431)	(515)	(56)	(184)
Management fees and expenses paid to an affiliate of KSL	(1,141)	(1,255)	(1,150)	(534)	(541)
Acquisition costs	(837)	(1,629)	—	(202)	(349)
Amortization of step-up in certain equity method investments	(2,027)	(2,048)	(2,048)	(926)	(945)
ClubCorp Formation costs	(51)	(2,087)	(752)	—	(50)
Environmental compliance costs	(27)	(454)	—	(150)	—
Property tax increases prior to 2011	—	(2,655)	—	—	—
Arbitration award	—	(3,968)	—	—	—
Long-term incentive plan	(1,661)	(1,661)	—	(727)	(766)
Other	(1,068)	(730)	(41)	(640)	(286)

(Loss) income from continuing operations before income taxes	$(23,603)	$(51,785)	$318,483	$(6,011)	$(10,091)

Same Store Analysis

          We employ "same store" analysis techniques for a variety of management purposes. By our definition, clubs are evaluated at the beginning of each year and considered same store once they have been fully operational for one fiscal year. Newly acquired or opened clubs and divested clubs are not classified as same store; however, clubs held for sale are considered same store until they are divested. Once a club has been divested, it is removed from the same store classification for all periods presented and included in discontinued operations. For same store year-over-year comparisons, clubs must be open the entire year for both years in the comparison to be considered same store, therefore, same store facility counts and operating results may vary depending on the years of comparison. We believe this approach provides for a more effective analytical tool because it allows us to assess the results of our core operating strategies by tracking the performance of our established same store clubs without the in-comparability caused by the inclusion of newly acquired or opened clubs.

          Our fiscal year consists of a 52/53 week period ending on the last Tuesday of December. Our first, second and third quarters each consist of 12 weeks while our fourth quarter consists of 16 or 17 weeks. For 2010, 2011 and 2012, the fiscal years were comprised of the 52 weeks ended December 28, 2010, December 27, 2011 and December 25, 2012, respectively.

Results of Operations

          The following table presents our consolidated statements of operations as a percent of total revenues for the periods indicated:

	Fiscal Years Ended						Twenty-Four Weeks Ended
	December 25, 2012	% of Revenue	December 27, 2011	% of Revenue	December 28, 2010	% of Revenue	June 11, 2013	% of Revenue	June 12, 2012	% of Revenue
	(dollars in thousands)
Revenues:
Club operations	$535,274	70.9%	$513,282	71.3%	$495,424	72.0%	$251,209	71.6%	$240,735	71.7%
Food and beverage	216,269	28.6%	203,508	28.3%	189,391	27.5%	97,806	27.9%	93,525	27.9%
Other revenues	3,401	0.5%	3,172	0.4%	2,882	0.4%	1,664	0.5%	1,502	0.4%

Total revenues	754,944		719,962		687,697		350,679		335,762
Direct and selling, general and administrative expenses:
Club operating costs exclusive of depreciation	483,653	64.1%	468,577	65.1%	451,286	65.6%	226,857	64.7%	218,008	64.9%
Cost of food and beverage sales exclusive of depreciation	68,735	9.1%	64,256	8.9%	59,671	8.7%	31,994	9.1%	30,172	9.0%
Depreciation and amortization	78,286	10.4%	93,035	12.9%	91,700	13.3%	32,467	9.3%	36,334	10.8%
Provision for doubtful accounts	2,765	0.4%	3,350	0.5%	3,194	0.5%	902	0.3%	1,233	0.4%
Loss (gain) on disposals and acquisitions of assets	10,904	1.4%	9,599	1.3%	(5,380)	(0.8)%	3,631	1.0%	920	0.3%
Impairment of assets	4,783	0.6%	1,173	0.2%	8,936	1.3%	1,881	0.5%	770	0.2%
Equity in earnings from unconsolidated ventures	(1,947)	(0.3)%	(1,487)	(0.2)%	(1,309)	(0.2)%	(542)	(0.2)%	(610)	(0.2)%
Selling, general and administrative	45,343	6.0%	52,382	7.3%	38,946	5.7%	20,497	5.8%	20,646	6.1%

Operating income	62,422	8.3%	29,077	4.0%	40,653	5.9%	32,992	9.4%	28,289	8.4%
Interest and investment income	1,212	0.2%	138	—%	714	0.1%	144	—%	57	—%
Interest expense	(89,326)	(11.8)%	(84,609)	(11.8)%	(57,707)	(8.4)%	(39,147)	(11.2)%	(40,168)	(12.0)%
Change in fair value of interest rate cap agreements	(43)	—%	(137)	—%	(3,529)	(0.5)%	—	—%	—	—%
Gain on extinguishment of debt	—	—%	—	—%	334,423	48.6%	—	—%	—	—%
Other income	2,132	0.3%	3,746	0.5%	3,929	0.6%	—	—%	1,731	0.5%

(Loss) income from continuing operations before income taxes	(23,603)	(3.1)%	(51,785)	(7.2)%	318,483	46.3%	(6,011)	(1.7)%	(10,091)	(3.0)%
Income tax benefit (expense)	7,528	1.0%	16,421	2.3%	(57,107)	(8.3)%	2,643	0.8%	(1,448)	(0.4)%

(Loss) income from continuing operations	$(16,075)	(2.1)%	$(35,364)	(4.9)%	$261,376	38.0%	(3,368)	(1.0)%	(11,539)	(3.4)%
(Loss) from discontinued Non-Core Entities, net of income tax expense of $(6,748) in 2010	—	—%	—	—%	(8,270)	(1.2)%	—	—%	—	—%
(Loss) from discontinued clubs, net of income tax benefit (expense) of $2,669, $(152) and $398 in 2012, 2011 and 2010, respectively, and $4 and $28 for the 24 weeks ended June 11, 2013 and June 12, 2012, respectively	(10,917)	(1.4)%	(258)	—%	(443)	(0.1)%	(1)	—%	(4)	—%

Net (loss) income	(26,992)	(3.6)%	(35,622)	(4.9)%	252,663	36.7%	(3,369)	(1.0)%	(11,543)	(3.4)%
Net loss attributable to discontinued non-core entities' noncontrolling interests	—	—%	—	—%	1,966	0.3%	—	—%	—	—%
Net income attributable to noncontrolling interests	(283)	—%	(575)	(0.1)%	(346)	(0.1)%	(2)	—%	(154)	—%

Net (loss) income attributable to ClubCorp Holdings, Inc.	$(27,275)	(3.6)%	$(36,197)	(5.0)%	$254,283	37.0%	$(3,371)	(1.0)%	$(11,697)	(3.5)%

Comparison of the Twenty-Four Weeks Ended June 11, 2013 and June 12, 2012

          The following table presents key financial information derived from our consolidated condensed statements of operations for the 24 weeks ended June 11, 2013 and June 12, 2012:

	Twenty-Four Weeks Ended
	June 11, 2013	June 12, 2012	Change	% Change
	(dollars in thousands)
Total revenues	$350,679	$335,762	$14,917	4.4%
Club operating costs and expenses exclusive of depreciation(1)	259,753	249,413	10,340	4.1%
Depreciation and amortization	32,467	36,334	(3,867)	(10.6)%
Loss on disposals of assets	3,631	920	2,711	294.7%
Equity in earnings from unconsolidated ventures	(542)	(610)	68	11.1%
Impairment of assets	1,881	770	1,111	144.3%
Selling, general and administrative	20,497	20,646	(149)	(0.7)%

Operating income	32,992	28,289	4,703	16.6%
Interest and investment income	144	57	87	152.6%
Interest expense	(39,147)	(40,168)	(1,021)	2.5%
Other income	—	1,731	(1,731)	(100.0)%

(Loss) from continuing operations before income taxes	(6,011)	(10,091)	4,080	40.4%
Income tax benefit (expense)	2,643	(1,448)	4,091	282.5%

(Loss) from continuing operations	$(3,368)	$(11,539)	$8,171	70.8%

(1)
Comprised of club operating costs, cost of food and beverage sales and provision for doubtful accounts.

          Total revenues of $350.7 million for the 24 weeks ended June 11, 2013 increased $14.9 million, or 4.4%, compared to the 24 weeks ended June 12, 2012, primarily due to increased golf and country club revenues. Golf and country club revenues increased $10.1 million, or 3.9%, of which $1.9 million is attributable to golf and country club properties added in the past year. The remaining $8.2 million golf and country club revenue increase is driven by increases in same store membership dues revenue and food and beverage revenues partially offset by lower golf operation revenues. In addition, business, sports and alumni club revenues increased $1.5 million, or 1.9%, due to increases in food and beverage and membership dues revenue. Revenues within Other increased $3.3 million, of which $2.8 million represents reimbursements for certain operating costs at managed clubs. The recorded reimbursements do not include a markup and have no impact on operating income, as such costs are included within club operating costs and expenses.

          Club operating costs and expenses of $259.8 million for the 24 weeks ended June 11, 2013 increased $10.3 million, or 4.1%, compared to the 24 weeks ended June 12, 2012. The increase is partially due to a $6.1 million increase in labor and food and beverage cost of goods sold associated with higher revenues. An increase of $1.4 million was attributable to club properties added during the past year. The remaining $2.8 million increase is related to certain operating costs at managed clubs, which are offset by reimbursements recorded within revenue, having no impact on operating income.

          Depreciation and amortization expense decreased $3.9 million, or 10.6%, for the 24 weeks ended June 11, 2013 compared to the 24 weeks ended June 12, 2012, due to lower amortization expense from intangible assets that fully amortized at the end of fiscal 2012.

          Loss on disposal of assets of $3.6 million for the 24 weeks ended June 11, 2013 primarily consisted of losses on asset retirements during the normal course of business. The loss on disposal of assets of $0.9 million for the 24 weeks ended June 12, 2012 was comprised primarily of losses on asset retirements offset by insurance proceeds of $1.5 million and eminent domain proceeds of $0.3 million.

          Impairment of assets of $1.9 million for the 24 weeks ended June 11, 2013 was primarily comprised of impairment losses to property and equipment at certain of our business clubs to adjust the carrying amount of certain property and equipment to its fair value. Impairment of assets of $0.8 million for the 24 weeks ended June 12, 2012 was primarily comprised of an impairment of an equity method investment.

          Selling, general and administrative expenses of $20.5 million for the 24 weeks ended June 11, 2013 decreased $0.1 million, or 0.7%, compared to the 24 weeks ended June 12, 2012, due to a reduction in rent expense partially offset by an increase in labor and payroll related expenses.

          Interest expense totaled $39.2 million and $40.2 million for the 24 weeks ended June 11, 2013 and June 12, 2012, respectively. The $1.0 million reduction is largely due to the November 2012 amendment to the credit agreement governing the Secured Credit Facilities, which reduced the interest rate on our term loan facility.

          The effective tax rates for the 24 weeks ended June 11, 2013 and June 12, 2012 were 44.0% and 14.3%, respectively. The amount of tax expense or benefit recognized in interim financial statements is determined by multiplying our year-to-date pre-tax income or loss by an annual effective tax rate, which is an estimate of the expected relationship between tax expense or benefit for the full year to the pre-tax income or loss for the full year (pre-tax income or loss excluding unusual or infrequently occurring discrete items). For the 24 weeks ended June 11, 2013 and June 12, 2012, the effective tax rate differed from the statutory federal tax rate of 35.0% primarily due to state taxes, changes in uncertain tax positions and certain other permanent differences. The relative impact these items have on the effective tax rate varies based on the forecasted amount of pre-tax income or loss for the year.

Segment Operations

Golf and Country Clubs

          The following tables present key financial information for our golf and country clubs for the 24 weeks ended June 11, 2013 and June 12, 2012:

	Twenty-Four Weeks Ended
Same Store Golf and Country Clubs	June 11, 2013	June 12, 2012	Change	% Change
	(dollars in thousands)
Number of facilities at end of period in continuing operations	99	99
Total revenues	$267,480	$259,247	$8,233	3.2%
Segment EBITDA	77,724	72,702	5,022	6.9%
Segment EBITDA %	29.1%	28.0%	1.1%

	Twenty-Four Weeks Ended
Total Golf and Country Clubs	June 11, 2013	June 12, 2012	Change	% Change
	(dollars in thousands)
Number of facilities at end of period in continuing operations	103	100
Total revenues	$270,370	$260,287	$10,083	3.9%
Segment EBITDA	78,460	72,923	5,537	7.6%
Segment EBITDA %	29.0%	28.0%	1.0%

          Total revenues for same store golf and country clubs increased $8.2 million, or 3.2%, for the 24 weeks ended June 11, 2013 compared to the 24 weeks ended June 12, 2012, primarily due to increases in membership and food and beverage revenues partially offset by lower golf operation revenues. Membership revenues increased $7.0 million, or 5.5%, largely due to an increase in average dues per membership combined with the increase in memberships during the 24 weeks ended June 11, 2013. Food and beverage revenues increased $2.1 million, or 3.8%, due to an increase in a la carte revenue, driven by a 4.0% increase in a la carte covers, and increases in private party revenue. Golf operations revenues decreased $1.0 million, or 1.7%, largely due to favorable weather in the first quarter of 2012 providing an early start to the 2012 golf season and an 8.0% decline in member rounds for the twenty-four weeks ended June 11, 2013, caused by unfavorable weather in the Mid-Atlantic region.

          Segment EBITDA for same store golf and country clubs increased $5.0 million, or 6.9%, for the 24 weeks ended June 11, 2013 compared to the 24 weeks ended June 12, 2012 due to the increase in higher margin membership dues revenue. As a result, same store Segment EBITDA margin for the 24 weeks ended June 11, 2013 increased 1.1% over the 24 weeks ended June 12, 2012.

Business, Sports and Alumni Clubs

          The following table presents key financial information for our business, sports and alumni clubs for the 24 weeks ended June 11, 2013 and June 12, 2012:

	Twenty-Four Weeks Ended
Same Store & Total Business, Sports and Alumni Clubs	June 11, 2013	June 12, 2012	Change	% Change
	(dollars in thousands)
Number of facilities at end of period in continuing operations	49	49
Total revenues	$79,496	$78,008	$1,488	1.9%
Segment EBITDA	14,126	14,114	12	0.1%
Segment EBITDA %	17.8%	18.1%	(0.3)%

          Total revenues for business, sports and alumni clubs increased $1.5 million, or 1.9%, for the 24 weeks ended June 11, 2013 compared to the 24 weeks ended June 12, 2012 due to increases in food and beverage revenues and membership revenues. Food and beverage revenue increased $1.3 million, or 3.5%, due to increases in a la carte revenue driven by an 8.1% increase in a la carte check average, and increases in private party revenue. The remaining membership revenue increase is largely due to increases in average dues per membership.

          Segment EBITDA for business, sports and alumni clubs for the 24 weeks ended June 11, 2013 was flat compared to the 24 weeks ended June 12, 2012. Segment EBITDA margin for the 24 weeks ended June 11, 2013 declined 0.3% compared to the 24 weeks ended June 12, 2012 primarily due to increased leasing costs associated with the relocation and reinvention of one of our business clubs.

Other

          The following table presents financial information for Other, which is comprised primarily of activities not related to our two business segments, for the 24 weeks ended June 11, 2013 and June 12, 2012:

	Twenty-Four Weeks Ended
Other	June 11, 2013	June 12, 2012	Change	% Change
	(dollars in thousands)
EBITDA	$(18,286)	$(15,842)	$(2,444)	(15.4)%

          Other EBITDA decreased $2.4 million, or 15.4%, for the 24 weeks ended June 11, 2013 compared to the 24 weeks ended June 12, 2012 due primarily to the expiration of certain mineral lease and surface rights agreements.

 Comparison of the Fiscal Years Ended December 25, 2012 and December 27, 2011

          The following table presents key financial information derived from our consolidated statements of operations for the fiscal years ended December 25, 2012 and December 27, 2011:

	Fiscal Years Ended
	December 25, 2012	December 27, 2011	Change	% Change
	(dollars in thousands)
Total revenues	$754,944	$719,962	$34,982	4.9%
Club operating costs and expenses exclusive of depreciation(1)	555,153	536,183	18,970	3.5%
Depreciation and amortization	78,286	93,035	(14,749)	(15.9)%
Loss on disposals and acquisitions of assets	10,904	9,599	1,305	13.6%
Impairment of assets	4,783	1,173	3,610	307.8%
Equity in earnings from unconsolidated ventures	(1,947)	(1,487)	(460)	(30.9)%
Selling, general and administrative	45,343	52,382	(7,039)	(13.4)%

Operating income	62,422	29,077	33,345	114.7%
Interest and investment income	1,212	138	1,074	778.3%
Interest expense	(89,326)	(84,609)	4,717	5.6%
Change in fair value of interest rate cap agreements	(43)	(137)	94	68.6%
Other income	2,132	3,746	(1,614)	(43.1)%

(Loss) from continuing operations before income taxes	(23,603)	(51,785)	28,182	54.4%
Income tax benefit	7,528	16,421	(8,893)	(54.2)%

(Loss) from continuing operations	$(16,075)	$(35,364)	$19,289	54.5%

(1)
Comprised of club operating costs, cost of food and beverage sales and provision for doubtful accounts.

          Total revenues of $754.9 million for the fiscal year ended December 25, 2012 increased $35.0 million, or 4.9%, over the fiscal year ended December 27, 2011, primarily due to increased golf and country club revenues. Golf and country club revenues increased $32.6 million, or 5.9%, of which $12.4 million is attributable to golf and country clubs added in 2011 and 2012. The remaining $20.2 million increase is primarily due to increases in membership, food and beverage and golf operations revenues. In addition, business, sports and alumni club revenues increased $3.0 million, or 1.8%, largely due to a $2.8 million increase in food and beverage sales, driven by increased spend in corporate and social private party events.

          Club operating costs and expenses of $555.2 million for the fiscal year ended December 25, 2012 increased $19.0 million, or 3.5%, compared to the fiscal year ended December 27, 2011, of which $10.4 million is attributable to club properties added in 2011 and 2012. The remaining $8.6 million increase is primarily due to increased variable labor and employee costs and an increase in cost of goods sold associated with increased revenues from food and beverage and retail sales.

          Depreciation and amortization decreased $14.7 million, or 15.9%, for the fiscal year ended December 25, 2012 compared to the fiscal year ended December 27, 2011 due to a decrease in amortization expense related to member relationship intangibles that were fully amortized during the fiscal year ended December 27, 2011 for our business, sports and alumni clubs segment.

          Loss on disposal of assets of $10.9 million for the fiscal year ended December 25, 2012 largely consisted of losses on asset retirements, but was partially offset by insurance proceeds related to Hurricane Irene, a property settlement and eminent domain proceeds of $2.0 million, $1.2 million and $0.3 million, respectively. Loss on disposal of assets of $9.6 million for the fiscal year ended December 27, 2011 primarily consisted of losses on asset retirements.

          Impairment of assets for the fiscal year ended December 25, 2012 of $4.8 million was largely due to the impairment of mineral interests on certain golf properties. Impairment of assets for the fiscal year ended December 27, 2011 of $1.2 million was primarily comprised of liquor license impairments.

          Selling, general and administrative expenses of $45.3 million for the fiscal year ended December 25, 2012 decreased $7.0 million, or 13.4%, compared to the fiscal year ended December 27, 2011. The decrease is primarily due to one-time expenses that occurred during the fiscal year ended December 27, 2011, including a $4.0 million arbitration award arising out of a dispute related to a series of agreements first entered into in 1999 relating to the acquisition and development of a golf course property, $2.1 million of professional fees incurred in connection with Operations becoming a public filer with the SEC and higher legal, professional and other costs incurred in connection with the acquisition of three golf and country clubs in the Long Island area of New York and one property in Seattle, Washington.

          Interest expense totaled $89.3 million and $84.6 million for the fiscal years ended December 25, 2012 and December 27, 2011, respectively. The $4.7 million increase is largely due to the accretion of initiation deposit liabilities. There was minimal fluctuation related to our indebtedness as a significant portion is at a fixed rate and variable interest rates remained consistent for the majority of the year. See "Liquidity and Capital Resources — Debt" for a description of the recent amendment to our term loan facility.

          Other income decreased $1.6 million, or 43.1%, for the fiscal year ended December 25, 2012 compared to the fiscal year ended December 27, 2011, largely due to proceeds from certain mineral lease and surface right agreements that have become fully amortized.

          Income tax benefit of $7.5 million for the fiscal year ended December 25, 2012 decreased $8.9 million, or 54.2%, compared to $16.4 million for the fiscal year ended December 27, 2011. The decrease was driven primarily by a $28.2 million decrease in pre-tax loss. The effective tax rates were 31.9% and 31.7% for the fiscal years ended December 25, 2012 and December 27, 2011, respectively. For the fiscal year ended December 25, 2012, the effective tax rate differed from the statutory federal tax rate of 35.0% primarily due to changes in uncertain tax positions, state and foreign taxes. For the fiscal year ended December 27, 2011, the effective tax rate differed from the statutory federal tax rate of 35.0% primarily due to state taxes.

 Segment Operations

Golf and Country Clubs

          The following tables present key financial information for our golf and country clubs for the fiscal years ended December 25, 2012 and December 27, 2011:

	Fiscal Years Ended
Same Store Golf and Country Clubs	December 25, 2012	December 27, 2011	Change	% Change
	(dollars in thousands)
Number of facilities at end of period in continuing operations	95	95
Total revenues	$561,015	$540,821	$20,194	3.7%
Segment EBITDA	162,396	150,291	12,105	8.1%
Segment EBITDA %	28.9%	27.8%	1.1%

	Fiscal Years Ended
Total Golf and Country Clubs	December 25, 2012	December 27, 2011	Change	% Change
	(dollars in thousands)
Number of facilities at end of period in continuing operations	102	99
Total revenues	$583,523	$550,898	$32,625	5.9%
Segment EBITDA	166,327	151,554	14,773	9.7%
Segment EBITDA %	28.5%	27.5%	1.0%

          Total revenues for same store golf and country clubs increased $20.2 million, or 3.7%, for the fiscal year ended December 25, 2012 compared to the fiscal year ended December 27, 2011, primarily due to increases in membership, food and beverage and golf operation revenues. Membership revenues increased $10.3 million, or 3.9%, largely due to an increase in average dues per membership and partially due to upgrade revenues from the O.N.E. offering. Food and beverage revenues increased $5.3 million, or 4.5%, due to increases in a la carte volume and private party revenues, driven by the O.N.E. offering and increased spend in social private party events. Golf operations revenues increased $3.2 million, or 2.6%, over the fiscal year ended December 27, 2011, largely due to a 5.9% and 3.2% increase in merchandise sales and cart rental revenues, respectively. The increase in merchandise sales and cart rental revenues was driven by a 2.5% increase in retail revenue per round and 3.0% increase in member golf rounds.

          Segment EBITDA for same store golf and country clubs increased $12.1 million, or 8.1%, for the fiscal year ended December 25, 2012 compared to the fiscal year ended December 27, 2011 due to increases in higher margin membership revenues. As a result, same store Segment EBITDA margin for the fiscal year ended December 25, 2012 increased 1.1% over the fiscal year ended December 27, 2011.

Business, Sports and Alumni Clubs

          The following table presents key financial information for our business, sports and alumni clubs for the fiscal years ended December 25, 2012 and December 27, 2011:

	Fiscal Years Ended
Same Store & Total Business, Sports and Alumni Clubs	December 25, 2012	December 27, 2011	Change	% Change
	(dollars in thousands)
Number of facilities at end of period in continuing operations	49	49
Total revenues	$174,344	$171,328	$3,016	1.8%
Segment EBITDA	34,373	32,606	1,767	5.4%
Segment EBITDA %	19.7%	19.0%	0.7%

          Total revenues for business, sports and alumni clubs increased $3.0 million, or 1.8%, for the fiscal year ended December 25, 2012 compared to the fiscal year ended December 27, 2011 primarily due to increases in food and beverage revenues of $2.8 million, or 3.4%. The increase was largely driven by a $2.0 million, or 3.7%, improvement in private party revenues.

          Segment EBITDA for business, sports and alumni clubs increased $1.8 million, or 5.4%, for the fiscal year ended December 25, 2012 compared to the fiscal year ended December 27, 2011 partially due to increased revenues but primarily attributable to our continued focus on cost controls and expense management. Segment EBITDA margin of 19.7% for fiscal year ended December 25, 2012 increased 0.7% over 19.0% for the fiscal year ended December 27, 2011.

Other

          The following table presents financial information for Other, which is comprised primarily of activities not related to our two business segments, for the fiscal years ended December 25, 2012 and December 27, 2011:

	Fiscal Years Ended
Other	December 25, 2012	December 27, 2011	Change	% Change
	(dollars in thousands)
EBITDA	$(35,184)	$(30,058)	$(5,126)	(17.1)%

          Other EBITDA decreased $5.1 million, or 17.1%, for the fiscal year ended December 25, 2012 compared to the fiscal year ended December 27, 2011 due primarily to the expiration of certain mineral lease and surface rights agreements and decreased revenue associated with changes in the allocation of upgrade offerings.

 Comparison of the Fiscal Years Ended December 27, 2011 and December 28, 2010

          The following table presents key financial information derived from our consolidated statements of operations for the fiscal years ended December 27, 2011 and December 28, 2010:

	Fiscal Years Ended
	December 27, 2011	December 28, 2010	Change	% Change
	(dollars in thousands)
Total revenues	$719,962	$687,697	$32,265	4.7%
Club operating costs and expenses exclusive of depreciation(1)	536,183	514,151	22,032	4.3%
Depreciation and amortization	93,035	91,700	1,335	1.5%
Loss (gain) on disposals and acquisitions of assets	9,599	(5,380)	14,979	278.4%
Impairment of assets	1,173	8,936	(7,763)	(86.9)%
Equity in earnings from unconsolidated ventures	(1,487)	(1,309)	178	13.6%
Selling, general and administrative	52,382	38,946	13,436	34.5%

Operating income	29,077	40,653	(11,576)	(28.5)%
Interest and investment income	138	714	(576)	(80.7)%
Interest expense	(84,609)	(57,707)	26,902	46.6%
Change in fair value of interest rate cap agreements	(137)	(3,529)	3,392	96.1%
Gain on extinguishment of debt	—	334,423	(334,423)	(100.0)%
Other income	3,746	3,929	(183)	(4.7)%

(Loss) income from continuing operations before income taxes	(51,785)	318,483	(370,268)	(116.3)%
Income tax benefit (expense)	16,421	(57,107)	73,528	128.8%

(Loss) income from continuing operations	$(35,364)	$261,376	$(296,740)	(113.5)%

(1)
Comprised of club operating costs, cost of food and beverage sales and provision for doubtful accounts.

          Total revenues of $720.0 million increased $32.3 million, or 4.7%, for the fiscal year ended December 27, 2011 compared to the fiscal year ended December 28, 2010 primarily due to an increase in golf and country club revenues. Golf and country club revenues increased $27.5 million, or 5.3%, of which $14.8 million is attributable to golf and country club properties added in 2010 and 2011. The remaining increase of $12.7 million is due to increases in membership, golf operations and food and beverage revenues. Additionally, business, sports and alumni club revenues increased $4.0 million, or 2.4%, of which $1.9 million is attributable to a new alumni club opened in 2010. The remaining $2.1 million is due to an increase in food and beverage revenues driven by corporate and social private party events partially offset by a decrease in membership dues revenue.

          Club operating costs and expenses increased $22.0 million, or 4.3%, for the fiscal year ended December 27, 2011 compared to the fiscal year ended December 28, 2010, of which $15.0 million is attributable to club properties acquired or opened in 2010 and 2011. The remaining $7.0 million increase is primarily due to increases in labor and cost of goods sold associated with increased revenue, variable compensation expense due to improved company performance, operating supplies due to price increases in oil and gas, golf course maintenance utility expenses due to the summer heat and drought conditions in certain portions of the southern United States and expenses related to member prospecting and retention. These increases were partially offset by a decrease in insurance and risk expenses.

          Depreciation and amortization increased $1.3 million, or 1.5%, for the fiscal year ended December 27, 2011 compared to the fiscal year ended December 28, 2010 due to an increase in depreciation expense of $2.7 million partially offset by a $1.4 million decrease in amortization expense from member relationship intangibles in the business, sports and alumni clubs segment that have become fully amortized.

          Loss on disposal of assets of $9.6 million for the fiscal year ended December 27, 2011 was comprised primarily of asset retirements. Gains on disposal of assets of $5.4 million for the fiscal year ended December 28, 2010 were comprised primarily of insurance proceeds of $2.5 million, eminent domain proceeds of $2.2 million, bargain purchase gain on the purchase of a country club of $1.2 million, gain on the disposition of certain property owned by one of our foreign subsidiaries in Mexico in exchange for the equity interest of the noncontrolling shareholder of $3.0 million and $0.7 million gain on the leasing of mineral rights offset by a $4.2 million loss from other transactions that were realized in the normal course of business.

          Impairment of assets for the fiscal year ended December 27, 2011 of $1.2 million was primarily comprised of liquor license impairments. Impairment of assets of $8.9 million for the fiscal year ended December 28, 2010 primarily consisted of trade name impairments of $8.6 million.

          Selling, general and administrative expenses increased $13.4 million, or 34.5%, for the fiscal year ended December 27, 2011, due primarily to a $4.0 million arbitration award arising out of a dispute related to a series of agreements first entered into in 1999 relating to the acquisition and development of a golf course property, increased professional fees in connection with Operations becoming a public filer with the SEC and legal, professional and other costs incurred in connection with the acquisition of four new golf and country clubs in 2011. Additionally, there were increased labor costs related to the transition and centralization of club accounting and related functions to a corporate function, which resulted in an increase in selling, general and administrative expenses and offsetting decreases in club labor costs included in club operating costs and expenses.

          Interest expense increased $26.9 million, or 46.6%, for the fiscal year ended December 27, 2011 due to higher interest rates on the Senior Notes issued, and the loans under the Secured Credit Facilities entered into in November 2010, compared to the interest rates applicable to the loans under our prior credit facility partially offset by lower principal amounts.

          Income tax benefit for the fiscal year ended December 27, 2011 increased $73.5 million, or 128.8%, compared to the fiscal year ended December 28, 2010. The increase was driven primarily by a $370.3 million decrease in pre-tax income. The effective tax rates were 31.7% and 17.9% for the fiscal year ended December 27, 2011 and the fiscal year ended December 28, 2010, respectively. For the fiscal year ended December 28, 2010, the effective tax rate differed from the statutory federal tax rate of 35% primarily due to the forgiveness of debt, state taxes and a one-time benefit recognized for foreign income taxes.

 Segment Operations

Golf and Country Clubs

          The following tables present key financial information for our golf and country clubs for the fiscal years ended December 27, 2011 and December 28, 2010:

	Fiscal Years Ended
Same Store Golf and Country Clubs	December 27, 2011	December 28, 2010	Change	% Change
	(dollars in thousands)
Number of facilities at end of period in continuing operations	94	94
Total revenues	$533,042	$520,349	$12,693	2.4%
Segment EBITDA	149,107	142,397	6,710	4.7%
Segment EBITDA %	28.0%	27.4%	0.6%

	Fiscal Years Ended
Total Golf and Country Clubs	December 27, 2011	December 28, 2010	Change	% Change
	(dollars in thousands)
Number of facilities at end of period in continuing operations	99	95
Total revenues	$550,898	$523,360	$27,538	5.3%
Segment EBITDA	151,554	142,561	8,993	6.3%
Segment EBITDA %	27.5%	27.2%	0.3%

          Total revenues for same store golf and country clubs increased $12.7 million, or 2.4%, for the fiscal year ended December 27, 2011 compared to the fiscal year ended December 28, 2010 due to increases in membership, food and beverage and golf operations revenues. Membership revenues increased $5.2 million, or 2.0%, due to an increase in dues per membership driven in part by the O.N.E. offering, partially offset by a 0.6% decline in average memberships during the period. Food and beverage revenues increased $3.9 million, or 3.5%, due to an increase in a la carte volume, which was also driven by the O.N.E. offering and an increase in private event revenues. Golf operations revenues increased $3.5 million, or 2.9%, largely due to increases in merchandise sales and cart rental revenues. Merchandise sales revenues increased $1.9 million, or 7.8%, compared to the same period in 2010. The increase in cart rental revenues is due to an increase in the average cart rental price and a 1.1% increase in member golf rounds. Revenues were slightly impacted by Hurricane Irene, which affected the East Coast of the United States in August 2011, causing certain clubs' operations to be interrupted for a period of time.

          Segment EBITDA for same store golf and country clubs increased $6.7 million, or 4.7%, for the fiscal year ended December 27, 2011 compared to the fiscal year ended December 28, 2010 primarily due to the increase in revenues, partially offset by increases in variable compensation expense associated with higher revenues, operating supplies due largely to price increases in oil and gas, golf course maintenance utility expenses primarily due to higher water costs resulting from summer heat and drought conditions in certain portions of the southern United States and expenses related to member prospecting and retention. Additionally, in the fiscal year ended December 27, 2011, we received property tax refunds from prior years related to certain clubs for which we disputed the property tax values. Segment EBITDA margin for same store golf and country clubs increased 0.6% from 27.4% for the fiscal year ended December 28, 2010 to 28.0% for the fiscal year ended December 27, 2011. The margin increase was driven by the increase in membership and golf operations revenues, which are higher margin revenue streams and property tax refunds received relating to prior years.

Business, Sports and Alumni Clubs

          The following tables present key financial information for our business, sports and alumni clubs for the fiscal years ended December 27, 2011 and December 28, 2010:

	Fiscal Years Ended
Same Store Business, Sports and Alumni Clubs	December 27, 2011	December 28, 2010	Change	% Change
	(dollars in thousands)
Number of facilities at end of period in continuing operations	48	48
Total revenues	$167,785	$165,659	$2,126	1.3%
Segment EBITDA	32,438	29,958	2,480	8.3%
Segment EBITDA %	19.3%	18.1%	1.2%

	Fiscal Years Ended
Total Business, Sports and Alumni Clubs	December 27, 2011	December 28, 2010	Change	% Change
	(dollars in thousands)
Number of facilities at end of period in continuing operations	49	49
Total revenues	$171,328	$167,283	$4,045	2.4%
Segment EBITDA	32,606	29,572	3,034	10.3%
Segment EBITDA %	19.0%	17.7%	1.3%

          Total revenues for same store business, sports and alumni clubs increased $2.1 million, or 1.3%, for the fiscal year ended December 27, 2011 compared to the fiscal year ended December 28, 2010, primarily due to an increase in food and beverage revenues offset by a decrease in membership dues. Food and beverage revenues increased $2.8 million, or 3.6%, primarily as a result of private party revenues, which increased $2.7 million, or 5.3%, primarily due to an increase in revenues from corporate private party events. Membership dues decreased $0.7 million, or 0.9%, as the 4.6% decline in average memberships for the period was partially offset by higher average monthly dues per membership. Dues discounts associated with member referral programs initiated during the second half of 2009 began expiring during the second half of 2010, and contributed to the increase in average dues per membership. Although memberships declined, we experienced a 3.1% improvement in the rate of decline of memberships in the fiscal year ended December 27, 2011 compared to the fiscal year ended December 28, 2010.

          Segment EBITDA for same store business, sports and alumni clubs increased $2.5 million, or 8.3%, for the fiscal year ended December 27, 2011 compared to the fiscal year ended December 28, 2010. Segment EBITDA margin for same store business, sports and alumni clubs increased 1.2% from 18.1% for the fiscal year ended December 28, 2010 to 19.3% for the fiscal year ended December 27, 2011 due to reductions in operating costs and expenses as well as favorable rent adjustments resulting from the renegotiation of certain leases offset partially by a change in revenue mix. There was an increase in food and beverage revenues, which is typically a lower margin revenue stream, offset by a decrease in dues revenues, which is a higher margin revenue stream.

Other

          The following table presents financial information for Other, which is comprised primarily of activities not related to our two business segments, for the fiscal years ended December 27, 2011 and December 28, 2010:

	Fiscal Years Ended
Other	December 27, 2011	December 28, 2010	Change	% Change
	(dollars in thousands)
EBITDA	$(30,058)	$(27,643)	$(2,415)	(8.7)%

          Other EBITDA decreased $2.4 million, or 8.7%, the fiscal year ended December 27, 2011 compared to the fiscal year ended December 28, 2010, due primarily to increased corporate overhead expenses attributable to increased labor costs related to the transition and centralization of certain club accounting functions to a corporate function which resulted in corresponding reductions in club operating costs reflected in our two business segments.

Liquidity and Capital Resources

          Our primary goal as it relates to liquidity and capital resources is to attain and retain the right level of debt and cash to maintain and fund expansions, replacement projects and other capital investments at our clubs, be poised for external growth in the marketplace and pay dividends to our stockholders. Historically, we have financed our business through cash flows from operations and debt.

          Over the next 12 months, we anticipate cash flows from operations to be the principal source of cash and believe current assets and cash generated from operations will be sufficient to meet anticipated working capital needs, planned capital expenditures, debt service obligations and payment of a quarterly cash dividend on our common stock of $         per share, or $         per annum, commencing in the                      quarter of         , as permitted by the credit agreement governing the Secured Credit Facilities and the indenture governing the Senior Notes. We plan to use excess cash reserves to expand the business through capital improvement and expansion projects and strategically selected club acquisitions. We may elect to use cash from operations, debt proceeds or a combination thereof to finance future acquisition opportunities.

          As of June 11, 2013, cash and cash equivalents totaled $40.5 million and we had access to an unused $30.4 million revolving credit facility for total liquidity of $70.9 million.

Cash Flows from Operating Activities

          Cash flows from operations totaled $37.7 million and $35.2 million for the 24 weeks ended June 11, 2013 and June 12, 2012, respectively. The $2.5 million increase in operating cash flows is due to the $8.2 million improvement in operations partially offset by $5.7 million of changes in working capital during the normal course of business.

          Cash flows from operations totaled $96.9 million and $74.6 million for the fiscal years ended December 25, 2012 and December 27, 2011, respectively. The increase is due to the improvement in operations and a $10.0 million reduction in cash paid for income taxes. During the fiscal year ended December 27, 2011, we had one-time payments related to a $4.0 million arbitration award and $2.9 million in property taxes related to the State of California's Proposition 13 with no such payments in the fiscal year ended December 25, 2012.

          Cash flows from operations decreased $73.7 million to $74.6 million for the fiscal year ended December 27, 2011 compared to $148.3 million for the fiscal year ended December 28, 2010. Interest payments for the fiscal year ended December 27, 2011 were $24.3 million higher than interest payments for the comparable period in 2010 as a result of higher interest rates on the Senior Notes issued and the loans under the Secured Credit Facilities entered into in November 2010 compared to the interest rates applicable to the loans under our prior credit facility. In addition, income tax payments for the fiscal year ended December 27, 2011 were $8.0 million higher than income tax payments in the fiscal year ended December 28, 2010 due to taxable income in 2010 related to the ClubCorp Formation.

Cash Flows used in Investing Activities

          Cash flows used in investing activities totaled $26.5 million and $18.9 million for the 24 weeks ended June 11, 2013 and June 12, 2012, respectively. The increase in cash used for investing activities is due to a $3.5 million increase in capital spent to maintain our existing properties and $1.7 million increase in cash used for acquisitions. In addition, we received $2.0 million of insurance proceeds during the 24 weeks ended June 12, 2012 for damages caused by a hurricane.

          Cash flows used in investing activities totaled $47.3 million and $69.9 million for the fiscal years ended December 25, 2012 and December 27, 2011, respectively. The decrease in cash flows used in investing activities is largely due to the $19.2 million decrease in cash expended for acquisitions. The remaining decrease is due to cash proceeds from dispositions and insurance payouts, partially offset by an increase in maintenance and expansion capital expenditures.

          Cash flows used in investing activities totaled $16.8 million for the fiscal year ended December 28, 2010. During the fiscal year ended December 28, 2010, we spent $42.9 million to improve and expand existing properties and $7.4 million for the acquisition of Country Club of the South. Additionally, we collected $14.0 million on a note receivable from an affiliate of KSL and had $13.6 million in cash released from previously restricted funds. The release of previously restricted funds was largely due to $8.2 million of funds that were escrowed for payment of property taxes and insurance which are no longer required to be escrowed by our debt agreements and $4.4 million of restricted funds released from a Mexican government order in connection with a litigation settlement in 2010.

Cash Flows used in Financing Activities

          Cash flows used in financing activities totaled $52.7 million and $7.1 million for the 24 weeks ended June 11, 2013 and June 12, 2012, respectively. During the 24 weeks ended June 11, 2013, we made a distribution of $35.0 million to the owners of our common stock and scheduled debt repayments of $18.2 million.

          Cash flows used in financing activities totaled $18.9 million and $11.9 million for the fiscal years ended December 25, 2012 and December 27, 2011, respectively. During the fiscal year ended December 25, 2012, we made debt repayments of $14.8 million, a $1.9 million increase over the fiscal year ended December 27, 2011.

          Cash flows used in financing activities totaled $74.3 million for the fiscal year ended December 28, 2010. During 2010, we repaid our 2006 debt facility with Citigroup Global Markets Realty Corp., entered into a new credit agreement with Citigroup, including a $310.0 million term loan facility, and issued $415.0 million in Senior Notes. These transactions resulted in a net cash payment of $298.8 million. In addition, Operations received a contribution from investment vehicles managed by affiliates of KSL of $260.5 million and distributed a net $37.0 million to affiliates of KSL as a part of the ClubCorp Formation.

Capital Spending

          The nature of our business requires us to invest a significant amount of capital to maintain our existing facilities. For the 24 weeks ended June 11, 2013 and June 12, 2012, we spent approximately $10.1 million and $8.5 million, respectively, in capitalized costs to maintain our existing facilities. For the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010, we spent approximately $16.7 million, $25.1 million and $24.9 million, respectively, in capitalized costs to maintain our existing facilities. We anticipate spending approximately $13.0 million of capital during the remainder of fiscal year 2013 to maintain our existing facilities.

          In addition to maintaining facilities, we also elect to spend discretionary capital to expand and improve existing facilities and enter into new business opportunities through acquisitions. Capital expansion funding totaled approximately $16.4 million and $12.9 million for the 24 weeks ended June 11, 2013 and June 12, 2012, respectively. Capital expansion funding totaled approximately $41.1 million, $45.6 million and $25.4 million for the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010, respectively. We anticipate spending approximately $33 million on expansion and improvement projects during the remainder of fiscal year 2013. This amount is subject to change if additional acquisitions or expansion opportunities are identified that fit our strategy to expand the business or as a result of many known and unknown factors, including but not limited to those described in the "Risk Factors" section of this prospectus.

Debt

          2006 Citigroup Debt Facility —  In 2006, an affiliate of CCI ("Borrower") entered into a credit agreement with Citigroup Global Markets Realty Corp. which resulted in a mortgage loan, a senior mezzanine loan, a junior mezzanine loan, and a revolving loan facility (collectively the "2006 Citigroup Debt Facility"), which was initially to mature in January 2010. In July 2008, the Borrower amended the 2006 Citigroup Debt Facility extending the maturity date to July 2012. The loans were collateralized by the majority of our owned golf and country clubs, the two full-service resorts that were sold in connection with the ClubCorp Formation, and the operations of the business, sports and alumni clubs. Payments on the notes were interest only during the term of the loans with principal due at maturity; interest rates were variable based on 30 day LIBOR rates.

          On November 30, 2010, in connection with the ClubCorp Formation, we repaid $826.9 million in principal on the long term debt facility and $105.3 million on the revolving loan facility and Citigroup forgave the remaining $342.3 million of debt under the 2006 Citigroup Debt Facility thereby terminating such facility. The resulting gain of $342.3 million was recorded in gain on extinguishment of debt in the consolidated statements of operations. We expensed the remaining $4.8 million of loan origination fees related to the 2006 Citigroup Debt Facility and the $3.1 million in fees paid related to the 2010 Secured Credit Facilities against the gain on extinguishment of debt.

          2010 Secured Credit Facilities —  On November 30, 2010, Parent, Operations and the restricted subsidiaries of Parent entered into secured credit facilities (the "Secured Credit Facilities"). These facilities were originally comprised of (i) a $310.0 million term loan facility and (ii) a revolving credit facility with a maximum borrowing limit of $50.0 million, which included letter of credit and swing line facilities. The term loan facility was scheduled to mature on November 30, 2016 and the revolving credit facility expires on November 30, 2015.

          All obligations under the Secured Credit Facilities are guaranteed by Parent and each existing and all subsequently acquired or organized direct and indirect restricted subsidiaries of Parent, other than certain excluded subsidiaries (collectively, the "guarantors"). The Secured Credit Facilities are secured, subject to permitted liens and other exceptions, by a first-priority perfected security interest in substantially all the assets of Operations and the guarantors, including, but not limited to (1) a perfected pledge of all the domestic capital stock owned by Operations and the guarantors and (2) perfected security interests in and mortgages on substantially all tangible and intangible personal property and material fee-owned property of Operations and the guarantors, subject to certain exclusions.

          As of June 11, 2013, we had $19.6 million of standby letters of credit outstanding, leaving $30.4 million available for borrowing under the revolving credit facility. Operations is required to pay a commitment fee on all undrawn amounts under the revolving credit facility and a fee on all outstanding letters of credit, payable quarterly in arrears.

          The credit agreement governing the Secured Credit Facilities limits Parent's, Operations' and Operations' restricted subsidiaries' ability to:

  •
  create, incur, assume or suffer to exist any liens on any of their assets;

  •
  make or hold any investments;

  •
  create, incur, assume or suffer to exist, or guarantee any additional indebtedness;

  •
  enter into mergers or consolidations;

  •
  conduct sales and other dispositions of property or assets;

  •
  pay dividends or distributions on capital stock or redeem or repurchase capital stock;

  •
  change the nature of the business;

  •
  enter into transactions with affiliates; and

  •
  enter into burdensome agreements.

          On November 16, 2012, Operations entered into an amendment to the term loan facility, which reduced the interest rate to the higher of (i) 5.0% or (ii) an elected LIBOR plus a margin of 3.75%.

          The credit agreement governing the Secured Credit Facilities contains certain financial and non-financial covenants. As of June 11, 2013, the financial covenants required Parent, Operations and the restricted subsidiaries to maintain specified financial ratios on a rolling four quarter basis as shown in the following table:

		2012	June 11, 2013
Financial ratios:
Total adjusted debt to Adjusted EBITDA ("Total Leverage Ratio")	Less than:	6.15x	5.35x
Adjusted EBITDA to total adjusted interest expense ("Interest Coverage Ratio")	Greater than:	1.95x	2.15x

          As of June 11, 2013, Operations was in compliance with all covenant restrictions under the Secured Credit Facilities. The following table shows the financial ratios on a rolling four quarter basis for the periods indicated:

	Fiscal Year Ended December 25, 2012	Four Quarters Ended June 11, 2013
	(dollars in thousands)
Adjusted EBITDA(1)	$166,189	$171,337
Total adjusted debt(2)	$763,608	$762,782
Total adjusted interest expense(3)	$63,892	$62,586
Financial ratios:
Total Leverage Ratio	4.59x	4.45x
Interest Coverage Ratio	2.60x	2.74x

(1)
See "Basis of Presentation" for the definition of EBITDA and Adjusted EBITDA and the reconciliation of net (loss) income to EBITDA and Adjusted EBITDA.

(2)
The reconciliation of total debt to adjusted debt is as follows:

	As of December 25, 2012	As of June 11, 2013
	(in thousands)
Long-term debt (net of current portion)	$768,369	$774,850
Current maturities of long-term debt	24,988	14,498
Outstanding letters of credit(a)	16,350	19,550
Uncollateralized surety bonds(b)	738	721
Adjustment per credit agreement(c)	(35,000)	(35,000)
Debt excluded from credit agreement	(11,837)	(11,837)

Total adjusted debt	$763,608	$762,782

(a)
Represents total outstanding letters of credit.

(b)
Represents surety bonds not collateralized by letters of credit.

(c)
Represents adjustment per the Secured Credit Facilities. Total debt is reduced by the lesser of (i) $35.0 million or (ii) total unrestricted cash and cash equivalents.
(3)
The reconciliation of interest expense to adjusted interest expense is as follows:

	Fiscal Year Ended December 25, 2012	Twenty-Four Weeks Ended June 11, 2013	Four Quarters Ended June 11, 2013
	(in thousands)
Interest expense	$89,326	$39,147	$88,305
Less: Interest expense related to initiation deposit liabilities(a)	(22,358)	(9,334)	(22,551)
Less: Loan origination fee amortization(b)	(2,033)	(1,053)	(2,164)
Less: Revolver commitment fees(c)	(176)	(116)	(214)
Add: Capitalized interest(d)	233	129	284
Add: Interest income	(37)	(25)	(53)
Less: Interest expense excluded from credit agreement	(1,063)	(490)	(1,021)

Total adjusted interest expense	$63,892	$28,258	$62,586

(a)
Represents amortization of discount on initiation deposit liabilities.

(b)
Represents amortization of loan origination fees on long-term debt.

(c)
Represents commitment fees on the revolving credit facility.

(d)
Represents capitalized interest.

          Subsequent to the 24 weeks ended June 11, 2013, on July 24, 2013, Operations entered into a second amendment to the credit agreement governing the Secured Credit Facilities to reduce the interest rate on the term loan facility, increase the principal borrowed under the term loan facility, extend the maturity date of the term loan facility, eliminate the quarterly principal payment requirement under the term loan facility, increase the amount of incremental facilities and modify certain financial covenants and non-financial terms and conditions associated with the credit agreement governing the Secured Credit Facilities.

          The interest rate on the term loan facility was reduced to the higher of (i) 4.25% or (ii) an elected LIBOR plus a margin of 3.25%, with an additional reduction to the higher of (i) 4.0% or (ii) an elected LIBOR plus a margin of 3.0%, upon successful completion of an initial public offering with proceeds of at least $50.0 million. The term loan facility principal balance was increased to $301.1 million and the maturity date was extended to July 24, 2020. In addition to the $19.6 million of standby letters of credit outstanding, the capacity available under the incremental facilities was increased to $135.0 million in new revolving credit commitments, plus $75.0 million in new revolving credit and term loan commitments combined, with additional capacity for incremental revolving credit and/or term loan commitments thereafter if certain financial covenants are met.

          Additionally, the total leverage ratio and interest coverage ratio financial covenants were replaced by the Senior Secured Leverage Ratio covenant. The Senior Secured Leverage Ratio, defined as Consolidated Senior Secured Debt (exclusive of the Senior Notes) to Consolidated EBITDA (disclosed as Adjusted EBITDA and defined in "Basis of Presentation"), requires Parent, Operations and its restricted subsidiaries to maintain a coverage no greater than 4.00:1.00 for each fiscal quarter ended on or after June 30, 2013. If the Senior Secured Leverage Ratio would have been in place as of June 11, 2013, our coverage would have been approximately 2.00:1.00.

          Operations may be required to prepay the outstanding term loan facility by a percentage of excess cash flows, as defined by the credit agreement governing the Secured Credit Facilities, each fiscal year end after its annual consolidated financial statements are delivered, which percentage may decrease or be eliminated depending on the results of the Senior Secured Leverage Ratio test at the end of each fiscal year. Operations may voluntarily repay outstanding loans under the Secured Credit Facilities in whole or in part upon prior notice without premium or penalty, other than certain fees incurred in connection with a repricing transaction.

          Senior Notes  —   On November 30, 2010, Operations issued $415.0 million in Senior Notes, bearing interest at 10.0% and maturing December 1, 2018. The interest is payable semiannually in arrears on June 1 and December 1 each year, beginning June 1, 2011. These notes are fully and unconditionally guaranteed by each existing and all subsequently acquired or organized direct and indirect restricted subsidiaries of Operations, other than certain excluded subsidiaries. The indenture governing the Senior Notes limits Parent's and Operations' ability and the ability of Operations' restricted subsidiaries to:

  •
  incur, assume or guarantee additional indebtedness;

  •
  pay dividends or distributions on capital stock or redeem or repurchase capital stock;

  •
  make investments;

  •
  enter into agreements that restrict the payment of dividends or other amounts by subsidiaries to us;

  •
  sell stock of our subsidiaries;

  •
  transfer or sell assets;

  •
  create liens;

  •
  enter into transactions with affiliates; and

  •
  enter into mergers or consolidations.

          Subject to certain exceptions, the indenture governing the Senior Notes permits Parent, Operations and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

          General Electric Capital Corporation  —   In July 2008, a subsidiary of ours entered into a secured mortgage loan with General Electric Capital Corporation ("GECC") for $32.0 million with an original maturity of July 2011. During the fiscal year ended December 27, 2011, the subsidiary extended the term of the loan to July 2012. Effective August 1, 2012, under the First Amendment to the loan agreement with GECC, the maturity extended to November 2015 with two additional 12 month options to extend through November 2017 upon satisfaction of certain conditions. As of December 25, 2012, we expect to meet the required conditions and currently intend to extend the loan with GECC to November 2017. The loan is collateralized by the assets of two golf and country clubs. As part of the August 1, 2012 amendment, the interest rate was changed from 3.25% plus 30 day LIBOR to 5% plus the greater of three month LIBOR or 1%.

          Atlantic Capital Bank  —   In October 2010, a subsidiary of ours entered into a new mortgage loan with Atlantic Capital Bank for $4.0 million of debt maturing in 2015 with 25-year amortization. The loan is collateralized by the assets of one golf and country club and the loan provides for variable interest rates based on 30 day LIBOR.

          BancFirst —  In connection with the acquisition of Oak Tree Country Club in May 2013, a subsidiary of ours assumed a mortgage loan with BancFirst for $5.0 million. The loan has an original maturity of October 2014 and two twelve-month options to extend the maturity through October 2016 upon satisfaction of certain conditions in the loan agreement. As of June 11, 2013, the subsidiary expects to meet the required conditions and currently intends to extend the loan with BancFirst to October 2016. The loan is collateralized by the assets of one golf and country club with an interest rate equal to the greater of 4.5% or the prime rate.

          As of June 11, 2013, other debt and capital leases totaled $43.3 million.

Off-Balance Sheet Arrangements, Contractual Obligations and Commercial Commitments

          We are not aware of any off-balance sheet arrangements as of December 25, 2012. The following table summarize our total contractual obligations and other commercial commitments and their respective payment or commitment expiration dates by year as of December 25, 2012:

Contractual Obligations

	Payments due by Period
	Total	Less than one year	2 - 3 years	4 - 5 years	More than five years
	(in thousands)
Long-term debt(1)	$769,202	$16,325	$10,712	$313,790	$428,375
Interest on long-term debt(2)	316,531	60,652	118,504	97,656	39,719
Capital lease obligations	24,155	8,663	12,533	2,959	—
Initiation deposits(3)	294,028	91,398	37,799	25,797	139,034
Other long-term obligations(4)	17,895	6,959	5,330	2,464	3,142
Operating leases	189,296	19,175	35,794	29,380	104,947

Total contractual cash obligations(5)	$1,611,107	$203,172	$220,672	$472,046	$715,217

(1)
As of December 25, 2012, long-term debt consisted of $304.6 million under the Secured Credit Facilities, $415.0 million of outstanding Senior Notes and $49.6 million of other debt. Our revolving credit facility of $50.0 million under the Secured Credit Facilities is not included in long-term debt. As a result of the partial redemption of the Senior Notes with the net proceeds of this offering, our long-term debt amount under "More than five years" is expected to be reduced by $145.25 million.

(2)
Interest on long-term debt includes interest of 10.0% on our $415.0 million outstanding Senior Notes and interest on our $304.6 million term loan facility equal to the higher of (i) 5.0% or (ii) an elected LIBOR plus a margin of 3.75%. For purposes of this table, we have assumed an interest rate of 5.0% on the term loan facility for all future periods, which is the rate as of December 25, 2012. As a result of the partial redemption of the Senior Notes with the net proceeds of this offering, our annualized interest expense is expected to be reduced by $13.7 million. Interest on long-term debt does not include interest on notes payable related to non-core development entities. See Note 11 of our audited consolidated financial statements included elsewhere in this prospectus.

(3)
Represents initiation deposits based on the discounted value of future maturities using our incremental borrowing rate adjusted to reflect a 30-year time frame. The initiation deposits are refundable on or after the maturity date. We have redeemed approximately 1.6% of total initiation deposits received as of December 25, 2012. The present value of the initiation deposit obligation is recorded as a liability on our consolidated balance sheets and accretes over the nonrefundable term using the effective interest method. At December 25, 2012, the gross amount of the initiation deposit obligation was $691.2 million.

(4)
Consists of insurance reserves for general liability and workers' compensation of $17.9 million, of which $7.0 million is classified as current.

(5)
Table excludes obligations for uncertain income tax positions. As of June 11, 2013 and December 25, 2012, we had $54.5 million and $52.7 million, respectively, of unrecognized tax benefits related to uncertain tax positions. Currently, unrecognized tax benefits are not expected to change significantly over the next 12 months, however, we are unable to predict when, and if, cash payments on any of this accrual will be required. On February 14, 2013, we were notified that the IRS will audit certain components of the tax return for the year ended December 28, 2010, which includes the consummation of the ClubCorp Formation. Should the estimates and judgments used in the ClubCorp Formation prove to be inaccurate, our financial results could be materially affected.

Commercial Commitments

	Total	Less than one year	2 - 3 years		4 - 5 years		More than five years
	(in thousands)
Standby letters of credit(1)	$16,350	$16,350	$		$		$
Capital commitments(2)	4,611	4,611		—		—		—

Total commercial commitments	$20,961	$20,961		—		—		—

(1)
Standby letters of credit are primarily related to security for future estimated claims for workers' compensation and general liability insurance and collateral for our surety bond program. Our commitment amount for insurance-related standby letters of credit is gradually reduced as obligations under the policies are paid. See "Contractual Obligations" regarding reserves for workers' compensation and general liability insurance.

(2)
Includes capital commitments at certain clubs to procure assets related to future construction for capital projects.

          As of June 11, 2013, we were jointly and severally liable for certain pension funding liabilities associated with one of the resorts we sold in connection with the ClubCorp Formation. We did not accrue a liability, as we did not believe it was probable that claims would be made against ClubCorp. The unfunded obligation for such plan was approximately $10.4 million and no claims were made against ClubCorp for funding.

          On July 1, 2013, certain resorts and clubs were sold by affiliates of KSL and the purchaser of one of these resorts assumed the pension liability and agreed to indemnify the affiliates of KSL, which are our affiliates, for such liability.

Inflation

          Inflation has not generally had a significant impact on us. As operating costs and expenses increase, we generally attempt to offset the adverse effect through price adjustments that we believe to be in line with industry standards. However, we are subject to the risk operating costs will increase to a point in which we would be unable to offset such increases with raised dues, fees and/or prices without negatively affecting demand. In addition to inflation, factors that could cause operating costs to rise include, among other things, increased labor costs, lease payments at our leased facilities, energy costs and property taxes.

Critical Accounting Policies and Estimates

          The process of preparing financial statements in conformity with GAAP requires us to use estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes included elsewhere in this report. We base these estimates and assumptions upon the best information available to us at the time the estimates or assumptions are made. Accordingly, our actual results could differ materially from our estimates. The most significant estimates made by management include the expected life of an active membership used to amortize initiation fees and deposits, our weighted average borrowing rate used to accrete membership initiation deposit liabilities, assumptions and judgments used in estimating unrecognized tax benefits relating to uncertain tax positions, and inputs for impairment testing of goodwill, intangibles and long-lived assets. A full description of all our significant accounting policies is included in Note 3 of the audited consolidated financial statements included elsewhere in this prospectus.

Revenue Recognition

          Revenues from club operations, food and beverage and merchandise sales are recognized when the service is provided and are reported net of sales taxes. Service charges collected in excess of the approximately 80% that is distributed to hourly food and beverage service employees are recognized in revenue and intended to pay certain other service employees. Revenues from membership dues are billed monthly and recognized in the period earned. The monthly dues are expected to cover the cost of providing membership services and are generally adjusted annually depending on national, regional or local economic conditions, which could limit our ability to increase revenues from membership dues.

          At a majority of our private clubs, members are expected to pay an initiation fee or deposit upon their acceptance as a member to the club. These initiation fees and deposits vary in amount based on a variety of factors such as the supply and demand for our services in each particular market, number of golf courses or breadth of amenities available to the members and the prestige of the club. In general, initiation fees are not refundable, whereas initiation deposits are not refundable until after a fixed number of years (generally 30). We recognize revenue related to initiation fees over the expected life of an active membership. For initiation deposits, the difference between the amount paid by the member and the present value of the refund obligation is deferred and recognized as revenue on a straight-line basis over the expected life of an active membership. We determined the expected life of an active membership to be approximately six years for golf and country club memberships and approximately four years for business, sports and alumni club memberships effective December 29, 2010.

          The present value of the refund obligation is recorded as an initiation deposit liability in our consolidated balance sheet and accretes over the nonrefundable term using the effective interest method with an interest rate defined as our incremental borrowing rate at the time the initiation deposit was paid adjusted to reflect the life of the maturity, which is generally a 30-year time frame.

Expected Life of an Active Membership

          The determination of the average expected life of an active membership is a critical estimate in the recognition of revenues associated with initiation fees and deposits and is used for the amortization associated with our member relationship intangibles. The expected life of an active membership is calculated by taking the inverse of the total number of members lost in a particular period divided by the total number of members at the end of the prior period. This base-level calculation is performed at the end of each fiscal year, using a historical rolling average of each year's data to determine the expected life of an active membership. Periods in which attrition rates differ significantly from enrollment rates could have a material effect on our consolidated financial statements by decreasing or increasing the average expected life of an active membership, which in turn would affect the length of time over which we recognize initiation fee and deposit revenues. Because initiation fees and deposits generally have minimal direct incremental costs associated with them, a change in the expected life of an active membership would likely materially affect our results of operations.

          For the fiscal years ended December 25, 2012 and December 27, 2011, the average expected life of an active membership was approximately six years for golf and country club memberships and approximately four years for business, sports and alumni club memberships. For the fiscal year ended December 28, 2010, the average expected life of an active membership was approximately seven years for golf and country club memberships and approximately five years for business, sports and alumni club memberships.

Impairment of Long-Lived Assets

          Long-lived assets to be held and used and to be disposed of are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For assets to be held and used, we perform a recoverability test to determine if the future undiscounted cash flows over our expected holding period for the property exceed the carrying amount of the assets of the property in question. If the recoverability test is not met, the impairment is determined by comparing the carrying value of the property to its fair value which may be approximated by using future discounted cash flows using a risk-adjusted discount rate. Future cash flows of each property are determined using management's projections of the performance of a given property based on its past performance and expected future performance given changes in marketplace, local operations and other factors both within our control and out of our control. Additionally, we review current property appraisals when available to assess recoverability. Actual results that differ from these estimates can generate material differences in impairment charges recorded, and ultimately, net income or loss in our consolidated statements of operations and the carrying value of properties on our consolidated balance sheet. Impairment charges are recorded as a component of operating income or loss in our consolidated statements of operations.

Impairment of Goodwill and Intangible Assets

          We classify intangible assets into three categories: (1) intangible assets with finite lives subject to amortization, (2) intangible assets with indefinite lives not subject to amortization and (3) goodwill. Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Indefinite lived intangibles are also evaluated upon the occurrence of such events, but not less than annually. We utilize a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. We test our trade name intangible assets, which are indefinite lived, utilizing the relief from royalty method to determine the estimated fair value for each trade name which is classified as a Level 3 measurement. The relief from royalty method estimates our theoretical royalty savings from ownership of the intangible asset. Key assumptions used in this model include discount rates, royalty rates, growth rates, sales projections and terminal value rates.

          We test our liquor licenses annually for impairment. We use quoted prices in active markets when they are available ("Market Approach"), which are considered Level 2 measurements. When quoted prices in active markets are not available, methods used to determine fair value include analysis of the discounted future free cash flows that sales under a liquor license generate ("Income Approach"), and a comparison to liquor licenses sold in an active market in other jurisdictions ("Market Approach"). These valuations are considered Level 3 measurements. Key assumptions include future cash flows, discount rates and projected margins, among other factors.

          We evaluate goodwill for impairment at the reporting unit level (golf and country clubs and business, sports and alumni clubs), which are the same as our operating segments. When testing for impairment, we first compare the fair value of our reporting units to the recorded values. Valuation methods used to determine fair value include analysis of the discounted future free cash flows that a reporting unit is expected to generate ("Income Approach") and an analysis, which is based upon a comparison of reporting units to similar companies utilizing a purchase multiple of earnings before interest, taxes, depreciation and amortization ("Market Approach"). These valuations are considered Level 3 measurements. Key assumptions used in this model include future cash flows, growth rates, discount rates, capital needs and projected margins, among other factors.

          If the carrying amount of the reporting units exceeds its fair value, goodwill is considered potentially impaired and a second step is performed to measure the amount of impairment loss. In the second step of the goodwill impairment test, we compare the implied value of the reporting unit's goodwill with the carrying value of that unit's goodwill. If the carrying value of the reporting unit's goodwill exceeds the implied value, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. Accordingly, the fair value of a reporting unit is allocated to all the assets and liabilities of that unit, including intangible assets, and any excess of the value of the reporting unit over the amounts assigned to its assets and liabilities is the implied value of its goodwill.

          We test goodwill for impairment as of the first day of our last fiscal quarter. Based on this analysis, no impairment of goodwill was recorded for all years presented and we are not currently aware of any material events that would cause us to reassess the fair value of our goodwill and trade name intangible assets. Estimates utilized in the future evaluations of goodwill for impairment could differ from estimates used in the current period calculations. Unfavorable future estimates could result in an impairment of goodwill.

          The most significant assumptions used in the Income Approach to determine the fair value of our reporting units in connection with impairment testing include: (i) the discount rate, (ii) the expected long-term growth rate and (iii) future cash flows projections. If we used a discount rate that was 50 basis points higher or used an expected long-term growth rate that was 50 basis points lower or used future cash flow projections that were 50 basis points lower in our impairment analysis of goodwill for the fiscal year ended December 25, 2012, it would not have resulted in either reporting unit's carrying value exceeding its fair value. In addition, future changes in market conditions will impact estimates used in the Market Approach and could result in an impairment of goodwill. The estimated fair values of our golf and country clubs and business, sports and alumni clubs reporting units both exceeded their carrying values by approximately 10%.

          As of December 25, 2012 and December 27, 2011, we had $113.1 million and $113.1 million, respectively, of goodwill allocated to the golf and country club segment and $145.4 million and $151.9 million, respectively, of goodwill allocated to the business, sports and alumni clubs segment.

Income Taxes

          Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recognized. Judgment is required in addressing the future tax consequences of events that have been recognized in our financial statements or tax returns (e.g., realization of deferred tax assets, changes in tax laws or interpretations thereof). A change in the assessment of the outcomes of such matters could materially impact our consolidated financial statements. We may be liable for proposed tax liabilities and the final amount of taxes paid may exceed the amount of applicable reserves, which could reduce our profits.

          We recognize the tax benefit from an uncertain tax position only if it is "more likely than not" that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the position. If the position drops below the "more likely than not" standard, the benefit can no longer be recognized. Assumptions, judgment and the use of estimates are required in determining if the "more likely than not" standard has been met when developing the provision for income taxes. We recognize accrued interest and penalties related to uncertain tax positions as a component of income tax expense.

          We may be subject to examination of our income tax returns by the IRS and other tax authorities. We are currently undergoing an audit of certain components of the tax return for the year ended December 28, 2010, which includes the consummation of the ClubCorp Formation. In addition, certain of our subsidiaries are under audit in Mexico for the 2008 and 2009 tax years. Should the estimates and judgments used in these tax returns prove to be inaccurate, our financial results could be materially affected.

          As of June 11, 2013 and December 25, 2012, we have recorded $54.5 million and $52.7 million, respectively, of unrecognized tax benefits related to uncertain tax positions, which are included in other liabilities in our consolidated condensed balance sheets included elsewhere in this prospectus.

Recently Issued Accounting Pronouncements

          In May 2011, the Financial Accounting Standards Board ("FASB") released Accounting Standards Update No. 2011-04 ("ASU 2011-04"), Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS's. The update generally clarifies fair value measurement guidance and requires certain additional disclosures related to fair value. The update also includes instances where a particular principle or requirement for measuring fair value has changed. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. We adopted this standard in the first quarter of 2012 by including additional fair value disclosures.

          In June 2011, the FASB released Accounting Standards Update No. 2011-05 ("ASU 2011-05"), Presentation of Comprehensive Income. The update enhances the presentation of comprehensive income by requiring presentation either in a single statement of comprehensive income or in two consecutive statements. The update requires presentation of each component of net income and other comprehensive income, along with total net income, total other comprehensive income and total comprehensive income. The FASB subsequently deferred the effective date of certain provisions of this standard pertaining to the reclassification of items out of accumulated other comprehensive income, pending the issuance of further guidance on that matter. ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. We adopted this standard in the first quarter of 2012 by including total comprehensive income (loss) in our consolidated statements of operations and comprehensive income (loss).

          In February 2013, the FASB issued Accounting Standards Update No. 2013-02 ("ASU 2013-02"), Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The update clarifies how to report the effect of significant reclassifications out of accumulated other comprehensive income. ASU 2013-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2012 and is to be applied prospectively. Our adoption of this ASU in the first quarter of 2013 did not materially change the presentation of our consolidated condensed financial statements.

          In February 2013, the FASB issued Accounting Standards Update No. 2013-04 ("ASU 2013-04"), Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed as the Reporting Date. ASU 2013-04 requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance in the update also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of ASU 2013-04 is not expected to have a material impact on our consolidated condensed financial statements.

          In July 2013, the FASB issued Accounting Standards Update No. 2013-11 ("ASU 2013-11"), Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. ASU No. 2013-11 clarifies that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of ASU 2013-11 is not expected to have a material impact on our consolidated condensed financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

          Our indebtedness consists of both fixed and variable rate debt facilities. As of June 11, 2013, the interest rate on our term loan facility was the higher of (i) a 5.0% Floor or (ii) an elected LIBOR plus a margin of 3.75%. We entered into an interest rate cap agreement which matures in December 2014 and limits our exposure on the elected LIBOR rate to 2.0% on a notional amount of $155 million. Subsequent to the 24 weeks ended June 11, 2013, on July 24, 2013, Operations entered into a second amendment to the credit agreement governing the Secured Credit Facilities which reduced the interest rate on our term loan facility to the higher of (i) 4.25% or (ii) an elected LIBOR plus a margin of 3.25%, with an additional reduction to the higher of (i) 4.0% or (ii) an elected LIBOR plus a margin of 3.0%, upon successful completion of an initial public offering with proceeds of at least $50.0 million. As of July 24, 2013, LIBOR was 0.19%, which is below the Floor. As a result, a hypothetical 0.50% increase in LIBOR would not result in an increase in interest expense.

Foreign Currency Exchange Risk

          Our investments in foreign economies include three golf properties in Mexico and one business club in China. We translate foreign currency denominated amounts into U.S. dollars and we report our consolidated financial results of operations in U.S. dollars. Because the value of the U.S. dollar fluctuates relative to other currencies, revenues that we generate or expenses that we incur in other currencies could increase or decrease our revenues or expenses as reported in U.S. dollars. Total foreign currency denominated revenues and expenses comprised approximately 0.9% and 0.8% of our consolidated revenues and expenses, respectively, for fiscal year ended December 25, 2012.

          Fluctuations in the value of the U.S. dollar relative to other currencies could also increase or decrease foreign currency transaction gains and losses which are reflected as a component of club operating costs. Total foreign currency transaction losses for the fiscal year ended December 25, 2012 were $0.1 million.

BUSINESS

General

          Founded in 1957, we are a membership-based leisure business and a leading owner-operator of private golf, country, business, sports and alumni clubs in North America. Our portfolio of 152 owned or operated clubs, with over 147,000 memberships, serves over 360,000 individual members. We are the largest owner of private golf and country clubs in the United States and own the underlying real estate for 81 of our 103 golf and country clubs (consisting of over 18 thousand acres of fee simple real estate). We lease, manage or operate through joint ventures the remaining 22 golf and country clubs. Likewise, we own one business club and lease, manage or operate through a joint venture the remaining 48 business, sports and alumni clubs. Our facilities are located in 24 states, the District of Columbia and two foreign countries. Our golf and country clubs are designed to appeal to the entire family, fostering member loyalty which we believe allows us to capture a greater share of our member households' discretionary leisure spending. Our business, sports and alumni clubs are designed to provide our members with a "home away from home" where they can work, network and socialize in private upscale locations. We offer our members privileges throughout our collection of clubs, and we believe that our diverse facilities, recreational offerings and social programming enhance our ability to attract and retain members across a number of demographic groups. We also have alliances with other clubs, resorts and facilities located worldwide through which our members can enjoy additional access, discounts, special offerings and privileges outside of our owned and operated clubs. Given the breadth of our products, services and amenities, we believe that we offer a compelling value proposition to our members.

ClubCorp's Diverse Portfolio of Owned and Operated Clubs

          ClubCorp began with one country club in Dallas, Texas with the basic premise of providing a first-class club membership experience. We later expanded to encompass multiple locations, making us one of the first companies to enter into the business of professional ownership and operation of private golf and country clubs. In 1966, we established our first business club with the belief that we could profitably apply our principle of delivering quality service and member satisfaction in a related line of business. In 1999, we began leveraging the breadth and geographic diversity of our clubs by offering our members various upgrade programs to take advantage of our portfolio of clubs and variety of amenities.

          In December 2006, we were acquired by affiliates of KSL, a private equity firm specializing in travel and leisure businesses. For fiscal year 2007 through June 11, 2013, we have invested over $370 million of capital to better position our clubs in their respective markets. This represents an investment of 7.8% of our total revenues, for such period, in our clubs to reinvent, upgrade, maintain, replace and build new and existing facilities and amenities focused on enhancing our members' experience.

          Through a combination of consumer research and experimentation, capital investment and relevant programming, we have sought to "reinvent" the modern club experience to promote greater usage of our facilities. We believe that greater usage results in additional ancillary spend and improved member retention. From 2007 through 2012, we retained an average annualized membership base of 83.7% in golf and country clubs and 75.3% in business, sports and alumni clubs, for a blended retention rate of 79.7%, for such period. From 2007 through 2012, we "reinvented" 12 golf and country clubs and 13 business, sports and alumni clubs through capital investment. In 2013, we are investing additional reinvention capital in 11 clubs, and we will continue to evaluate opportunities to apply our reinvention strategy in the future. We have created new membership programming, such as our O.N.E. offering that provides members access to benefits and special offerings in their local community, network-wide and beyond, in addition to benefits at their home club. In addition, from fiscal year 2007 through June 11, 2013, we have spent over $46 million to acquire eight golf and country clubs and to develop a new alumni club, further expanding our portfolio of clubs and broadening the reach of our network.

          Our operations are organized into two principal business segments: (1) golf and country clubs and (2) business, sports and alumni clubs. Our golf and country club segment includes a broad variety of clubs designed to appeal to a diverse group of families and individuals who lead an active lifestyle and seek a nearby outlet for golf, tennis, swimming and other outdoor activities. Our business clubs are generally located in office towers or business complexes and cater to business executives, professionals and entrepreneurs with a desire to entertain clients, expand their business networks, work and socialize in a private, upscale location. Our sports clubs include a variety of fitness and racquet facilities. Our alumni clubs are associated with universities with large alumni networks, and are designed to provide a connection between the university and its alumni and faculty. For example, the University of Texas has approximately 450,000 alumni and was ranked the 12th largest degree-granting university as of 2010 with over 51,000 enrolled students.

          For the fiscal year ended December 25, 2012, golf and country clubs accounted for 77% of our total revenues and business, sports and alumni clubs accounted for 23% of our total revenues. The following charts provide a breakdown of total revenues for the fiscal year ended December 25, 2012 by segment and type:

Club Revenue by Segment	Total Revenue by Type

Competitive Strengths

          Membership-Based Leisure Business with Significant Recurring Revenue.    We operate with the central purpose of building relationships and enriching the lives of our members. We focus on creating a dynamic and exciting setting for our members by providing them with an environment in which to engage in a variety of leisure, recreational and networking activities. We believe our clubs have become an integral part of many of our members' lives and, as a result, the vast majority of our members retain their memberships each year, even during the recent recession.

          Our large base of memberships creates a stable recurring revenue stream. As of June 11, 2013, our owned and operated clubs have over 147,000 memberships, including over 360,000 individual members. For the fiscal year ended December 25, 2012, membership dues totaled $347.1 million, representing 46.0% of our total revenues. During the same time period, our membership retention was 83.6% in golf and country clubs and 77.1% in business, sports and alumni clubs for a blended retention rate of 80.7%.

          The following charts present our membership count and annual retention rates for our two business segments for the past 10 years:

          The proven strength and resiliency of our membership base from peak to trough is an attractive attribute of our business. We believe that if our members remain satisfied with their club experience, they will remain loyal and frequent users of our clubs, reducing our sensitivity to adverse economic conditions and providing us with operating leverage in favorable economic conditions and a recovering real estate market. Although we experienced a decline of 2.4% in average memberships on a compounded basis from 2008 to 2012, total revenue per average membership increased four out of the five years. Revenue per average membership increased 5.6% in 2008, decreased 4.5% in 2009 and increased by 2.5%, 6.0% and 4.4%, for 2010, 2011 and 2012, respectively. According to our 2012 fiscal year data, an average member visits one of our clubs 30 times per year with an average spend of $4,100 per year, including dues. An average golf member visits one of our clubs 57 times per year with an average spend of $7,200 per year, including dues.

          We believe that the demographics of our member base are also an important attribute of our business. According to data provided by Buxton, a database and mapping service, based on the addresses of our members, an analysis for our golf and country club members indicates that they have on average an annual household income of $180,000 to $200,000 and a primary home value of $500,000 to $600,000. An analysis from the same database for our business, sports and alumni club members indicates that they have on average an annual household income of $155,000 to $180,000 and a primary home value of $440,000 to $550,000. We believe that these demographic profiles were more resilient during the recent recession, and we believe they will spend more in an improving economy and recovering real estate market than the general population, although there is no guarantee they will do so.

          Nationally-Recognized and Award-Winning Clubs.    Our golf and country clubs, with approximately 134 18-hole course equivalents, represent the core assets of our company and are strategically concentrated in sunbelt markets and other major metropolitan areas. We believe that our clubs are among the top private golf clubs within their respective markets based on the quality of our facilities, breadth of amenities and number of relevant programs and events. These clubs are anchored by our golf courses, over one third of which were designed by some of the world's best-known golf course architects, including Jack Nicklaus, Tom Fazio, Pete Dye, Arthur Hills and Robert Trent Jones. Likewise, a number of our clubs have won national and local awards and have appeared on national and local "best of" lists for golf, tennis and dining including:

  •
  Firestone Country Club — "Top 50 Private Clubs" (2010-2011 Golf World)

  •
  LPGA International — "America's Top 50 Courses for Women" (2013 Golf Digest)

  •
  Oak Tree Country Club — "America's Toughest Golf Courses" (2011-2012 Golf Digest)

  •
  Aspen Glen Club, Southern Trace Country Club, The Hills Country Club at Lakeway and Firestone Country Club — each named in their respective states "Best-in-State" (2011 Golf Digest)

  •
  Brookhaven Country Club — "Best Overall Family Club" — Dallas/Fort Worth "The Best in Private Clubs" List (2013 Avid Golfer Magazine)

          The operations and maintenance of our golf courses and facilities have led to our selection as host of several high-profile events, leading to local and national media recognition as well as event revenue, club utilization and membership sales. In the past year, we hosted the following events at our courses:

  •
  The World Golf Championships — Bridgestone Invitational at Firestone Country Club

  •
  The LPGA Kraft Nabisco Championship at Mission Hills Country Club

  •
  The LPGA Shootout at Las Colinas Country Club

  •
  The Web.com Midwest Classic Presented by Cadillac at Nicklaus Golf Club at LionsGate

  •
  The Open Championship qualifier at Gleneagles Country Club

          Outside of our golf offering, our clubs provide a variety of additional amenities and services that we believe appeal to the whole family, such as well-appointed clubhouses, a variety of dining venues, event and meeting spaces, tennis facilities, exercise studios, personal training, spa services, resort-style pools and water features and outdoor gathering spaces. We offer over 600 tennis courts across more than 60 clubs, and our Brookhaven Country Club features a nationally-recognized private tennis facility.

          Many of our 49 business, sports and alumni clubs are located in the heart of the nation's influential business districts, with locations in 17 of the top 25 metropolitan statistical areas, and offer an urban location for professionals to network with colleagues, conduct business and socialize with friends. We believe our business clubs are choice locations for regional and local business and civic receptions with business amenities to support these events. These clubs also host numerous upscale private events, such as weddings, bar and bat mitzvahs and holiday parties. These events generate traffic flow through our clubs, helping to drive membership sales and club utilization. In addition, the six alumni clubs we operate offer a unique setting for alumni and faculty to share common heritage and experiences.

          Expansive Portfolio of Clubs and Alliances Providing Scale.    As the largest owner-operator of private clubs in the United States, we believe that our expansive portfolio of clubs allows us to drive membership growth by providing a compelling value proposition through product variety. By clustering our clubs, many of our members have local access to both urban business-focused clubs as well as suburban family-oriented clubs. For an incremental monthly charge, our reciprocal access program gives our members access to our owned and operated clubs, as well as the facilities of others with which we have an alliance relationship, both domestically and internationally. For example, a member of one of our Dallas-Fort Worth area clubs who participates in the O.N.E. program could travel to Palm Springs, California and play the Dinah Shore course at our Mission Hills Country Club. As of December 25, 2012, approximately 40% of our members took advantage of one or more of our upgrade programs, as compared to 38% of members as of the end of the prior fiscal year. Incremental dues relating to our upgrade programs accounted for approximately $28 million of our annual dues for the fiscal year ended December 25, 2012. By providing members with numerous services and amenities that extend beyond their home clubs to all of the clubs we own and operate and the clubs with which we have alliances, we believe we can drive membership growth and create a key market differentiator which would be difficult for our competitors to replicate.

          Our established alliances feature leisure-oriented businesses including hotels such as The Ritz-Carlton, Hotel Del Coronado, Mandarin Oriental, and Omni Hotels and Resorts including La Costa Resort and Spa, and Barton Creek Resort & Spa; ski resorts such as Squaw Valley, Vail and Whistler Blackcomb; and restaurants such as Emeril Lagasse and The Capital Grille, as well as numerous other venues worldwide that provide discounts, upgrades and complimentary items or services. For example, our members receive 10% or more off best-available rates at select hotels and resorts, as well as special access and VIP packages to events such as The Masters and the U.S. Open Golf and Tennis Championships.

          We believe the size of our portfolio of clubs provides us with significant economies of scale, creating operational synergies across our clubs and enabling us to consolidate our human resources, sales and marketing, accounting and technology departments. We also benefit from centralized purchasing to receive preferred pricing on supplies, equipment and insurance.

          Diversification.    As a result of our size and geographic diversity, our operating revenues and cash flows are not reliant on any one club or geographic region. Our 10 largest clubs by revenue accounted for 22.6% of our club revenues for the fiscal year ended December 25, 2012, as shown in the following chart:

Club	Location	Revenue (in thousands)	% of Club Revenue
Firestone Country Club	Ohio	$24,048	3.2%
Coto de Caza Country Club	California	$20,410	2.7%
The Clubs of Kingwood	Texas	$20,303	2.7%
Mission Hills Country Club	California	$19,887	2.6%
Gleneagles Country Club	Texas	$17,646	2.3%
Stonebriar Country Club	Texas	$16,213	2.1%
Brookhaven Country Club	Texas	$15,078	2.0%
Braemar Country Club	California	$13,374	1.8%
The Hills Country Club at Lakeway	Texas	$11,999	1.6%
Anthem Golf and Country Club	Arizona	$11,881	1.6%

		$170,839	22.6%

          We have strategic concentrations of golf and country clubs in Texas, California and Florida, representing 31%, 21% and 6%, respectively, of total club revenue for the fiscal year ended December 25, 2012. While we have greater presence in these states where climates are typically conducive to year-round play, we believe that the broad geographic distribution of our portfolio of clubs helps mitigate the impact of adverse regional weather patterns and fluctuations in regional economic conditions. To allow for maximization of golf rounds, we employ a corporate director of agronomy and regional golf superintendents who oversee our strong agronomic practices, helping to extend golf play throughout the climate zones in which we operate.

          Ownership and Control of Golf and Country Clubs.    As the fee simple real estate owner for 81 of our 103 golf and country clubs, we believe that we have an advantage over other clubs as we retain the ability to maximize the value of our clubs and business. By owning the real estate underlying our clubs, we have been able to implement capital plans that inure to our benefit and generate positive returns on our investments. Owning many of our assets also gives us the ability to recycle our capital by selling underperforming clubs or non-essential tracts of land.

          Seasoned Management Team.    We have a highly experienced professional management team. Our seven current executive officers had a combined 182 years of related career experience, including on average over 20 years of hospitality and club specific experience through the end of fiscal year 2012. Eric Affeldt has acted as President and Chief Executive Officer for ClubCorp since December 2006 and has over 22 years of experience leading golf and resort companies, including as president and chief executive officer of KSL Fairways Golf Corporation, as well as general manager for Doral Golf Resort & Spa in Miami and PGA West and La Quinta Resort & Club in California. Curt McClellan, our Chief Financial Officer and Treasurer, has been with our company since November 2008 and is responsible for leading the corporate finance and accounting teams. The operational heads of our two business segments, Mark Burnett and David Woodyard, have significant tenure in their fields with over 55 years of combined experience managing golf and country clubs and business, sports and alumni clubs.

          We have also attracted and retained qualified general managers for our clubs. Our club general managers average over 10 years of service with us. These managers are tasked with the day-to-day responsibility of running the clubs and executing the strategic direction of senior management.

          Even during the recent economic recession, our management team continued to drive new membership sales, mitigate member attrition and increase cash flows by delivering value to our members through modernization and enhancement of our clubs and program offerings and reducing operational costs. As a result, annual Segment EBITDA grew $3.5 million, or 2.5%, from 2007 to 2010, despite an annual total revenue decline of $64.6 million over the same time period.

Business Strategy

          Attracting and retaining members and increasing member usage by providing the highest quality club experience are the biggest drivers of our revenue growth. In order to drive revenue growth, we use the following strategies:

          Employ Experienced Membership Sales Force.    We employ approximately 170 club-based, professional sales personnel who are further supported by an array of regional and corporate sales and marketing teams. Our sales team receives comprehensive initial and ongoing sales training through our internally developed "Bell Notes" training program that we believe addresses all elements of the sales process from member prospecting to closing the sale and onboarding the new member. Our sales efforts are driven at an individual club, regional and national level. Club level membership sales are targeted to individual households in the local community and bolstered by referrals from existing members, real estate brokers and developers. Regional sales management ensures sales plan execution and identifies additional prospecting opportunities that match the demographic data of existing club members such as household income or the propensity to play golf. Our national sales and marketing team is led by four corporate professionals with over 100 years of collective experience with us, and their efforts include creating core and strategic membership offerings and corporate rate memberships.

          We periodically obtain feedback from our membership base to effectively understand current membership demographics and preferences to better target member prospects. For example, in 2012, with the improving macro-economic environment, we launched a national family legacy program that allows members to invite extended family to join any of our clubs with promotional pricing. As of June 11, 2013, we had approximately 1,200 memberships enrolled in this program. In April 2009, we implemented regional young executive programs in our Dallas and Houston clubs with special pricing that feature multi-club access and professional networking events. As of June 11, 2013, we had over 950 memberships enrolled in the young executive programs. We believe our well-trained and incentivized sales team will continue to drive membership growth and we believe we are well-positioned to capitalize on improving economic conditions.

          Leverage Our Portfolio and Alliance Offerings.    We offer a variety of products, services and amenities through upgrade offerings that provide members access to our portfolio of clubs and leverage our alliances with other clubs, resorts and facilities both domestically and internationally.

          In 2010, we strategically introduced our O.N.E. program and have continued to market it aggressively across most of our golf and country clubs. O.N.E. is an offering that combines what we refer to as "comprehensive club, community and world benefits." With this offering, members receive 50% off a la carte dining at their home club; preferential offerings to clubs in their community (including those owned by us), as well as at local spas, restaurants and other venues; and complimentary privileges to more than 200 golf and country, business, sporting and athletic clubs when traveling outside of their community with additional offerings and discounts to more than 700 renowned hotels, resorts, restaurants and entertainment venues. These programs are designed to increase our recurring monthly revenues while providing a value proposition to our members that helps drive increased usage of our facilities. As of June 11, 2013, 70 of our clubs offer the O.N.E. program to their members. Since inception, 52% of our new members joined under our O.N.E. program at clubs where it is offered as compared to 35% of new members who purchased upgraded product offerings prior to the introduction of the O.N.E. program. At the end of 2012, use of our facilities by members outside of their home club increased by 28% as a result of the introduction of the O.N.E. program. Food and beverage revenues increased 14% from 2010 to 2012, which we largely attribute to our enhanced dining venues and offerings, including O.N.E., and the recovering economy and greater consumer spend. We continue to evaluate opportunities for further expansion of the O.N.E. offering into additional geographic areas.

          We have established alliances with other leisure-oriented businesses, whereby members of our clubs have usage privileges or receive special pricing at such properties. We target alliances with recognized brands that appeal to our members. According to the 2013 U.S. Affluent Travel and Leisure report by Resonance, the Ritz-Carlton, with whom we have an alliance, is ranked in the top five preferred brands for affluent households and is the premier brand for high net worth households. Other leading brand alliances include but are not limited to La Costa Resort and Spa, Barton Creek Resort & Spa and other Omni hotels and resorts, Pinehurst Resort, hotels such as Hotel Del Coronado and Mandarin Oriental, ski resorts such as Squaw Valley, Vail and Whistler-Blackcomb, and restaurants such as Emeril Lagasse and The Capital Grille, as well as numerous other alliances that provide discounts, complimentary upgrades, services or items. We have revenue sharing arrangements with some of these properties and we do not incur additional costs to enter into such alliances. The benefits offered are generally paid for by our members at the time of use.

          We market and promote our member benefits through our in-house marketing tools, including member e-newsletters and e-communications, our internally developed online Benefits Finder, other social media applications and our quarterly-distributed proprietary Private Clubs magazine. Our strategic alliance partners also support our marketing efforts with targeted advertisement, including direct mail. We make reservations convenient for members by providing an in-house concierge (ClubLine), and by offering access to an inventory of VIP tickets through our own web portal (TicketLine). Members may also directly access discounted hotel rates of up to 40% off retail rates at thousands of hotels worldwide through Find Hotels, an online tool connecting members to a wholesale travel company with whom we have an alliance. We continually seek additional reciprocal arrangements and alliances with other hospitality-oriented businesses that can further enhance our members' variety of choices extending beyond their home club.

          Develop New and Relevant Programming.    Members who frequently utilize our facilities typically tend to spend more at our clubs and remain members longer. As a result, we believe that there are significant opportunities to increase operating revenues by making our clubs more relevant to our members. In 2009, we developed a reporting tool we refer to as the "Member Dashboard" to analyze and drive member activity and club utilization. The Member Dashboard identifies members' visits and allows us to personally engage with our members and encourage them to use their club and its amenities. We capture a member's interest profile when a member joins a club and we study member usage patterns and obtain feedback from our members periodically to keep our offerings relevant to members' changing lifestyles. Our goal is to provide numerous opportunities for all members and their families to utilize our facilities.

          Over the past several years, key elements of our strategy have included making our golf and country clubs more family friendly and accessible. To make it more convenient for members to learn the game of golf, we have expanded practice facilities, enhanced teaching programs and created "Fastee Courses" where tees are placed forward to shorten the yardage of each hole to ease play and reduce the time commitment. We have also added family-oriented water recreation facilities in our pool areas, refitted fitness centers and redesigned our food and beverage outlets to be more contemporary and casual allowing for anytime usage. Many of our golf and country clubs offer summer camps and other youth programming, including junior golf leagues and swim teams. We believe these program offerings have been well received by both new and existing members, with ancillary revenue per average membership improving 5.4% for the fiscal year ended December 25, 2012 compared to the fiscal year ended December 28, 2011, and 7.9% for the fiscal year ended December 28, 2011 compared to the fiscal year ended December 28, 2010.

          Many of our facilities contain significant banquet and catering facilities for use by both members and the community at large. We host events ranging from weddings, to bar and bat mitzvahs, to business meetings, to civic organization gatherings, which often serve as the first introduction of our clubs to prospective members. Our extensive portfolio of business, sports and alumni clubs also provides our members access to a network of other civic and business leaders, and our clubs endeavor to host high profile social and civic events in order to become central to the community in which we operate.

          Members also participate in clubs within their club, whereby members with similar interests come together for recreational, educational, charitable, social and business-oriented purposes. We believe this reinforces the club becoming integral to the lives of our members. Our individual clubs also benefit from member participation on their board of governors and numerous committees providing us valuable feedback and recommendations for further improvements to our programming offerings. We will continue to promote activities and events occurring at members' home clubs, and believe we can further tailor our programming to address members' particular preferences and interests.

          Take Advantage of Improving Economic Conditions.    We believe improving economic conditions and improvements in local housing markets reinforce the foundation for membership growth. Although some of the metropolitan areas where we operate clubs were disproportionately affected by the recent economic downturn, related decline in home prices and increase in foreclosure rates, our membership base remained resilient, which we believe can be attributed to our favorable membership demographics. Economic indicators, such as increased consumer confidence, discretionary spending and home sales and construction, support an environment where we believe prospective members will choose to join our clubs.

          Membership growth is, in part, driven by sales of homes in neighborhoods where our clubs are located as those who purchase homes in those areas are more likely to join the neighboring country club. We believe that the slowdown in housing sales negatively impacted membership sales in 2007, 2008 and 2009 in particular. For example, at Coto de Caza, one of our country clubs in a gated community in Orange County, California, annual sales of existing homes declined on average by 30% during that three-year period compared with 2006 home sales. By contrast, in 2010, 2011 and 2012, housing sales in Coto de Caza have increased on average by 67% in each case compared with 2009 sales. New membership sales for our Coto de Caza club in 2012 increased 16.9% as compared to 2011 and 33.5% as compared to 2009.

 Total Membership Trend Compared to Home Sales Trend

Source: National Association Of Realtors® (existing home sales), Census Bureau (new home sales).

          In our business, sports and alumni clubs segment, improvements in the commercial leasing market support the attraction of new members. For example, in 2010, occupancy in the AON Building in Chicago, where our Mid-America Club is located, was 69.4%. As of June 11, 2013, occupancy has increased to 81.6%, and our membership at the Mid-America Club increased 8.3% over the same period. We believe our alumni clubs are less impacted by local economic conditions as the membership tends to draw from a larger geographical area.

          Reinvent Through Strategic Capital Investment.    We believe our ability to conceptualize, fund and execute club reinventions gives us a significant competitive advantage over member-owned and individual privately-owned clubs, which may have difficulty gaining member consensus and financial backing to execute such improvements. In 2007, we embarked on the "reinvention" of our clubs through strategic capital investment projects designed to drive membership sales, facility usage and member retention. We believe this strategy results in increased member visits during various parts of the day for both business and pleasure, allowing our clubs to serve multiple purposes depending on the individual needs of our members. Additionally, our investments have enabled us to take appropriate price adjustments.

          Elements of reinvention capital expenditures include "Touchdown Rooms", which are small private meeting rooms allowing members to hold impromptu private meetings while leveraging the other services of their club. "Anytime Lounges" provide a contemporary and casual atmosphere to work and network, while "Media Rooms" provide state of the art facilities to enjoy various forms of entertainment. Additional reinvention elements include refitted fitness centers, enhanced pool area amenities such as shade cabanas, pool slides and splash pads, redesigned golf practice areas for use by beginners to avid golfers, and newly created or updated indoor and outdoor dining and social gathering areas designed to take advantage of the expansive views and natural beauty of our clubs.

          From 2007 through June 11, 2013, we invested over $370 million, or 7.8% of total revenue, to reinvent, upgrade, maintain, replace and build new and existing facilities and amenities. Much of our invested capital included adding reinvention elements to many of our clubs, including the construction or remodeling of approximately 20 fitness facilities and 60 dining venues, the addition of three family-oriented outdoor water related amenities and improvements to approximately 800 holes of golf. As of December 25, 2012, 25 of our clubs were considered "major reinvention" clubs and received significant reinvention capital. We define "major reinvention" clubs as those clubs receiving $750,000 or more gross capital spend on a project basis.

          In 2011 and 2012, major reinvention projects included, but were not limited to:

  •
  Las Colinas Country Club in Irving, Texas

  •
  The Hills of Lakeway in Austin, Texas

  •
  The Clubs of Kingwood in Kingwood, Texas

  •
  Silicon Valley Capital Club in San Jose, California

  •
  Center Club Costa Mesa in Costa Mesa, California

  •
  The City Club of Washington in Washington, DC

          The recent renovation at Las Colinas Country Club in Irving, Texas is an example of how we profit from major renovation projects. From 2011 to early 2012, we invested approximately $2.0 million to renovate the clubhouse as part of our reinvention strategy. We believe this investment contributed to a 36.5% and 20.0% increase in revenue and membership, respectively, for the fiscal year ended December 25, 2012, compared to pre-construction revenue and membership for the fiscal year ended December 28, 2010.

          At our business clubs, we have benefited from landlord contributions towards the cost of our business club reinvention. Landlords often see our clubs as amenities that improve the building's overall appeal for its tenants and, as such, are willing to help fund improvements. From 2007 through 2012, we received landlord contributions at 12 of our 13 reinvented business, sports and alumni clubs totaling approximately $20.4 million, representing over 40% of the total reinvention investment. Additionally, we expect approximately $4.8 million in tenant improvement allowances during fiscal year 2013 under the terms of the respective lease agreements. We believe that these leasehold improvements also favorably position us to capitalize on the improving economy.

          The reinvention capital investments made at the Silicon Valley Capital Club in San Jose, California further demonstrate how we are profiting from such projects. From mid-2011 through early 2012, we invested approximately $2.8 million, of which $0.8 million was funded by the landlord for tenant improvements. We believe this investment contributed to a 32.0% and 18.4% increase in revenue and membership, respectively, for the fiscal year ended December 25, 2012, compared to pre-construction revenue and membership for the fiscal year ended December 28, 2010.

          Our reinvention concept was based on consumer research conducted during the recent recession. Through this research, we analyzed how members were using our facilities, why members joined and why some subsequently resigned. This research was utilized to develop physical and programming changes to better suit our members' preferences and needs. Based on our data, in 2012, our members visited our reinvented golf and country clubs an average of 24.0% more frequently than members of non-reinvented clubs and members visited our reinvented business, sports and alumni clubs an average of 69.1% more frequently than non-reinvented clubs.

          As of June 11, 2013, we have major reinventions currently underway at 11 of our clubs. We spent $17.7 million on reinvention capital in 2012 and anticipate spending approximately $26.0 million in fiscal year 2013. Further, we have identified additional projects at more than 15 golf and country clubs and seven business, sport and alumni clubs where we may strategically invest capital during fiscal years 2014 and 2015. We believe these additional major reinvention projects represent opportunities to increase revenues and generate a positive return on our investment, although we cannot guarantee such returns. We will continue to identify and prioritize capital projects for fiscal years 2015 and beyond to add reinvention elements.

          Pursuing Selected Acquisitions.    Acquisitions allow us to expand our portfolio and alliance offerings. We believe the ability to offer access to our collection of clubs provides us a significant competitive advantage in pursuing acquisitions. Newly acquired clubs may generally benefit from additional capital and implementation of our reinvention strategy. We believe that the unique benefits that we have to offer, such as a no member assessments for capital improvements policy as well as our ability to consummate acquisitions and improve operations, provide us a unique competitive advantage in pursuing potential transactions. We believe there are many attractive acquisition opportunities available and we continually evaluate and selectively pursue these opportunities to expand our business. We actively communicate with other club operators, their lenders and boards of directors who may seek to dispose of their club properties or combine membership rosters at a single club location. We also evaluate joint ventures and management opportunities that allow us to expand our operations and increase our recurring revenue base without substantial capital outlay. When we do make strategic acquisitions, we do so only after an evaluation to satisfy ourselves that we can add value given our external growth experience, facility assessment capabilities, operational expertise and economies of scale. For example, in 2010, we acquired the Country Club of the South outside of Atlanta, Georgia (which had been foreclosed upon) for approximately $7.4 million, or less than one-third of its replacement cost. Thereafter, we invested $2.0 million in reinvention elements and in 2012, our second full year of operation, our revenue and membership increased by 9.6% and 8.2%, respectively over the prior year.

          In 2011 and 2012, we took advantage of market conditions to expand our portfolio, including the acquisition of Hartefeld National Golf Club, a bank-held private golf and country club in Avondale, Pennsylvania, the acquisition of three golf and country club properties in the Long Island area of New York and the acquisition of Canterwood Golf and Country Club, a previously member-owned club in the Seattle, Washington area. During 2012, we also entered into new agreements to manage and operate LPGA International, a semi-private golf and country club in Daytona Beach, Florida and Hollytree Country Club, a private country club in Tyler, Texas. In May 2013, we acquired Oak Tree Country Club, a private golf club in Edmond, Oklahoma and in June 2013, we acquired Cherry Valley Country Club, a private golf club in Skillman, New Jersey.

          In addition to our domestic initiatives, we believe there is an attractive market to extend our private club expertise through international management arrangements. As of June 11, 2013, we have two management agreements for business clubs currently being developed in Tianjin, China and Hefei, China, in addition to our existing club in Beijing, China. Going forward, we will also consider selectively expanding our international operations.

Industry and Market Opportunity

          Our company is a membership-based leisure business closely tied to consumer discretionary spending. We believe that we compete for these discretionary consumer dollars against such businesses as amusement parks, spectator sports, ski and mountain resorts, fitness and recreational sports centers, gaming and casinos, hotels and restaurants. We believe that we will benefit from the recovery taking place in the leisure industry as evidenced by recent trends in gross domestic product ("GDP") growth within our industry. According to the BEA, from 2011 to 2012, leisure and hospitality industry's GDP growth increased by 3.5%, outperforming overall U.S. GDP growth of 2.2% during the same period.

Year Over Year % Change in Leisure GDP (1)(2)

Source: Bureau of Economic Analysis.

(1)
Leisure represents the BEA defined industry of arts, entertainment, recreation, accommodation and food services.

(2)
GDP represents value added; according to the BEA, value added by industry is a measure of the contribution of each industry to the nation's GDP.

          Favorable Macro-Economic Trends.    We believe that our industry and business are generally affected by macro-economic conditions and trends. Evidence of those trends from calendar year 2008 to 2012 include, the S&P 500 increasing 72%, home sales volume (including new home and existing home sales) marginally decreasing from 9.8 million to 9.3 million, according to the Bureau of the Census and the National Association of Realtors, median home prices of existing homes increasing from a 2008 low of $175,700 to $180,200 at the end of December 2012, according to the National Association of Realtors, and the consumer discretionary index increasing from $10.0 trillion to $11.4 trillion, as reported by the BEA. We believe that as the economy continues to recover from recession lows, our industry will continue to benefit. For nearly the past year and a half, the consumer sentiment index has remained above its five year average, according to Thomson Reuters/University of Michigan. We believe that as consumer confidence and disposable income increase, our clubs will benefit from increased leisure and discretionary dollars spent as individuals and families look to expand recreational activities and social interactions.

Source: Thomson Reuters and University of Michigan.	Source: Bureau of Economic Analysis.

          Affluent Demographic.    According to data provided by Buxton, a database and mapping service, our members reside in locations where the average household income is in excess of $155,000. According to the Resonance Report for 2013, which relies on estimates from the Bureau of Labor Statistics, households with income of $150,000 or greater account for 36% of all consumer spending on social, recreation and health club memberships. We believe this demographic's share of discretionary spending is beneficial to our business.

Golf Industry Overview

          The operational and financial performance of our clubs have been, and we believe will continue to be, influenced by local, regional and national U.S. macro-economic trends. We primarily own and operate private golf and country clubs for which we believe demand is generally more resilient to economic cycles than public golf facilities and other hospitality assets, which we believe can be attributed to our favorable membership demographics.

          Golf Industry Trends.    We believe that golf industry trends are favorable to our private club membership model. The golf industry is characterized by varied ownership structures, including properties owned by corporations, member equity holders, developers, municipalities and others. Reports prepared by the National Golf Foundation ("NGF") show that during the 1990's and early 2000's, the industry suffered an overbuilding of public golf facilities, with over 3,160 public golf facility openings, increasing the supply of public golf by 39% and golfer growth could not keep pace with the new supply generated during this time period. NGF also reports that 2012 represented the seventh consecutive year in which total facility closures outnumbered openings, with a net reduction of 141 18-hole equivalent courses in 2012, of which private golf facilities represented 12, or 8.5%. Based on a count by NGF, 2012 year-end U.S. golf supply totaled 15,619 facilities comprised of 11,683 public facilities and 3,936 private golf clubs.

Golf Facilities in the U.S.	Net Change in Total Golf Course Supply(1)

Source: National Golf Foundation.	Source: National Golf Foundation.
(1) 18-hole equivalents

          Golfer Trends.    According to NGF estimates, core and avid golfers represent 56.0% of total golfers and represented approximately 94.0% of the $26.3 billion spent on golf in 2012. We believe that core and avid golfers are the most likely golfers to become private club members and according to private club trends last reported by NGF, private golf clubs have an average golfer spend of approximately $2,000 per year versus public clubs that have an average golfer spend of approximately $650 per year. Further, NGF reports that the typical private club member is 55 years old with an annual household income of approximately $125,000 whereas the typical public golfer is 47 years old with an annual household income of approximately $95,000.

          According to publications by NGF, the private golf club industry captures a more affluent segment of baby boomers than the industry as a whole, and we believe baby boomers will play a significant role in the future of the golf industry. Further, NGF believes that there is a pipeline of qualified member prospects with similar characteristics as our current members. NGF reports that in 2011, 48% of total golfers are under the age of 40.

Spend per Golfer	Golfers by Age

Source: National Golf Foundation.	Source: National Golf Foundation.

Business Club Industry Overview

          While there is no specific industry designation for our business, sports and alumni clubs, we believe utilization of our clubs is comparable to the restaurant and hospitality industries. Our business clubs are located in 17 of the top 25 Metropolitan Statistical Areas by population. Our business clubs include dining rooms, bar areas and private meeting rooms which allow members to entertain clients, conduct business and host social and corporate events.

          We believe that a favorable economic backdrop increases business activity (as measured by corporate profits and the success of the capital markets) and will positively affect the demand for our business clubs. According to the BEA, profits from current production increased 6.8% in 2012, compared with an increase of 7.3% in 2011. Similarly, the S&P 500 Index, a proxy for the performance of the broader public equity capital markets, has recently witnessed significant returns. On a total return basis, the S&P 500 is up approximately 45% over the past three years.

Source: Bureau of Economic Analysis.

          We anticipate that a continued influx of jobs into our key markets of operations will drive increased demand for our food and beverage and hospitality amenities and offerings. We believe the locations of our business clubs, which also serve as anchors to commercial towers and business centers, position us to capture increased spend from the growing work force that is recovering from the recent economic recession. Additionally, as business activity increases for working professionals, we believe private corporate sponsored events are likely to become more sought after.

Competition

          While our principal direct competitors are other golf, country or business clubs with similar facilities, we also compete for discretionary leisure spending with other types of recreational facilities and forms of entertainment including restaurants, sports attractions, hotels and vacation travel.

          We are the largest owner-operator of private golf and country clubs in the United States, with more than twice as many private golf and country clubs as the closest competitor, according to NGF. Overall, the golf industry is a highly fragmented competitive landscape with approximately 3,900 private golf clubs in the United States, of which approximately 15% were under corporate management according to NGF's 2012 year-end data. The data further concludes that the top 12 golf management companies, including ClubCorp, owned or managed 296 golf clubs, or 7.5% of the total private golf club market at the end of calendar year 2012. In fact only five other companies report owning or operating more than 25 private golf clubs in the United States. The U.S. Air Force Services Agency reports a total of 30 private clubs, Canongate and Troon Golf, LLC each report to own or operate 27 private clubs, while Century Golf Partners and American Golf Corporation each report a total of 26 private clubs as of December 31, 2012.

          We believe most of our competition is regionally or locally based and the level of competition for any one of our clubs depends on its location and proximity to other golf facilities relative to the location of our members. In several of our strategically concentrated markets, such as California, Texas and Florida, our ownership of multiple facilities allows us to offer access to multiple clubs both locally and beyond. While others have attempted to create their own access and benefit programs, we believe our product offerings would be difficult to replicate on a similar scale, given the size of our portfolio of clubs, geographic diversity of our clubs and our numerous alliances with other clubs, resorts and facilities.

          Competition for our business, sports and alumni clubs is dependent on the individual market, and the needs of the individual member. For members looking for a private dining experience, nearby restaurants are our primary competition. For members looking for places to conduct business, our competition includes other facilities that provide meeting space such as hotels and convention centers as well as places such as fast casual restaurants and coffee bars, where people can conveniently meet and conduct informal meetings and access the internet. For people looking for a place to hold a private party such as a wedding, our competition includes other catering facilities such as hotels and resort facilities.

Seasonality

          Golf and country club operations are seasonal in nature, with peak season beginning in mid-May and running through mid-September in most regions. Usage at our private golf and country clubs declines significantly during the first and fourth quarters, when colder temperatures and shorter days reduce the demand for outdoor activities. However, the seasonality of revenues for many of our golf and country clubs is partially mitigated by our strategic concentration in regions with traditionally warmer climates such as California, Texas and Florida. While nearly all of our golf and country clubs experience at least some seasonality, due to the recurring nature of our year round membership dues income, seasonality has a muted impact on our overall performance as compared to daily fee public golf facilities. Many of our golf and country clubs also offer other amenities such as dining, indoor tennis and fitness facilities, which provide revenue streams that are typically less affected by seasonality than our golf operations revenues. We consider the year-round recurring revenue stream to be one of the primary advantages of private club ownership. Our business clubs are less seasonal in nature, but typically generate a greater share of their annual revenues in the fourth quarter due to the holiday and year-end party season. In addition, the first, second and third fiscal quarters each consist of 12 weeks, whereas, the fourth quarter consists of 16 or 17 weeks of operations. As a result of these factors, we usually generate a disproportionate share of our revenues and cash flows in the second, third and fourth quarters of each year and have lower revenues and profits in the first quarter.

Sales and Marketing

          We promote our clubs through extensive marketing and sales programs that are designed to appeal to our existing members, prospective members or underrepresented demographic groups. For example, we responded to the younger age of prospective members in the industry with targeted membership programs for young executives. We have targeted similar programs for women and invest in family amenities that broaden the appeal of our clubs. Additionally, we use social media and print advertising, including our award-winning quarterly lifestyle magazine, Private Clubs.Private Clubs has won the MAGGIE Award for Best Magazine in the Associations/Trade & Consumer Division each year since 2009. We distribute our magazine to our member households, clubs and strategic alliance partners who subscribe, in order to showcase our facilities, products and services and other content relevant to our current and prospective members. Recent technology advancements include the mobile edition of our Private Clubs magazine, mobile tee times and electronic billing.

          In 2012, we received television coverage related to the four nationally recognized golf tournaments we hosted, affiliated with the PGA Tour, the LPGA Tour, Web.com Tour and the R&A Group, which organizes and stages The Open Championship, golf's oldest major. In 2013, we hosted two televised events, the LPGA Kraft Nabisco Championship at Mission Hills Country Club and the inaugural North Texas LPGA Shootout at our newly reinvented Las Colinas Country Club in Irving, Texas. Additionally, some examples of national awards and "best of" recognition at our clubs include:

  •
  Firestone Country Club — "Top 50 Private Clubs" (2010-2011 Golf World)

  •
  LPGA International — "America's Top 50 Courses for Women" (2013 Golf Digest)

  •
  Oak Tree Country Club — "America's Toughest Golf Courses" (2011-2012 Golf Digest)

  •
  Aspen Glen Club, Southern Trace Country Club, The Hills Country Club at Lakeway and Firestone Country Club — each named in their respective states "Best-in-State" (2011 Golf Digest)

  •
  Brookhaven Country Club — "Best Overall Family Club" — Dallas/Fort Worth "The Best in Private Clubs" List (2013 Avid Golfer Magazine)

Regulation

          Environmental, Health and Safety.    Our facilities and operations are subject to a number of environmental laws. As a result, we may be required to incur costs to comply with the requirements of these laws, such as those relating to water resources, discharges to air, water and land, the handling and disposal of solid and hazardous waste, and the cleanup of properties affected by regulated materials. Under these and other environmental requirements, we may be required to investigate and clean up hazardous or toxic substances or chemical releases from current or formerly owned or operated facilities. Environmental laws typically impose cleanup responsibility and liability without regard to whether the relevant entity knew of or caused the presence of the contaminants. We use certain substances and generate certain wastes that may be deemed hazardous or toxic under such laws, and from time to time have incurred, and in the future may incur, costs related to cleaning up contamination resulting from historic uses of certain of our current or former properties or our treatment, storage or disposal of wastes at facilities owned by others. Our facilities are also subject to risks associated with mold, asbestos and other indoor building contaminants. The costs of investigation, remediation or removal of regulated materials may be substantial, and the presence of those substances, or the failure to remediate a property properly, may impair our ability to use, transfer or obtain financing for our property. We may be required to incur costs to remediate potential environmental hazards, mitigate environmental risks in the future, or comply with other environmental requirements.

          In addition, in order to improve, upgrade or expand some of our golf and country clubs, we may be subject to environmental review under the National Environmental Policy Act and, for projects in California, the California Environmental Quality Act. Both acts require that a specified government agency study any proposal for potential environmental impacts and include in its analysis various alternatives. Our improvement proposals may not be approved or may be approved with modifications that substantially increase the cost or decrease the desirability of implementing the project.

          We are also subject to regulation by the United States Occupational Safety and Health Administration and similar health and safety laws in other jurisdictions. These regulations impact a number of aspects of operations, including golf course maintenance and food handling and preparation.

          Zoning and Land Use.    The ownership and operation of our facilities, as well as our re-development and expansion of clubs, subjects us to federal, state and local laws regulating zoning, land development, land use, building design and construction, and other real estate-related laws and regulations.

          Access.    Our facilities and operations are subject to the ADA. The rules implementing the ADA have been further revised by the ADA Amendments Act of 2008, which included additional compliance requirements for golf facilities and recreational areas. The ADA generally requires that we remove architectural barriers when readily achievable so that our facilities are made accessible to people with disabilities. Noncompliance could result in imposition of fines or an award of damages to private litigants. Federal legislation or regulations may further amend the ADA to impose more stringent requirements with which we would have to comply.

          Other.    We are also subject to various local, state and federal laws, regulations and administrative practices affecting our business. We must comply with provisions regulating health and safety standards, equal employment, minimum wages, and licensing requirements and regulations for the sale of food and alcoholic beverages.

Employees

          As of June 11, 2013, we had approximately 14,800 employees, of which 11,600 are located at our golf and country clubs, 2,900 are located at our business, sports and alumni clubs and 300 are part of our corporate and regional staff. Other than a small group of golf course maintenance staff at one of our clubs, all of our employees are non-union. We believe we have a good working relationship with our employees and have yet to experience an interruption of business as a result of labor disputes.

Insurance

          We believe that our properties are covered by adequate property, casualty and commercial liability insurance with what we believe are commercially reasonable deductibles and limits for our industry. We also carry other insurance, including directors and officers liability insurance, fiduciary coverage and workers' compensation. Changes in the insurance market over the past few years have increased the risk that affordable insurance may not be available to us in the future. While our management believes that our insurance coverage is adequate, if we were held liable for amounts and claims exceeding the limits of our insurance coverage or outside the scope of our insurance coverage, our business, results of operations and financial condition could be materially and adversely affected.

Intellectual Property

          We have registered or claim ownership of a variety of trade names, service marks, copyrights and trademarks for use in our business, including, but not limited to: Associate Club; Associate Clubs; Building Relationships and Enriching Lives; ClubCater; ClubCorp; ClubCorp Charity Classic; ClubCorp Resorts; Club Corporation of America; ClubLine; Club Resorts; Club Without Walls; Fastee Course; Membercard; My Club. My Community. My World; Private Clubs; The Society; The World Leader in Private Clubs; and Warm Welcomes, Magic Moments and Fond Farewells. While there can be no assurance that we can maintain registration or ownership for the marks, we are not currently aware of any facts that would negatively impact our continuing use of any of the above trade names, service marks or trademarks. We consider our intellectual property rights to be important to our business and actively defend and enforce them.

Properties

          We own the underlying real estate for 81 of our golf and country clubs (consisting of over 18 thousand acres of fee simple real estate) and lease, manage or operate through joint ventures the remaining 22 golf and country clubs. Likewise, we own one business club and lease, manage or operate through a joint venture the remaining 48 business, sports and alumni clubs. As of June 11, 2013, our portfolio consists of 152 clubs located in 24 states, the District of Columbia and two foreign countries.

          We believe our leased corporate office space in Dallas, Texas, and the clubs in our portfolio are well maintained and occupy sufficient space to meet our operating needs. During the normal course of business, we evaluate lease terms and club locations and may elect to relocate or combine locations as we see fit.

          The following tables illustrate our clubs by segment, location, type of club, and size either in terms of golf holes for golf and country clubs or approximate square footage for business, sports and alumni clubs. Subject to certain exceptions, the obligations under the Secured Credit Facilities are secured by mortgages on material fee-owned clubs.

Golf and Country Clubs Segment by Region	Type of Club(1)	Market	State	Golf Holes
California Region
Aliso Viejo Golf Club	Private Country Club	Los Angeles	CA	18
Braemar Country Club	Private Country Club	Los Angeles	CA	27
Canyon Crest Country Club	Private Country Club	Los Angeles	CA	18
Coto de Caza Golf & Racquet Club	Private Country Club	Los Angeles	CA	36
Crow Canyon Country Club	Private Country Club	San Francisco	CA	18
Desert Falls Country Club	Private Country Club	Palm Springs	CA	18

Golf and Country Clubs Segment by Region	Type of Club(1)	Market	State	Golf Holes
Morgan Run Club & Resort	Private Country Club	San Diego	CA	27
Porter Valley Country Club	Private Country Club	Los Angeles	CA	18
Shadowridge Country Club	Private Country Club	San Diego	CA	18
Spring Valley Lake Country Club	Private Country Club	Los Angeles	CA	18
Airways Golf Club	Public Golf	Fresno	CA	18
Empire Ranch Golf Club	Public Golf	Sacramento	CA	18
Indian Wells Country Club	Private Country Club	Palm Springs	CA	36
Mission Hills Country Club	Private Country Club	Palm Springs	CA	54
Teal Bend Golf Club	Public Golf	Sacramento	CA	18
Turkey Creek Golf Club	Public Golf	Sacramento	CA	18
Granite Bay Golf Club	Private Country Club	Sacramento	CA	18
Texas Region
April Sound Country Club	Private Country Club	Houston	TX	27
Bay Oaks Country Club	Private Country Club	Houston	TX	18
Brookhaven Country Club	Private Country Club	Dallas	TX	54
Canyon Creek Country Club	Private Country Club	Dallas	TX	18
The Club at Cimarron	Private Country Club	Mission	TX	18
Fair Oaks Ranch Golf & Country Club	Private Country Club	San Antonio	TX	36
The Club at Falcon Point	Private Country Club	Houston	TX	18
Gleneagles Country Club	Private Country Club	Dallas	TX	36
Hackberry Creek Country Club	Private Country Club	Dallas	TX	18
Hearthstone Country Club	Private Country Club	Houston	TX	27
Hollytree Country Club	Private Country Club	Tyler	TX	18
The Clubs of Kingwood at Deerwood	Private Country Club	Houston	TX	18
The Clubs of Kingwood at Kingwood	Private Country Club	Houston	TX	72
Las Colinas Country Club	Private Country Club	Dallas	TX	18
Lost Creek Country Club	Private Country Club	Austin	TX	18
Oakmont Country Club	Private Country Club	Dallas	TX	18
Shady Valley Golf Club	Private Country Club	Dallas	TX	18
Stonebriar Country Club	Private Country Club	Dallas	TX	36
Stonebridge Country Club	Private Country Club	Dallas	TX	18
The Ranch Country Club at Stonebridge	Private Country Club	Dallas	TX	27
Lakeway Country Club	Private Country Club	Austin	TX	36
Flintrock Golf Club at Lakeway	Private Country Club	Austin	TX	18
The Hills Country Club at Lakeway	Private Country Club	Austin	TX	18
Timarron Country Club	Private Country Club	Dallas	TX	18
Trophy Club Country Club	Private Country Club	Dallas	TX	36
Walnut Creek Country Club	Private Country Club	Dallas	TX	36
Wildflower Country Club	Private Country Club	Temple	TX	18
Willow Creek Golf Club	Private Country Club	Houston	TX	18
West Region
Anthem Golf & Country Club	Private Country Club	Phoenix	AZ	18
Ironwood Club at Anthem	Private Country Club	Phoenix	AZ	18
Gainey Ranch Golf Club	Private Country Club	Phoenix	AZ	27
Seville Golf & Country Club	Private Country Club	Phoenix	AZ	18
Aspen Glen Club	Private Country Club	Rocky Mountain	CO	18
Canyon Gate Country Club	Private Country Club	Las Vegas	NV	18
Bear's Best Las Vegas	Public Golf	Las Vegas	NV	18
Canterwood Golf & Country Club	Private Country Club	Seattle	WA	18

Golf and Country Clubs Segment by Region	Type of Club(1)	Market	State	Golf Holes
Midwest Region
Knollwood Country Club	Private Country Club	South Bend	IN	36
Nicklaus Golf Club at LionsGate	Private Country Club	Kansas City	KS	18
Oak Pointe Country Club	Private Country Club	Detroit	MI	36
Firestone Country Club	Private Country Club	Akron	OH	63
Quail Hollow Country Club	Private Country Club	Cleveland	OH	36
Silver Lake Country Club	Private Country Club	Akron	OH	18
Mid-Atlantic Region
Devils Ridge Golf Club	Private Country Club	Raleigh/Durham	NC	18
Lochmere Golf Club	Semi-Private Golf Club	Raleigh/Durham	NC	18
Nags Head Golf Club	Semi-Private Golf Club	Outer Banks	NC	18
Neuse Golf Club	Semi-Private Golf Club	Raleigh/Durham	NC	18
The Currituck Golf Club	Semi-Private Golf Club	Outer Banks	NC	18
Bluegrass Yacht & Country Club	Private Country Club	Nashville	TN	18
Greenbrier Country Club	Private Country Club	Norfolk	VA	18
Piedmont Club	Private Country Club	Washington, D.C.	VA	18
River Creek Club	Private Country Club	Washington, D.C.	VA	18
Stonehenge Golf & Country Club	Private Country Club	Richmond	VA	18
Northeast Region
Ipswich Country Club	Private Country Club	Boston	MA	18
Hartefeld National Golf Club	Private Country Club	Avondale	PA	18
Diamond Run Golf Club	Private Country Club	Pittsburgh	PA	18
Treesdale Golf & Country Club	Private Country Club	Pittsburgh	PA	27
Hamlet Golf & Country Club	Private Country Club	Long Island	NY	18
Willow Creek Golf & Country Club	Public Golf	Long Island	NY	18
Wind Watch Golf & Country Club	Semi-Private Golf Club	Long Island	NY	18
Southeast Region
Diamante Golf Club	Private Country Club	Hot Springs Village	AR	18
Countryside Country Club	Private Country Club	Clearwater	FL	27
Debary Golf & Country Club	Semi-Private Golf Club	Orlando	FL	18
Deercreek Country Club	Private Country Club	Jacksonville	FL	18
East Lake Woodlands Country Club	Private Country Club	Oldsmar	FL	36
Haile Plantation Golf & Country Club	Private Country Club	Gainesville	FL	18
Hunter's Green Country Club	Private Country Club	Tampa	FL	18
Monarch Country Club	Private Country Club	Palm Beaches	FL	18
Queens Harbour Yacht & Country Club	Semi-Private Golf Club	Jacksonville	FL	18
Tampa Palms Golf & Country Club	Private Country Club	Tampa	FL	18
Stone Creek Golf Club	Semi-Private Golf Club	Ocala	FL	18
LPGA International	Semi-Private Golf Club	Daytona Beach	FL	36
Country Club of Gwinnett	Semi-Private Golf Club	Atlanta	GA	18
Country Club of the South	Private Country Club	Atlanta	GA	18
Eagles Landing Country Club	Private Country Club	Atlanta	GA	27
Northwood Country Club	Private Country Club	Atlanta	GA	18
Bear's Best Atlanta	Public Golf	Atlanta	GA	18
Laurel Springs Golf Club	Private Country Club	Atlanta	GA	18
Southern Trace Country Club	Private Country Club	Shreveport	LA	18
Oak Tree Country Club	Private Country Club	Edmond	OK	36
Country Club of Hilton Head	Private Country Club	Hilton Head	SC	18
Golden Bear Golf Club at Indigo Run	Semi-Private Golf Club	Hilton Head	SC	18

Golf and Country Clubs Segment by Region	Type of Club(1)	Market	State	Golf Holes
The Golf Club at Indigo Run	Private Country Club	Hilton Head	SC	18
Woodside Plantation Country Club	Private Country Club	Aiken	SC	45
International Region
Cozumel Country Club	Semi-Private Golf Club	Cozumel	Mexico	18
Vista Vallarta Club de Golf	Semi-Private Golf Club	Puerto Vallarta	Mexico	36
Marina Vallarta Club de Golf	Semi-Private Golf Club	Puerto Vallarta	Mexico	18

Total Golf & Country Clubs				2,403

(1)
Public golf courses are open to the general public. Semi-private golf clubs offer memberships in addition to limited public play.

Business, Sports and Alumni Clubs Segment by Region	Business Type	Market	State	Square Footage(1)
California Region
City Club on Bunker Hill	Business Club	Los Angeles	CA	27,000
Center Club	Business Club	Los Angeles	CA	22,000
Silicon Valley Capital Club	Business/Sports Club	San Jose	CA	14,000
University Club atop Symphony Towers	Business Club	San Diego	CA	18,000
Texas Region
Greenspoint Club	Business/Sports Club	Houston	TX	40,000
Houston City Club	Business/Sports Club	Houston	TX	130,000
The Downtown Club at Met	Business/Sports Club	Houston	TX	110,000
The Downtown Club at Houston Center	Business/Sports Club	Houston	TX	55,000
The Houston Club	Business Club	Houston	TX	16,000
La Cima Club	Business Club	Dallas	TX	15,000
Plaza Club	Business Club	San Antonio	TX	19,000
Texas Tech University Club	Alumni Club	Lubbock	TX	20,000
Tower Club	Business Club	Dallas	TX	29,000
The University of Texas Club	Alumni Club	Austin	TX	34,000
West Region
Columbia Tower Club	Business Club	Seattle	WA	29,000
Midwest Region
Metropolitan Club	Business/Sports Club	Chicago	IL	60,000
Mid-America Club	Business Club	Chicago	IL	34,000
Skyline Club	Business Club	Indianapolis	IN	16,000
Skyline Club	Business Club	Detroit	MI	20,000
Shoreby Club	Business/Sports Club	Cleveland	OH	21,000
Dayton Racquet Club	Business/Sports Club	Dayton	OH	28,000
The Club at Key Center	Business/Sports Club	Cleveland	OH	34,000
Mid-Atlantic Region
City Club of Washington	Business Club	Washington, D.C.	DC	17,000
Carolina Club	Alumni Club	Chapel Hill	NC	15,000
Capital City Club	Business Club	Raleigh/Durham	NC	18,000
Cardinal Club	Business Club	Raleigh/Durham	NC	22,000
Piedmont Club	Business Club	Winston-Salem	NC	14,000
Club LeConte	Business Club	Knoxville	TN	18,000

Business, Sports and Alumni Clubs Segment by Region	Business Type	Market	State	Square Footage(1)
Crescent Club	Business Club	Memphis	TN	14,000
Tower Club Tysons Corner	Business Club	Vienna	VA	23,000
Town Point Club	Business Club	Norfolk	VA	18,000
Northeast Region
University of Massachusetts Club	Alumni Club	Boston	MA	26,000
Boston College Club	Alumni Club	Boston	MA	17,000
The Athletic & Swim Club at Equitable Center	Sports Club	New York City	NY	25,000
Pyramid Club	Business Club	Philadelphia	PA	21,000
Rivers Club	Business/Sports Club	Pittsburgh	PA	69,000
Southeast Region
Capital City Club	Business Club	Montgomery	AL	24,000
The Summit Club	Business Club	Birmingham	AL	19,000
University Center Club at Florida State	Alumni Club	Tallahassee	FL	64,000
Centre Club	Business Club	Tampa	FL	14,000
Citrus Club	Business/Sports Club	Orlando	FL	27,000
Tower Club	Business Club	Ft. Lauderdale	FL	12,000
University Club	Business/Sports Club	Jacksonville	FL	28,000
Buckhead Club	Business Club	Atlanta	GA	25,000
The Commerce Club	Business Club	Atlanta	GA	26,000
Capital City Club	Business Club	Columbia	SC	21,000
Commerce Club	Business Club	Greenville	SC	16,000
Harbour Club	Business Club	Charleston	SC	18,000
International Region
Capital Club	Business Club	Beijing	China	60,000

Total Business, Sports and Alumni Clubs				1,462,000

(1)
Business, sport and alumni club size is represented in approximate square footage.

Legal Proceedings

          From time to time, we are involved in litigation that we believe is of the type common to companies engaged in our line of business, including commercial disputes, disputes with members regarding their membership agreements, employment issues and claims relating to personal injury and property damage. As of the date of this filing, we are not involved in any pending legal proceedings that we believe would likely have a material adverse effect on our financial condition, results of operations or cash flows.

MANAGEMENT

Executive Officers and Directors

          The following table sets forth information about our executive officers and directors effective as of August 15, 2013:

Name	Age	Position
Eric L. Affeldt	55	President, Chief Executive Officer and Director
Curtis D. McClellan	46	Chief Financial Officer and Treasurer
Mark A. Burnett	48	Executive Vice President of Golf & Country Clubs
David B. Woodyard	55	Executive Vice President of Business & Sports Clubs
James K. Walters	51	Executive Vice President of Sales & Revenue
Ingrid J. Keiser	53	General Counsel, Secretary and Executive Vice President of People Strategy
Daniel T. Tilley	50	Chief Information Officer and Executive Vice President
Michael S. Shannon	55	Chairman of the Board(1)
Eric C. Resnick	40	Director
Steven S. Siegel	50	Director
Martin J. Newburger	40	Director
Bryan J. Traficanti	41	Director
John A. Beckert(2)	60	Director(3)
Douglas H. Brooks(2)	61	Director
Janet E. Grove(2)	62	Director
William E. Sullivan(2)	59	Director

(1)
Mr. Shannon will remain Chairman of the Board until Mr. Beckert is appointed as a director.

(2)
Expected to be appointed as directors effective August 15, 2013.

(3)
Mr. Beckert is expected to be named Chairman of the Board at the time he is appointed as a director.

          Eric L. Affeldt has served as our Chief Executive Officer since December 2006 and as a director since 2006. Prior to joining us, he served as a principal of KSL. Mr. Affeldt also previously served as president and chief executive officer of KSL Fairways Golf Corporation from January 1995 to June 1998, vice president and general manager of Doral Golf Resort and Spa in Miami and the combined PGA West and La Quinta Resort and Club in California from June 1998 to June 2000 and was a founding partner of KSL Recreation Corporation. In addition, Mr. Affeldt was president of General Aviation Holdings, Inc. from January 2000 to March 2005. He is currently a national vice president of the Muscular Dystrophy Association, a member of the World Presidents' Organization, and also serves on the board of directors and as the non-executive chairman for Cedar Fair LP. He holds a B.A. in political science and religion from Claremont McKenna College. As a member of the Board of Directors, Mr. Affeldt contributes his knowledge of the resort and recreation industry, as well as substantial experience developing corporate strategy and assessing emerging industry trends and business operations. Mr. Affeldt also brings his insight into the proper functioning and role of corporate boards of directors, gained through his years of service on various boards of directors.

          Curtis D. McClellan has served as our Chief Financial Officer and Treasurer since November 2008. Prior to that, he served as vice president of finance and controller for FedEx Office and Print Services, Inc. from March 2003 to November 2008. Mr. McClellan has worked in a number of retail-oriented, multi-store companies, including Digital Generation Systems, Inc. from January 2002 to March 2003, GroceryWorks.com, LLC from May 2000 to December 2001, and Randall's Food Markets, Inc. from March 1991 to May 2000. He currently serves on the board of managers for

Avendra, LLC. Mr. McClellan holds a B.S. in accounting from Abilene Christian University and is a Certified Public Accountant.

          Mark A. Burnett has served as our Executive Vice President of Golf & Country Clubs since December 2006. From December 2004 to December 2006, Mr. Burnett was the owner and operator of a multi-unit territory of Five Guys Enterprises, LLC franchises. Prior to that, he served as chief operating officer for American Golf Corporation from January 2000 to December 2004. Mr. Burnett previously served as president and chief executive officer from June 1998 to December 1999 and chief operating officer from September 1996 to June 1998 for KSL Fairways Golf Corporation, and as vice president of operations for Golf Enterprises, Inc. from January 1993 to August 1996. Mr. Burnett holds a B.S. in business management from Indiana University.

          David B. Woodyard has served as our Executive Vice President of Business and Sports Clubs since February 2011 having previously served in the same role from May 2003 until August 2009 when he became the Executive Vice President of New Business Development. Mr. Woodyard joined us in 1983 and as served as a general manager of various business and sports clubs, a regional vice president, and as a senior vice president. Mr. Woodyard attended Ohio State University.

          James K. Walters has served as our Executive Vice President Sales & Revenue since January 2010 and previously as Executive Vice President of Sales and Marketing from July 2008 to January 2010. Prior to joining us, Mr. Walters served as group president of hospitality and real estate for Kohler Company from May 2006 to July 2008. Mr. Walters also served as executive vice president of operations from August 2005 to January 2006, senior vice president of operations from March 2004 to August 2005, and senior vice president of sales from August 2000 to February 2004 for Wyndham International. Mr. Walters holds a B.S. in hotel administration from the University of New Hampshire, Whittemore School of Business.

          Ingrid J. Keiser has served as our General Counsel, Secretary, and Executive Vice President People Strategy since July 2008 and previously as chief legal officer from July 2007 to July 2008. Prior to that, Ms. Keiser served as an attorney at American Airlines from August 2004 to July 2007. She previously served as assistant general counsel and assistant secretary for Vail Resorts, Inc. from January 1997 to August 2004, and as senior counsel and secretary for Ralston Resorts, Inc. (formerly known as Keystone Resorts Management, Inc.) from May 1992 to January 1997 and as associate counsel from May 1989 to May 1992. She holds a J.D. from the University of Wisconsin Law School, and a B.A. in international relations from University of California at Davis.

          Daniel T. Tilley has served as our Chief Information Officer and Executive Vice President since May 2007. Prior to joining us, he served at BrightStar Golf Group, LLC, where he was a founding member of the management team and his roles included both chief information officer and chief financial officer from December 2004 to May 2007, as well as serving as a consultant from November 2003 to December 2004. Mr. Tilley's past experience also includes serving as vice president of finance and chief information officer at Spectrum Clubs, Inc. from September 1999 to January 2003. He also served as chief information officer with both Cobblestone Golf Group, Inc. from April 1998 to June 1999 and KSL Fairways Golf Corporation from July 1993 to April 1998. Mr. Tilley holds a B.S. in computer science and mathematics from the University of Pittsburgh.

          Michael S. Shannon has served as a director since 2006. He has served as a managing director of KSL since its founding in 2005. He co-founded and previously served as chief executive officer of KSL Resorts from 2004 to 2005, and founded and previously served as president and chief executive officer of KSL Recreation Corporation from 1992 to 2004. Prior to establishing KSL Recreation, he served as president and chief executive officer of Vail Associates, Inc. from 1986 to 1992. He holds a Bachelor of Business Administration from the University of Wisconsin and a Master of Management in accounting and finance from Northwestern University's Kellogg School of Management. As a member of the Board of Directors, Mr. Shannon contributes his knowledge of the resort and recreation industry, as well substantial experience developing corporate strategy and assessing emerging industry trends and business operations. Mr. Shannon also brings his insight into the proper functioning and role of corporate boards of directors, gained through his years of service on various boards of directors.

          Eric C. Resnick has served as a director since 2006. He became a managing director of KSL upon its founding in 2005. Prior to that, he co-founded and served as chief financial officer of KSL Resorts from 2004 to 2005. Mr. Resnick also previously served as chief financial officer of KSL Recreation Corporation from 2001 to 2004. His past career experience also includes serving at Vail Resorts, Inc. from 1996 to 2001, where his roles included vice president, strategic planning and investor relations and corporate treasurer, as well as serving as a consultant with McKinsey and Company. He holds a B.A. in mathematics and economics from Cornell University. As a member of the Board of Directors, Mr. Resnick contributes his financial expertise and draws on his years of experience in the resort and recreation industry. Mr. Resnick also brings his insight into the proper functioning and role of corporate boards of directors, gained through his years of service on various boards of directors.

          Steven S. Siegel has served as a director since 2006. He has served as a partner at KSL since 2005. Prior to that, he was a partner of Brownstein Hyatt & Farber, P.C. from 1995 to 2005, where he served as chair of the Corporate and Securities Department and as a member of the executive committee. From 1990 through 1995, he was with Kirkland & Ellis LLP, becoming a partner in 1993. He previously served as an associate with Cravath, Swaine & Moore from 1987 to 1990. He holds a J.D. from the University of Chicago and a B.A. in Economics from the Wharton School of the University of Pennsylvania. As a member of the Board of Directors, Mr. Siegel contributes his legal expertise gained in his 18 years advising private equity and corporate clients on securities transactions and mergers and acquisitions. Mr. Siegel also brings his knowledge of travel and leisure companies from his years as a partner with KSL.

          Martin J. Newburger has served as a director since 2006. He became a partner of KSL in December 2012, having previously served as a principal since July 2006. Prior to joining KSL, Mr. Newburger was a director at Citigroup, focusing on lodging and leisure investment banking clients, from 2005 to 2006. He was a director at Deutsche Bank, with a similar client focus, from 1998 to 2005. He holds a B.A. from the University of Pennsylvania. As a member of the Board of Directors, Mr. Newburger contributes his financial expertise gained from advising clients on various capital markets transactions and on mergers and acquisitions as an investment banker.

          Bryan J. Traficanti has served as a director since 2012. Since 2006, he has served as a portfolio manager at KSL. Mr. Traficanti's portfolio companies have included our company since its acquisition by affiliates of KSL. Prior to that, he served as vice president of asset management at Destination Hotels & Resorts from 2004 to 2006. From 2001 to 2004, Mr. Traficanti served as a director of finance for KSL Resorts, and from 1998 to 2001, he worked in Strategic Planning and Investor Relations at Vail Resorts. Prior to that, he served in public accounting at KPMG Peat Marwick from 1994 to 1998. He holds a Bachelors Degree from the State University of New York at Albany and is a Certified Public Accountant. As a member of the Board of Directors, Mr. Traficanti contributes his financial and accounting expertise and draws on his years of experience in the resort and recreation industry.

          Douglas H. Brooks will be a director, effective as of August 15, 2013. Mr. Brooks has served as chairman of the board of directors of Brinker International, Inc., a casual dining restaurant company, since November 2004. Mr. Brooks has served as Brinker International's chief executive officer from January 2004 to the present and as its president from January 1999 to the present. Mr. Brooks has also served in other capacities for Brinker including as its chief operating officer and as president of Chili's Grill & Bar. In addition to his role as chairman of the board of directors of Brinker International, Mr. Brooks also serves on the board of directors of Southwest Airlines Co. He also serves on the board of directors of Limbs for Life and is a member of the professional advisory board for St. Jude Children's Research Hospital. He earned a B.S. in Hotel and Restaurant

Management from the University of Houston in 1975. As a member of our Board of Directors, Mr. Brooks will bring his knowledge of the hotel and restaurant industries, as well as substantial insight into successful compensation and incentive structures.

          John A. Beckert will serve as a director effective August 15, 2013. Mr. Becket has been an operating partner for Highlander Partners, L.P., a private equity firm, since March 2012 and served as a special advisor to Highlander Partners from October 2010 to March 2012. Previously, from 2002 to 2006, Mr. Beckert was chief executive officer and president of ClubCorp, Inc. where he also served as a member of the board of directors. Prior to that, he was a partner in Seneca Advisors L.L.P. from 2000 to 2002 and president and chief operating officer of Bristol Hotels & Resorts from 1998 to 2000. Mr. Beckert served as vice president of operations of Bristol Hotels & Resorts from 1985 to 1998. Mr. Beckert serves on the board of directors of A.H. Belo, and the audit, compensation and nominating and governance committees of A.H. Belo, as well as on the board of directors of Quaker Steak and Lube and as a consultant to our Board of Directors. In addition, he is a past president and life board member of the North Texas Food Bank. Mr. Beckert holds a B.S. in hotel administration from Cornell University. Mr. Beckert's prior experience with ClubCorp and his background in finance and the resort and hotel industries give him the qualifications and skills to serve as a member of our Board of Directors.

          Janet Grove will serve as a director effective August 15, 2013. Prior to joining us, Ms. Grove served as corporate vice chairman from February 2003 to June 2011 for Macys, Inc. and chairman & chief executive officer from December 1999 to February 2009 and chairman from February 1998 to December 1999 for Macy's Merchandising Group. Ms. Grove serves on the board of directors for Safeway, Inc. and Aeropostale, Inc., and in an advisory role to the chief executive officer and senior management for Karstadt Department Stores as well as a consultant to our Board of Directors. Ms. Grove holds a Bachelor's Degree in Marketing from California State University in Hayward. Ms. Grove's in-depth retail and management experience and her historic knowledge of ClubCorp qualify her to be a member of our Board of Directors.

          William E. Sullivan will serve as a director effective August 15, 2013. From March 2007 to May 2012, Mr. Sullivan served as chief financial officer of Prologis, Inc., or Prologis, a publicly traded REIT. Prior to joining Prologis, Mr. Sullivan was the founder and president of Greenwood Advisors, Inc., a private financial consulting and advisory firm, from 2005 to 2007. He served as chief executive officer of SiteStuff, Inc. from 2001 to 2005 and chairman of SiteStuff, Inc. from 2001 until the company was sold in June 2007. Mr. Sullivan served as chief financial officer of Jones Lang LaSalle from 1997 to 2001 and in various other capacities with Jones Lang LaSalle since 1984. Prior to joining Jones Lang LaSalle, he was a member of the Communications Lending Group of the First National Bank of Chicago and also served as a member of the tax division of Ernst & Ernst LLP, a predecessor to Ernst & Young LLP. Mr. Sullivan serves on the board of directors of CyrusOne Inc., a publicly traded REIT, as its lead independent director and chair of its audit committee and on the board of directors of Jones Lang LaSalle Income Property Trust, Inc. as chair of its audit committee. Mr. Sullivan holds a M.B.A. in Management and Finance from Northwestern's Kellogg School of Management and a B.S.B.A. in Accounting and Marketing from Georgetown University. He also is a member of the American Institute of Certified Public Accounts. As a member of our Board of Directors, Mr. Sullivan will contribute his financial literacy gained through his years of service as a chief financial officer and as the founder and president of a financial consulting and advisory firm.

          Our executive officers are appointed by our Board of Directors and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.

Board of Directors

          Our business and affairs are managed under the direction of our Board of Directors. We anticipate that effective as of August 15, 2013, our Board of Directors will consist of 10 directors. Subject to certain provisions in our amended and restated articles of incorporation, our amended and restated bylaws establish a range for the authorized number of directors comprising our Board of Directors of not less than three but not more than fifteen, with the actual number to be fixed from time to time by resolution of our Board of Directors.

          In accordance with our amended and restated articles of incorporation and our amended and restated bylaws, which will be in effect upon the consummation of this offering, our Board of Directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders after the initial classification, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors will be divided among the three classes as follows:

  •
  Our class I directors will be Martin J. Newburger, Steven S. Siegel and Bryan J. Traficanti and their term will expire at the annual meeting of stockholders to be held in 2014.

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  Our class II directors will be Janet E. Grove, Eric C. Resnick and Michael S. Shannon and their term will expire at the annual meeting of stockholders to be held in 2015.

  •
  Our class III directors will be Eric L. Affeldt, John A. Beckert, Douglas H. Brooks and William E. Sullivan and their term will expire at the annual meeting of stockholders to be held in 2016.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board of Directors may have the effect of delaying or preventing a change of our management or a change in control. In addition, our amended and restated articles of incorporation include provisions giving KSL's affiliates the right, determined in proportion to their collective beneficial ownership of our common stock, to nominate at least a certain percentage of the members of our Board of Directors as set forth below:

% of Common Stock Beneficially Owned by KSL's Affiliates	% of Total Directors KSL is Entitled to Nominate
50% or more	At least a majority
More than 40% but less than 50%	At least 40%
More than 30% but less than 40%	At least 30%
More than 20% but less than 30%	At least 20%
More than 5% but less than 20%	At least 10%

Role of Board of Directors in Risk Oversight

          The Board of Directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. The Audit Committee represents the Board of Directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board of Directors all areas of risk and the appropriate mitigating factors. In addition, our Board of Directors receives periodic detailed operating performance reviews from management.

Controlled Company Exception

          After the completion of this offering, affiliates of KSL will continue to beneficially own more than 50% of our common stock and voting power. As a result, under our amended and restated articles of incorporation, which will be in effect upon the consummation of this offering, certain affiliates of KSL will be entitled to nominate up to a majority of the total number of directors comprising our Board of Directors and we will be a "controlled company" within the meaning of the NYSE corporate governance standards. Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance standards, including (1) the requirement that a majority of the Board of Directors consist of independent directors, (2) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities, (3) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities and (4) the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. Following this offering, we intend to utilize these exemptions. As a result, following this offering, we will not have a majority of independent directors on our Board of Directors; and we will not have a nominating and corporate governance committee or a compensation committee that is composed entirely of independent directors. Also, these committees will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements. In the event that we cease to be a "controlled company", we will be required to comply with these provisions within the transition periods specified in the NYSE corporate governance rules.

Committees of the Board of Directors

          After the completion of this offering, the standing committees of our Board of Directors will consist of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

          Our president and chief executive officer and other executive officers will regularly report to the non-executive directors and the Audit, the Compensation and the Nominating and Corporate Governance Committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The director of internal audit will report functionally and administratively to our chief financial officer and directly to the Audit Committee. We believe that the leadership structure of our Board of Directors provides appropriate risk oversight of our activities given the controlling interests held by affiliates of KSL.

Audit Committee

          Upon the completion of this offering, we expect to have an Audit Committee consisting of William E. Sullivan, who will serve as the Chair, John A. Beckert, Douglas H. Brooks and Bryan J. Traficanti. William E. Sullivan, Douglas H. Brooks and John A. Beckert qualify as independent directors under NYSE corporate governance standards and the independence requirements of Rule 10A-3 of the Securities Act. Following this offering, our Board of Directors will determine which member of our Audit Committee qualifies as an "audit committee financial expert" as such term is defined in Item 407(d)(5) of Regulation S-K.

          The purpose of the Audit Committee will be to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our Board of Directors in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm's qualifications and independence, (4) the performance of our internal audit function and (5) the performance of our independent registered public accounting firm.

          Our Board of Directors will adopt a written amended and restated charter for the Audit Committee which will be available on our website upon the completion of this offering.

Compensation Committee Interlocks and Insider Participation

          Presently, our Board of Directors does not have a compensation committee; therefore, our Board of Directors makes all decisions about our executive compensation. Mr. Affeldt, our President and Chief Executive Officer, does not participate in the Board of Directors discussions regarding his own compensation. None of our executive officers has served as a member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director of our company. We are parties to certain transactions with affiliates of KSL described in "Certain Relationships and Related Party Transactions".

Compensation Committee

          Upon the completion of this offering, we expect to have a Compensation Committee, consisting of Douglas H. Brooks, who will serve as the Chair, and Janet E. Grove, Martin J. Newburger and Bryan J. Traficanti.

          The purpose of the Compensation Committee is to assist our Board of Directors in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

          Our Board of Directors will adopt a written charter for the Compensation Committee which will be available on our website upon the completion of this offering.

Nominating and Corporate Governance Committee

          Upon the completion of this offering, we expect to have a Nominating and Corporate Governance Committee, consisting of Janet E. Grove, who will serve as the Chair, and John A. Beckert, Martin J. Newburger and Steven S. Siegel. The purpose of our Nominating and Corporate Governance Committee will be to assist our Board of Directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new Board of Directors members, consistent with criteria approved by the Board of Directors, subject to our amended and restated articles of incorporation and amended and restated bylaws; (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board of Directors select, the director nominees for the next annual meeting of stockholders; (3) identifying Board of Directors members qualified to fill vacancies on any Board of Directors committee and recommending that the Board of Directors appoint the identified member or members to the applicable committee, subject to our amended and restated articles of incorporation and amended and restated bylaws; (4) reviewing and recommending to the Board of Directors corporate governance principles applicable to us; (5) overseeing the evaluation of the Board of Directors and management; and (6) handling such other matters that are specifically delegated to the committee by the Board of Directors from time to time.

          Our Board of Directors will adopt a written charter for the Nominating and Corporate Governance Committee which will be available on our website upon completion of this offering.

Director Independence

          Pursuant to the corporate governance listing standards of the NYSE, a director employed by us cannot be deemed to be an "independent director", and each other director will qualify as

"independent" only if our Board of Directors affirmatively determines that he has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

          Our Board of Directors is expected to affirmatively determine prior to this offering which members are "independent" in accordance with NYSE rules.

Code of Business Conduct and Ethics

          We adopted a Code of Business Conduct and Ethics (the "Code of Ethics") applicable to all employees, executive officers and directors that addresses legal and ethical issues that may be encountered in carrying out their duties and responsibilities, including the requirement to report any conduct they believe to be a violation of the Code of Ethics. The Board of Directors will adopt an amended and restated Code of Ethics, which will be available on the Corporate Governance page of our internet website, www.clubcorp.com upon the completion of this offering. If we were ever to further amend or waive any provision of our amended and restated Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations with respect to any such waiver or amendment by posting such information on our internet website set forth above rather than by filing a Form 8-K.

EXECUTIVE COMPENSATION

Named Executive Officers

          For the fiscal year ended December 25, 2012, the following individuals were our Named Executive Officers (or NEOs):

  •
  Eric L. Affeldt, our President and Chief Executive Officer;

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  Curtis D. McClellan, our Chief Financial Officer and Treasurer;

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  Mark A. Burnett, our Executive Vice President of Golf & Country Clubs;

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  Blake S. Walker, our former Chief Acquisitions and Development Officer (employment ended on April 2, 2013); and

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  James K. Walters, our Executive Vice President of Sales & Revenue.

Overview of Compensation Policies and Objectives

          As a privately-held company prior to this offering, we have not had a formal compensation committee and, instead, have been operating under the direction of our Board of Directors. The Board of Directors has performed the functions of a typical compensation committee, with input from Mr. Affeldt, our President and Chief Executive Officer (hereafter, "Chief Executive Officer"), and Ms. Keiser, our General Counsel, Secretary and Executive Vice President of People Strategy (hereafter, "EVP of People Strategy"). The Board of Directors has historically made compensation decisions in relation to the compensation of our NEOs, following consideration of recommendations from our Chief Executive Officer and EVP of People Strategy.

          Our general compensation arrangements are guided by the following principles and business objectives:

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  align the interests of our executive officers with our interests by tying both annual and long-term incentive compensation to financial and operations performance and, ultimately, to the creation of enterprise value;

  •
  attract and retain high caliber executives and key personnel by offering total compensation that is competitive with that offered by similarly situated companies and rewards personal performance; and

  •
  support business growth, financial results and the expansion of our portfolio of clubs.

          Historically, we have generally not used, and have not had the need to use, many of the more formal compensation practices and policies employed by publicly traded companies subject to the executive compensation disclosure rules of the SEC and Section 162(m) of the Code.

Compensation Decision-Making

          We have relied, and will continue to rely, on our judgment in making compensation decisions after reviewing our performance, including our short- and long-term strategies and current economic and market conditions, and carefully evaluating an executive's performance during the year against established goals, leadership qualities, operational performance, business responsibilities, the executive's career with us, current compensation arrangements and long-term potential to enhance enterprise value. Our main objective in establishing compensation arrangements has been and will be to set criteria that are consistent with our business strategies. Generally, in evaluating performance, we have and will continue to review the following criteria:

  •
  strategic goals and objectives;

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  individual management objectives that relate to our strategies;

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  achievement of specific operational goals of the executive officers, including the acquisition of strategic properties; and

  •
  our overall financial performance.

          Our executive compensation programs and policies have and will continue to depend on the position and responsibility of each NEO and will remain consistent with our objectives. However, we do not specifically weigh these goals and objectives in our assessment of executive compensation arrangements, and we may not rely on these goals exclusively in making compensation decisions.

          Historically, we have offered a mix of guaranteed and performance-based compensation to our NEOs. We attempt to achieve an appropriate mix between these two types of compensation, as well as an appropriate balance between cash and equity-based compensation. We do not have formal policies relating to the allocation of total compensation among the various elements of compensation which we provide. Our current compensation structure is designed to be competitive with companies with whom we compete for executive talent and to be fair and equitable to us, our executives and our stockholders. We believe that our current compensation package matches the expectations of our executives, helps reward them for performance in the short-term and induces them to contribute to the creation of enterprise value over the long-term.

Role of our Chief Executive Officer in Compensation Decisions

          All compensation decisions for our NEOs have been determined by our Board of Directors, with input from our Chief Executive Officer and our EVP of People Strategy. Following this offering, all compensation decisions for our executive officers will be determined by the Compensation Committee, with input from our Chief Executive Officer and our EVP of People Strategy. In this regard, our Chief Executive Officer and our EVP of People Strategy will continue to consult with senior executives in all areas of our organization, review the performance of our NEOs and provide annual recommendations for individual management objectives and compensation levels for our NEOs to the Board of Directors. Our Chief Executive Officer's compensation package is reviewed and approved by the Board of Directors (following this offering, the Compensation Committee) after receiving input from him on his own compensation.

Compensation Strategies and Use of Peer Groups

          We have not historically used consultants or specific peer groups in developing the compensation packages for our NEOs. Instead, executive compensation has been determined by our Board of Directors using its own judgment, following input from our Chief Executive Officer and our EVP of People Strategy, as well as the experience of the Board of Directors members with compensation structures and programs in other companies with which they have been associated or on whose boards of directors they have served. We have recently retained a compensation consultant and their findings will be provided to the Compensation Committee once it is formed. Following this offering, the Compensation Committee will have the discretion to utilize consultants and/or benchmarking and peer group analyses in determining and developing compensation packages for our NEOs.

 Elements of Our Executive Compensation Program

          Historically, and for fiscal year 2012, our executive compensation program consisted of the following elements:

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  base salary;

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  annual discretionary and long-term cash bonuses;

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  equity-based awards;

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  severance payments and change of control protections; and

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  health and retirement benefits and perquisites, including relocation benefits and life insurance benefits.

We do not currently have formal policies relating to the allocation of total compensation among the various elements of compensation.

Base Salary

          The annual base salaries of our NEOs are set with the objective of attracting and retaining highly-qualified individuals for the relevant positions and rewarding individual performance. When negotiating salary levels in connection with hiring an executive, and also when subsequently adjusting individual executive salary levels, we consider salary ranges for comparable positions at companies in our industry, the executive's responsibilities, experience, potential, individual performance and contribution to our business; however, none of these factors have been subject to any specific performance targets, nor given a specific weighting in the compensation decision-making process. We also consider other factors such as the unique skills of our NEOs, demand in the labor market and succession planning. We have not historically engaged consultants to conduct any salary surveys or undertake any formal peer group analysis for purposes of determining the compensation of our NEOs.

          As of December 25, 2012, the annual base salaries payable to our NEOs were as follows:

Eric L. Affeldt	$500,000
Curtis D. McClellan	$310,000
Mark A. Burnett	$365,000
Blake S. Walker	$300,000
James K. Walters	$310,000

          Based on a review of our NEOs' base salaries for fiscal year 2012, we decided to increase the annual base salaries for Mr. Burnett from $350,000 to $365,000 effective December 28, 2011, and Mr. Walters from $300,000 to $310,000 effective as of December 28, 2011, based on the level of their responsibilities with us and consideration of the general compensation levels for similar positions within our industry. None of the other NEOs received a salary adjustment in fiscal year 2012.

Annual Cash Bonuses

          Each of our NEOs is eligible to earn an annual cash bonus up to an amount equal to a specified percentage of such NEO's salary (see "— Executive Employment Agreements", below). Our overall financial performance generally determines what percentage, if any, of a NEO's annual target bonus will be paid out. For fiscal year 2012, the Board of Directors established a formal bonus program with a minimum Adjusted EBITDA threshold that must be attained before any bonuses may be paid. The minimum pre-established Adjusted EBITDA threshold for fiscal year

2012 was attained, and the Board of Directors determined in its sole discretion what bonus awards were to be paid under the program. Specifically, discretionary bonuses in respect of fiscal year 2012 bonus program were paid as follows:

Eric L. Affeldt	$100,000
Curtis D. McClellan	$90,000
Mark A. Burnett	$135,000
James K. Walters	$90,000

          Mr. Walker was paid a discretionary bonus of $35,000 for his role in and contribution to the acquisition of the Hartefeld Golf Club in Avondale, Pennsylvania and an additional discretionary bonus of $90,000 due to the first year performance of the three Long Island, New York area properties (as Mr. Walker played a key role in our acquisition of such properties), resulting in a total bonus of $125,000 for fiscal year 2012.

          The bonus potential for our NEOs for fiscal year 2013 remains unchanged from their bonus potential for fiscal year 2012. Although the Board of Directors intends to establish a minimum Adjusted EBITDA threshold that must be attained before any bonuses may be paid, our bonus program for our NEOs for fiscal year 2013 remains discretionary. Assuming the minimum pre-established Adjusted EBITDA threshold for fiscal year 2013 is established and attained, the Board of Directors, and the Compensation Committee following this offering, will determine, in its sole discretion, what bonus awards, if any, will be paid under the program.

Long-Term Incentive Plan

          In fiscal year 2011, we adopted a long-term cash incentive plan ("LTIP") pursuant to which participants, including our NEOs, are eligible to earn a cash award at the end of a three-year period, based on our achieving or exceeding a threshold Adjusted EBITDA performance goal for fiscal year 2013. The Adjusted EBITDA performance goal for fiscal year 2013 is defined in a substantially similar manner as for our fiscal year 2012 and 2013 bonus programs, as discussed above, and will be measured following the completion of fiscal year 2013.

          Our NEOs are eligible to receive a maximum cash payment under the LTIP in the amounts set forth below based upon their position and base salary, subject to each executive's continued employment with us on the date of payment of the cash award:

Named Executive Officer	Maximum Payout in FY 2014
Eric L. Affeldt	$700,000
Curtis D. McClellan	$310,000
Mark A. Burnett	$400,000
Blake S. Walker	$300,000
James K. Walters	$300,000

          The actual payout, if any, will be determined by the Board of Directors in its sole discretion. Mr. Walker forfeited his eligibility to receive any payment under the LTIP when his employment ended on April 2, 2013.

Equity-Based Awards

          We believe that successful performance over the long term is aided by the use of equity-based awards which create an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business. Equity-based awards also allow for a portion of our executive compensation to be "at-risk" and directly tied to the performance of our business.

Converted Units of Fillmore

          In 2007, the Management Profits Interest Program ("MPI") was established under the terms of the Amended and Restated Limited Liability Company Agreement of Fillmore CCA Investment, LLC ("Fillmore") (as amended, the "LLC Agreement"), to provide our employees, including our executives, as well as our directors and consultants, with incentives to align their interests with the interests of KSL, whose affiliates' hold a majority interest in us.

          Our NEOs were granted awards of Class B units under the MPI, which constituted grants of time-vesting non-voting profits interests in Fillmore that entitled them to participate in the appreciation in the value of Fillmore above an applicable threshold and to thereby share in our future profits. The grant of equity-based awards to our NEOs in the form of Class B units was intended to encourage the creation of long-term value for our stockholders by helping to align the interests of our NEOs with those of our indirect stockholders and promote employee retention and ownership, all of which serve our overall compensation objectives. The amount of the equity-based awards granted to an NEO was determined by taking into consideration each NEO's position and responsibilities, overall individual performance, and our strategic goals, financial condition and performance, although none of these factors were given any specific weighting. The grants of time-vesting Class B unit awards were intended to incentivize our NEOs to drive long-term growth and value appreciation. Assuming an NEO remained employed on each applicable vesting date, all of the Class B units were scheduled to vest as to 40% on the second anniversary of the grant date, with the remainder of the award vesting in 20% increments on the following three anniversaries of the grant date.

          In connection with the ClubCorp Formation, Fillmore converted all of the outstanding Class B unit awards, including the Class B units held by our NEOs, into Class A units (the "Converted Units") on the basis of an exchange ratio that took into account the number of Class B units granted, the applicable threshold value applicable to such units and the value of the distributions that the participant would have been entitled to receive had Fillmore been liquidated on November 30, 2010 in accordance with the terms of the distribution "waterfall" set forth in the LLC Agreement. Any Converted Units that were not vested at the time of the conversion will continue to vest in accordance with the original vesting schedule applicable to such units as described above. As of the date of this offering, all of the Converted Units held by our NEOs are vested. The vesting of 20% of the Converted Units held by Mr. McClellan, which units were originally scheduled to vest on November 17, 2013, was fully accelerated in connection with this offering. The Board of Directors of Fillmore decided to accelerate the vesting of such units in recognition of Mr. McClellan's efforts to complete this offering. All Converted Units also continue to be subject to the terms and conditions of the LLC Agreement, as further amended and restated as of November 30, 2010 (the "Second Amended LLC Agreement"). No Class B units were awarded to our NEOs in fiscal year 2012.

Class C Units of Fillmore

          In connection with the ClubCorp Formation, Fillmore adopted a new management profits interest program under the Second Amended LLC Agreement for our executives, employees, directors and consultants that is structured in a similar manner as the MPI described above and is designed to achieve the same objectives as the MPI. In fiscal year 2011, Fillmore issued awards of Class C units under the terms of the Second Amended LLC Agreement. Class C units are time-vesting, non-voting profits interests in Fillmore that entitle our NEOs to participate in the appreciation in the value of Fillmore above an applicable threshold and to thereby share in

Fillmore's future profits. The number of Class C units issued to our NEOs in fiscal year 2011 is listed in the table below:

Named Executive Officer	Number of Class C Units
Eric L. Affeldt	1,300
Curtis D. McClellan	675
Mark A. Burnett	800
Blake S. Walker	750
James K. Walters	675

          The Class C unit awards vest in four equal annual installments, with the first 25% vesting on December 31, 2011, and each additional 25% vesting on each of the following three anniversaries of December 31, 2011. No Class C units were awarded to our NEOs in fiscal year 2012. Mr. Walker forfeited his Class C units when his employment ended on April 2, 2013.

Exchange of Class A Units and Class C Units in Connection with the Offering

          In connection with this offering, we expect that our executives, employees, directors and consultants will surrender all Class A units (including Converted Units) and Class C units held by them and receive shares of our common stock. The number of shares of our common stock delivered to such equity holders will be determined in a manner intended to equate the aggregate fair value of such shares at the initial public offering price to the aggregate fair value of the equity holders' Class A units and Class C units immediately prior to the conversion, based on the relative fair value priorities applicable to various classes of Fillmore's Class A units and Class C units. Vested Class A units and Class C units will be exchanged for shares of our common stock and unvested Class C units will be exchanged for unvested restricted shares of our common stock, which will be subject to vesting terms substantially similar to those applicable to the unvested Class C units immediately prior to such transaction. No grant of Class A units, Class C units or any other class of units of Fillmore will be made to any of our employees, directors or other service providers following this offering, whether under the MPI or otherwise.

Restricted Stock Units Awarded under the Stock Award Plan

          On April 1, 2012, our Board of Directors granted awards of restricted stock units ("RSUs") to our NEOs under the terms of the Stock Plan (as defined below), as listed in the table below:

Named Executive Officer	Number of Restricted Stock Units
Eric L. Affeldt	5,601
Curtis D. McClellan	617
Mark A. Burnett	3,361
Blake S. Walker	617
James K. Walters	617

          The RSUs awarded to our NEOs vest based upon the satisfaction of both a time condition and a liquidity condition. The time condition is satisfied with respect to one-third of the RSUs on each of the first three anniversaries of the vesting commencement date as set forth in the applicable RSU agreement. The initial vesting event is a liquidity condition that is satisfied upon the first to occur of the following dates: (i) the date of a change of control (as defined in the Stock Plan), (ii) the date that is six months following the effective date of an initial public offering of us or any of our direct or indirect parent companies (an "IPO") or (iii) March 15th of the year following the year in which an IPO occurs. The number of RSUs that vest on such initial vesting event is determined by the product obtained by multiplying the total number of RSUs granted to such NEO by a fraction, the numerator of which is the number of anniversaries (up to a maximum of three) under the time condition that have elapsed from the vesting commencement date set forth in the RSU award agreement to the earlier of (a) the date of the initial vesting event and (b) the date the NEO ceases to be employed by us and the denominator of which is three. If the NEO is employed by us on the date of an initial vesting event, then with respect to the RSUs that have not satisfied the time condition as of such initial vesting date, such RSUs will continue to vest at the rate of one-third per year on each anniversary of the vesting commencement date. Our Board of Directors granted larger RSU awards to each of Messrs. Affeldt and Burnett in recognition of their level of responsibility for our entire business and in order to make a larger portion of their annual compensation both be "at-risk" and directly tied to the performance of our business. Mr. Walker forfeited his unvested RSUs when his employment ended on April 2, 2013.

Severance and Change in Control Benefits

          We do not have a formal severance policy and, as a general matter, do not provide contractual severance protections to our NEOs. However, we have from time to time agreed to provide contractual severance protections pursuant to arm's-length negotiations of an executive officer's employment arrangement with us. In general, severance payments and benefits are intended to ease the consequences of an unexpected or involuntary termination of employment within the first two years of employment and to give an executive an opportunity to find new employment. Typically, the severance benefit ranges from six months to two years of base salary if the executive is terminated by us without cause within the first two years of employment. Rights to severance expire following two years of employment as we expect that the executive will have fully transitioned into his or her new role such that severance protection will no longer be appropriate after the expiration of the two-year severance protection period.

          In addition, we may also enter into severance agreements with a terminating executive from time to time which agreements have in the past provided for severance benefits consisting of continued payment of base salary and continued club membership privileges for a period of time following termination of employment.

          We do not generally provide change of control benefits to our executives and none of our NEOs currently have a contractual right to receive severance upon termination of employment for any reason.

Health Benefits

          We offer group health insurance coverage to all of our full-time employees. Because our employees, including our executive officers, are not eligible to participate in our group health plans for the first six months of their employment, we generally provide any executive who commences employment with us with a lump sum payment (plus a tax gross-up) equal to the difference between what the executive would have paid for health benefits under our plans and the executives' out-of-pocket costs for COBRA coverage under such executive's former employer's plan for a period of six months.

Retirement Benefits

          We maintain a defined contribution pension plan (the "401(k) Plan"), for all full-time employees with at least six months of service, including our NEOs. The 401(k) Plan provides that each participant may make pre-tax and post-tax contributions pursuant to certain restrictions; however, we do not provide any type of discretionary contribution or matching contribution.

          We do not provide any non-qualified deferred compensation or defined benefit pension plans to any of our executive officers.

Perquisites

          We typically compensate our executive officers in cash and equity rather than with perquisites, and do not view perquisites as a significant element of our total compensation structure. However, pursuant to our executive relocation policy, we typically reimburse executive officers who are required to relocate in connection with the commencement of their employment with us. We also reimbursed expenses incurred by Mr. Walters for commuting in fiscal year 2012 from his primary residence in Wisconsin to our office in Dallas, Texas, including a tax gross-up on the amount of such expenses. In addition, we pay premiums pursuant to a life insurance policy on the life of Mr. Affeldt, which provides a death benefit to Mr. Affeldt's beneficiaries in the amount of $2 million.

          All of our employees, including our executive officers, are entitled to complimentary use of our club facilities and other company-owned properties, as well as discounts on various products and services sold or provided at our facilities. In addition, our executives may elect to activate a membership without payment of an initiation fee or monthly dues at a company-owned club of their choosing. Because we do not incur any additional expense in connection with the provision of membership privileges to our executives and because such membership privileges are not substantially different than the general use privileges extended to our employees, we do not consider either club membership or club use privileges to be a company-provided perquisite.

Tax Implications

          Section 162(m) of the Code (as interpreted by IRS Notice 2007-49) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than the company's chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, "grandfather" provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held. Following this offering, the Compensation Committee's policy will be to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee will have the right to authorize compensation that would not otherwise be deductible under Section 162(m) or otherwise and to pay bonuses in any amount, including discretionary bonuses or bonuses with performance goals that are different from those under our annual bonus program.

Summary Compensation Table

          The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our NEOs for services provided to us during fiscal years 2011 and 2012:

Name and Position	Year	Salary	Bonus		Stock Awards(3)	All Other Compensation		Total
Eric L. Affeldt	2012	$500,000	$100,000	(1)	$2,500,269	$6,445	(4)	$3,106,714
Chief Executive Officer and President	2011	$490,865	$70,000		$—	$6,445		$567,310
Curtis D. McClellan	2012	$310,000	$90,000	(1)	$275,427	$—		$675,427
Chief Financial Officer and Treasurer	2011	$301,731	$70,000		$—	$16,976		$388,707
Mark A. Burnett	2012	$365,000	$135,000	(1)	$1,500,340	$—		$2,000,340
Executive Vice President, Operations Golf & Country Club	2011	$342,308	$70,000		$—	$—		$412,308
Blake S. Walker	2012	$300,000	$125,000	(2)	$275,427	$—		$700,427
Chief Acquisitions and Development Officer(6)	2011	$294,231	$175,000		$—	$—		$469,231
James K. Walters	2012	$300,000	$90,000	(1)	$275,427	$10,000	(5)	$675,427
Executive Vice President, Sales & Revenue	2011	$294,231	$70,000		$—	$25,676		$389,907

(1)
Represents the discretionary bonus paid to each of Messrs. Affeldt, McClellan, Burnett and Walters in respect of fiscal year 2012.

(2)
Represents a discretionary bonus paid to Mr. Walker in connection with his role in and contribution to our acquisition of Hartefeld Golf Club in Avondale, Pennsylvania, and an additional discretionary bonus in connection with the first year performance of the three country club properties in the Long Island area of New York, which were acquired with Mr. Walker's assistance in fiscal year 2011.

(3)
Represents the grant date fair value of RSUs granted under the Stock Plan as of April 1, 2012 to each of Messrs. Affeldt, McClellan, Burnett, Walker and Walters, as determined in accordance with FASB ASC Topic 718. See Note 3 of the notes to our audited consolidated financial statements that are included elsewhere in this prospectus for our accounting policy concerning equity-based awards. The unvested RSUs held by Mr. Walker were forfeited when his employment ended on April 2, 2013.

(4)
Represents a payment of (i) $4,740 as reimbursement for a premium paid by Mr. Affeldt pursuant to his life insurance policy; and (ii) $1,705 as a tax gross-up on the amount of the premium.

(5)
Represents a reimbursement of Mr. Walters' expenses incurred in commuting from his primary residence in Wisconsin to our office in Dallas, Texas.

(6)
Mr. Walker's employment with us ended on April 2, 2013.

 Grants of Plan-Based Awards in Fiscal Year 2012

          The following table provides supplemental information relating to awards of RSUs made to our NEOs during fiscal year 2012. No Class B units or Class C units were granted to NEOs in fiscal year 2012.

	All Other Stock Awards:
Name	Grant Date	Number of Restricted Stock Units #(1)	Grant date fair value of Restricted Stock Units awards ($)(2)
Eric L. Affeldt	April 1, 2012	5,601	$2,500,269
Curtis D. McClellan	April 1, 2012	617	$275,427
Mark A. Burnett	April 1, 2012	3,361	$1,500,340
Blake S. Walker	April 1, 2012	617	$275,427
James K. Walters	April 1, 2012	617	$275,427

(1)
No RSUs will vest until the first to occur of the following dates: (i) the date of a change of control (as defined in the Stock Plan), (ii) the date that is six months following the effective date of an IPO or (iii) March 15th of the year following the year in which an IPO occurs. The number of RSUs that vest on such initial vesting event is determined by the product obtained by multiplying the total number of RSUs granted to such NEO by a fraction, the numerator of which is the number of anniversaries (up to a maximum of three) that have elapsed from the vesting commencement date to the earlier of (a) the date of the initial vesting event and (b) the date the NEO ceases to be employed by us and the denominator of which is three. If the NEO is employed by us on the date of an initial vesting event, then with respect to the RSUs that have not satisfied the time condition as of such initial vesting date, such RSUs will continue to vest at the rate of one-third per year on each anniversary of the vesting commencement date. The unvested RSUs held by Mr. Walker were forfeited when his employment ended on April 2, 2013.

(2)
The amount shown represents the grant date fair value of RSUs granted under the Stock Plan as of April 1, 2012, as determined in accordance with FASB ASC Topic 718. See Note 3 of the notes to our audited consolidated financial statements that are included elsewhere in this prospectus for our accounting policy concerning equity-based awards.

 Outstanding Equity Awards at December 25, 2012

          The following table provides information regarding outstanding equity awards held by our NEOs as of December 25, 2012:

	All Other Stock Awards
Name	Number of Converted Units that have not vested (#)(1)	Fair value of Converted Units that have not vested ($)(2)	Number of Class C units that have not vested (#)(3)	Fair value of Class C units that have not vested ($)(4)	Number of RSUs that have not vested (#)(5)	Fair value of RSUs that have not vested ($)(6)
Eric L. Affeldt	—	$—	975.00	$326,549.58	5,601	$2,784,858.33
Curtis D. McClellan	25.45	$28,736.42	506.25	$169,554.59	617	$306,776.93
Mark A. Burnett	—	$—	600.00	$200,953.59	3,361	$1,671,113.88
Blake S. Walker	—	$—	562.50	$188,393.99	617	$306,776.93
James K. Walters	25.45	$28,736.42	506.25	$169,554.59	617	$306,776.93

(1)
All of the Converted Units are currently vested. The vesting of 20% of the Converted Units held by Mr. McClellan, which units were originally scheduled to vest on November 17, 2013, was fully accelerated in connection with this offering.

(2)
Reflects the fair market value of a Class A unit as of December 25, 2012, which was determined by the board of directors of Fillmore to be $1,129.04.

(3)
Class C unit awards vest in four equal annual installments, with the first 25% vesting on December 31, 2011, and each additional 25% vesting on each of the following three anniversaries of December 31, 2011. The Class C units held by Mr. Walker were forfeited when his employment ended on April 2, 2013.

(4)
Reflects the fair market value of a Class C unit as of December 25, 2012, which was determined by the board of directors of Fillmore to be $334.92.

(5)
The RSUs will vest as is described in footnote (1) under Grants of Plan-Based Awards in Fiscal Year 2012. The unvested RSUs held by Mr. Walker were forfeited when his employment ended on April 2, 2013.

(6)
Reflects the fair market value of a share of our common stock as of December 25, 2012, which was determined by the Board of Directors to be $497.21.

 Equity Awards Vested in Fiscal Year 2012

          No RSUs vested in fiscal year 2012. The following table provides information regarding the vesting of Converted Units and Class C units during fiscal year 2012:

	Stock Awards
Name	Number of Converted Units acquired on vesting (#)	Value realized ($)(1)	Number of Class C units acquired on vesting (#)	Value realized ($)(2)
Eric L. Affeldt	—	$—	325.00	$25,499.52
Curtis D. McClellan	25.45	$28,474.99	168.75	$13,240.13
Mark A. Burnett	—	$—	200.00	$15,692.01
Blake S. Walker	—	$—	187.50	$14,711.26
James K. Walters	25.45	$27,644.04	168.75	$13,240.13

(1)
Reflects the fair market value of a Class A unit as of November 17, 2012 for Mr. McClellan and July 9, 2012 for Mr. Walters, which was determined by the board of directors of Fillmore to be $1,118.86 and $1,086.21, respectively, multiplied by the number of Converted Units vesting on such dates.

(2)
Reflects the fair market value of a Class C unit as of December 31, 2011, which was determined by the board of directors of Fillmore to be $78.46, multiplied by the number of Class C units vesting on such date.

Executive Employment Agreements

Eric L. Affeldt

          We entered into an employment agreement with Mr. Affeldt, effective as of March 1, 2011, pursuant to which he continues to serve as our President and Chief Executive Officer, and as a member of our Board of Directors. Mr. Affeldt's initial base salary was set at $500,000. Mr. Affeldt is eligible to earn a discretionary annual bonus of up to 100% of his current base salary.

          On April 11, 2011, Mr. Affeldt was awarded 1,300 Class C units under the terms of the Second Amended LLC Agreement, which vest in four equal annual installments, with the first 25% installment having vested as of December 31, 2011.

          On April 1, 2012, Mr. Affeldt was awarded 5,601 RSUs under the terms of the Stock Plan. No RSUs will vest until the first to occur of the following dates: (i) the date of a change of control (as defined in the Stock Plan), (ii) the date that is six months following the effective date of an IPO, or (iii) March 15th of the year following the year in which an IPO occurs. The number of RSUs that vest on such initial vesting event is determined by the product obtained by multiplying 5,601 by a fraction, the numerator of which is the number of anniversaries (up to a maximum of three) that have elapsed from the vesting commencement date to the earlier of (a) the date of the initial vesting event and (b) the date Mr. Affeldt ceases to be employed by us and the denominator of which is three. If Mr. Affeldt is employed by us on the date of an initial vesting event, then with respect to the RSUs that have not vested as of such initial vesting date, such RSUs will continue to vest at the rate of one-third per year on each anniversary of the vesting commencement date.

          Prior to joining us as President and Chief Executive Officer, Mr. Affeldt was a principal at KSL. Previously, Mr. Affeldt was compensated solely by a KSL affiliate, which compensation package included a pro-rata share in the carried interest payable to certain KSL affiliates on account of profits earned by KSL's affiliates' investments in us, among other companies. Mr. Affeldt retained a portion of such total carried interest from such KSL's affiliates' investment, which interest remains subject to the same terms and conditions as if Mr. Affeldt had remained a principal in KSL, except that continued vesting of the carried interest is subject to Mr. Affeldt's continued employment with us.

Curtis D. McClellan

          We entered into an employment agreement with Mr. McClellan, effective as of November 24, 2008, pursuant to which he commenced serving as our Chief Financial Officer and Treasurer. Mr. McClellan's initial base salary was set at $280,000. Mr. McClellan was initially eligible to earn a discretionary annual bonus of up to 50% of his base salary, which percentage was increased to 70% in 2011.

          Pursuant to the terms of the MPI, Mr. McClellan has received 500 Class B unit awards which vest over a five-year period (commencing on November 15, 2008). In connection with the ClubCorp Formation, we converted Mr. McClellan's Class B units into Class A units. As of December 25, 2012, Mr. McClellan held a total of 226.03 Class A units (including 25.45 unvested units that were originally scheduled to vest on November 17, 2013, but which vesting has been fully accelerated in connection with this offering).

          On April 11, 2011, Mr. McClellan was awarded 675 Class C units under the terms of the Second Amended LLC Agreement, which vest in four equal annual installments, with the first 25% installment having vested as of December 31, 2011.

          On April 1, 2012, Mr. McClellan was awarded 617 RSUs under the terms of the Stock Plan, which vest upon the same terms and conditions as the RSUs granted to Mr. Affeldt.

Mark A. Burnett

          We entered into an employment agreement with Mr. Burnett, effective as of December 1, 2006, pursuant to which he commenced serving as our Executive Vice President of Golf and Country Club Operations. Mr. Burnett's initial base salary was set at $300,000. Mr. Burnett is eligible to earn a discretionary annual bonus of up to 100% of his current base salary.

          On April 11, 2011, Mr. Burnett was awarded 800 Class C units under the terms of the Second Amended LLC Agreement, which vest in four equal annual installments, with the first 25% installment having vested as of December 31, 2011.

          On April 1, 2012, Mr. Burnett was awarded 3,361 RSUs under the terms of the Stock Plan, which vest upon the same terms and conditions as the RSUs granted to Mr. Affeldt.

Blake S. Walker

          We entered into an employment agreement with Mr. Walker, effective as of December 21, 2009, pursuant to which he commenced serving as our Chief Acquisitions and Development Officer. Mr. Walker's initial base salary was set at $300,000 per year. Mr. Walker was eligible to earn a discretionary performance bonus based on his overall performance and on the successful acquisition of golf and country clubs and other assets. Mr. Walker's employment ended on April 2, 2013.

          On April 11, 2011, Mr. Walker was awarded 750 Class C units under the terms of the Second Amended LLC Agreement, which vest in four equal annual installments, with the first 25% installment having vested as of December 31, 2011. The Class C units were forfeited when Mr. Walker's employment ended.

          On April 1, 2012, Mr. Walker was awarded 617 RSUs under the terms of the Stock Plan, which would have vested upon the same terms and conditions as the RSUs granted to Mr. Affeldt. The unvested RSUs were forfeited when Mr. Walker's employment ended.

James K. Walters

          We entered into an employment agreement with Mr. Walters, effective as of May 6, 2008, pursuant to which he commenced serving as our Executive Vice President of Sales & Marketing. Since January 2010, Mr. Walters has served as our Executive Vice President of Sales & Revenue. Mr. Walters' initial base salary was set at $300,000. Mr. Walters is eligible to earn a discretionary annual bonus of up to 75% of his current base salary.

          Pursuant to the terms of the MPI, Mr. Walters had received 500 Class B unit awards which vest over a five-year period (commencing on July 9, 2008). In connection with the ClubCorp Formation, we converted Mr. Walters' Class B units into Class A units. As of December 25, 2012, Mr. Walters held a total of 226.03 Class A units (including 24.45 unvested units that vested on July 9, 2013).

          On April 11, 2011, Mr. Walters was awarded 675 Class C units under the terms of the Second Amended LLC Agreement, which vest in four equal annual installments, with the first 25% installment having vested as of December 31, 2011.

          On April 1, 2012, Mr. Walters was awarded 617 RSUs under the terms of the Stock Plan, which vest upon the same terms and conditions as the RSUs granted to Mr. Affeldt.

          Each of our NEOs has executed our standard Confidentiality and Non-Solicitation Agreement, pursuant to which each NEO has agreed, among other things, to refrain, for a period of one year after termination of his employment, from recruiting or soliciting for hire any employee employed by us during the sixty-day period preceding his termination of employment.

Stock Award Plan

          We adopted the Stock Plan on March 15, 2012 and amended and restated the Stock Plan on August 2, 2013. The purpose of the Stock Plan is to attract and retain key personnel and to provide a means for directors, officers, employees, consultants and advisors to acquire and maintain an interest in us, which interest may be measured by reference to the value of our common stock. The Stock Plan is also designed to permit us to make cash-based awards and equity-based awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code.

          The principal features of the Stock Plan are summarized below. This summary is qualified in its entirety by reference to the text of the Stock Plan, which is filed as an exhibit hereto.

Administration

          The Board of Directors (or following this offering, the Compensation Committee) administers the Stock Plan (such plan administrator, the "Committee"). The Committee has the authority to determine the terms and conditions of any agreements evidencing any awards granted under the Stock Plan and to adopt, alter and repeal rules, guidelines and practices relating to the Stock Plan. The Committee has full discretion to administer and interpret the Stock Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility

          Our employees, directors, officers, advisors, consultants or affiliates are eligible to participate in the Stock Plan. The Committee has the sole and complete authority to determine who will be granted an award under the Stock Plan, however, it may delegate such authority to one or more of our officers under the circumstances set forth in the Stock Plan.

Number of Shares Authorized

          The Stock Plan provides for an aggregate amount of no more than 3,000,000 shares of common stock to be available for awards. No more than 3,000,000 shares of common stock may be issued upon the exercise of incentive stock options. No single participant may be granted awards of options and stock appreciation rights with respect to more than 1,000,000 shares of common stock in any one year. No more than 1,000,000 shares of common stock may be granted under the Stock Plan to any participant during any single year with respect to performance compensation awards in any one performance period. The maximum amount payable pursuant to a cash bonus for an individual employee or officer under the Stock Plan for any single year during a performance period is $5.0 million. If any award is forfeited or if any option terminates, expires or lapses without being exercised, the common stock subject to such award will again be made available for future grant. Shares that are used to pay the exercise price of an option or that are withheld to satisfy a participant's tax withholding obligation will not be available for re-grant under the Stock Plan. If there is any change in our corporate capitalization, the Committee will make or recommend to our Board for approval substitutions or adjustments to the number of shares reserved for issuance under the Stock Plan, the number of shares covered by awards then outstanding under the Stock Plan, the limitations on awards under the Stock Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate in its sole discretion.

          The Stock Plan has a term of ten years and no further awards may be granted under the Stock Plan after the expiration of the term.

Awards Available for Grant

          The Committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, RSUs, stock bonus awards, dividend equivalents, performance compensation awards (including cash bonus awards) or any combination of the foregoing.

Options

          The Committee is authorized to grant options to purchase shares of common stock that are either "qualified", meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or "non-qualified", meaning they are not intended to satisfy the requirements of Section 422 of the Code. Under the terms of the Stock Plan, unless the Committee determines otherwise in the case of an option substituted for another option in connection with a corporate transaction, the exercise price of the options will not be less than the fair market value of our common stock at the time of grant. Options granted under the Stock Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Committee and specified in the applicable option agreement. The maximum term of an option granted under the Stock Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder). Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by our accountants to avoid an additional compensation charge or have been purchased on the open market, or the Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method or by such other method as the Committee may determine to be appropriate. Unless provided otherwise in the option agreement, options will vest in four equal installments on each of the first four anniversaries of the grant date.

Stock Appreciation Rights

          The Committee is authorized to award stock appreciation rights ("SARs"), under the Stock Plan. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the Stock Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs. The terms of the SARs shall be subject to terms established by the Committee and reflected in the award agreement. Unless provided otherwise in the SAR agreement, SARs will vest in four equal installments on each of the first four anniversaries of the grant date.

Restricted Stock

          The Committee is authorized to award restricted stock under the Stock Plan. Unless provided otherwise in the award agreement, restrictions on restricted stock will lapse in four equal installments on each of the first four anniversaries of the grant date. The Committee will determine the terms of such restricted stock awards. Restricted stock is common stock that generally is non-transferable and is subject to other restrictions determined by the Committee for a specified period. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or service during the restricted period, then any unvested restricted stock will be forfeited.

RSU Awards

          The Committee is authorized to award RSUs. Unless provided otherwise in the award agreement, RSUs will vest in four equal installments on each of the first four anniversaries of the grant date. The Committee will determine the terms of such RSUs. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or service during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Committee, the participant will receive a number of shares of common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the units are to be earned or at a later date selected by the Committee.

Stock Bonus Awards

          The Committee is authorized to grant awards of unrestricted common stock or other awards denominated in common stock, either alone or in tandem with other awards, under such terms and conditions as the Committee may determine.

Dividend Equivalents

          The Committee is authorized to grant participants the right to receive the equivalent value (in cash or common stock) of dividends paid to holders of our common stock.

Performance Compensation Awards

          The Committee is authorized to grant any award under the Stock Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals. The Committee may establish these performance goals with reference to, among other things, one or more of the following:

  •
  Net earnings or net income (before or after taxes);

  •
  Basic or diluted earnings per share (before or after taxes);

  •
  Net revenue or revenue growth;

  •
  Net interest margin;

  •
  Operating profit (before or after taxes);

  •
  Return measures (including, but not limited to, return on assets or equity);

  •
  Cash flow (including, but not limited to, operating cash flow and free cash flow);

  •
  Share price (including, but not limited to, growth measures and total stockholder return);

  •
  Expense targets;

  •
  Margins;

  •
  Operating efficiency;

  •
  Measures of economic value added;

  •
  Asset quality;

  •
  Enterprise value;

  •
  Employee retention;

  •
  Objective measures of personal targets, goals or completion of projects;

  •
  Asset growth;

  •
  Dividend yield; or

  •
  Any combination of the foregoing.

Transferability

          Each award may be exercised during the participant's lifetime only by the participant or, if permissible under applicable law, by the participant's guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The Committee, however, may permit awards (other than incentive stock options) to be transferred to immediate family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her immediate family members or anyone else approved by it.

Amendment

          The Stock Plan has a term of ten years. The Board of Directors may amend, suspend or terminate the Stock Plan at any time; however, stockholder approval to amend the Stock Plan may be necessary if the law so requires. No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

Change in Control

          In the event of a change in control (as defined in the Stock Plan), the Committee may provide that all outstanding options and equity awards (other than performance compensation awards) issued under the Stock Plan will become fully vested and that performance compensation awards will vest, as determined by the Committee, based on the level of attainment of the specified performance goals. The Committee may, in its discretion, cancel outstanding awards and pay the value of such awards to the participants in connection with a Change in Control. The Committee can also provide otherwise in an award agreement under the Stock Plan.

          Under the Stock Plan, a change in control means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

  •
  the sale or disposition, in one or a series of related transactions, of all or substantially all of our assets to any person or group other than to affiliates of KSL;

  •
  any person or group, other than affiliates of KSL, is or becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of our outstanding voting stock; or

  •
  prior to this offering, affiliates of KSL do not have the ability to cause the election of a majority of the members of the Board of Directors and any person or group, other than affiliates of KSL, beneficially owns outstanding voting stock representing a greater percentage voting power with respect to the general election of members of the Board of Directors than the shares of outstanding voting stock KSL's affiliates beneficially own.

          In addition, if an award under the Stock Plan is subject to Section 409A of the Code, a change in control transaction may constitute a payment event only if the transaction is also a "change in control event" for purposes of Section 409A of the Code.

United States Federal Income Tax Consequences

          The following is a general summary of the material United States federal income tax consequences of the grant and exercise and vesting of awards under the Stock Plan and the disposition of shares acquired pursuant to the exercise of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the United States federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Options

          The Code requires that, for treatment of an option as a qualified option, common stock acquired through the exercise of a qualified option cannot be disposed of before the later of (i) two years from the date of grant of the option or (ii) one year from the date of exercise. Holders of qualified options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an "item of tax preference", which may give rise to "alternative minimum tax" liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, we will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of the qualified option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of a qualified option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those sections.

          Finally, if an otherwise qualified option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value); the portion of the qualified option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes. No income will be realized by a participant upon grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise. We will be able to deduct this same amount for United States federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.

Restricted Stock

          A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. (Special rules apply to the receipt and disposition of restricted stock received by officers and directors who are subject to Section 16(b) of the Exchange Act). We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for United States federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.

RSUs

          A participant will not be subject to tax upon the grant of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for United States federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.

SARs

          No income will be realized by a participant upon grant of an SAR. Upon the exercise of an SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for United States federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.

Stock Bonus Awards and Dividend Equivalents

          A participant will have taxable compensation equal to the difference between the fair market value of the shares on the date the common stock subject to the award is transferred to the participant over the amount the participant paid for such shares, if any. We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for United States federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections. Dividend equivalents are taxable at ordinary income tax rates upon receipt.

Section 162(m)

          For a discussion of Section 162(m) of the Code and its applicability to us, see "— Tax Implications" above.

Director Compensation

          During the fiscal year ended December 25, 2012, members of our Board of Directors did not receive any compensation for their service as directors. Mr. Affeldt received no compensation for his service on our Board of Directors and only received compensation for his service as an employee, as shown in the Summary Compensation Table, as described above in "Executive Compensation — Summary Compensation Table." Messrs. Shannon, Resnick, Siegel, Newburger and Traficanti, the other members of our Board of Directors, were all employees of KSL or a KSL affiliate, and we did not compensate any of these KSL-affiliated directors for their service on our Board of Directors. However, as employees of KSL or its affiliates Messrs. Shannon, Resnick, Siegel, Newburger and Traficanti received management fees pursuant to the terms of the Management Agreement, which we intend to terminate in accordance in connection with this offering. See "Certain Relationships and Related Party Transactions — Management Agreement."

          In connection with this offering, we expect to implement a non-employee director compensation program for our non-employee directors who are not affiliated with KSL, consisting of:

  •
  an annual retainer equal to $150,000, with an initial split of $80,000 in cash and $70,000 in restricted stock, with the cash portion to be paid quarterly in equal installments and the restricted stock to be granted annually with a one-year vesting provision. The number of shares of restricted stock to be granted will be determined by dividing $70,000 by the initial public offering price. Following the offering, restricted stock will be granted on the date of each annual shareholder meeting (and the number of shares subject thereto will be determined using the fair market value of a share of our common stock as of the grant date). With respect to non-employee directors who are appointed members of our Board of Directors after an annual shareholder meeting, the grant of restricted stock will occur on the date such directors join the Board of Directors (and the number of shares subject thereto will be determined using the fair market value of a share of our common stock as of the grant date or, if such date is a Saturday, Sunday or holiday, the most recent preceding trading date);

  •
  an annual cash retainer of $40,000 for the Chairman of our Board of Directors, payable in quarterly installments;

  •
  an annual cash retainer of $20,000 for the Chair of the Audit Committee of our Board of Directors, payable in quarterly installments; and

  •
  reimbursement for all out-of-pocket expenses incurred in performance of their duties as directors.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Agreement

          We have entered into a management agreement (the "Management Agreement") with an affiliate of KSL, pursuant to which we are provided financial and management consulting services in exchange for an annual fee of $1 million. In addition, we have agreed to reimburse the management company for all of its reasonable out-of-pocket costs and expenses incurred in providing management services to us and certain of our affiliates. As of June 11, 2013, we have paid aggregate fees of $8.0 million pursuant to the management agreement since it was entered into. In connection with this offering, the parties intend to terminate the Management Agreement, provided that the provisions relating to indemnification and certain other provisions will survive termination. In connection with such termination, we will pay an affiliate of KSL total fees of $5.0 million, of which approximately $2.0 million will be paid from the net proceeds of this offering.

Registration Rights Agreement

          In connection with this offering, we expect to enter into a registration rights agreement with certain affiliates of KSL and certain members of management. This agreement will provide to KSL's affiliates an unlimited number of "demand" registrations and to both KSL's affiliates and members of management party thereto customary "piggyback" registration rights. The registration rights agreement will also provide that we will pay certain expenses relating to such registrations, including this offering, and indemnify KSL's affiliates and the members of management party thereto against certain liabilities which may arise under the Securities Act.

Usage Agreements and Other Arrangements

          We have entered into usage and revenue sharing agreements whereby certain members of Barton Creek Resort & Spa, The Homestead, The Owners Club at Barton Creek, The Owners Club at The Homestead, Western Athletic Clubs, La Costa Resort and Spa, Hotel del Coronado, Rancho Las Palmas Resort & Spa and The Grove Park Inn, each owned and/or managed by affiliates of KSL, can pay an upgrade charge to have usage privileges at our clubs and facilities. Likewise, certain members of our clubs have reciprocal usage privileges at the clubs and facilities of Barton Creek Resort & Spa, The Homestead, Western Athletic Clubs, La Costa Resort and Spa and Rancho Las Palmas Resort & Spa. As of July 1, 2013, only the Western Athletic Clubs and the Hotel del Coronado continue to be owned or managed by affiliates of KSL, although the arrangements at all of the resorts and clubs remain intact. The amount of our revenue under such agreements totaled $0.2 million, $0.2 million and $0.2 million for the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010, respectively.

          We have also entered into arrangements with affiliates of KSL, whereby members of our clubs receive special pricing and discounts at hotels, resorts and ski areas owned by affiliates of KSL.

          We have also entered into arrangements with affiliates of KSL, whereby we remit royalty payments we receive in connection with mineral leases at certain of our golf and country clubs.

          We have also entered into an arrangement with affiliates of KSL whereby we provide golf related consulting services in exchange for an annual fee of $0.1 million.

Employment Agreements

          We have entered into employment agreements with each of our named executive officers, as described in "Executive Compensation — Executive Employment Agreements".

 Indemnification Agreements

          We have entered, or will enter, into an indemnification agreement with each of our directors and officers. The indemnification agreements, together with our amended and restated articles of incorporation and amended and restated bylaws, will require us to indemnify our directors and officers to the fullest extent permitted by Nevada law. See "Description of Capital Stock — Limitations on Liability and Indemnification of Officers and Directors".

Policies and Procedures for Review and Approval of Related Party Transactions

          We have written policies governing conflicts of interest with our employees. Although we do not have a formal process for approving related party transactions, the Board of Directors as a matter of practice has reviewed all of the transactions described under "Certain Relationships and Related Party Transactions".

PRINCIPAL AND SELLING STOCKHOLDERS

          The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock, as of August 2, 2013, for:

  •
  each person known by us to own beneficially more than 5% of our outstanding shares of common stock;

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  the selling stockholder.

          For further information regarding material transactions between us and the selling stockholder, see "Certain Relationships and Related Party Transactions".

          The number of shares and percentages of beneficial ownership prior to this offering set forth below are based on the number of shares of our common stock to be issued and outstanding immediately prior to the consummation of this offering. The number of shares and percentages of beneficial ownership after this offering set forth below are based on the number of shares of our common stock to be issued and outstanding immediately after the consummation of this offering.

          Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of the security, or "investment power", which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

          Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock. Unless otherwise specified, the address of each beneficial owner is c/o ClubCorp Holdings, Inc., 3030 LBJ Freeway, Suite 600, Dallas, Texas 75234.

Common Stock Beneficially Owned After this Offering
Shares of Common Stock Beneficially Owned Prior to this Offering
			Shares of Common Stock Offered	Assuming the Underwriters' Option is not Exercised		Assuming the Underwriters' Option is Exercised in Full
Name and Address of Beneficial Owner
	Number	%	Number	Number	%	Number	%
5% Stockholders
Affiliates of KSL(1)(2)	50,000,000	100%
Directors and Executive Officers
Eric L. Affeldt(3)(4)	—	—
Curtis D. McClellan(3)	—	—
Mark A. Burnett(3)	—	—
David B. Woodyard(3)	—	—
James K. Walters(3)	—	—
Blake S. Walker(3)	—	—
Daniel T. Tilley(3)	—	—
Ingrid J. Keiser(3)	—	—
Martin J. Newburger(1)	—	—
Eric C. Resnick(1)	50,000,000	100%
Michael S. Shannon(1)	50,000,000	100%
Steven S. Siegel(1)	—	—
Bryan J. Traficanti(1)	—	—
John A. Beckert(5)	—	—
Douglas H. Brooks(5)	—	—
Janet E. Grove(5)	—	—
William E. Sullivan(5)	—	—
All directors and executive officers as a group (13 individuals)(1)(3)	50,000,000	100%

*
less than 1%

(1)
100% of such shares are owned by Fillmore CCA Investment, LLC, which is 97.3% owned by Fillmore CCA Holdings I, LLC. Fillmore CCA Holdings I, LLC is 5.066% owned by Fillmore CCA (Alternative), L.P., 9.234% owned by Fillmore CCA Supplemental TE (Alternative), L.P., 12.580% owned by Fillmore CCA TE (Alternative), L.P., 12.735% owned by Fillmore CCA TE-A (Alternative), L.P., 1.219% owned by KSL Capital Partners II FF, L.P., 6.688% owned by KSL Capital Partners Supplemental II, L.P., 5.914% owned by KSL CCA 2010 Co-Invest 2, L.P., 36.723% owned by KSL CCA 2010 Co-Invest, L.P., 3.690% owned by KSL CCA Co-Invest 2, L.P. and 6.151% owned by KSL CCA Co-Invest, L.P (collectively, the "KSL Investors"). KSL Capital Partners II GP, LLC is the sole general partner of Fillmore CCA (Alternative), L.P., Fillmore CCA TE (Alternative), L.P., Fillmore CCA TE-A (Alternative), L.P. and KSL Capital Partners II FF, L.P. KSL Capital Partners Supplemental II GP, LLC is the sole general partner of Fillmore CCA Supplemental TE (Alternative), L.P. and KSL Capital Partners Supplemental II, L.P. KSL Capital Partners II Co-Invest GP, LLC is the sole general partner of KSL CCA 2010 Co-Invest 2, L.P., KSL CCA 2010 Co-Invest, L.P., KSL CCA Co-Invest 2, L.P. and KSL CCA Co-Invest, L.P. The investment decisions of each of KSL Capital Partners II GP, LLC, KSL Capital Partners Supplemental II GP, LLC and KSL Capital Partners II Co-Invest GP, LLC (collectively, the "KSL General Partners", and together with the KSL Investors, the "KSL Funds") are made by its respective investment committee, which exercises voting and dispositive power over the units indirectly owned by the KSL General Partners. The investment committee of each of the KSL General Partners consists of Craig W. Henrich, Peter R. McDermott, Martin J. Newburger, Eric C. Resnick, Michael S. Shannon, Bernard N. Siegel, Steven S. Siegel and Richard A. Weissmann, John A. Ege and Coley J. Brenan. A decision of each investment committee is determined by the affirmative vote of a majority of the members of such committee, which majority must include Messrs. Shannon and Resnick. Messrs. Henrich, McDermott, Newburger, Resnick, Shannon, B. Siegel, S. Siegel, Weissmann, Ege and Brenan disclaim beneficial ownership of these units except to the extent of their individual pecuniary interest in these entities. The address for each KSL Fund and Messrs. Henrich, McDermott, Newburger, Resnick, Shannon, Siegel, Siegel, Weissmann, Ege and Brenan is c/o KSL Capital Partners, LLC, 100 Fillmore Street, Suite 600, Denver, Colorado 80206.

(2)
As of August 2, 2013, Fillmore CCA Investment, LLC owned 100% of our outstanding common stock. Certain of our directors and officers hold an aggregate of 11,671.62 Class A Units and 9,100 Class C Units of Fillmore

  CCA Investment, LLC, as described under "Executive Compensation". Under the terms of the amended and restated limited liability company agreement of Fillmore CCA Investment, LLC, an affiliate of KSL determines any voting and disposition decisions with respect to the shares of our common stock held by Fillmore CCA Investment, LLC. In connection with the offering, we expect all holders of Class A Units and Class C Units of Fillmore CCA Investment, LLC, including our directors and executive officers, to surrender such units to Fillmore CCA Investment, LLC for an aggregate of             shares (based on the assumed initial public offering price of $           per share, which is the mid-point of the range set forth on the cover page of this prospectus) of our common stock from Fillmore CCA Investment, LLC. For more information, see "Executive Compensation — Elements of Our Executive Compensation Program — Conversion of Class A Units and Class C Units in Connection with the Offering".

(3)
Includes                    shares of restricted common stock that are expected to be issued to such officer/director in connection with the closing of this offering.

(4)
After giving effect to this offering, Mr. Affeldt is expected to own a         % equity interest in the KSL General Partners (based on the assumed initial public offering price of $             per share, which is the mid-point of the range set forth on the cover page of this prospectus).

(5)
Expected to be appointed as directors effective August 15, 2013.

 DESCRIPTION OF INDEBTEDNESS

Secured Credit Facilities

          In connection with the ClubCorp Formation, subsidiaries of ours entered into a credit agreement with Citicorp North America, Inc., as administrative agent, swing line lender and letter of credit issuer, Citigroup Global Markets Inc. as sole arranger and sole bookrunner, and the other lenders from time to time party thereto.

General

          The borrower under our credit agreement is Operations. The credit agreement governing the Secured Credit Facilities, as amended on July 24, 2013, provides for a term loan facility maturing in July 2020, which has a principal balance of $301.1 million outstanding as of July 24, 2013. In addition to $19.6 million of standby letters of credit outstanding, the capacity available under the incremental revolving credit commitments was increased to $135.0 million, with an additional $75.0 million in revolving credit and term loan commitments combined and additional capacity for incremental revolving credit and/or term loan commitments thereafter if certain covenants are met.

Interest Rates and Fees

          The term loan facility, as amended on July 24, 2013, bears interest at the higher of (i) 4.25% or (ii) an elected LIBOR plus a margin of 3.25%. Upon successful completion of an initial public offering with proceeds of at least $50.0 million, the interest rate will be reduced to the higher of (i) 4.0% or (ii) an elected LIBOR plus a margin of 3.0%. We may elect a one, two, three or six-month LIBOR. The interest payment is due on the last day of each elected LIBOR period.

          The Secured Credit Facilities bear a commitment fee on all undrawn amounts under the revolving credit facility, payable quarterly in arrears.

Prepayments

          Operations may be required to prepay the outstanding term loan facility by a percentage of excess cash flows, as defined by the credit agreement governing the Secured Credit Facilities, each fiscal year end after its annual consolidated financial statements are delivered, which percentage may decrease or be eliminated depending on the results of the Senior Secured Leverage Ratio test at the end of each fiscal year.

          Operations may voluntarily repay outstanding loans under the Secured Credit Facilities in whole or in part upon prior notice without premium or penalty, other than certain fees incurred in connection with a repricing transaction.

Guarantors

          All obligations under the Secured Credit Facilities are guaranteed by Parent, and each existing and all subsequently acquired or organized direct and indirect restricted subsidiaries of Parent, other than certain excluded subsidiaries (collectively, the "guarantors").

Security

          All obligations of the borrower and the guarantors are secured, subject to permitted liens and other exceptions, by a first-priority perfected security interest in substantially all the assets of the borrower and the guarantors, including, but not limited to (1) a perfected pledge of all the domestic capital stock owned by the borrower and the guarantors and (2) perfected security interests in and mortgages on substantially all tangible and intangible personal property and material fee-owned property of the borrower and the guarantors, subject to certain exclusions.

Covenants

          The Secured Credit Facilities contain customary representations and warranties and customary affirmative and negative covenants, including, with respect to restrictive covenants, among other things, restrictions on Parent's, Operations' and Parent's restricted subsidiaries ability to:

  •
  create, incur, assume or suffer to exist any liens on any of their assets;

  •
  make or hold any investments;

  •
  create, incur, assume or suffer to exist or guarantee any additional indebtedness;

  •
  enter into mergers or consolidations;

  •
  conduct sales and other dispositions of property or assets;

  •
  pay dividends or distributions on capital stock or redeem or repurchase capital stock;

  •
  change the nature of the business;

  •
  enter into transactions with affiliates; and

  •
  enter into burdensome agreements.

          In addition, the credit agreement governing the Secured Credit Facilities requires Parent and Operations to maintain a Senior Secured Leverage Ratio no greater than 4.00:1.00 for each fiscal quarter ended on or after June 30, 2013. If the Senior Secured Leverage Ratio would have been in place as of June 11, 2013, Operations' coverage would have been approximately 2.00:1.00. This covenant is subject to a number of important limitations and exceptions.

Events of Default

          Events of default under the Secured Credit Facilities include, among other things, non-payment of principal when due, nonpayment of interest or other amounts (subject to a five business day grace period), covenant defaults, inaccuracy of representations or warranties in any material respect, bankruptcy and insolvency events, cross defaults and cross acceleration of certain indebtedness, certain monetary judgments, ERISA events, actual or asserted invalidity of guarantees or security documents and a change of control (including both a pre- and post-initial public offering provision).

          As of June 11, 2013, we were in compliance in all material respects with all covenants and the provisions contained in the Secured Credit Facilities.

Senior Notes

General

          On November 30, 2010, Operations issued $415.0 million aggregate principal amount of 10% Senior Notes due 2018. As of June 11, 2013, Operations had $415.0 million aggregate principal amount in Senior Notes outstanding. Interest on the Senior Notes is payable semi-annually in arrears. The obligations under the Senior Notes are guaranteed by each existing and all subsequently acquired or organized direct and indirect restricted subsidiaries of Operations, other than certain excluded subsidiaries.

Ranking

          The Senior Notes are senior unsecured obligations and:

  •
  rank senior in right of payment to all existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Notes;

  •
  rank equally in right of payment to all existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the Senior Notes; and

  •
  are effectively subordinated in right of payment to all existing and future secured debt (including obligations under the Secured Credit Facilities), to the extent of the value of the assets securing such debt, and are structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the Senior Notes.

Optional Redemption

          At any time prior to December 1, 2013, Operations may redeem up to 35% of the aggregate principal amount of the Senior Notes at a redemption price equal to 110% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds received by us from one or more equity offerings; provided that (i) at least 65% of the aggregate principal amount of the Senior Notes originally issued under the indenture remains outstanding immediately after the occurrence of each such redemption and (ii) such redemption occurs within 90 days of the date of closing of each such equity offering. Pursuant to this provision, we intend to use a portion of the net proceeds received by us from this offering to redeem $145.25 million in aggregate principal amount of the Senior Notes and to pay approximately $14.5 million of redemption premium, plus accrued interest thereon. See "Use of Proceeds".

          Operations may redeem some or all of the Senior Notes at any time prior to December 1, 2014 at a price equal to the principal amount of the Senior Notes redeemed plus accrued and unpaid interest, if any, to the redemption date plus the Make-Whole Premium. The "Make-Whole Premium" is defined as the greater of (1) 1% of the principal amount of the Senior Notes being redeemed and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the Senior Notes being redeemed at December 1, 2014 plus (ii) all remaining required interest payments due on such Senior Notes through December 1, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points over (b) the then outstanding principal amount of the Senior Notes being redeemed.

          After December 1, 2014, Operations may redeem the Senior Notes at the redemption prices (expressed as percentages of principal amount) listed below plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning on December 1 of each of the years indicated below:

Year	Percentage
2014	105.000%
2015	102.500%
2016 and thereafter	100.000%

Change of Control Offer

          Upon the occurrence of a change of control (as defined in the indenture governing the Senior Notes), Operations will be required to offer to repurchase the Senior Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants

          The indenture governing the Senior Notes contains a number of covenants that, among other things, restrict Operations' ability and the ability of its restricted subsidiaries to, among other things:

  •
  dispose of certain assets;

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  incur additional indebtedness;

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  pay dividends;

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  prepay subordinated indebtedness;

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  incur liens;

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  make capital expenditures;

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  make investments or acquisitions;

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  engage in mergers or consolidations; and

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  engage in certain types of transactions with affiliates.

          These covenants are subject to a number of important limitations and exceptions.

Events of Default

          The indenture governing the Senior Notes provides for certain events of default which, if any of them were to occur, would permit or require the principal of and accrued interest, if any, on the Senior Notes to become or be declared due and payable (subject, in some cases, to specified grace periods).

          As of June 11, 2013, we were in compliance in all material respects with all covenants and the provisions contained in the indenture governing the Senior Notes.

DESCRIPTION OF CAPITAL STOCK

          In connection with this offering, we will amend and restate our articles of incorporation and our bylaws. The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated articles of incorporation and amended and restated bylaws, each of which will be in effect upon the consummation of this offering, the forms of which are filed as exhibits to the registration statement of which this prospectus is a part.

          Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Nevada Revised Statutes (the "NRS"). Upon the consummation of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock will be issued or outstanding immediately after the public offering contemplated by this prospectus. Unless our Board of Directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

          Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors.

          Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The common stock will not be subject to further calls or assessment by us. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of our common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may authorize and issue in the future.

Preferred Stock

          Our amended and restated articles of incorporation authorize our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by the NYSE, the authorized shares of preferred stock will be available for issuance without further action by you. Our Board of Directors is authorized to determine, with respect to any series of preferred stock, the voting powers, designations, preferences, limitations, restrictions and relative rights thereof, including, without limitation:

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  the designation of the series;

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  the number of shares of the series, which our Board of Directors may, to the extent provided in our amended and restated articles of incorporation or the certificate of designation relating to the series, increase (but not above the total number of then authorized and undesignated shares of preferred stock) or decrease (but not below the number of shares of the series then outstanding);

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  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

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  the date(s) on which dividends, if any, will be payable;

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  the redemption rights and price(s), if any, for shares of the series;

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  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

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  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

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  whether shares of the series will be convertible into shares of any other class or series of our capital stock, or any other security of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price(s) or rate(s), any rate adjustments, the date(s) as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

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  restrictions on the issuance of shares of the same series or of any other class or series; and

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  the voting rights, if any, of the holders of the series.

          We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that any number of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their shares of our common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock, including, without limitation, by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Dividends

          Under NRS 78.288, the directors of a corporation may authorize, and the corporation may make, distributions (including cash dividends) to stockholders, but no such distribution may be made if, after giving it effect:

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  the corporation would not be able to pay its debts as they become due in the usual course of business; or

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  the corporation's total assets would be less than the sum of (x) its total liabilities plus (y) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

          The NRS prescribes the timing of the determinations above depending on the nature and timing of payment of the distribution. For cash dividends paid within 120 days after the date of authorization, the determinations above must be made as of the date the dividend is authorized. When making their determination that a distribution is not prohibited by NRS 78.288, directors may consider:

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  financial statements prepared on the basis of accounting practices that are reasonable in the circumstances;

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  a fair valuation, including, but not limited to, unrealized appreciation and depreciation; and/or

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  any other method that is reasonable in the circumstances.

          Declaration and payment of any dividend will be subject to the discretion of our Board of Directors. We intend to pay cash dividends on our common stock, however, the time and amount of such dividends, if any, will be dependent upon our financial condition, operations, compliance with applicable law, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, contractual restrictions, business prospects, industry trends, the provisions of Nevada law affecting the payment of distributions and any other factors our Board of Directors may consider relevant. We expect to pay a quarterly cash dividend on our common stock of $             per share, or $             per annum, commencing in the              quarter of         . The payment of such quarterly dividends and any future dividends will be at the discretion of our Board of Directors. Our ability to pay dividends on our common stock depends in part on our receipt of cash dividends from our operating subsidiaries, which may be restricted from paying us dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur. In particular, the ability of our subsidiaries to distribute cash to Holdings to pay dividends is limited by covenants in the Secured Credit Facilities and the indenture governing the Senior Notes and may be further restricted by the terms of any future debt or preferred securities. See "Dividend Policy" and "Description of Indebtedness".

Annual Stockholder Meetings

          Our amended and restated articles of incorporation and our amended and restated bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our Board of Directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and Certain Provisions of Nevada Law

          Our amended and restated articles of incorporation, amended and restated bylaws and the NRS contain provisions, which are summarized in the following paragraphs, that may have the effect of maintaining continuity and stability in the composition of our Board of Directors. These provisions may help us avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to effectively evaluate and negotiate in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider to be in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

          Nevada law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as our common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares may be issued in the future for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

          Our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

          Moreover, the Board of Directors has the authority, without stockholder approval, to issue shares of our authorized, unissued and unreserved common stock, and to designate and issue shares of our preferred stock having voting or other rights or preferences that could have the effect of impeding the success of an attempt to acquire us or otherwise effect a change of control. Any such issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby preserve the continuity of then-current management and possibly limit or preclude the ability of our stockholders to sell their shares of common stock at a premium to the then-prevailing market price.

Classified Board of Directors

          Our amended and restated articles of incorporation provide that our Board of Directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As such, approximately one-third of our Board of Directors will be elected each year and at least two annual meetings of stockholders may be necessary to change a majority of the directors. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board of Directors. Our amended and restated articles of incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors or, so long as KSL's affiliates beneficially own, in the aggregate, at least 40% of the voting power of the stock of our company entitled to vote generally in the election of directors, by the stockholders.

Business Combinations and Acquisition of Control Shares

          Pursuant to provisions in our amended and restated articles of incorporation and amended and restated bylaws, we have elected not to be governed by certain Nevada statutes that may have the effect of discouraging corporate takeovers.

          Nevada's "combinations with interested stockholders" statutes (NRS 78.411 through 78.444, inclusive) prohibit specified types of business "combinations" between certain Nevada corporations and any person deemed to be an "interested stockholder" for two years after such person first becomes an "interested stockholder" unless the corporation's board of directors approves the combination (or the transaction by which such person becomes an "interested stockholder") in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation's voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an "interested stockholder" is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term "combination" is sufficiently broad to cover most significant transactions between a corporation and an "interested stockholder". Our original articles of incorporation provided, and our amended and restated articles of incorporation provide, that these statutes will not apply to us.

          Nevada's "acquisition of controlling interest" statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These "control share" laws provide generally that any person that acquires a "controlling interest" in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Our amended and restated articles of incorporation and our amended and restated bylaws provide that these statutes do not apply to any acquisition of our common stock. Absent such provision in our articles of incorporation or bylaws, these laws would apply to us if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become "control shares" to which the voting restrictions described above apply.

          In addition, NRS 78.139 also provides that directors may resist a change or potential change in control if the directors, by majority vote of a quorum, determine that the change is opposed to, or not in, the best interests of the corporation.

Removal of Directors; Vacancies

          Under NRS 78.335, one or more of the incumbent directors may be removed from office by the vote of stockholders representing two-thirds or more of the voting power of the issued and outstanding stock entitled to vote. Our amended and restated articles of incorporation provide that, subject to the rights of holders of our preferred stock and the rights of KSL's affiliates as set forth in our amended and restated articles of incorporation, any newly created position on the Board of Directors that results from an increase in the total number of directors and any vacancies on the Board of Directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, at any time when KSL's affiliates beneficially own, in the aggregate, less than 40% of the voting power of the stock of our company entitled to vote generally in the election of directors, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

No Cumulative Voting

          The NRS does not permit stockholders to cumulate their votes other than in the election of directors, and then only if expressly authorized by the corporation's articles of incorporation. Our amended and restated articles of incorporation expressly prohibit cumulative voting.

Special Stockholder Meetings

          Our amended and restated articles of incorporation provide that special meetings of our stockholders may be called at any time only by or at the direction of (i) the Board of Directors, (ii) the chairman of the Board of Directors or (iii) two or more of the members of our Board of Directors; provided, however, at any time when KSL's affiliates beneficially own, in the aggregate, at least 40% of the voting power of our capital stock entitled to vote generally in the election of directors, special meetings of our stockholders will be called by the Board of Directors or the chairman of the Board of Directors at the request of KSL's affiliates. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

          Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be properly brought before a meeting of our stockholders, the stockholder submitting the proposal or nomination will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of the stockholder's notice. Our amended and restated bylaws allow the chairman of the meeting to prescribe rules and regulations for the conduct of stockholders meetings which may preclude the conduct of certain business at a meeting if the rules and regulations are not followed. Our amended and restated bylaws provide that any time when KSL's affiliates have the right, pursuant to our amended and restated articles of incorporation, to nominate at least one member of our Board of Directors, these advance notice provisions will not apply to KSL's affiliates. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to influence or obtain control of our company.

Stockholder Action by Written Consent

          Pursuant to our amended and restated articles of incorporation, at any time when KSL's affiliates beneficially own, in the aggregate, at least 40% of the voting power of our capital stock entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent to the action is signed by stockholders holding at least a majority of the voting power (or if a greater proportion of voting power would be required for such an action at a meeting of stockholders, then that proportion of written consents is required). In no instance where action is authorized by written consent need a meeting of stockholders be called or, unless otherwise required by applicable law or any certificate of designation relating to any series of preferred stock, notice given. Our amended and restated articles of incorporation preclude stockholder action by written consent at any time when KSL's affiliates beneficially own, in the aggregate, less than 40% of the voting power of our capital stock entitled to vote generally in the election of directors.

Supermajority Provisions

          Our amended and restated articles of incorporation and amended and restated bylaws provide that the Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Nevada and our amended and restated articles of incorporation. For as long as KSL's affiliates beneficially own, in the aggregate, at least 40% of the voting power of our capital stock entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of a majority of the voting power of our outstanding capital stock entitled to vote thereon, voting together as a single class. At any time when KSL's affiliates beneficially own, in the aggregate, less than 40% of the voting power of our capital stock entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of the holders (which must include at least one of certain specified KSL affiliates, so long as KSL's affiliates beneficially own, in the aggregate, at least 5% of the voting power of our capital stock entitled to vote generally in the election of directors) of at least two-thirds of the voting power of our outstanding capital stock entitled to vote thereon, voting together as a single class.

          The NRS provides generally that unless the articles of incorporation require a greater percentage, the affirmative vote of a majority of the voting power of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation's articles of incorporation.

          Our amended and restated articles of incorporation provide that at any time when KSL's affiliates beneficially own, in the aggregate, less than 40% of the voting power of our capital stock entitled to vote generally in the election of directors, the following provisions in our amended and restated articles of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders (which must include at least one of certain specified KSL affiliates, so long as KSL's affiliates beneficially own, in the aggregate, at least 5% of the voting power of our capital stock entitled to vote generally in the election of directors) of at least two-thirds of the voting power of our outstanding capital stock entitled to vote thereon, voting together as a single class:

  •
  the provision requiring a two-thirds supermajority vote for stockholders to make, repeal, amend, alter, or rescind our bylaws;

  •
  the provisions providing for a classified Board of Directors;

  •
  the provisions regarding competition and corporate opportunities;

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  the provisions regarding stockholder action by written consent;

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  the provisions regarding special meetings of stockholders;

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  the provisions regarding vacancies on our Board of Directors and newly created directorships;

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  the provisions rendering inapplicable to us the "combinations with interested stockholders" statutes and the "acquisition of controlling interest" statutes;

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  the provisions granting certain nomination and information rights to KSL's affiliates so long as KSL and certain of its affiliates beneficially own, in the aggregate, at least 5% of the voting power of our capital stock entitled to vote generally in the election of directors;

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  the provisions providing for a mandatory and exclusive forum for stockholder derivative actions and certain other actions and proceedings;

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  the provisions relating to the exculpation and indemnification of our directors and officers; and

  •
  the provision requiring that the above provisions be amended only by a two-thirds supermajority vote.

          The supermajority provisions described above will not apply to any amendment to our articles of incorporation to be effected pursuant to, or to be effective upon or after the consummation of, a merger, conversion or exchange in which ClubCorp Holdings, Inc. is a constituent entity, in each case which has been otherwise duly authorized and approved by our Board of Directors and our stockholders (which must include at least one of certain specified KSL affiliates, so long as KSL's affiliates beneficially own, in the aggregate, at least 5% of the voting power of our capital stock entitled to vote generally in the election of directors) in accordance with our amended and restated articles of incorporation (including any certificate of designation relating to any series of preferred stock), our amended and restated bylaws, the NRS and other applicable law.

          The combination of the classification of our Board of Directors, the lack of cumulative voting and the supermajority voting requirements described above will make it more difficult for our existing stockholders to replace our Board of Directors as well as for another party to obtain control of us by replacing our Board of Directors. Because our Board of Directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

          These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management or our company, such as a merger, reorganization or tender offer. These provisions may have the effect of maintaining continuity and stability in the composition of our Board of Directors and its policies and discouraging certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions may also reduce our vulnerability to an unsolicited acquisition proposal and discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Dissenters' Rights of Appraisal and Payment

          The provisions of Nevada's dissenter's rights statutes (NRS 92A.300 through 92A.500, inclusive) specify certain corporate actions giving rise to the right of a stockholder to demand payment of "fair value" (as defined in NRS 92A.320) of its shares, subject to a number of limitations and procedural requirements.

Stockholders' Derivative Actions

          Our stockholders may be entitled to bring an action in our name to procure a judgment in our favor, also known as a derivative action, subject to the requirements of applicable law.

Exclusive Forum

          Our amended and restated articles of incorporation provide that to the fullest extent permitted by law, and unless we consent to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada shall be the sole and exclusive forum for any (i) derivative action or proceeding brought in the name or right of the corporation or on its behalf, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to the corporation or any of our stockholders, (iii) action arising or asserting a claim arising pursuant to any provision of Chapters 78 or 92A of the NRS or any provision of the corporation's articles of incorporation or bylaws, (iv) action to interpret, apply, enforce or determine the validity of the corporation's articles of incorporation or bylaws or (v) action asserting a claim governed by the internal affairs doctrine.

Conflicts of Interest

          The NRS permits a Nevada corporation to renounce in its articles of incorporation or by action by the board of directors any interest or expectancy to participate in specified business opportunities (or specified classes or categories of business opportunities) that are presented to the corporation or one or more of its officers, directors or stockholders. Except as described further below, our amended and restated articles of incorporation provide that, to the fullest extent permitted by law, we renounce any interest or expectancy in, and the right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for KSL's affiliates or any of our non-employee directors or his or her affiliates. Our amended and restated articles of incorporation also provide that, to the fullest extent permitted by law, none of

KSL's affiliates or any non-employee director or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that KSL's affiliates or any of our non-employee directors acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for himself or herself or offer it to another person or entity. Our amended and restated articles of incorporation do not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director of our company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us if it is a transaction or opportunity that (i) we are neither financially or legally able, nor contractually permitted, to undertake, (ii) by its nature, is not in the line of our business or is of no practical advantage to us or (iii) is one in which we have no interest or reasonable expectancy.

Limitations on Liability and Indemnification of Officers and Directors

          Our amended and restated articles of incorporation provide that the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the NRS. NRS 78.138(7) provides that, subject to very limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

          Our amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent permitted under the NRS. We also are expressly authorized to carry directors' and officers' liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

          The limitation of liability, indemnification and advancement provisions in our amended and restated articles of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

          We currently are or will be party to indemnification agreements with certain of our directors and officers. These agreements, together with provisions of our amended and restated articles of incorporation and our amended and restated bylaws, require us to indemnify these individuals to the fullest extent permitted under Nevada law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

          There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Deemed Notice and Consent

          Our amended and restated articles of incorporation provide that any person purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed, to the fullest extent permitted by law, to have notice of and consented to all of the provisions of our amended and restated articles of incorporation (including, without limitation, the provisions described above under " — Exclusive Forum"), our amended and restated bylaws and any amendment to our articles of incorporation or bylaws enacted in accordance therewith and applicable law.

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is                          .

Listing

          We intend to apply to have our shares of common stock listed on the NYSE under the symbol "MYCC".

SHARES ELIGIBLE FOR FUTURE SALE

General

          Prior to this offering, there has not been a public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. See "Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock — Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline".

          Upon the consummation of this offering, we will have             shares of common stock outstanding. All shares sold in this offering will be freely tradable without registration under the Securities Act and without restriction by persons other than our "affiliates" (as defined under Rule 144). The             shares of common stock held by the selling stockholder and certain of our directors, officers and employees after this offering, based on the number of shares outstanding as of June 11, 2013, will be "restricted" securities under the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including the exemptions pursuant to Rule 144 under the Securities Act.

          The restricted shares held by our affiliates will be available for sale in the public market at various times after the date of this prospectus pursuant to Rule 144 following the expiration of the applicable lock-up period.

          In addition, a total of 3,000,000 shares of our common stock has been reserved for issuance under the Stock Plan (subject to adjustments for stock splits, stock dividends and similar events), which will equal approximately         % shares of our common stock outstanding immediately following this offering. We intend to file one or more registration statements on Form S-8 under the Securities Act to register common stock issued or reserved for issuance under the Stock Plan. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions or the lock-up restrictions described below.

Rule 144

          In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

          In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, who have met the six month holding period for beneficial ownership of

"restricted shares" of our common stock, are entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately             shares immediately after this offering; or

  •
  the average reported weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

Lock-Up Agreements

          In connection with this offering, we, our officers and directors and the selling stockholder, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period ending 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters.

Registration Rights

          In connection with this offering, we expect to enter into a registration rights agreement with certain affiliates of KSL and certain members of management. This agreement will provide to KSL's affiliates an unlimited number of "demand" registrations and to both KSL's affiliates and members of management party thereto customary "piggyback" registration rights. The registration rights agreement will also provide that we will pay certain expenses relating to such registrations, including this offering, and indemnify KSL's affiliates and the members of management party thereto against certain liabilities which may arise under the Securities Act. Following completion of this offering, the shares covered by such registration rights would represent approximately         % of our outstanding common stock (or         %, if the underwriters exercise in full their option to purchase additional shares). These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. For a description of rights that the selling stockholder has to require us to register the shares of common stock it owns, see "Certain Relationships and Related Party Transactions — Registration Rights Agreement".

 CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX
CONSEQUENCES TO NON-U.S. HOLDERS

          The following is a summary of certain United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset.

          A "non-U.S. holder" means a person (other than an entity classified as a partnership for United States federal tax purposes) that is not for United States federal income tax purposes any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

          This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, "controlled foreign corporation", "passive foreign investment company" or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

          If an entity classified as a partnership for United States federal tax purposes holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of an entity classified as a partnership for United States federal tax purposes holding our common stock, you should consult your tax advisors.

          If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

 Dividends

          Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

          A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

          A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

          Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a United States trade or business of the non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

          An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

          We have not definitively determined whether we are a "United States real property holding corporation" for United States federal income tax purposes; however, it is likely that we have been and will be a United States real property holding corporation as a result of the nature of our business. If we are or become a "United States real property holding corporation", so long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the holder's holding period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of our common stock.

 Federal Estate Tax

          Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

          We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

          A non-U.S. holder may be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

          Information reporting and, depending on the circumstances, backup withholding may apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

          Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

          Under legislation enacted in 2010, the regulations thereunder and administrative guidance, a 30% United States federal withholding tax may apply to any dividends paid after June 30, 2014, and the gross proceeds from a disposition of our common stock occurring after December 31, 2016, in each case paid to (i) a "foreign financial institution" (as specifically defined in the regulations), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States "account" holders (as specifically defined in the regulations) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any "substantial United States owners" (as specifically defined in the regulations) or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. You should consult your own tax advisor regarding this legislation and whether it may be relevant to your ownership and disposition of our common stock.

 UNDERWRITING

          We, the selling stockholder and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Jefferies LLC and Citigroup Global Markets Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Jefferies LLC
Citigroup Global Markets Inc.

Total

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          The underwriters have an option to buy up to an additional             shares from the selling stockholder to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          In connection with the offering of shares of our common stock described in this prospectus, the selling stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act.

          The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase             additional shares.

	No Exercise	Full Exercise
Paid by Us
Per Share	$	$
Total	$	$
Paid by the Selling Stockholder
Per Share	$	$
Total	$	$

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          We, our officers and directors, and the selling stockholder, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Jefferies LLC. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

          Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us, the selling stockholder and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          We intend to apply to have our shares of common stock listed on the NYSE under the symbol "MYCC". In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial owners.

          In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Selling Restrictions

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

            (a)     to any legal entity which is a qualified investor as defined in the Prospectus Directive;

            (b)     to fewer than 100, or, if the Relevant Member State has implemented the relevant portion of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative;

            (c)     in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

          Each underwriter has represented and agreed that:

            (a)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

            (b)     it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

          The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Expenses and Indemnification

          We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            million and are payable by us. We have agreed to reimburse the underwriters for certain expenses in an amount not to exceed $40,000.

          We and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Discretionary Sales

          The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Other Relationships

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received

or will receive customary fees and expenses. In particular, affiliates of each of Citigroup Global Markets Inc.,                  , and                  are or are expected to be lenders under the Senior Secured Credit Facilities and have received and will receive fees from us. Certain affiliates of Goldman, Sachs & Co. hold small indirect positions in our common stock, which positions do not rise to the level of creating a conflict of interest under FINRA Rule 5121.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

          The validity of the shares of our common stock offered hereby will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada. Certain legal matters in connection with this offering will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. The validity of the common stock sold in this offering will be passed upon for the underwriters by Sullivan & Cromwell LLP, Los Angeles, California.

EXPERTS

          The consolidated financial statements as of December 25, 2012 and December 27, 2011 and for each of the three years in the period ended December 25, 2012 and the related financial statement schedule included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph referring to the payment of a cash distribution on December 27, 2012). Such consolidated financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules.

          We will file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC will be available to the public on the SEC's website at http://www.sec.gov. Those filings will also be available to the public on, or accessible through, our website under the heading "Investor Relations" at www.clubcorp.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC's Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

          We intend to make available to our common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
ClubCorp Holdings, Inc.
Dallas, Texas

          We have audited the accompanying consolidated balance sheets of ClubCorp Holdings, Inc. and subsidiaries (the "Company") as of December 25, 2012 and December 27, 2011, and the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 25, 2012. Our audits also included the financial statement schedule listed in the Index at Page F-1. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ClubCorp Holdings, Inc. and subsidiaries as of December 25, 2012 and December 27, 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 25, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

          As disclosed in Note 19, ClubCorp Holdings, Inc. declared a cash distribution on December 26, 2012 in the amount of $35.0 million to the owners of its Common Stock. This distribution was paid on December 27, 2012.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
June 5, 2013
(August 6, 2013 as to the effects for the 50 for 1 forward stock split described in Note 17)

CLUBCORP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

For the Fiscal Years Ended December 25, 2012, December 27, 2011 and December 28, 2010

(In thousands, except per share amounts)

	2012		2011	2010
REVENUES:
Club operations		$535,274	$513,282	$495,424
Food and beverage		216,269	203,508	189,391
Other revenues		3,401	3,172	2,882

Total revenues		754,944	719,962	687,697
DIRECT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Club operating costs exclusive of depreciation		483,653	468,577	451,286
Cost of food and beverage sales exclusive of depreciation		68,735	64,256	59,671
Depreciation and amortization		78,286	93,035	91,700
Provision for doubtful accounts		2,765	3,350	3,194
Loss (gain) on disposals and acquisitions of assets		10,904	9,599	(5,380)
Impairment of assets		4,783	1,173	8,936
Equity in earnings from unconsolidated ventures		(1,947)	(1,487)	(1,309)
Selling, general and administrative		45,343	52,382	38,946

OPERATING INCOME		62,422	29,077	40,653
Interest and investment income		1,212	138	714
Interest expense		(89,326)	(84,609)	(57,707)
Change in fair value of interest rate cap agreements		(43)	(137)	(3,529)
Gain on extinguishment of debt		—	—	334,423
Other income		2,132	3,746	3,929

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES		(23,603)	(51,785)	318,483
INCOME TAX BENEFIT (EXPENSE)		7,528	16,421	(57,107)

(LOSS) INCOME FROM CONTINUING OPERATIONS		(16,075)	(35,364)	261,376
Loss from discontinued Non-Core Entities, net of income tax expense of $(7,035) in 2010		—	—	(8,270)
Loss from discontinued clubs, net of income tax benefit (expense) of $2,669, $(152) and $398 in 2012, 2011 and 2010, respectively		(10,917)	(258)	(443)

NET (LOSS) INCOME		(26,992)	(35,622)	252,663
NET LOSS ATTRIBUTABLE TO DISCONTINUED NON-CORE ENTITIES' NONCONTROLLING INTERESTS		—	—	1,966
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS		(283)	(575)	(346)

NET (LOSS) INCOME ATTRIBUTABLE TO CLUBCORP HOLDINGS, INC.		$(27,275)	$(36,197)	$254,283

NET (LOSS) INCOME		(26,992)	(35,622)	252,663
Foreign currency translation, net of tax		1,890	(2,105)	189
Change in fair value of net pension plan assets, net of tax		—	—	(746)

OTHER COMPREHENSIVE INCOME (LOSS)		1,890	(2,105)	(557)

COMPREHENSIVE (LOSS) INCOME		(25,102)	(37,727)	252,106
COMPREHENSIVE (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS		(283)	(575)	1,485

COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO CLUBCORP HOLDINGS, INC.		$(25,385)	$(38,302)	$253,591

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED		50,000	50,000	50,000
EARNINGS PER COMMON SHARE, BASIC AND DILUTED:
(Loss) income from continuing operations attributable to ClubCorp Holdings, Inc.		$(0.33)	$(0.72)	$5.22

Loss from discontinued Non-Core Entities attributable to ClubCorp Holdings, Inc.		$—	$—	$(0.13)

Loss from discontinued clubs attributable to ClubCorp Holdings, Inc.		$(0.22)	$(0.01)	$(0.01)

Net (loss) income attributable to ClubCorp Holdings, Inc.		$(0.54)	$(0.72)	$5.08

PRO FORMA EARNINGS PER COMMON SHARE, BASIC AND DILUTED (UNAUDITED):
(Loss) income from continuing operations attributable to ClubCorp Holdings, Inc.	$

Loss from discontinued Non-Core Entities attributable to ClubCorp Holdings, Inc.	$

Loss from discontinued clubs attributable to ClubCorp Holdings, Inc.	$

Net (loss) income attributable to ClubCorp Holdings, Inc.	$

ADJUSTED PRO FORMA EARNINGS PER COMMON SHARE, BASIC AND DILUTED (UNAUDITED):
(Loss) income from continuing operations attributable to ClubCorp Holdings, Inc.	$
Loss from discontinued clubs attributable to ClubCorp Holdings, Inc.	$
Net (loss) income Attributable to ClubCorp Holdings, Inc.	$

See accompanying notes to consolidated financial statements

CLUBCORP HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

As of December 25, 2012 and December 27, 2011

(In thousands of dollars, except share and per share amounts)

	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$81,965	$50,480
Receivables, net of allowances of $2,626 and $3,586 at December 25, 2012 and December 27, 2011, respectively	51,590	52,717
Inventories	14,361	14,663
Prepaids and other assets	12,199	11,329
Deferred tax assets	8,076	7,201

Total current assets	168,191	136,390
Investments	11,166	13,816
Property and equipment, net (includes $9,870 and $10,167 related to VIEs at December 25, 2012 and December 27, 2011, respectively)	1,223,539	1,244,806
Notes receivable, net of allowances of $563 and $373 at December 25, 2012 and December 27, 2011, respectively	3,183	981
Goodwill	258,459	264,959
Intangibles, net	31,958	42,275
Other assets	24,051	30,247

TOTAL ASSETS	$1,720,547	$1,733,474

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	24,988	13,290
Membership initiation deposits — current portion	91,398	69,870
Accounts payable	27,670	24,262
Accrued expenses	35,989	35,079
Accrued taxes	16,678	14,762
Other liabilities	52,915	52,799

Total current liabilities	249,638	210,062
Long-term debt (includes $13,408 and $13,508 related to VIEs at December 25, 2012 and December 27, 2011, respectively)	768,369	784,109
Membership initiation deposits	202,630	203,542
Deferred tax liability	207,790	221,302
Other liabilities (includes $20,220 and $19,223 related to VIEs at December 25, 2012 and December 27, 2011, respectively)	149,038	145,333

Total liabilities	1,577,465	1,564,348
Commitments and contingencies (See Note 16)
EQUITY
Common stock of ClubCorp Holdings, Inc., $.01 par value, 200,000,000 shares authorized; 50,000,000 shares issued and outstanding at December 25, 2012 and December 27, 2011	500	500
Additional paid-in capital	184,466	184,466
Accumulated other comprehensive loss	(672)	(2,562)
Retained deficit	(51,777)	(24,502)

Total stockholders' equity	132,517	157,902

Noncontrolling interests in consolidated subsidiaries and variable interest entities	10,565	11,224

Total equity	143,082	169,126

TOTAL LIABILITIES AND EQUITY	$1,720,547	$1,733,474

See accompanying notes to consolidated financial statements

CLUBCORP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Fiscal Years Ended December 25, 2012, December 27, 2011 and December 28, 2010

(In thousands of dollars)

	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(26,992)	$(35,622)	$252,663
Loss from discontinued Non-Core Entities	—	—	8,270
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation	68,780	68,941	66,267
Amortization and depletion	9,829	24,973	26,406
Asset impairments	4,926	1,273	9,243
Bad debt expense	2,793	3,435	3,561
Equity in earnings from unconsolidated ventures	(1,947)	(1,487)	(1,309)
Distribution from investment in unconsolidated ventures	3,882	4,872	3,712
Loss (gain) on disposals and acquisitions of assets	22,208	9,627	(5,325)
Gain on extinguishment of debt	—	—	(334,412)
Amortization of debt issuance costs	2,033	1,915	3,374
Accretion of discount on member deposits	24,596	18,281	20,114
Amortization of surface rights bonus revenue	(1,823)	(3,750)	(3,750)
Amortization of above and below market rent intangibles	281	233	(15)
Net change in deferred tax assets and liabilities	(14,207)	(20,480)	79,582
Net change in fair value of interest rate cap agreements	43	137	3,529
Net change in prepaid expenses and other assets	(575)	470	(5,513)
Net change in receivables and membership notes	1,859	2,874	1,161
Net change in accounts payable and accrued liabilities	4,254	9,094	4,445
Net change in other current liabilities	1,940	(12,708)	12,815
Net change in other long-term liabilities	(4,992)	2,536	3,462

Net cash provided by operating activities	96,888	74,614	148,280

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(54,208)	(47,940)	(42,859)
Acquisitions of clubs	(3,570)	(22,756)	(7,443)
Proceeds from dispositions	8,002	551	3,357
Proceeds from insurance	2,228	—	2,530
Net change in restricted cash and capital reserve funds	230	(282)	13,616
Proceeds from notes receivable	—	—	14,000
Return of capital in equity investments	—	486	—

Net cash used in investing activities	(47,318)	(69,941)	(16,799)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(14,830)	(12,884)	(906,770)
Proceeds from new debt borrowings	—	—	730,071
Repayments of Revolver	—	—	(105,305)
Purchase of interest rate cap agreement	(57)	—	(208)
Sale of interest rate cap agreement	—	—	150
Debt issuance and modification costs	(917)	(2,276)	(16,819)
Contribution from owners	—	3,197	260,528
Distribution to noncontrolling interests	(942)	—	(416)
Distribution to KSL affiliates attributable to the ClubCorp Formation	—	—	(37,047)
Change in membership initiation deposits	—	—	1,480
Proceeds from new membership initiation deposits	851	423	—
Repayments of membership initiation deposits	(3,016)	(358)	—

Net cash used in financing activities	(18,911)	(11,898)	(74,336)

CASH FLOWS FROM DISCONTINUED NON-CORE ENTITIES:
Net cash used in operating activities of discontinued Non-Core Entities	—	—	(7,887)
Net cash used in investing activities of discontinued Non-Core Entities	—	—	(6,614)
Net cash used in financing activities of discontinued Non-Core Entities	—	—	(59,321)

Net cash used in discontinued Non-Core Entities	—	—	(73,822)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	826	951	(820)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	31,485	(6,274)	(17,497)
CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	50,480	56,754	74,251

CASH AND CASH EQUIVALENTS — END OF PERIOD	$81,965	$50,480	$56,754

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$66,932	$61,007	$36,679

Cash paid during the year for income taxes	$4,089	$14,080	$6,091

Non-cash investing and financing activities are as follows:
Capital lease	$10,799	$14,942	$6,534
Capital accruals	$1,092	$1,070	$565
Leasehold improvements	$442	$370	$3,996
Contributions (distributions) with owners and affiliates	$—	$1,058	$(28,345)

See accompanying notes to consolidated financial statements

CLUBCORP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the Fiscal Years Ended December 25, 2012, December 27, 2011 and December 28, 2010

(In thousands of dollars)

	Total	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Equity (Deficit)	Noncontrolling Interests in Consolidated Subsidiaries
BALANCE — December 29, 2009	$(244,229)	$—	$—	$(2,709)	$(242,588)	$1,068

ClubCorp Formation
Issuance of Common Stock: ClubCorp Formation	500	500	—	—	—	—
Contribution from owners attributable to the ClubCorp Formation	260,519	—	260,519	—	—	—
Distributions to KSL affiliates attributable to the ClubCorp Formation	(65,882)	—	(80,308)	2,944	—	11,482
Net income (loss)	252,663	—	—	—	254,283	(1,620)
Change in fair value of net pension plan assets, net of taxes of $0.5 million	(746)	—	—	(881)	—	135
Foreign currency translation adjustments, net of tax of $0.0 million	189	—	—	189	—	—
Distributions to noncontrolling interests	(416)	—	—	—	—	(416)

BALANCE — December 28, 2010	$202,598	$500	$180,211	$(457)	$11,695	$10,649

Contribution from owners attributable to the ClubCorp Formation	4,255	—	4,255	—	—	—
Net (loss) income	(35,622)	—	—	—	(36,197)	575
Foreign currency translation adjustments, net of tax of $0.0 million	(2,105)	—	—	(2,105)	—	—

BALANCE — December 27, 2011	$169,126	$500	$184,466	$(2,562)	$(24,502)	$11,224

Net (loss) income	(26,992)	—	—	—	(27,275)	283
Foreign currency translation adjustments, net of tax of $0.0 million	1,890	—	—	1,890	—	—
Distributions to noncontrolling interests	(942)	—	—	—	—	(942)

BALANCE — December 25, 2012	$143,082	$500	$184,466	$(672)	$(51,777)	$10,565

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands, unless otherwise indicated)

1. ORGANIZATION

          ClubCorp Holdings, Inc. ("Holdings") and its wholly owned subsidiaries CCA Club Operations Holdings, LLC ("Parent") and ClubCorp Club Operations, Inc. ("Operations", and together with Holdings and Parent, "ClubCorp") were formed on November 10, 2010, as part of a reorganization of ClubCorp, Inc. ("CCI"), which was effective November 30, 2010, for the purpose of operating and managing golf, country, business, sports and alumni clubs. ClubCorp has two reportable segments (1) golf and country clubs and (2) business, sports and alumni clubs.

          Holdings is a wholly owned subsidiary of Fillmore CCA Investment, LLC ("Fillmore"), which is wholly owned by an affiliate of KSL Capital Partners, LLC ("KSL"), a private equity fund that invests primarily in the hospitality and leisure business. ClubCorp, together with its subsidiaries, may be referred to as "we", "us", "our", or the "Company". For periods prior to November 30, 2010, references to "we", "us", "our", or the "Company" refer to CCI.

          Prior to November 30, 2010, CCI was a holding company that through its subsidiaries owned and operated golf, country, business, sports and alumni clubs, two full-service resorts and certain other equity and realty interests. The two full service resorts and such other equity, realty and future royalty interests are referred to as the "Non-Core Entities".

2. CLUBCORP FORMATION

          Effective as of November 30, 2010, the following transactions ("ClubCorp Formation") occurred which were structured to complete the contribution of the golf, country, business, sports and alumni clubs into ClubCorp. A summary of the transactions are described below:

  •
  Fillmore CCA Holdings, Inc. ("Fillmore Inc."), an affiliate of KSL, formed two wholly owned subsidiaries, Operations and Parent, and transferred its interests through a contribution of 100% of the stock of CCI to Operations.

  •
  Investment vehicles managed by affiliates of KSL contributed $260.5 million as equity capital to Operations.

  •
  Fillmore Inc. reincorporated in Nevada through a merger into a newly formed Nevada corporation, Holdings, with Holdings as the surviving entity. CCI merged into ClubCorp USA, Inc. ("CCUSA"), with CCUSA surviving as a wholly-owned subsidiary of Operations.

  •
  Operations issued and sold $415.0 million of senior unsecured notes and borrowed $310.0 million of secured term loans under our new secured credit facilities.

  •
  Operations sold the Non-Core Entities to affiliates of KSL.

  •
  Operations repaid a portion of the loans under its then existing secured credit facilities. The lenders under such facilities forgave the remaining $342.3 million of debt owed under such facilities and such facilities were terminated.

  •
  Operations settled certain balances owed to affiliates of KSL.

          As of December 25, 2012, ClubCorp owns or leases and consolidates 98 golf and country clubs in the United States and Mexico and 44 business, sports and alumni clubs throughout the United States. We manage four golf and country clubs primarily in the South and South-central United States, and manage five business, sports and alumni clubs in the United States and China. We have joint venture ownership in certain of these managed clubs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Basis of Presentation —  The consolidated financial statements reflect the consolidated operations of ClubCorp, its subsidiaries and certain variable interest entities ("VIEs"). The consolidated financial statements presented herein reflect our financial position, results of operations, cash flows and changes in equity in conformity with accounting principles generally accepted in the United States, or "GAAP". All intercompany accounts have been eliminated.

          Use of Estimates —  The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from such estimated amounts.

          Fiscal Year —  Our fiscal year consists of a 52/53 week period ending on the last Tuesday of December. For 2012, 2011 and 2010, the fiscal years are comprised of the 52 weeks ended December 25, 2012, December 27, 2011 and December 28, 2010, respectively.

          Revenue Recognition —  Revenues from club operations, food and beverage and merchandise sales are recognized at the time of sale or when the service is provided and are reported net of sales taxes.

          Revenues from membership dues are billed monthly and recognized in the period earned. The monthly dues are expected to cover the cost of providing membership services.

          The majority of membership initiation deposits sold are not refundable until a fixed number of years (generally 30) after the date of acceptance of a member. We recognize revenue related to membership initiation deposits over the expected life of an active membership. For membership initiation deposits, the difference between the amount paid by the member and the present value of the refund obligation is deferred and recognized within club operations revenue on the consolidated statements of operations, on a straight-line basis over the expected life of an active membership. The present value of the refund obligation is recorded as a membership initiation deposit liability in the consolidated balance sheets and accretes over the nonrefundable term using the effective interest method with an interest rate defined as our incremental borrowing rate adjusted to reflect a 30-year time frame. The accretion is included in interest expense.

          The majority of membership initiation fees sold are not refundable and are deferred and recognized within club operations revenue on the consolidated statements of operations, on a straight line basis over the expected life of an active membership.

          The expected life of an active membership was determined to be approximately seven years for golf and country club memberships and approximately five years for business, sports and alumni club memberships prior to December 28, 2010. The expected life of an active membership decreased to approximately six years for golf and country club memberships and approximately four years for business, sports and alumni club memberships effective December 29, 2010.

          Membership initiation fees and deposits recognized within club operations revenue on the consolidated statements of operations was $16.3 million, $13.1 million and $10.3 million, for the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010, respectively.

          Cash Equivalents —  We consider all investments with an original maturity of three months or less to be cash equivalents.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Allowance for Doubtful Accounts —  The allowance for doubtful accounts is established and maintained based on our best estimate of accounts receivable collectability. Management estimates collectability by specifically analyzing known troubled accounts, accounts receivable aging and other historical factors that affect collections. Such factors include the historical trends of write-offs and recovery of previously written-off accounts, the financial strength of the member and projected economic and market conditions.

          The evaluation of these factors involves subjective judgments and changes in these factors may significantly impact the consolidated financial statements. The table below shows the changes in our allowance for doubtful accounts balance:

	2012	2011	2010
Beginning allowance	$3,586	$3,594	$4,074
Bad debt expense, excluding portion related to notes receivable	2,907	3,052	3,488
Write offs	(3,867)	(3,060)	(3,968)

Ending allowance	$2,626	$3,586	$3,594

          Inventories —  Inventories, which consist primarily of food and beverages and merchandise held for resale, are stated at the lower of cost (weighted average cost method) or market. Losses on obsolete or excess inventory are not material.

          Variable Interest Entities —  We consolidate any VIEs for which we are deemed to be the primary beneficiary. See Note 4.

          Investments —  Investments in unconsolidated affiliates over which we exercise significant influence, but do not control, are accounted for by the equity method. Investments in unconsolidated affiliates over which we are not able to exercise significant influence are accounted for under the cost method. See Note 5.

          Property and Equipment, Net —  Property and equipment is recorded at cost, including interest incurred during construction periods. We capitalize costs that both materially add value and appreciably extend the useful life of an asset. With respect to golf course improvements (included in land improvements), only costs associated with original construction, complete replacements, or the addition of new trees, sand traps, fairways or greens are capitalized. All other related costs are expensed as incurred. For building improvements, only costs that extend the useful life of the building are capitalized; repairs and maintenance are expensed as incurred. Internal use software development costs are capitalized and amortized on a straight-line basis over the expected benefit period. The unamortized balance of internal use software totaled $4.5 million and $4.5 million at December 25, 2012 and December 27, 2011, respectively. See Note 7.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Depreciation is calculated using the straight-line method based on the following estimated useful lives:

Depreciable land improvements	5 - 20 years
Building and recreational facilities	20 - 40 years
Machinery and equipment	3 - 10 years
Leasehold improvements	1 - 40 years
Furniture and fixtures	3 - 10 years

          Leasehold improvements are amortized over the shorter of the term of the respective leases or their useful life using the straight-line method.

          Notes Receivable, Net of Allowances —  Notes receivable reflect amounts due from our financing of membership initiation fees and deposits and typically range from one to ten years in original maturity. We recognize interest income as earned and provide an allowance for doubtful accounts. This allowance is based on factors including the historical trends of write-offs and recoveries, the financial strength of the member and projected economic and market conditions.

          Goodwill and Other Intangibles, Net —  We classify intangible assets into three categories: (1) intangible assets with definite lives subject to amortization, (2) intangible assets with indefinite lives not subject to amortization and (3) goodwill. Intangibles specifically related to an individual property are recorded at the property level. Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives as reflected in Note 8.

          We assess the recoverability of the carrying value of goodwill and other indefinite lived intangibles annually on the first day of the fourth quarter or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. Goodwill impairment is determined by comparing the fair value of a reporting unit to its carrying amount with an impairment being recognized only where the fair value is less than carrying value. See Note 8.

          Impairment of Long-Lived Assets —  We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through future cash flows. For assets to be held and used, we perform a recoverability test to determine if the future undiscounted cash flows over the expected holding period for the property exceed the carrying amount of the assets of the property in question. If the recoverability test is not met, the impairment is determined by comparing the carrying value of the property to its fair value which may be approximated by using future discounted cash flows using a risk-adjusted discount rate. Future cash flows of each property are determined using management's projections of the performance of a given property based on its past performance and expected future performance given changes in marketplace, local operations and other factors both in the Company's control and out of the Company's control. Additionally, we review current property appraisals when available to ensure recoverability. If actual results differ from these estimates, additional impairment charges may be required. As discussed in Note 6, GAAP establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. The fair value test for impairment of long-lived assets is classified as a Level 3 measurement under GAAP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Insurance Reserves —  We have established insurance programs to cover exposures above predetermined deductibles for certain insurable risks consisting primarily of physical loss to property, workers' compensation, employee healthcare, and comprehensive general and auto liability. Insurance reserves are developed by the Company, using the assistance of a third-party actuary and consideration of our past claims experience, including both the frequency and settlement of claims.

          Derivative Instruments and Hedging Activities —  We record all derivative instruments on the balance sheet at fair value. We do not use hedge accounting and therefore mark-to-market derivative instruments associated with the debt facility quarterly. The mark-to-market is based upon management's best estimate of fair value using information obtained from third party valuations of the derivatives. Any change in fair value is recognized in the consolidated statements of operations for the period. See Notes 6 and 11. Derivatives are recorded in other assets on the consolidated balance sheets.

          Advertising Expense —  We market our clubs through advertising and other promotional activities. Advertising expense is charged to income during the period incurred. Advertising expense totaled $5.5 million, $6.0 million and $8.1 million for the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010, respectively.

          Foreign Currency —  The functional currency of our entities located outside the United States of America is the local currency. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the current exchange rate in effect at year-end. All foreign income and expenses are translated at the monthly weighted-average exchange rates during the year. Translation gains and losses are reported separately as a component of comprehensive loss. Realized foreign currency transaction gains and losses are reflected in the consolidated statements of operations and comprehensive income (loss) in club operating costs.

          Income Taxes —  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recognized.

          We recognize the tax benefit from an uncertain tax position only if it is "more likely than not" that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the position. If the position drops below the "more likely than not" standard, the benefit can no longer be recognized. Assumptions, judgment and the use of estimates are required in determining if the "more likely than not" standard has been met when developing the provision for income taxes. We recognize accrued interest and penalties related to uncertain tax positions as a component of income tax expense.

          Interest and Investment Income —  Interest and investment income is comprised principally of interest on notes receivable and cash deposits held by financial institutions.

          Leases —  We lease operating facilities under agreements with terms up to 99 years. These agreements normally provide for minimum rentals plus executory costs. Some of the agreements provide for scheduled rent increases during the lease term, as well as provisions for renewal

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

options. Rent expense is recognized on a straight-line basis over the term of the lease from the time at which we take control of the property. Renewal options determined to be reasonably assured are also included in the lease term. In some cases, we must pay contingent rent generally based on a percentage of gross receipts or positive cash flow as defined in the lease agreements.

          Some of our lease agreements contain tenant allowances. Upon receipt of such allowances, we record a deferred rent liability in other liabilities on the consolidated balance sheets. The allowances are then amortized on a straight-line basis over the remaining terms of the corresponding leases as a reduction of rent expense.

          Equity-Based Awards —  Equity-based unit awards have been issued under a Management Profits Interest Program ("MPI") which constitute grants of time-vesting non-voting profits interests in Fillmore, through which affiliates of KSL indirectly own all of Holdings' outstanding common stock. These awards entitle participants to participate in the appreciation of the value of Fillmore above an applicable threshold and thereby share in its future profits. Participants may receive a distribution upon the occurrence of a liquidity event or upon the declaration of a distribution or dividend payment, in each case in accordance with the terms of the distribution "waterfall" set forth in Fillmore's Second Amended and Restated LLC Agreement. Because the distributions are contingent on the value of our Company at the time of such liquidity event, distribution, or dividend payment, no expense will be recognized relating to such awards until such an event occurs. Fillmore granted 10,000.00 Class C units in connection with the ClubCorp Formation. Fillmore further converted previously issued Class B units into Class A units, subject to remaining vesting periods, in connection with the ClubCorp Formation. As of December 25, 2012, 9,950.00 Class C units and 10,039.45 Class A units remain outstanding. After giving effect to the 50 for 1 forward stock split (described in Note 17) 627,600 RSUs would be outstanding.

          Restricted stock units ("RSUs") have been issued under the Holdings' Stock Award Plan. The RSUs vest based on satisfaction of both the passage of time and a liquidity condition and allow the participants to acquire and maintain an interest in us, which interest may be measured by the value of the common stock of Holdings. Because the vesting of RSUs is contingent on the satisfaction of a liquidity condition, no expense will be recognized relating to such awards until such an event occurs. Holdings has granted 12,552 RSUs, all of which remain outstanding as of December 25, 2012.

Recently Issued Accounting Pronouncements

          In May 2011, the Financial Accounting Standards Board ("FASB") released Accounting Standards Update No. 2011-04 ("ASU 2011-04"), Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS's. The update generally clarifies fair value measurement guidance and requires certain additional disclosures related to fair value. The update also includes instances where a particular principle or requirement for measuring fair value has changed. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. We adopted this standard in the first quarter of 2012 by including additional fair value disclosures.

          In June 2011, the FASB released Accounting Standards Update No. 2011-05 ("ASU 2011-05"), Presentation of Comprehensive Income. The update enhances the presentation of comprehensive

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

income by requiring presentation either in a single statement of comprehensive income or in two consecutive statements. The update requires presentation of each component of net income and other comprehensive income, along with total net income, total other comprehensive income and total comprehensive income. The FASB subsequently deferred the effective date of certain provisions of this standard pertaining to the reclassification of items out of accumulated other comprehensive income, pending the issuance of further guidance on that matter. ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. We adopted this standard in the first quarter of 2012 by including total comprehensive income (loss) in our consolidated statements of operations and comprehensive income (loss).

          In February 2013, the FASB issued Accounting Standards Update No. 2013-02 ("ASU 2013-02"), Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The update finalizes the requirements of ASU 2011-05 that were deferred, clarifying how to report the effect of significant reclassifications out of accumulated other comprehensive income. ASU 2013-02 is to be applied prospectively. The Company does not anticipate that the adoption of this ASU will materially change the presentation of its consolidated financial statements.

          In February 2013, the FASB issued Accounting Standards Update No. 2013-04 ("ASU 2013-04"), Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed as the Reporting Date. ASU No. 2013-04 requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance in the update also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of ASU 2013-04 is not expected to have a material impact on our consolidated condensed financial statements.

4. VARIABLE INTEREST ENTITIES

          Consolidated VIEs include three managed golf course properties and certain realty interests which we define as "Non-Core Development Entities". We have determined we are the primary beneficiary of these VIEs as we have the obligation to absorb the majority of losses from and direct activities of these operations. One of these managed golf course property VIEs is financed through a loan payable of $1.2 million collateralized by assets of the entity totaling $4.0 million as of December 25, 2012. The other managed golf course property VIEs are financed through advances from us. Outstanding advances as of December 25, 2012 total $3.3 million compared to recorded assets of $6.7 million. The VIE related to the Non-Core Development Entities is financed through notes which are payable from net cash proceeds related to the sale of certain real estate held by the Non-Core Development Entities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

4. VARIABLE INTEREST ENTITIES (Continued)

          The following summarizes the carrying amount and classification of the VIEs' assets and liabilities in the consolidated balance sheets as of December 25, 2012 and December 27, 2011, net of intercompany amounts:

	2012	2011
Current assets	$954	$959
Fixed assets, net	9,870	10,167
Other assets	856	864

Total assets	$11,680	$11,990

Current liabilities	$1,294	$1,081
Long-term debt	13,408	13,508
Other long-term liabilities	19,419	18,776
Noncontrolling interest	6,260	6,445
Company capital	(28,701)	(27,820)

Total liabilities and equity	$11,680	$11,990

          Recourse of creditors to these VIEs is limited to the assets of the VIE entities, which total $11.7 million and $12.0 million at December 25, 2012 and December 27, 2011, respectively.

5. INVESTMENTS

          Equity method investments in golf and business club ventures total $1.3 million and $2.0 million at December 25, 2012 and December 27, 2011, respectively, and include two golf club joint ventures and one business club joint venture. Our share of earnings in the equity investments is included in equity in earnings from unconsolidated ventures in the consolidated statements of operations. The difference between the carrying value of the investments and our share of the equity reflected in the joint ventures' financial statements at the time of the acquisition of the Company by affiliates of KSL was allocated to intangible assets of the joint ventures and was being amortized over approximately 20 years beginning in 2007.

          During the fiscal year ended December 25, 2012, we determined that one of our equity method investments had a decrease in value that was other than temporary. We recognized an impairment loss of $0.7 million during the fiscal year ended December 25, 2012 to adjust its carrying amount to its fair value. The valuation method used to determine fair value was based on a third party valuation unobservable in the marketplace. This valuation is considered a Level 3 measurement.

          Additionally, we have one equity method investment of 10.2% in Avendra, LLC, ("Avendra") a purchasing cooperative of hospitality companies. The carrying value of the investment was $9.4 million and $11.3 million at December 25, 2012 and December 27, 2011, respectively. Our share of earnings in the equity investment is included in equity in earnings from unconsolidated ventures in the consolidated statements of operations. We have contractual agreements with Avendra to provide procurement services for our clubs for which we received volume rebates totaling $2.9 million, $2.8 million and $1.2 million during the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010, respectively. The difference between the carrying

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

5. INVESTMENTS (Continued)

value of the investment and our share of the equity reflected in Avendra's financial statements at the time of the acquisition of the Company by affiliates of KSL was allocated to intangible assets of the joint venture and amortized over approximately 10 years beginning in 2007. The carrying value of these intangible assets was $8.0 million and $10.0 million at December 25, 2012 and December 27, 2011, respectively.

          Our equity in net income from the investment described in the preceding paragraph is shown below:

	2012	2011	2010
ClubCorp's equity in net income, excluding amortization	$3,819	$3,487	$3,302
Amortization	(2,008)	(2,008)	(2,008)

ClubCorp's equity in net income	$1,811	$1,479	$1,294

6. FAIR VALUE

          GAAP establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. The three levels of inputs are defined as follows:

    Level 1 — unadjusted quoted prices for identical assets or liabilities in active markets accessible by the Company;

    Level 2 — inputs that are observable in the marketplace other than those inputs classified as Level 1; and

    Level 3 — inputs that are unobservable in the marketplace and significant to the valuation.

          We maximize the use of observable inputs and minimize the use of unobservable inputs. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument is categorized based upon the lowest level of input that is significant to the fair value calculation. We recognize transfers between levels of the fair value hierarchy on the date of the change in circumstances that caused the transfer.

Fair Value of Financial Instruments

          Derivative Financial Instruments —  Derivative financial instruments, which consist of interest rate cap agreements, are measured at fair value on a recurring basis. These instruments are valued based on prevailing market data and values are derived from well recognized financial principles and reasonable estimates about relevant future market conditions and certain counter-party credit risk. These inputs are classified as Level 2 in the hierarchy. The balance of these derivatives is presented in Note 11.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

6. FAIR VALUE (Continued)

          Debt —  We estimate the fair value of our debt obligations, excluding capital lease obligations, as follows, as of December 25, 2012 and December 27, 2011:

	2012		2011
	Recorded Value	Fair Value	Recorded Value	Fair Value
Level 2	$719,575	$765,744	$722,675	$701,692
Level 3	49,627	40,169	51,393	41,658

Total	$769,202	$805,913	$774,068	$743,350

          We use quoted prices for identical or similar liabilities to value debt obligations classified as Level 2. We use adjusted quoted prices for similar liabilities to value debt obligations classified as Level 3. Key inputs include the determination that certain other debt obligations are similar, nonperformance risk, and interest rates. Changes or fluctuations in these assumptions and valuations will result in different estimates of value. The use of different techniques to determine the fair value of these debt obligations could result in different estimates of fair value at the reporting date.

          The carrying value of other financial instruments including cash, cash equivalents, receivables, notes receivable, accounts payable and other short-term and long-term assets and liabilities approximate their fair values as of December 25, 2012 and December 27, 2011.

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis

          We value goodwill, trade names, and liquor licenses at fair value on a non-recurring basis, using Level 2 and 3 measurements. See Note 8. The fair value test for impairment of long-lived assets is classified as a Level 3 measurement. See Note 7. The valuation for mineral rights is classified as a Level 3 measurement. See Note 9. We value assets and liabilities from business combinations at fair value at the date of acquisition, using Level 3 measurements. See Note 14.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

7. PROPERTY AND EQUIPMENT

          Property and equipment at cost consists of the following at December 25, 2012 and December 27, 2011:

	2012	2011
Land and non-depreciable land improvements	$531,265	$512,260
Depreciable land improvements	325,688	337,921
Buildings and recreational facilities	401,607	405,812
Machinery and equipment	164,005	153,507
Leasehold improvements	84,444	77,503
Furniture and fixtures	64,960	56,769
Construction in progress	2,912	1,999

	1,574,881	1,545,771
Accumulated depreciation	(351,342)	(300,965)

Total	$1,223,539	$1,244,806

          Depreciation expense from continuing operations was $68.5 million, $68.2 million and $65.5 million for the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010, respectively. Interest capitalized as a cost of property and equipment totaled $0.2 million, $0.4 million and $0.1 million for the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010, respectively.

          We evaluate property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through future cash flows. During the fiscal year ended December 25, 2012, we recognized impairment losses of $0.7 million to adjust the carrying amount of certain property and equipment to its fair value of $0.4 million due to continued and projected negative operating cash flows as well as changes in the expected holding period of certain fixed assets. The valuation method used to determine fair value was based on an analysis of discounted future free cash flows using a risk-adjusted discount rate ("Income Approach"), and based on cost adjusted for economic obsolescence ("Cost Approach"). These valuations are considered Level 3 measurements.

          We recognized impairment losses to property and equipment of $0.0 million and $0.6 million in the fiscal years ended December 27, 2011 and December 28, 2010, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

8. GOODWILL AND INTANGIBLE ASSETS

          Intangible assets consist of the following at December 25, 2012 and December 27, 2011:

		2012			2011
Asset	Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets with indefinite lives:
Trade names		$24,850	$—	$24,850	$25,210	$—	$25,210
Liquor Licenses		3,886	—	3,886	4,017	—	4,017
Intangible assets with finite lives:
Member Relationships	6-7 years	19,068	(16,084)	2,984	59,260	(46,846)	12,414
Management Contracts	6-9 years	598	(421)	177	2,321	(1,809)	512
Other	7 years	426	(365)	61	426	(304)	122

Total		$48,828	$(16,870)	$31,958	$91,234	$(48,959)	$42,275

Goodwill		$258,459		$258,459	$264,959		$264,959

          Intangible Assets —  Intangible assets include trade names, liquor licenses and member relationships. Intangible asset amortization expense was $9.8 million, $25.0 million and $26.3 million for the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010, respectively.

          We retired fully amortized intangible assets and the related accumulated amortization of $40.2 million and $72.9 million of member relationships, $1.7 million and $2.1 million of management contracts and $0.0 million and $6.6 million of other intangibles from the consolidated balance sheets as of December 25, 2012 and December 27, 2011, respectively.

          For each of the five years subsequent to 2012 and thereafter the amortization expense will be as follows:

Year	Amount
2013	$2,857
2014	325
2015	40
2016	—
2017	—
Thereafter	—

Total	$3,222

          We test indefinite lived intangible assets for impairment annually. We test intangible assets with finite lives for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through future cash flows.

          We test our trade name intangible assets annually for impairment, utilizing the relief from royalty method to determine the estimated fair value for each trade name which is classified as a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

8. GOODWILL AND INTANGIBLE ASSETS (Continued)

Level 3 measurement. The relief from royalty method estimates our theoretical royalty savings from ownership of the intangible asset. Key assumptions used in this model include discount rates, royalty rates, growth rates, sales projections and terminal value rates.

          We recorded impairment of trade names of $0.4 million, $0.1 million and $8.6 million in the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010, respectively, included in impairment of assets on the consolidated statements of operations.

          We test our liquor licenses annually for impairment. We use quoted prices in active markets when they are available ("Market Approach"), which are considered Level 2 measurements. When quoted prices in active markets are not available, methods used to determine fair value include analysis of the discounted future free cash flows that sales under a liquor license generate ("Income Approach"), and a comparison to liquor licenses sold in an active market in other jurisdictions ("Market Approach"). These valuations are considered Level 3 measurements. Key assumptions include future cash flows, discount rates and projected margins, among other factors.

          We recorded impairment of liquor licenses of $0.1 million, $1.2 million and $0.0 million in the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010, respectively, included in impairment of assets on the consolidated statements of operations. We recorded losses on disposal of liquor licenses of $0.0 million, $0.0 million, and $0.1 million in the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010, respectively. Liquor license activity is summarized below:

	Adjusted Quoted Prices in Active Markets for Similar Assets (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 29, 2009	$—	5,290	5,290
Loss on disposals	—	(50)	(50)

December 28, 2010	$—	$5,240	$5,240

Transfers out of Level 3	2,208	(2,208)	—
Impairment of assets	(1,112)	(111)	(1,223)

December 27, 2011	$1,096	$2,921	$4,017

Transfers out of Level 3	275	(275)	—
Purchases	—	9	9
Impairment of assets	(73)	(67)	(140)

December 25, 2012	$1,298	$2,588	$3,886

          Goodwill —  We evaluate goodwill for impairment at the reporting unit level (golf and country clubs and business, sports and alumni clubs), which are the same as our operating segments. When testing for impairment, we first compare the fair value of our reporting units to the recorded values. Valuation methods used to determine fair value include analysis of the discounted future free cash flows that a reporting unit is expected to generate ("Income Approach") and an analysis which is based upon a comparison of reporting units to similar companies utilizing a purchase

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

8. GOODWILL AND INTANGIBLE ASSETS (Continued)

multiple of earnings before interest, taxes, depreciation and amortization ("Market Approach"). These valuations are considered Level 3 measurements. Key assumptions used in this model include future cash flows, growth rates, discount rates, capital needs and projected margins, among other factors.

          If the carrying amount of the reporting units exceeds its fair value, goodwill is considered potentially impaired and a second step is performed to measure the amount of impairment loss. In the second step of the goodwill impairment test, we compare the implied value of the reporting unit's goodwill with the carrying value of that unit's goodwill. If the carrying value of the reporting unit's goodwill exceeds the implied value, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. Accordingly, the fair value of a reporting unit is allocated to all the assets and liabilities of that unit, including intangible assets, and any excess of the value of the reporting unit over the amounts assigned to its assets and liabilities is the implied value of its goodwill.

          We evaluate goodwill for impairment annually as of the first day of our last fiscal quarter or whenever events or circumstances indicate that the carrying amount may not be fully recoverable. Based on this analysis, no impairment of goodwill was recorded for the fiscal years ended December 27, 2011 and December 28, 2010. During the fiscal year ended December 25, 2012, we entered into an agreement to sell a sports club for proceeds of $5.9 million. See Note 14. We evaluated goodwill for impairment in conjunction with this agreement. Based on this analysis, no impairment of goodwill was required prior to entering into the sales agreement.

          As a result of the sale, we allocated $6.5 million of goodwill to this property and recognized a loss on disposal of goodwill for this amount in the fiscal year ended December 25, 2012. This loss is presented in loss from discontinued operations in the consolidated statements of operations. Estimates utilized in the future evaluations of goodwill for impairment could differ from estimates used in the current period calculations. Unfavorable future estimates could result in an impairment of goodwill.

          The following table shows goodwill activity by reporting unit. No impairments have been recorded for either reporting unit.

	Golf & Country Clubs	Business, Sports & Alumni Clubs	Total
December 28, 2010	$113,108	$151,851	$264,959

December 27, 2011	$113,108	$151,851	$264,959

Loss on disposal — discontinued operations	—	(6,500)	(6,500)

December 25, 2012	$113,108	$145,351	$258,459

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

9. OTHER ASSETS

          Other assets includes debt issuance costs, assets related to mineral interests, capital reserve funds, and interest rate swap derivatives.

          Debt Issuance Costs —  Debt issuance costs totaled $13.1 million and $14.2 million at December 25, 2012 and December 27, 2011, respectively. See Note 11.

          Mineral Interests —  Mineral rights at various golf properties totaled $2.3 million and $5.3 million at December 25, 2012 and December 27, 2011, respectively. These assets will be depleted using the percentage depletion method based on actual production. We evaluate these assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through future cash flows. During the fiscal year ended December 25, 2012, we recognized an impairment of $3.0 million to adjust the carrying value of certain of these interests to their fair value. The valuation is considered a Level 3 measurement and is based upon quoted market prices for similar assets which are not observable in the marketplace. During 2008, we entered into certain mineral lease and surface right agreements with third parties to allow for exploration and production on these properties. We received $19.9 million which was classified as other current and long term liabilities in the consolidated balance sheets and was recognized in other income in the consolidated statements of operations on a straight line basis over the term of the agreements, which ranged from 6 months to four years.

          Above and Below Market Leases —  As a result of our acquisition by affiliates of KSL in 2006, we have recorded above and below market lease intangibles. The above market lease intangibles totaled $2.0 million and $2.9 million at December 25, 2012 and December 27, 2011, respectively, and are recorded in other liabilities; below market lease intangibles were $1.2 million and $2.3 million at December 25, 2012 and December 27, 2011, respectively, and are recorded in other assets. Amortization of the net above/below market lease intangibles is recorded as a net (increase) reduction in rent expense.

          Related net amortization (accretion) over the next 5 years and thereafter is as follows:

Year	Amount
2013	$(141)
2014	365
2015	256
2016	101
2017	92
Thereafter	159

Total	$832

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

10. CURRENT AND LONG-TERM LIABILITIES

          Current liabilities consist of the following at December 25, 2012 and December 27, 2011:

	2012	2011
Accrued compensation	$24,060	$19,303
Accrued interest	4,957	8,017
Other accrued expenses	6,972	7,759

Total accrued expenses	$35,989	$35,079

Taxes payable other than federal income taxes	$16,211	$14,298
Federal income taxes payable	467	464

Total accrued taxes	$16,678	$14,762

Advance deposits from members	$12,489	$11,480
Prepaid dues	11,916	13,125
Deferred membership revenues	16,519	14,008
Insurance reserves	8,659	8,831
Advanced surface rights bonus payment	—	1,823
Other current liabilities	3,332	3,532

Total other current liabilities	$52,915	$52,799

          Other long-term liabilities consist of the following at December 25, 2012 and December 27, 2011:

	2012	2011
Uncertain tax positions	$52,713	$48,966
Deferred membership revenues	41,218	43,427
Casualty insurance loss reserves — long term portion	10,936	10,539
Above market lease intangibles	2,040	2,998
Deferred rent	19,127	17,069
Accrued interest on notes payable related to Non-Core Development Entities	20,029	18,965
Other	2,975	3,369

Total other long-term liabilities	$149,038	$145,333

11. DEBT AND CAPITAL LEASES

Senior Secured Credit Facilities

          2006 Citigroup Debt Facility —  In 2006, an affiliate of CCI ("Borrower") entered into a credit agreement with Citigroup Global Market Realty Corp. ("Citigroup") which resulted in a mortgage loan, a senior mezzanine loan, a junior mezzanine loan, and a revolving loan facility (collectively the "2006 Citigroup Debt Facility"), which was initially to mature in January 2010. In July 2008, the Borrower amended the 2006 Citigroup Debt Facility extending the maturity date to July 2012. The loans were collateralized by the majority of our owned golf and country clubs, the two full-service resorts that were sold in connection with the ClubCorp Formation, and the operations of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

11. DEBT AND CAPITAL LEASES (Continued)

business, sports and alumni clubs. Payments on the notes were interest only during the term of the loans with principal due at maturity; interest rates were variable based on 30 day LIBOR rates.

          For the consolidated statements of operations and comprehensive income (loss) prior to November 30, 2010, interest expense and loan amortization fees related to the 2006 Citigroup Debt, have been allocated between ClubCorp's continuing and Non-Core discontinued operations based on relative asset balances. We believe such allocations are reasonable.

          In July 2008, Borrower paid $8.0 million in principal on the long term debt facility in conjunction with the refinancing of two properties described below. In October 2008, Borrower voluntarily paid $12.4 million in principal on the long term debt facility. In May 2009, Borrower paid $0.7 million in principal on the long term debt facility in conjunction with the sale of one property. In June 2009 and November 2009, Borrower voluntarily paid $98.8 million and $20.6 million, respectively, in principal on the long term debt facility. In June 2010 and November 2010, Borrower voluntarily paid $20.6 million and $50.4 million, respectively, in principal on the long term debt facility.

          On November 30, 2010, in connection with the ClubCorp Formation, Operations repaid $826.9 million in principal on the long term debt facility and $105.3 million on the revolving loan facility and Citigroup forgave the remaining $342.3 million of debt under the 2006 Citigroup Debt Facility thereby terminating such facility. The resulting gain of $342.3 million was recorded in gain on extinguishment of debt in the consolidated statements of operations. Operations expensed the remaining $4.8 million of debt issuance costs related to the 2006 Citigroup Debt Facility and the $3.1 million in fees paid related to the 2010 Secured Credit Facilities against the gain on extinguishment of debt.

          The debt allocated to the Non-Core discontinued operations of approximately $266.1 million was repaid as part of the 2010 net distribution to KSL affiliates attributable to the sale of Non-Core Entities and the ClubCorp Formation.

          2010 Secured Credit Facilities —  On November 30, 2010, Operations entered into secured credit facilities ("Secured Credit Facilities"). These facilities are comprised of (i) a $310.0 million term loan facility and (ii) a revolving credit facility with a maximum borrowing limit of $50.0 million, which includes letter of credit facilities. The Secured Credit Facilities also allow Operations to increase the term loan facility and revolving credit facility by up to $50.0 million and $25.0 million, respectively, subject to conditions and restrictions. The term loan facility matures November 30, 2016 and the revolving credit facility matures on November 30, 2015. As of December 25, 2012, Operations had $16.4 million of standby letters of credit outstanding and $33.6 million remaining available for borrowing under the revolving credit facility governing our Secured Credit Facilities.

          All obligations under the Secured Credit Facilities are guaranteed by Parent and each existing and all subsequently acquired or organized direct and indirect restricted subsidiaries of Parent, other than certain excluded subsidiaries (collectively, the "guarantors"). The Secured Credit Facilities are secured, subject to permitted liens and other exceptions, by a first-priority perfected security interest in substantially all the assets of Operations, and the guarantors, including, but not limited to (1) a perfected pledge of all the domestic capital stock owned by Operations and the guarantors, and (2) perfected security interests in and mortgages on substantially all tangible and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

11. DEBT AND CAPITAL LEASES (Continued)

intangible personal property and material fee-owned property of Operations and the guarantors, subject to certain exclusions.

          Operations is required to make principal payments equal to 0.25% of the original term loan facility on the last business day of each of March, June, September and December beginning in March 2011. Beginning with the fiscal year ended December 27, 2011, Operations is required to prepay the outstanding term loan, subject to certain exceptions, by an amount equal to 50% of its excess cash flows, as defined by the Secured Credit Facilities, each fiscal year end after its annual consolidated financial statements are delivered. This percentage may decrease if certain leverage ratios are achieved. Additionally, Operations is required to prepay the term loan facility with proceeds from certain asset sales, borrowings and certain insurance claims as defined by the Secured Credit Facilities.

          Operations may voluntarily repay outstanding loans under the Secured Credit Facilities in whole or in part upon prior notice without premium or penalty, other than certain fees incurred in connection with repaying, refinancing, substituting or replacing the existing term loans with new indebtedness.

          The interest rate on the Secured Credit Facilities was originally the higher of (i) 6.0% or (ii) an elected LIBOR plus a margin of 4.5%. On November 16, 2012, Operations entered into an amendment to the term loan facility under the Secured Credit Facilities which reduced the interest rate to the higher of (i) 5.0% or (ii) an elected LIBOR plus a margin of 3.75%. This amendment does not apply to the revolving credit facility or any incremental facilities. Operations may elect a one, two, three or six-month LIBOR. The interest payment is due on the last day of each elected LIBOR period.

          Operations is also required to pay a commitment fee on all undrawn amounts under the revolving credit facility and a fee on all outstanding letters of credit, payable in arrears on the last business day of each March, June, September and December.

          The credit agreement governing the Secured Credit Facilities limits Parent's and Operations' (and most or all of Parent's subsidiaries') ability to:

  •
  create, incur, assume or suffer to exist any liens on any of their assets;

  •
  make or hold any investments (including loans and advances);

  •
  incur or guarantee additional indebtedness;

  •
  enter into mergers or consolidations;

  •
  conduct sales and other dispositions of property or assets;

  •
  pay dividends or distributions on capital stock or redeem or repurchase capital stock;

  •
  change the nature of the business;

  •
  enter into transactions with affiliates; and

  •
  enter into burdensome agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

11. DEBT AND CAPITAL LEASES (Continued)

          In addition, the credit agreement governing the Secured Credit Facilities contains covenants that require Parent and its restricted subsidiaries to maintain specified financial ratios, which include the following ratios:

  •
  consolidated total debt to an Adjusted EBITDA ("Adjusted EBITDA"). Adjusted EBITDA is based on the definition of consolidated EBITDA as defined in the credit agreement governing our Secured Credit Facilities; and

  •
  consolidated and Adjusted EBITDA, as defined by the Secured Credit Facilities, to consolidated interest expense.

          Operations incurred debt issuance costs in conjunction with the issuance of the Secured Credit Facilities of $6.8 million. These have been capitalized and are being amortized over the term of the loan. Operations incurred additional debt issuance costs of $0.8 million in conjunction with the amendment entered into on November 16, 2012. These have also been capitalized and are being amortized over the remaining term of the loan.

Senior Notes

          On November 30, 2010, Operations issued $415.0 million in senior unsecured notes (the "Senior Notes") with registration rights, bearing interest at 10.0% and maturing December 1, 2018. The interest is payable semiannually in arrears on June 1 and December 1 each year, beginning June 1, 2011. The Senior Notes are fully and unconditionally guaranteed on a joint and several basis by most of Operations' subsidiaries ("Guarantor Subsidiaries"), each of which is one hundred percent owned by Operations. The Senior Notes are not guaranteed by certain of Operations' subsidiaries. The indenture governing the Senior Notes limits our (and most or all of Operations' subsidiaries') ability to:

  •
  incur, assume or guarantee additional indebtedness;

  •
  pay dividends or distributions on capital stock or redeem or repurchase capital stock;

  •
  make investments;

  •
  enter into agreements that restrict the payment of dividends or other amounts by subsidiaries to us;

  •
  sell stock of our subsidiaries;

  •
  transfer or sell assets;

  •
  create liens;

  •
  enter into transactions with affiliates; and

  •
  enter into mergers or consolidations.

          Subject to certain exceptions, the indenture governing these notes permits Operations and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

          Operations incurred debt issuance costs in conjunction with the issuance of the senior unsecured notes of $9.1 million. These have been capitalized and are being amortized over the term of the Senior Notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

11. DEBT AND CAPITAL LEASES (Continued)

Mortgage Loans

          General Electric Capital Corporation ("GECC") —  In July 2008, a subsidiary of ours entered into a secured mortgage loan with GECC for $32.0 million with an original maturity of July 2011. During the fiscal year ended December 27, 2011, the subsidiary extended the term of the loan to July 2012. Effective August 1, 2012, the subsidiary amended our loan agreement with GECC which extended the maturity to November 2015 with two additional twelve month options to extend through November 2017 upon satisfaction of certain conditions of the loan agreement. As of December 25, 2012, the subsidiary expects to meet the required conditions and currently intend to extend the loan with GECC to November 2017.

          The loan is collateralized by the assets of two golf and country clubs with a book value of $37.1 million as of December 25, 2012. The proceeds from the loan were used to pay existing debt of $11.2 million to GECC and $2.7 million to Ameritas Life in addition to the payment of $8.0 million on the 2006 Citigroup Debt Facility. Interest rates are variable based on 30 day LIBOR rates. Payments on the loan were interest only through August 2009 with principal payments commencing in September 2010 based upon a twenty-five year amortization schedule. However, as the cash on cash return (defined as the percentage of underwritten net operating income for the previous twelve months divided by the outstanding principal balance of the loan as of such date) for the period September 1, 2008 through August 31, 2009, and September 1, 2009 through August 31, 2010, was greater than 14% and 15%, respectively, amortization did not commence until September 1, 2011. As part of the August 1, 2012 amendment, the interest rate was changed from 3.25% plus 30 day LIBOR to 5% plus the greater of three month LIBOR or 1%.

          The subsidiary incurred debt issuance costs in conjunction with the original loan of $0.9 million which have been capitalized and were amortized over the original term of the loan. During the fiscal year ended December 27, 2011, the subsidiary incurred additional debt issuance costs in conjunction with the term extension of $0.1 million which have been capitalized and were amortized over the term of the extension. During the fiscal year ended December 25, 2012, the subsidiary incurred additional debt issuance costs in conjunction with the amendment of $0.2 million which have been capitalized and are being amortized over the original term of the amended loan.

          Atlantic Capital Bank —  In October 2010, a subsidiary of ours entered into a new mortgage loan with Atlantic Capital Bank for $4.0 million of debt maturing in 2015 with 25-year amortization. The loan is collateralized by the assets of one golf and country club with a book value of $5.7 million as of December 25, 2012. The interest rate is the greater of 3% plus 30 day LIBOR or 4.5%. The subsidiary incurred debt issuance costs in conjunction with the issuance of this mortgage loan of $0.1 million. These have been capitalized and are being amortized over the term of the loan.

Other Borrowings

          On July 15, 2010, a subsidiary of ours settled certain litigation with a noncontrolling shareholder of a foreign subsidiary which, in exchange for certain real estate in Mexico owned by one of our foreign subsidiaries, extinguished $1.8 million of debt and $1.5 million of accrued

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

11. DEBT AND CAPITAL LEASES (Continued)

interest and acquired the remaining equity interest of the noncontrolling shareholder. This transaction resulted in a gain of $3.0 million in the fiscal year ended December 28, 2010.

Interest Rate Cap Agreements

          Operations regularly enters into interest rate cap agreements to limit its exposure to increases in interest rates over certain amounts. The aggregate fair value of the interest rate cap agreements, as described in Note 6, is included in other assets on the consolidated balance sheets. The change in fair value of the interest rate cap agreements resulted in losses of $0.0 million, $0.1 million and $3.5 million in the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010, respectively. The fair value of these interest rate cap agreements was $0.0 million and $0.0 million as of December 25, 2012 and December 27, 2011, respectively.

          Our long-term borrowings and lease commitments as of December 25, 2012 and December 27, 2011, are summarized below:

	2012		2011
	Carrying Value	Interest Rate	Carrying Value	Interest Rate	Interest Rate Calculation	Maturity
Senior Notes	$415,000	10.00%	$415,000	10.00%	Fixed	2018
Secured Credit Facilities
Term Loan	304,575	5.00%	307,675	6.00%	As of December 25, 2012, greater of (i) 5.0% or (ii) an elected LIBOR + 3.75%; as of December 27, 2011, greater of (i) 6.0% or (ii) an elected LIBOR + 4.5%	2016
Revolving Notes ($50,000 capacity)	—	6.00%	—	6.00%	Greater of (i) 6.0% or (ii) an elected LIBOR + 4.5%	2015
Mortgage Loans
General Electric Capital Corporation	30,992	6.00%	31,733	3.50%	As of December 25, 2012, 5.00% plus the greater of three month LIBOR or 1%; as of December 27, 2011, 3.25% + 30 day LIBOR	2017
Notes payable related to certain Non-Core Development Entities	11,837	9.00%	11,837	9.00%	Fixed	(1)
Atlantic Capital Bank	3,653	4.50%	3,813	4.50%	Greater of (i) 3.0% + 30 day LIBOR or (ii) 4.5%	2015
Other indebtedness	3,145	5.75% - 8.00%	4,010	5.75% - 8.00%	Fixed	Various

	769,202		774,068
Capital leases	24,155		23,331

	793,357		797,399
Less current portion	(24,988)		(13,290)

	$768,369		$784,109

(1)
Notes payable related to certain Non-Core Development Entities are payable through the net cash proceeds related to the sale of certain real estate held by these Non-Core Development Entities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

11. DEBT AND CAPITAL LEASES (Continued)

          The amount of long-term debt maturing in each of the five years subsequent to 2012 and thereafter is as follows:

Year	Debt	Capital Leases	Total
2013	$16,325	$8,663	$24,988
2014	3,374	7,200	10,574
2015	7,338	5,333	12,671
2016	284,905	2,399	287,304
2017	28,885	560	29,445
Thereafter	428,375	—	428,375

Total	$769,202	$24,155	$793,357

          If we were to default on our Secured Credit Facilities and our lender was to accelerate the payment of all our principal and interest due, the holders of our Senior Notes could declare a cross-default.

12. LEASES

          We lease operating facilities under agreements with terms up to 99 years. These agreements normally provide for minimum rentals plus executory costs. In some cases, we must pay contingent rent generally based on a percentage of gross receipts or positive cash flows as defined in the lease agreements. As a result, future lease payments that are considered contingent on future results are not included in the table below.

          Future minimum lease payments for each of the next five years and thereafter required at December 25, 2012 under operating leases for land, buildings and recreational facilities with initial non-cancelable lease terms in excess of one year are as follows:

Year	Capital Leases	Operating Leases
2013	$10,340	$19,175
2014	8,313	18,411
2015	5,945	17,383
2016	2,670	15,215
2017	689	14,165
Thereafter	—	104,947

Minimum lease payments	$27,957	$189,296

Less: imputed interest component	3,802

Present value of net minimum lease payments of which $8.7 million is included in current liabilities	$24,155

          Total facility rental expense was $29.1 million, $29.2 million and $29.9 million in the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010, respectively; contingent

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

12. LEASES (Continued)

rent was $8.4 million, $8.4 million and $8.6 million in the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010, respectively.

13. INCOME TAXES

          Holdings files a consolidated federal income tax return. Income taxes recorded are adjusted to the extent losses or other deductions cannot be utilized in the consolidated federal income tax return. We file state tax returns on a separate company basis or unitary basis as required by law. Additionally, certain subsidiaries of Holdings, which are owned through lower tier joint ventures, file separate tax returns for federal and state purposes.

          Income (loss) from continuing operations before income taxes and noncontrolling interest consists of the following:

	2012	2011	2010
Domestic	$(23,563)	$(53,268)	$315,349
Foreign	(40)	1,483	3,134

	$(23,603)	$(51,785)	$318,483

          The income tax (expense) benefit from continuing operations consists of the following:

	2012	2011	2010
Current
Federal	$(1,508)	$(2,840)	$(40,080)
State	(1,185)	(3,283)	(8,803)
Foreign	1,027	(494)	3,229

Total Current	(1,666)	(6,617)	(45,654)

Deferred
Federal	6,090	17,876	(11,634)
State	3,104	5,162	181
Foreign	—	—	—

Total Deferred	9,194	23,038	(11,453)

Total income tax benefit (expense)	$7,528	$16,421	$(57,107)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

13. INCOME TAXES (Continued)

          The differences between income taxes computed using the U.S. statutory Federal income tax rate of 35% and the actual income tax provision for continuing operations as reflected in the accompanying consolidated statements of operations are as follows:

	2012	2011	2010
Expected Federal income tax benefit (expense)	$8,260	$18,005	$(111,557)
State taxes, net of Federal benefit	409	1,879	(4,816)
Change in valuation allowance — State	828	(668)	(799)
Change in valuation allowance — Foreign	(707)	445	(68)
Foreign rate differential	2	74	157
IETU, Withholding and Other Permanent — Foreign	557	(494)	3,229
Forgiveness of Debt	—	(290)	55,747
Adjustments Related to Tax Contingencies	(3,273)	(2,921)	(606)
Other, net	1,452	391	1,606

Actual income tax benefit (expense)	$7,528	$16,421	$(57,107)

          We had the following net operating loss carryforwards at December 25, 2012, which are available to offset future taxable income:

Type of Carryforward	Gross Amount	Expiration Dates (in years)
Federal tax operating loss	$22,987	2031 - 2032
State tax operating loss	$142,793	2013 - 2032
AMT net operating loss	$23,950	2031 - 2032
Mexico net operating loss	$17,716	2013 - 2022

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

13. INCOME TAXES (Continued)

          The components of the deferred tax assets and deferred tax liabilities at December 25, 2012 and December 27, 2011 are as follows:

	2012	2011
Deferred tax assets:
Federal tax net operating loss carryforwards	$8,045	7,600
State and foreign tax net operating loss carryforwards	11,102	10,781
Membership deferred revenue	48,041	38,895
Reserves and accruals	17,422	15,779
Texas tax credit	2,930	2,799
Suspended losses	11,272	11,343
Straight-line rent	7,321	6,613
Other	17,663	16,459

Total gross deferred tax assets	$123,796	$110,269
Valuation allowance	(10,474)	(10,595)
Deferred tax liabilities:
Discounts on membership initiation deposits and acquired notes	(151,538)	(155,660)
Property and equipment	(145,989)	(136,407)
Deferred revenue	(1,872)	(1,885)
Intangibles	(11,435)	(16,466)
Other	(2,382)	(3,357)

Total gross deferred tax liabilities	(313,216)	(313,775)

Net deferred tax liability	$(199,894)	$(214,101)

          The allocation of deferred taxes between current and long-term as of December 25, 2012 and December 27, 2011 is as follows:

	2012	2011
Current portion-deferred tax asset, net	$7,896	$7,201
Long-term deferred tax liability, net	(207,790)	(221,302)

Net deferred tax liability	$(199,894)	$(214,101)

          Valuation allowances included above of $10.5 million and $10.6 million for 2012 and 2011, respectively, relate primarily to net operating loss carryforwards in certain states and in Mexico.

          GAAP prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information.

          A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

13. INCOME TAXES (Continued)

should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. GAAP also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties.

          We recognize accrued interest and penalties related to uncertain tax positions as a component of income tax expense. Income tax expense for 2012, 2011 and 2010 includes interest expense and penalties net of tax of $3.7 million and $3.4 million and $0.5 million, respectively.

          A reconciliation of the change in our unrealized tax benefit for all periods presented is as follows:

	2012	2011	2010
Balance at beginning of year	$52,513	$53,215	$8,490
Increases in tax positions for current year	—	—	44,395
Increases in tax positions for prior years	17	52	1,432
Decreases in tax positions for prior years	(1,146)	(754)	(1,102)

Balance at end of year	$51,384	$52,513	$53,215

          As of December 25, 2012 and December 27, 2011, $52.7 million and $49.0 million, respectively, of unrecognized tax benefits are included in other liabilities (Note 10) in the consolidated financial statements. If we were to prevail on all uncertain tax positions, the net effect would be a benefit to our effective tax rate of approximately $44.7 million, exclusive of any benefits related to interest and penalties.

          Holdings files income tax returns in the U.S. federal jurisdiction, numerous state jurisdictions and in two foreign jurisdictions. Under a previous settlement agreement related to an audit by the Internal Revenue Service, we are no longer subject to U.S. federal income tax examinations by tax authorities for years before 1995.

          On February 14, 2013, we were notified that the Internal Revenue Service will audit certain components of the tax return for the year ended December 28, 2010, which includes the consummation of the ClubCorp Formation. In addition, the Company is under audit in Mexico for the 2008 and 2009 tax years. It is reasonably possible that within the next 12 months the Company's unrecognized tax benefits will be impacted by the resolution of some or all of the matters currently under audit by the U.S. and Mexican taxing authorities. However, as audit outcomes and the timing of audit resolutions are subject to significant uncertainty given the current status of the U.S. and Mexican tax examinations, the Company is unable to estimate the possible amount of change, if any, that may occur within the next 12 months as a result of the above examinations.

14. CLUB ACQUISITIONS, CLUB DISPOSITIONS AND DISCONTINUED OPERATIONS

Club Acquisitions

          Assets and liabilities from business combinations were recorded on our consolidated balance sheets at fair value at the date of acquisition. The results of operations of such businesses have been included in the consolidated statements of operations since their date of acquisition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

14. CLUB ACQUISITIONS, CLUB DISPOSITIONS AND DISCONTINUED OPERATIONS (Continued)

          Hartefeld National Golf Club —  On April 18, 2012, we acquired Hartefeld National Golf Club, a private golf club located in Avondale, Pennsylvania. We recorded the following major categories of assets and liabilities in exchange for consideration of $3.6 million:

Land, property and equipment	$3,999
Prepaid real estate taxes	31
Inventory	112
Deferred revenue and other liabilities	(572)

Total	$3,570

          There was no goodwill recorded on this purchase transaction.

          Long Island Clubs —  On June 7, 2011, we acquired three properties located in Long Island, New York. The properties include Hamlet Golf and Country Club which is a private golf club, and Wind Watch Golf and Country Club and Willow Creek Golf and Country Club which are semi-private golf clubs. We recorded the following major categories of assets and liabilities in exchange for consideration of $18.8 million:

Land, property and equipment	$20,223
Prepaid real estate taxes	487
Inventory	197
Deferred revenue and other liabilities	(2,131)

Total	$18,776

          There was no goodwill recorded on this purchase transaction.

          Canterwood Golf & Country Club —  On August 9, 2011, we acquired Canterwood Golf and Country Club, a private golf club property located in Gig Harbor, Washington. We recorded the following major categories of assets and liabilities in exchange for consideration of $4.0 million:

Land, property and equipment	$4,003
Inventory and other current assets	149
Deferred revenue and other liabilities	(171)

Total	$3,981

          There was no goodwill recorded on this purchase transaction.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

14. CLUB ACQUISITIONS, CLUB DISPOSITIONS AND DISCONTINUED OPERATIONS (Continued)

          Country Club of the South —  On June 23, 2010, we acquired Country Club of the South, a private golf club located in Georgia. We purchased or assumed the following major categories of assets and liabilities in exchange for consideration of $7.4 million:

Property and equipment	$8,800
Inventory	132
Liabilities assumed	(270)

Total	$8,662

          A bargain purchase gain of $1.2 million was recognized on this transaction in the fiscal year ended December 28, 2010 because the property had been bank owned by virtue of foreclosure prior to our acquisition.

          Revenues and operating income associated with acquired clubs were as follows for the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010, respectively.

	2012	2011	2010
Revenues	$30,699	$17,858	$3,011
Operating income (loss)	$1,111	$(769)	$772

          The pro forma information related to these acquisitions is not material to our historical results of operations.

Club Dispositions

          Subsidiaries may be divested when we determine they will be unable to provide a positive contribution to cash flows from operations in future periods and/or when they are determined to be non-strategic holdings for the Company. Gains from divestitures are recognized in the period in which operations cease and losses are recognized when we determine that the carrying value is not recoverable and exceeds fair value.

          Glendale Racquet Club, Inc. —  On September 27, 2012, we sold certain assets and liabilities of Glendale Racquet Club, Inc., a sports club located in Milwaukee, Wisconsin, to an unrelated third party for $5.9 million. The sale resulted in a pre-tax loss of $11.1 million including a $6.5 million loss recognized for goodwill allocated to this entity. See Note 8. These losses are included in loss from discontinued operations in the consolidated statements of operations.

          We discontinued one additional business club and one golf management contract in the fiscal year ended December 25, 2012 for a pre-tax gain of $0.1 million. In conjunction with the discontinued golf management contract, we recorded impairment of liquor licenses of $0.1 million. See Note 8. We discontinued two business clubs and one golf club management contract for a pre-tax loss of $0.0 million during the fiscal year ended December 27, 2011. We discontinued one business club for no pre-tax gain or loss in the fiscal year ended December 28, 2010.

          There were no clubs held for sale at December 25, 2012 or December 27, 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

14. CLUB ACQUISITIONS, CLUB DISPOSITIONS AND DISCONTINUED OPERATIONS (Continued)

Discontinued Club Operations

          Operations of the clubs that have been disposed of were reclassified to discontinued operations on the consolidated statements of operations. Summarized financial information for these clubs is as follows:

	2012	2011	2010
Revenues	$3,759	$7,387	$9,085
Operating expenses, excluding loss on disposals and impairments of assets	(3,658)	(7,152)	(9,003)
Loss on disposals and impairments of assets	(11,448)	(126)	(362)
Interest expense	(2,239)	(215)	(561)

Loss from discontinued club operations, before taxes	(13,586)	(106)	(841)
Income tax benefit (expense)	2,669	(152)	398

Net loss from discontinued clubs	$(10,917)	$(258)	$(443)

Discontinued Non-Core Entities

          In connection with the ClubCorp Formation on November 30, 2010, CCI sold the Non-Core Entities to affiliates of KSL. No gain or loss was recognized as this was a transaction with entities under common control. The operations of the Non-Core Entities were reclassified to discontinued Non-Core operations on the consolidated statements of operations as follows for the fiscal year ended December 28, 2010:

2010
Revenues	$93,124
Loss from discontinued Non-Core Entities, before taxes	$(1,235)

          $10.7 million in depreciation expense related to the Non-Core Entities has been included in income (loss) from discontinued Non-Core Entities in the statements of operations for the fiscal year ended December 28, 2010.

15. SEGMENT INFORMATION

          We currently have two reportable segments: (1) golf and country clubs and (2) business, sports and alumni clubs. These segments are managed separately and discrete financial information is reviewed regularly by the chief operating decision maker to evaluate performance and allocate resources. Our chief operating decision maker is our Chief Executive Officer.

          Golf and country club operations consist of private country clubs, golf clubs and public golf facilities. Private country clubs provide at least one 18-hole golf course and various other recreational amenities that are open to members and their guests. Golf clubs provide both private and public golf play and usually offer fewer other recreational amenities. Public golf facilities are open to the public and generally provide the same services as golf clubs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

15. SEGMENT INFORMATION (Continued)

          Business, sports and alumni club operations consist of business clubs, business/sports clubs, sports clubs and alumni clubs. Business clubs provide a setting for dining, business or social entertainment. Sports clubs provide a variety of recreational facilities and business/sports clubs provide a combination of the amenities available at business clubs and sports clubs. Alumni clubs provide the same amenities as business clubs while targeting alumni and staff of universities.

          We also disclose other ("Other"), which consists of other business activities including ancillary revenues related to alliance arrangements, a portion of the revenue associated with upgrade offerings, corporate overhead expenses, and shared services. Other also includes corporate assets such as cash, goodwill, intangible assets, and loan origination fees.

          In 2011 we changed the income measure used to evaluate segment performance and allocate resources to more closely align management reporting with the measure used for calculating our compliance with our debt covenants. Amounts for the fiscal year ended December 28, 2010 have been recast to conform to the current management view.

          We evaluate segment performance and allocate resources based on Segment EBITDA. We define Segment EBITDA as net income before discontinued operations, interest and investment income, interest expense and the change in fair value of interest rate cap agreements, income taxes, gain or loss on disposal, acquisition and impairment of assets, gain on extinguishment of debt and depreciation and amortization. Additionally, Segment EBITDA differs from Adjusted EBITDA which is used in calculating our compliance with our debt covenants. These additional items are excluded to determine Segment EBITDA:

  •
  translation gains and losses;

  •
  proceeds from business interruption insurance;

  •
  severance payments;

  •
  expenses related to accruals for unclaimed property settlements;

  •
  management fees and expenses paid to an affiliate of KSL;

  •
  acquisition costs;

  •
  amortization of step-up in certain equity method investments ;

  •
  expenses related to the ClubCorp Formation;

  •
  expenses related to adjustments in accruals for certain environmental compliance obligations incurred prior to 2011;

  •
  expenses related to adjustments in accruals for certain property tax increases prior to 2011;

  •
  expenses related to an arbitration award arising out of a dispute related to a series of agreements first entered into in 1999 related to the acquisition and development of a golf course property;

  •
  expenses accrued under our long-term incentive plan;

  •
  certain other incidental expenses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

15. SEGMENT INFORMATION (Continued)

          Segment EBITDA for all periods presented has been calculated using this definition. Segment EBITDA should not be construed as an alternative to, or a better indicator of, operating income or loss, is not based on GAAP and is not necessarily a measure of our cash flows or ability to fund our cash needs. Our measurements of Segment EBITDA may not be comparable to similarly titled measures reported by other companies.

          The table below shows summarized financial information by segment for continuing operations for the fiscal years ended December 25, 2012 , December 27, 2011 and December 28, 2010:

	2012	2011	2010
Golf and Country Clubs
Revenues	$583,523	$550,898	$523,360
Segment EBITDA	166,327	151,554	142,561
Total Assets	1,222,966	1,241,671
Capital Expenditures	47,283	48,326	28,372
Business, Sports and Alumni Clubs
Revenues	$174,344	$171,328	$167,283
Segment EBITDA	34,373	32,606	29,572
Total Assets	79,678	90,339
Capital Expenditures	14,198	10,564	16,709
Other
Revenues	$3,641	$4,982	$4,833
Segment EBITDA	(35,184)	(30,058)	(27,643)
Total Assets	417,903	401,464
Capital Expenditures	3,766	4,253	6,329
Elimination of intersegment revenues	$(6,564)	$(7,246)	$(7,779)
Total
Revenues	$754,944	$719,962	$687,697
Segment EBITDA	165,516	154,102	144,490
Total Assets	1,720,547	1,733,474
Capital Expenditures	65,247	63,143	51,410

          The following table presents revenue and long-lived assets by geographical region, excluding financial instruments. Foreign operations are primarily located in Mexico.

	2012	2011	2010
Revenues
United States	$748,124	$712,636	679,763
All Foreign	6,820	7,326	7,934

Total	$754,944	$719,962	$687,697

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

15. SEGMENT INFORMATION (Continued)

	2012	2011
Long-Lived Assets
United States	$1,505,389	$1,550,733
All Foreign	27,203	25,409

Total	$1,532,592	$1,576,142

          The table below provides a reconciliation of our Segment EBITDA to net (loss) income before income taxes and discontinued operations for the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010:

	2012	2011	2010
Total Segment EBITDA	$165,516	$154,102	$144,490
Interest and investment income	1,212	138	714
Interest expense and change in fair value of interest rate cap agreements	(89,369)	(84,746)	(61,236)
Loss on disposals and impairment of assets	(15,687)	(10,772)	(3,556)
Gain on extinguishment of debt	—	—	334,423
Depreciation and amortization	(78,286)	(93,035)	(91,700)
Translation loss	(126)	(554)	(146)
Business interruption insurance	309	—	—
Severance payments	(360)	(431)	(515)
Management fees and expenses paid to an affiliate of KSL	(1,141)	(1,255)	(1,150)
Acquisition costs	(837)	(1,629)	—
Amortization of step-up in certain equity method investments	(2,027)	(2,048)	(2,048)
ClubCorp Formation costs	(51)	(2,087)	(752)
Environmental compliance costs	(27)	(454)	—
Property tax increases prior to 2011	—	(2,655)	—
Arbitration award	—	(3,968)	—
Long term incentive plan	(1,661)	(1,661)	—
Other	(1,068)	(730)	(41)

Net (loss) income before income taxes and discontinued operations	$(23,603)	$(51,785)	$318,483

16. COMMITMENTS AND CONTINGENCIES

          We routinely enter into contractual obligations to procure assets used in the day-to-day operations of our business. As of December 25, 2012, we had capital commitments of $4.6 million at certain of our clubs.

          We currently have sales and use tax audits and a federal tax audit of certain foreign subsidiaries in progress. See Note 13. We believe the potential for a liability related to the outcome of these audits may exist. However, we believe that the outcome of these audits would not materially affect our consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

16. COMMITMENTS AND CONTINGENCIES (Continued)

          On February 14, 2013, we were notified that the Internal Revenue Service will audit certain components of the tax return for the year ended December 28, 2010, which includes the consummation of the ClubCorp Formation. Should the estimates and judgments used in the ClubCorp Formation prove to be inaccurate, our financial results could be materially affected. See Note 13.

          We are currently undergoing audits related to unclaimed property. We believe the potential for a liability related to the outcome of these audits is probable and we currently have a $2.1 million estimate included in accrued expenses on the consolidated balance sheet as of December 25, 2012.

          Each of our properties is subject to real and personal property taxes. If local taxing authorities reassess the taxable value of certain properties in accordance with local and state regulations, we may be subject to additional property tax assessments, penalties and interest. At December 25, 2012, we have $2.2 million recorded in accrued taxes on the consolidated balance sheet related to certain of these properties. While the outcome of such reassessments cannot be predicted with certainty, we believe that any potential liability from these matters would not materially affect our consolidated financial statements.

          We are subject to certain pending or threatened litigation and other claims that arise in the ordinary course of business. While the outcome of such legal proceedings and other claims cannot be predicted with certainty, after review and consultation with legal counsel, we believe that any potential liability from these matters would not materially affect our consolidated financial statements. During the fiscal year ended December 27, 2011, we paid $4.0 million for an arbitration award arising out of a dispute related to a series of agreements first entered into in 1999 relating to the acquisition and development of a golf course property.

          Subsidiaries of ours guarantee principal amounts on loans made by a third party to purchasers of certain real estate interests in case of default. These loans have a remaining term averaging less than one year to two years. The total principal amount outstanding on these loans as of December 25, 2012 is $0.3 million. We are indemnified by affiliates of KSL from losses on these guarantees in the event of default. The fair value of the guarantees is immaterial.

          We are jointly and severally liable for certain pension funding liabilities associated with one of the resorts we sold in connection with the ClubCorp Formation. We have not accrued a liability, as we do not believe it is probable that claims will be made against ClubCorp. As of December 25, 2012, the unfunded obligation for such plan was approximately $10.7 million and no claims have been made against ClubCorp for funding.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

17. EARNINGS PER SHARE

          Basic and diluted earnings per share ("EPS") are computed by dividing net (loss) income attributable to ClubCorp Holdings, Inc. by the weighted average number of shares of common stock outstanding during the period. On December 27, 2011 there were 1,000 shares authorized and issued, with a par value of $0.01. On March 15, 2012, Holdings' articles of incorporation were amended to authorize 2,000,000 shares and effectuate a 1,000 for 1 forward stock split. On August 2, 2013, Holdings' articles of incorporation were further amended to authorize 200,000,000 shares and effectuate a 50 for 1 forward stock split. For all periods subsequent to August 2, 2013, 50,000,000 shares are outstanding. EPS is adjusted retroactively for the impact of this forward stock split for all periods presented.

          There are no potential common shares excluded from the calculation of diluted EPS because their effect would be anti-dilutive.

          Unaudited Pro Forma Earnings per Common Share —  On December 26, 2012, Holdings' Board of Directors declared a special cash distribution of $35.0 million to the owners of its common stock. The distribution was paid on December 27, 2012. As the initial public offering is expected to occur within twelve months of the distribution and Holdings has a net loss for fiscal year 2012, the distribution is deemed to be paid out of proceeds of the offering rather than current period earnings. As such, the unaudited pro forma earnings per share for fiscal year 2012 gives effect to the number of shares whose proceeds would be necessary to pay the distribution. Additionally, Holdings intends to use a portion of the net proceeds of the offering to redeem a portion of the Senior Notes. Adjusted pro forma earnings per common share gives effect to the number of shares whose proceeds would be necessary to pay the distribution and the number of shares whose proceeds would be necessary to redeem a portion of the Senior Notes.

          The following table sets forth the computation of unaudited pro forma basic and diluted earnings per share as well as unaudited adjusted pro forma basic and diluted earnings per share (in thousands, except per share data).

	Fiscal year ended December 25, 2012
Net Loss Attributable to ClubCorp Holdings, Inc.		(27,275)
Pro forma weighted average number of shares
Weighted average number of common shares		50,000
Shares issued in offering necessary to pay dividend

Pro forma weighted average number of common shares

Pro forma loss per common share	$

Net Loss Attributable to ClubCorp		(27,275)
Adjusted pro forma weighted average number of common shares
Weighted average number of common shares		50,000
Shares issued in offering necessary to pay dividend
Shares issued in offering necessary to redeem a portion of the Senior Notes
Adjusted pro forma weighted average number of common shares
Adjusted pro forma loss per common share	$

18. RELATED PARTY TRANSACTIONS

          During 2009, we recorded a note receivable due in 2012 of $14.0 million from the sale of a sports club to an affiliate of KSL. The note was repaid in June 2010. We realized $0.5 million in interest related to this note in the fiscal year ended December 28, 2010.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

18. RELATED PARTY TRANSACTIONS (Continued)

          We have entered into a management agreement with an affiliate of KSL, pursuant to which we are provided financial and management consulting services in exchange for an annual fee of $1.0 million. In the event of a future financing, refinancing or direct or indirect sale of all or substantially all of our equity or assets, the management company may also be entitled to receive a fee equal to 1% of the lenders' maximum commitments, in the case of a financing or refinancing, or 1% of the total consideration paid, in the case of a sale. No such fee was paid in connection with the ClubCorp Formation in 2010. In addition, we have agreed to reimburse the management company for all of its reasonable out-of-pocket costs and expenses incurred in providing management services to us and certain of our affiliates. During the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010 we paid the affiliate of KSL approximately $1.0 million, $1.0 million and $1.0 million, respectively, in management fees.

          In 2010, investment vehicles managed by affiliates of KSL contributed $260.5 million as equity capital to ClubCorp.

          During the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010 we paid $0.2 million, $0.3 million and $0.0 million, respectively, to affiliates of KSL for consulting services and private party events. During the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010 we paid $0.6 million, $0.9 million and $0.0 million to Non-Core Entities for private party events. In addition, during the fiscal year ended December 25, 2012 we received $0.2 million from an affiliate of KSL for taxes paid on behalf of affiliates of KSL.

          As of December 25, 2012 we had receivables of $0.2 million and payables of $0.2 million and as of December 27, 2011, we had receivables of $0.2 million, for outstanding advances from golf and business club ventures in which we have an equity method investment. We recorded $0.6 million, $0.6 million and $0.5 million in the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010 respectively, in management fees from these ventures. As of December 25, 2012 and December 27, 2011, we had a receivable of $1.9 million and $1.9 million, respectively, for volume rebates from the supplier firm in which we have an equity method investment. See Note 5.

          We have entered into arrangements whereby members of certain resorts and clubs owned by affiliates of KSL can pay an upgrade charge to have access to our clubs and facilities. We have revenue sharing arrangements with such resorts and clubs whereby we agree to split the amount of the upgrade charges respectively with such entities. We recognized and collected $0.2 million, $0.2 million and $0.4 million during the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010, respectively, in revenue associated with these arrangements.

          We hold an equity method investment in Avendra, LLC, a purchasing cooperative of hospitality companies. Transactions with Avendra, LLC are described in Note 5.

          We have also entered into arrangements with affiliates of KSL, whereby we remit royalty payments we receive in connection with mineral leases at certain of our golf and country clubs. We collected and remitted $0.1 million, $0.3 million and $0.0 million during the fiscal years ended December 25, 2012, December 27, 2011 and December 28, 2010, respectively.

          Transactions with related parties prior to and during the ClubCorp Formation are described in Notes 1 and 2.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

19. SUBSEQUENT EVENTS

          On December 26, 2012, we declared a distribution of $35.0 million to the owners of our common stock. This distribution was paid on December 27, 2012.

          On March 28, 2013, Operations made a required principal prepayment of $11.1 million on the term loan facility based on the excess cash flow requirements of the Secured Credit Facilities.

          On May 22, 2013, ClubCorp acquired Oak Tree Country Club, a private golf club located in Edmond, Oklahoma, in exchange for net cash consideration of $5.3 million. We assumed debt of $5.1 million in connection with the acquisition. We are in the process of finalizing our purchase price allocations, which are subject to change until our information is finalized, no later than twelve months from the acquisition date.

          We have evaluated subsequent events through June 5, 2013, the date these financial statements were available to be issued, and have updated such evaluation for disclosure purposes through August 6, 2013, the date on which the retrospectively revised December 25, 2012 financial statements were reissued (as to the 50 for 1 forward stock split described in Note 17).

Schedule I — Registrant's Condensed Financial Statements

ClubCorp Holdings, Inc.

Registrant Only Financial Statements

Condensed Statements of Operations and Comprehensive Income (Loss)

For the Fiscal Years Ended December 25, 2012, December 27, 2011 and December 28, 2010

(In thousands)

	2012	2011	2010
Equity in net (loss) income of subsidiaries	$(27,275)	$(36,197)	$254,283

NET (LOSS) INCOME	(27,275)	(36,197)	254,283

NET (LOSS) INCOME ATTRIBUTABLE TO CLUBCORP HOLDINGS, INC.	$(27,275)	$(36,197)	$254,283

NET (LOSS) INCOME	(27,275)	(36,197)	254,283
Equity in other comprehensive income (loss) of subsidiaries	1,890	(2,105)	(692)

COMPREHENSIVE (LOSS) INCOME	(25,385)	(38,302)	253,591

COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO CLUBCORP HOLDINGS, INC.	$(25,385)	$(38,302)	$253,591

 ClubCorp Holdings, Inc.

Registrant Only Financial Statements

Condensed Balance Sheets

As of December 25, 2012 and December 27, 2011

(In thousands, except share and per share amounts)

	2012	2011
ASSETS
Investment in subsidiaries	$132,517	$157,902

TOTAL ASSETS	$132,517	$157,902

LIABILITIES AND EQUITY
Total liabilities	—	—
EQUITY
Common stock of ClubCorp Holdings, Inc., $.01 par value, 200,000,000 shares authorized; 50,000,000 shares issued and outstanding at December 25, 2012 and December 27, 2011, respectively	500	500
Additional paid-in capital	184,466	184,466
Retained deficit	(52,449)	(27,064)

Total stockholders' equity	132,517	157,902

Total equity	132,517	157,902

TOTAL LIABILITIES AND EQUITY	$132,517	$157,902

 ClubCorp Holdings, Inc.

Registrant Only Financial Statements

Condensed Statements of Cash Flows

For the Fiscal Years Ended December 25, 2012, December 27, 2011 and December 28, 2010

(In thousands)

	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(27,275)	$(36,197)	$254,283
Adjustments to reconcile net (loss) income to cash flows from operating activities:
Equity in net loss (income) of subsidiary	27,275	36,197	(254,283)

Net cash provided by operating activities	—	—	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	—	—
CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	—	—	—

CASH AND CASH EQUIVALENTS — END OF PERIOD	$—	$—	$—

Notes to Condensed Registrant Only Financial Statements

1. ORGANIZATION

          ClubCorp Holdings, Inc. ("Holdings") and its wholly owned subsidiaries CCA Club Operations Holdings, LLC ("Parent") and ClubCorp Club Operations, Inc. ("Operations", and together with Holdings and Parent, "ClubCorp") were formed on November 10, 2010, as part of a reorganization of ClubCorp, Inc. ("CCI"), which was effective as of November 30, 2010, for the purpose of operating and managing golf, country, business, sports and alumni clubs.

          Holdings is a wholly owned subsidiary of Fillmore CCA Investment, LLC ("Fillmore"), which is wholly owned by an affiliate of KSL Capital Partners, LLC ("KSL"), a private equity fund that invests primarily in the hospitality and leisure business. Prior to November 30, 2010, CCI was a holding company that through its subsidiaries owned and operated golf, country, business, sports and alumni clubs, two full-service resorts and certain other equity and realty interests. The two full service resorts and such other equity, realty and future royalty interests are referred to as the "Non-Core Entities."

          Holdings has no operations or significant assets or liabilities other than its investment in Parent and Operations. Accordingly, Holdings is dependent upon distributions from Parent and Operations to fund its obligations. However, Parents' and Operations' ability to pay dividends or lend to Holdings is limited under the terms of our various debt agreements.

2. BASIS OF PRESENTATION

          The accompanying condensed financial statements (registrant only) include the accounts of Holdings and its investment in Parent and Operations accounted for in accordance with the equity method, and do not present the financial statements of Holdings and its subsidiaries on a consolidated basis. These registrant only condensed financial statements should be read in conjunction with the ClubCorp Holdings, Inc. consolidated financial statements.

2. BASIS OF PRESENTATION (Continued)

          On December 27, 2011 there were 1,000 shares authorized and issued, with a par value of $0.01. On March 15, 2012, Holdings' articles of incorporation were amended to authorize 2,000,000 shares and effectuate a 1,000 for 1 forward stock split. On August 2, 2013, Holdings' articles of incorporation were further amended to authorize 200,000,000 shares and effectuate a 50 for 1 forward stock split. For all periods subsequent to August 2, 2013, 50,000,000 shares are outstanding.

3. RESTRICTED STOCK UNITS

          Restricted stock units ("RSUs") have been issued under Holdings' Stock Award Plan. The RSUs vest based on satisfaction of both the passage of time and a liquidity condition and allow the participants to acquire and maintain an interest in Holdings, which interest may be measured by the value of the common stock of Holdings. Because the vesting of RSUs is contingent on the satisfaction of a liquidity condition, no expense will be recognized relating to such awards until such an event occurs. Holdings has granted 12,552 RSUs, all of which remain outstanding as of December 25, 2012. After giving effect to the 50 for 1 stock split (described in Note 2) 627,600 RSUs would be outstanding.

4. SUBSEQUENT EVENT

          Subsequent to year-end, on December 26, 2012, Parent declared a distribution to Holdings in the amount of $35.0 million which will be accounted for as a return of capital. This distribution was paid on December 27, 2012. Also, on December 27, 2012, Holdings declared a distribution of $35.0 million to the owners of its common stock. This distribution will also be reflected as a return of capital in the accompanying condensed financial statements.

          We have evaluated subsequent events through June 5, 2013, the date these financial statements were available to be issued.

CLUBCORP HOLDINGS, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

For the Twelve and Twenty-Four Weeks Ended June 11, 2013 and June 12, 2012

(In thousands, except per share amounts)

	Twelve Weeks Ended				Twenty-Four Weeks Ended
	June 11, 2013		June 12, 2012		June 11, 2013		June 12, 2012
REVENUES:
Club operations		$136,871		$129,858		$251,209		$240,735
Food and beverage		57,890		55,404		97,806		93,525
Other revenues		858		794		1,664		1,502

Total revenues		195,619		186,056		350,679		335,762
DIRECT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Club operating costs exclusive of depreciation		122,664		116,990		226,857		218,008
Cost of food and beverage sales exclusive of depreciation		18,126		17,229		31,994		30,172
Depreciation and amortization		16,312		17,731		32,467		36,334
Provision for doubtful accounts		192		491		902		1,233
Loss on disposals of assets		2,412		1,544		3,631		920
Impairment of assets		1,881		770		1,881		770
Equity in earnings from unconsolidated ventures		(325)		(291)		(542)		(610)
Selling, general and administrative		10,589		10,096		20,497		20,646

OPERATING INCOME		23,768		21,496		32,992		28,289
Interest and investment income		69		34		144		57
Interest expense		(19,567)		(20,022)		(39,147)		(40,168)
Other income		—		866		—		1,731

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES		4,270		2,374		(6,011)		(10,091)
INCOME TAX BENEFIT (EXPENSE)		2,848		(4,247)		2,643		(1,448)

INCOME (LOSS) FROM CONTINUING OPERATIONS		7,118		(1,873)		(3,368)		(11,539)
Income (loss) from discontinued clubs, net of income tax benefit (expense) of $4 and $(4) for the twelve weeks ended June 11, 2013 and June 12, 2012, respectively, and $4 and $28 for the twenty-four weeks ended June 11, 2013 and June 12, 2012, respectively		4		56		(1)		(4)

NET INCOME (LOSS)		7,122		(1,817)		(3,369)		(11,543)
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS		(43)		(167)		(2)		(154)

NET INCOME (LOSS) ATTRIBUTABLE TO CLUBCORP HOLDINGS, INC.		$7,079		$(1,984)		$(3,371)		$(11,697)

NET INCOME (LOSS)		7,122		(1,817)		(3,369)		(11,543)
Foreign currency translation, net of tax		(640)		(2,925)		442		(471)

OTHER COMPREHENSIVE (LOSS) INCOME		(640)		(2,925)		442		(471)

COMPREHENSIVE INCOME (LOSS)		6,482		(4,742)		(2,927)		(12,014)
COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS		(43)		(167)		(2)		(154)

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO CLUBCORP HOLDINGS, INC.		$6,439		$(4,909)		$(2,929)		$(12,168)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED:		$50,000		$50,000		$50,000		$50,000
EARNINGS PER COMMON SHARE, BASIC AND DILUTED:
Income (loss) from continuing operations attributable to ClubCorp Holdings, Inc.		$0.14		$(0.04)		$(0.07)		$(0.23)

Income (loss) from discontinued clubs attributable to ClubCorp Holdings, Inc.		$—		$—		$—		$—

Net income (loss) Income Attributable to ClubCorp Holdings, Inc.		$0.14		$(0.04)		$(0.07)		$(0.23)

PRO FORMA EARNINGS PER COMMON SHARE, BASIC AND DILUTED:
Income (loss) from continuing operations attributable to ClubCorp Holdings, Inc.	$				$

Income (loss) from discontinued clubs attributable to ClubCorp Holdings, Inc.	$				$

Net income (loss) Income Attributable to ClubCorp Holdings, Inc.	$				$

ADJUSTED PRO FORMA EARNINGS PER COMMON SHARE, BASIC AND DILUTED:
Income (loss) from continuing operations attributable to ClubCorp Holdings, Inc.	$		$		$		$

Income (loss) from discontinued clubs attributable to ClubCorp Holdings, Inc.	$		$		$		$

Net income (loss) Income Attributable to ClubCorp Holdings, Inc.	$		$		$		$

See accompanying notes to unaudited consolidated condensed financial statements

CLUBCORP HOLDINGS, INC.

UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

As of June 11, 2013 and December 25, 2012

(In thousands of dollars, except share and per share amounts)

	June 11, 2013	December 25, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$40,509	$81,965
Receivables, net of allowances of $2,676 and $2,626 at June 11, 2013 and December 25, 2012, respectively	77,339	51,590
Inventories	16,832	14,361
Prepaids and other assets	15,060	12,199
Deferred tax assets	8,076	8,076

Total current assets	157,816	168,191
Investments	10,109	11,166
Property and equipment, net (includes $9,674 and $9,870 related to VIEs at June 11, 2013 and December 25, 2012, respectively)	1,232,463	1,223,539
Notes receivable, net of allowances of $608 and $563 at June 11, 2013 and December 25, 2012, respectively	4,086	3,183
Goodwill	258,459	258,459
Intangibles, net	30,641	31,958
Other assets	23,426	24,051

TOTAL ASSETS	$1,717,000	$1,720,547

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$14,498	$24,988
Membership initiation deposits — current portion	101,965	91,398
Accounts payable	29,367	27,670
Accrued expenses	32,578	35,989
Accrued taxes	10,385	16,678
Other liabilities	77,654	52,915

Total current liabilities	266,447	249,638
Long-term debt (includes $13,291 and $13,408 related to VIEs at June 11, 2013 and December 25, 2012, respectively)	774,850	768,369
Membership initiation deposits	203,105	202,630
Deferred tax liability	210,581	207,790
Other liabilities (includes $20,675 and $20,220 related to VIEs at June 11, 2013 and December 25, 2012, respectively)	156,862	149,038

Total liabilities	1,611,845	1,577,465
Commitments and contingencies (See Note 13)
EQUITY
Common stock of ClubCorp Holdings, Inc., $01 par value, 200,000,000 shares authorized, 50,000,000 issued and outstanding at June 11, 2013 and December 25, 2012	500	500
Additional paid-in capital	149,466	184,466
Accumulated other comprehensive loss	(230)	(672)
Retained deficit	(55,148)	(51,777)

Total stockholders' equity	94,588	132,517

Noncontrolling interests in consolidated subsidiaries and variable interest entities	10,567	10,565

Total equity	105,155	143,082

TOTAL LIABILITIES AND EQUITY	$1,717,000	$1,720,547

See accompanying notes to unaudited consolidated condensed financial statements

CLUBCORP HOLDINGS, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

For the Twenty-Four Weeks Ended June 11, 2013 and June 12, 2012

(In thousands of dollars)

	Twenty-Four Weeks Ended
	June 11, 2013	June 12, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,369)	$(11,543)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation	31,149	31,985
Amortization	1,318	4,554
Asset impairments	1,881	862
Bad debt expense	909	1,284
Equity in earnings from unconsolidated ventures	(542)	(610)
Distribution from investment in unconsolidated ventures	1,545	1,321
Loss on disposals of assets	3,627	1,019
Amortization of debt issuance costs	1,053	922
Accretion of discount on member deposits	9,328	9,251
Amortization of surface rights bonus revenue	—	(1,731)
Amortization of above and below market rent intangibles	95	117
Net change in deferred tax assets and liabilities	2,069	(4,301)
Net change in prepaid expenses and other assets	(5,804)	(4,595)
Net change in receivables and membership notes	(21,746)	(15,730)
Net change in accounts payable and accrued liabilities	(4,537)	(2,065)
Net change in other current liabilities	17,618	25,716
Net change in other long-term liabilities	3,131	(1,246)

Net cash provided by operating activities	37,725	35,210

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(21,321)	(17,853)
Acquisitions of clubs	(5,228)	(3,570)
Proceeds from dispositions	43	359
Proceeds from insurance	—	1,978
Net change in restricted cash and capital reserve funds	(96)	202
Return of capital in equity investments	54	—

Net cash used in investing activities	(26,548)	(18,884)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(18,207)	(7,353)
Proceeds from new debt borrowings	713	—
Debt issuance and modification costs	(13)	—
Distribution to owners	(35,000)	—
Proceeds from new membership initiation deposits	494	414
Repayments of membership initiation deposits	(659)	(208)

Net cash used in financing activities	(52,672)	(7,147)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	39	668

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(41,456)	9,847
CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	81,965	50,480

CASH AND CASH EQUIVALENTS — END OF PERIOD	$40,509	$60,327

See accompanying notes to unaudited consolidated condensed financial statements

CLUBCORP HOLDINGS, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CHANGES IN EQUITY

For the Twenty-Four Weeks Ended June 11, 2013 and June 12, 2012

(In thousands of dollars)

	Total	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Equity (Deficit)	Noncontrolling Interests in Consolidated Subsidiaries
BALANCE — December 27, 2011	$169,126	$500	$184,466	$(2,562)	$(24,502)	$11,224

Net (loss) income	(11,543)	—	—	—	(11,697)	154
Other comprehensive loss	(471)	—	—	(471)	—	—

BALANCE — June 12, 2012	$157,112	$500	$184,466	$(3,033)	$(36,199)	$11,378

BALANCE — December 25, 2012	$143,082	$500	$184,466	$(672)	$(51,777)	$10,565

Distributions to owners	(35,000)	—	(35,000)	—	—	—
Net (loss) income	(3,369)	—	—	—	(3,371)	2
Other comprehensive income	442	—	—	442	—	—

BALANCE — June 11, 2013	$105,155	$500	$149,466	$(230)	$(55,148)	$10,567

See accompanying notes to unaudited consolidated condensed financial statements

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(dollar amounts in thousands, unless otherwise indicated)

1. ORGANIZATION

          ClubCorp Holdings, Inc. ("Holdings") and its wholly owned subsidiaries CCA Club Operations Holdings, LLC ("Parent") and ClubCorp Club Operations, Inc. ("Operations", together with Holdings and Parent, "ClubCorp") were formed on November 10, 2010, as part of a reorganization of ClubCorp, Inc. ("CCI"), which was effective as of November 30, 2010, for the purpose of operating and managing golf, country, business, sports and alumni clubs. ClubCorp has two reportable segments (1) golf and country clubs and (2) business, sports and alumni clubs. Holdings is a wholly owned subsidiary of Fillmore CCA Investment, LLC ("Fillmore"), which is wholly owned by an affiliate of KSL Capital Partners, LLC ("KSL"), a private equity fund that invests primarily in the hospitality and leisure business. ClubCorp, together with its subsidiaries, may be referred to as "we", "us", "our", or the "Company".

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Basis of Presentation —  The consolidated condensed financial statements reflect the consolidated operations of ClubCorp, its subsidiaries and certain variable interest entities ("VIEs"). The consolidated condensed financial statements presented herein reflect our financial position, results of operations, cash flows and changes in equity in conformity with accounting principles generally accepted in the United States, or "GAAP". All intercompany accounts have been eliminated.

          The accompanying consolidated condensed financial statements have been prepared by ClubCorp and are unaudited. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted from the accompanying statements. We believe the disclosures made are adequate to make the information presented not misleading. However, the financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Holdings for the year ended December 25, 2012.

          We believe that the accompanying consolidated condensed financial statements reflect all adjustments, including normal recurring items, considered necessary for a fair presentation of the interim periods. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations and other factors such as timing of acquisitions and dispositions of facilities.

          Use of Estimates —  The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in the consolidated condensed financial statements and accompanying notes. Actual results could differ materially from such estimated amounts.

          Revenue Recognition —  Revenues from club operations, food and beverage and merchandise sales are recognized at the time of sale or when the service is provided and are reported net of sales taxes.

          Revenues from membership dues are billed monthly and recognized in the period earned. The monthly dues are expected to cover the cost of providing membership services.

          The majority of membership initiation deposits sold are not refundable until a fixed number of years (generally 30) after the date of acceptance of a member. We recognize revenue related to

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

membership initiation deposits over the expected life of an active membership which is approximately six years for golf and country club memberships and approximately four years for business, sports and alumni club memberships. For membership initiation deposits, the difference between the amount paid by the member and the present value of the refund obligation is deferred and recognized within club operations revenue on the consolidated condensed statements of operations, on a straight-line basis over the expected life of an active membership. The present value of the refund obligation is recorded as a membership initiation deposit liability in the consolidated condensed balance sheets and accretes over the nonrefundable term using the effective interest method with an interest rate defined as our incremental borrowing rate adjusted to reflect a 30-year time frame. The accretion is included in interest expense.

          The majority of membership initiation fees sold are not refundable and are deferred and recognized within club operations revenue on the consolidated condensed statements of operations, on a straight line basis over the expected life of an active membership.

          Membership initiation fees and deposits recognized within club operations revenue on the consolidated condensed statements of operations was $4.1 million and $8.0 million for the twelve and twenty-four weeks ended June 11, 2013, respectively, and $3.5 million and $6.9 million, for the twelve and twenty-four weeks ended June 12, 2012, respectively.

          Notes Receivable, Net of Allowances —  Notes receivable reflect amounts due from our financing of membership initiation fees and deposits and typically range from one to six years in original maturity. We recognize interest income as earned and provide an allowance for doubtful accounts. This allowance is based on factors including the historical trends of write-offs and recoveries, the financial strength of the member and projected economic and market conditions.

          Foreign Currency —  The functional currency of our entities located outside the United States of America is the local currency. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the current exchange rate in effect at year-end. All foreign income and expenses are translated at the monthly weighted-average exchange rates during the year. Translation gains and losses are reported separately as a component of comprehensive loss, until realized. No translation gains or losses have been reclassified into earnings for the twelve and twenty-four weeks ended June 11, 2013 and June 12, 2012. Realized foreign currency transaction gains and losses are reflected in the consolidated condensed statements of operations and comprehensive income (loss) in club operating costs.

          Income Taxes —  We recognize the tax benefit from an uncertain tax position only if it is "more likely than not" that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the position. If the position drops below the "more likely than not" standard, the benefit can no longer be recognized. Assumptions, judgment and the use of estimates are required in determining if the "more likely than not" standard has been met when developing the provision for income taxes. We recognize accrued interest and penalties related to uncertain tax positions as a component of income tax expense.

Recently Issued Accounting Pronouncements

          In February 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2013-02 ("ASU 2013-02"), Comprehensive Income (Topic 220): Reporting of

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Amounts Reclassified Out of Accumulated Other Comprehensive Income. The update clarifies how to report the effect of significant reclassifications out of accumulated other comprehensive income. ASU 2013-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2012 and is to be applied prospectively. Our adoption of this ASU in the first quarter of 2013 did not materially change the presentation of our consolidated condensed financial statements.

          In February 2013, the FASB issued Accounting Standards Update No. 2013-04 ("ASU 2013-04"), Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed as the Reporting Date. ASU No. 2013-04 requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance in the update also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of ASU 2013-04 is not expected to have a material impact on our consolidated condensed financial statements.

          In July 2013, the FASB issued Accounting Standards Update No. 2013-11 ("ASU 2013-11"), Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. ASU No. 2013-11 clarifies that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of ASU 2013-11 is not expected to have a material impact on our consolidated condensed financial statements.

3. VARIABLE INTEREST ENTITIES

          Consolidated VIEs include three managed golf course properties and certain realty interests which we define as "Non-Core Development Entities". We have determined we are the primary beneficiary of these VIEs as we have the obligation to absorb the majority of losses from and direct activities of these operations. One of these managed golf course property VIEs is financed through a loan payable of $1.2 million collateralized by assets of the entity totaling $4.2 million as of June 11, 2013. The other managed golf course property VIEs are financed through advances from

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

3. VARIABLE INTEREST ENTITIES (Continued)

us. Outstanding advances as of June 11, 2013 total $3.5 million compared to recorded assets of $7.1 million.

          The VIE related to certain Non-Core Development Entities is financed through notes which are payable through cash proceeds related to the sale of certain real estate held by the Non-Core Development Entities.

          The following summarizes the carrying amount and classification of the VIEs' assets and liabilities in the consolidated condensed balance sheets as of June 11, 2013 and December 25, 2012, net of intercompany amounts:

	June 11, 2013	December 25, 2012
Current assets	$1,713	$954
Fixed assets, net	9,674	9,870
Other assets	854	856

Total assets	$12,241	$11,680

Current liabilities	$1,747	$1,294
Long-term debt	13,291	13,408
Other long-term liabilities	19,676	19,419
Noncontrolling interest	6,092	6,260
Company capital	(28,565)	(28,701)

Total liabilities and equity	$12,241	$11,680

          Recourse of creditors to these VIEs is limited to the assets of the VIE entities, which total $12.2 million and $11.7 million at June 11, 2013 and December 25, 2012, respectively.

4. INVESTMENTS

          Equity method investments in golf and business club ventures total $1.4 million and $1.3 million at June 11, 2013 and December 25, 2012, respectively, and include two golf club joint ventures and one business club joint venture. Our share of earnings in the equity investments is included in equity in earnings from unconsolidated ventures in the consolidated condensed statements of operations.

          During the twelve and twenty-four weeks ended June 12, 2012, we determined that one of our equity method investments had a decrease in value that was other than temporary. We recognized an impairment loss of $0.7 million during the twelve and twenty-four weeks ended June 12, 2012 to adjust its carrying amount to its fair value. See Note 5.

          Additionally, we have one equity method investment of 10.2% in Avendra, LLC, a purchasing cooperative of hospitality companies. The carrying value of the investment was $8.3 million and $9.4 million at June 11, 2013 and December 25, 2012, respectively. Our share of earnings in the equity investment is included in equity in earnings from unconsolidated ventures in the consolidated condensed statements of operations. We have contractual agreements with the joint venture to provide procurement services for our clubs for which we received volume rebates totaling $2.1 million and $2.1 million during the twelve and twenty-four weeks ended June 11, 2013,

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

4. INVESTMENTS (Continued)

respectively, and $1.7 million and $1.9 million during the twelve and twenty-four weeks ended June 12, 2012, respectively. The difference between the carrying value of the investment and our share of the equity reflected in the joint venture's financial statements at the time of the acquisition of the Company by affiliates of KSL was allocated to intangible assets of the joint venture and amortized over approximately 10 years beginning in 2007. The carrying value of these intangible assets was $7.1 million and $8.0 million at June 11, 2013 and December 25, 2012, respectively.

          Our equity in net income from the investment described in the preceding paragraph is shown below:

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	June 11, 2013	June 12, 2012	June 11, 2013	June 12, 2012
ClubCorp's equity in net income, excluding amortization	$782	$771	$1,487	$1,554
Amortization	(464)	(464)	(927)	(927)

ClubCorp's equity in net income	$318	$307	$560	$627

5. FAIR VALUE

          GAAP establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. The three levels of inputs are defined as follows:

  Level 1 — unadjusted quoted prices for identical assets or liabilities in active markets accessible by the Company;

  Level 2 — inputs that are observable in the marketplace other than those inputs classified as Level 1; and

  Level 3 — inputs that are unobservable in the marketplace and significant to the valuation.

          We maximize the use of observable inputs and minimize the use of unobservable inputs. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument is categorized based upon the lowest level of input that is significant to the fair value calculation. We recognize transfers between levels of the fair value hierarchy on the date of the change in circumstances that caused the transfer.

Fair Value of Financial Instruments

          Debt —  We estimate the fair value of our debt obligations, excluding capital lease obligations, as follows, as of June 11, 2013 and December 25, 2012:

	June 11, 2013		December 25, 2012
	Recorded Value	Fair Value	Recorded Value	Fair Value
Level 2	$706,881	$742,420	$719,575	$765,744
Level 3	54,324	43,971	49,627	40,169

Total	$761,205	$786,391	$769,202	$805,913

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

5. FAIR VALUE (Continued)

          We use quoted prices for identical or similar liabilities to value debt obligations classified as Level 2. We use adjusted quoted prices for similar liabilities to value debt obligations classified as Level 3. Key inputs include the determination that certain other debt obligations are similar, nonperformance risk, and interest rates. Changes or fluctuations in these assumptions and valuations will result in different estimates of value. The use of different techniques to determine the fair value of these debt obligations could result in different estimates of fair value at the reporting date.

          The carrying value of other financial instruments including cash, cash equivalents, receivables, notes receivable, accounts payable and other short-term and long-term assets and liabilities approximate their fair values as of June 11, 2013 and December 25, 2012.

Assets and Liabilities Measured Fair Value on a Non-recurring Basis

          Property and Equipment — We recognized impairment losses to property and equipment of $1.9 million during the twelve and twenty-four weeks ended June 11, 2013, to adjust the carrying amount of certain property and equipment to its fair value of $0.3 million due to continued and projected negative operating results as well as changes in the expected holding period of certain fixed assets. The valuation method used to determine fair value was based on an analysis of discounted future free cash flows using a risk-adjusted discount rate ("Income Approach"), and based on cost adjusted for economic obsolescence ("Cost Approach"). The fair value calculations associated with these valuations are classified as Level 3 measurements. See Note 6.

          Equity Method Investments — During the twelve and twenty-four weeks ended June 12, 2012, we determined that one of our equity method investments had a decrease in value that was other than temporary. We recognized an impairment loss of $0.7 million during the twelve and twenty-four weeks ended June 12, 2012 to adjust its carrying amount to its fair value. The valuation method used to determine fair value was based on a third party valuation unobservable in the marketplace. This valuation is considered a Level 3 measurement. See Note 4.

6. PROPERTY AND EQUIPMENT

          Property and equipment at cost consists of the following at June 11, 2013 and December 25, 2012:

	June 11, 2013	December 25, 2012
Land and non-depreciable land improvements	$533,118	$531,265
Depreciable land improvements	332,197	325,688
Buildings and recreational facilities	406,707	401,607
Machinery and equipment	176,221	164,005
Leasehold improvements	84,806	84,444
Furniture and fixtures	67,936	64,960
Construction in progress	7,783	2,912

	1,608,768	1,574,881
Accumulated depreciation	(376,305)	(351,342)

Total	$1,232,463	$1,223,539

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

6. PROPERTY AND EQUIPMENT (Continued)

          We evaluate property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through future cash flows. We recognized impairment losses to property and equipment of $1.9 million during the twelve and twenty-four weeks ended June 11, 2013, to adjust the carrying amount of certain property and equipment to its fair value of $0.3 million due to continued and projected negative operating results as well as changes in the expected holding period of certain fixed assets. See Note 5.

          We recognized impairment losses to property and equipment of $0.1 million in the twelve and twenty-four weeks ended June 12, 2012.

7. GOODWILL AND INTANGIBLE ASSETS

          Intangible assets consist of the following at June 11, 2013 and December 25, 2012:

		June 11, 2013			December 25, 2012
Asset	Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets with indefinite lives:
Trade names		$24,850	$—	$24,850	$24,850	$—	$24,850
Liquor Licenses		3,886	—	3,886	3,886	—	3,886
Intangible assets with finite lives:
Member Relationships	7 years	19,068	(17,341)	1,727	19,068	(16,084)	2,984
Management Contracts	9 years	598	(453)	145	598	(421)	177
Other	7 years	426	(393)	33	426	(365)	61

Total		$48,828	$(18,187)	$30,641	$48,828	$(16,870)	$31,958

Goodwill		$258,459		$258,459	$258,459		$258,459

          Intangible Assets —  Intangible assets include trade names, liquor licenses and member relationships. Intangible asset amortization expense was $0.7 million and $1.3 million during the twelve and twenty-four weeks ended June 11, 2013, respectively, and $2.3 million and $4.6 million for the twelve and twenty-four weeks ended June 12, 2012, respectively. The following table shows goodwill activity by reporting unit. No impairments have been recorded for either reporting unit during the twelve and twenty-four weeks ended June 11, 2013.

	Golf & Country Clubs	Business, Sports & Alumni Clubs	Total
December 25, 2012	$113,108	$145,351	$258,459

June 11, 2013	$113,108	$145,351	$258,459

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

8. CURRENT AND LONG-TERM LIABILITIES

          Current liabilities consist of the following at June 11, 2013 and December 25, 2012:

	June 11, 2013	December 25, 2012
Accrued compensation	$18,852	$24,060
Accrued interest	4,625	4,957
Other accrued expenses	9,101	6,972

Total accrued expenses	$32,578	$35,989

Taxes payable other than federal income taxes	$10,089	$16,211
Federal income taxes payable	296	467

Total accrued taxes	$10,385	$16,678

Advance deposits from members	$22,642	$12,489
Prepaid dues	26,771	11,916
Deferred membership revenues	16,755	16,519
Insurance reserves	8,333	8,659
Other current liabilities	3,153	3,332

Total other current liabilities	$77,654	$52,915

          Other long-term liabilities consist of the following at June 11, 2013 and December 25, 2012:

	June 11, 2013	December 25, 2012
Uncertain tax positions	$54,505	$52,713
Deferred membership revenues	39,401	41,218
Casualty insurance loss reserves — long term portion	11,554	10,936
Above market lease intangibles	1,729	2,040
Deferred rent	22,396	19,127
Accrued interest on notes payable related to Non-Core Development Entities	20,519	20,029
Other	6,758	2,975

Total other long-term liabilities	$156,862	$149,038

9. DEBT AND CAPITAL LEASES

          General Electric Capital Corporation ("GECC") —  In July 2008, a subsidiary of ours entered into a secured mortgage loan with GECC for $32.0 million with an original maturity of July 2011. During the fiscal year ended December 27, 2011, the subsidiary extended the term of the loan to July 2012. Effective August 1, 2012, the subsidiary amended the loan agreement with GECC which extended the maturity to November 2015 with two additional twelve month options to extend through November 2017 upon satisfaction of certain conditions of the loan agreement. As of June 11, 2013, the subsidiary expects to meet the required conditions and currently intends to extend the loan with GECC to November 2017.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

9. DEBT AND CAPITAL LEASES (Continued)

          BancFirst —  In connection with the acquisition of Oak Tree Country Club in May 2013, a subsidiary of ours assumed a mortgage loan with BancFirst for $5.0 million. See Note 11. The loan has an original maturity of October 2014 and two twelve month options to extend the maturity through October 2016 upon satisfaction of certain conditions in the loan agreement. As of June 11, 2013, the subsidiary expects to meet the required conditions and currently intends to extend the loan with BancFirst to October 2016. The loan is collateralized by the assets of one golf and country club with a book value of $8.6 million as of June 11, 2013. The interest rate is the greater of 4.5% or the prime rate. The subsidiary incurred an immaterial amount of debt issuance costs in conjunction with the assumption of this mortgage loan. These costs have been capitalized and are being amortized over the term of the loan.

          2010 Secured Credit Facilities —  On November 30, 2010, Operations entered into secured credit facilities (the "Secured Credit Facilities"). These facilities were originally comprised of (i) a $310.0 million term loan facility and (ii) a revolving credit facility with a maximum borrowing limit of $50.0 million, which included letter of credit and swing line facilities. The credit agreement included incremental facilities, whereby Operations had the option to increase the term loan facility by up to $50.0 million and the revolving credit facility by up to an additional $25.0 million, both subject to conditions and restrictions in the credit agreement. The term loan facility was scheduled to mature on November 30, 2016 and the revolving credit facility expires on November 30, 2015. The interest rate on the Secured Credit Facilities was originally the higher of (i) 6.0% or (ii) an elected LIBOR plus a margin of 4.5%.

          On November 16, 2012, Operations entered into an amendment to the credit agreement governing the Secured Credit Facilities, which reduced the interest rate on the term loan facility to the higher of (i) 5.0% or (ii) an elected LIBOR plus a margin of 3.75%. This amendment did not apply to the revolving credit facility or any incremental facilities.

          Subsequent to the twelve weeks ended June 11, 2013, on July 24, 2013, Operations entered into a second amendment to the credit agreement governing the Secured Credit Facilities to reduce the interest rate on the term loan facility, increase the principal borrowed under the term loan facility, extend the maturity date of the term loan facility, eliminate the quarterly principal payment requirement under the term loan facility, increase the amount of incremental facilities and modify certain financial covenants and non-financial terms and conditions associated with the credit agreement governing the Secured Credit Facilities.

          The interest rate on the term loan facility was reduced to the higher of (i) 4.25% or (ii) an elected LIBOR plus a margin of 3.25%, with an additional reduction to the higher of (i) 4.0% or (ii) an elected LIBOR plus a margin of 3.0%, upon successful completion of an initial public offering with proceeds of at least $50.0 million. The term loan facility principal balance was increased to $301.1 million. The maturity date of the term loan facility was extended to July 24, 2020. In addition to $19.6 million of standby letters of credit outstanding, capacity available under the incremental facilities was increased to $135.0 million in new revolving credit commitments, plus $75.0 million in new revolving credit and term loan commitments combined, with additional capacity for incremental revolving credit and/or term loan commitments thereafter if certain financial covenants are met.

          The total leverage and interest coverage ratio financial covenants were replaced with a new senior secured leverage ratio covenant (the "Senior Secured Leverage Ratio"). The Senior Secured

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

9. DEBT AND CAPITAL LEASES (Continued)

Leverage Ratio, as defined in the credit agreement, requires Operations and its restricted subsidiaries to maintain a coverage no greater than 4.00:1.00 for each fiscal quarter ended on or after June 30, 2013. If the Senior Secured Leverage Ratio would have been in place as of June 11, 2013 Operations' coverage would have been approximately 2.00:1.00.

          Operations may be required to prepay the outstanding term loan facility by a percentage of excess cash flows, as defined by the Secured Credit Facilities, each fiscal year end after their annual consolidated financial statements are delivered, which percentage may decrease or be eliminated depending on the results of the Senior Secured Leverage Ratio test at the end of each fiscal year.

          This amendment will be accounted for as a debt modification. We incurred additional debt issuance costs of $4.4 million, which will be capitalized and will be amortized over the remaining term of the loan.

          Long-term borrowings and lease commitments of the Company as of June 11, 2013 and December 25, 2012, are summarized below:

	June 11, 2013		December 25, 2012
	Carrying Value	Interest Rate	Carrying Value	Interest Rate	Interest Rate Calculation	Maturity
Senior Notes	$415,000	10.00%	$415,000	10.00%	Fixed	2018
Secured Credit Facilities
Term Loan	291,881	5.00%	304,575	5.00%	Greater of (i) 5.0% or (ii) an elected LIBOR + 3.75%	2016
Revolving Notes ($50,000 capacity)	—	6.00%	—	6.00%	Greater of (i) 6.0% or (ii) an elected LIBOR + 4.5%	2015
Mortgage Loans
General Electric Capital Corporation	30,678	6.00%	30,992	6.00%	5.00% plus the greater of (i) three month LIBOR or (ii) 1%	2017
Notes payable related to certain Non-Core Development Entities	11,837	9.00%	11,837	9.00%	Fixed		(1)
Atlantic Capital Bank	3,573	4.50%	3,653	4.50%	Greater of (i) 3.0% + 30 day LIBOR or (ii) 4.5%	2015
BancFirst	4,916	4.50%	—	—	Greater of (i) 4.50% or prime rate	2016
Other indebtedness	3,320	5.75% - 8.00%	3,145	5.75% - 8.00%	Fixed	Various

	761,205		769,202
Capital leases	28,143		24,155

	789,348		793,357
Less current portion	(14,498)		(24,988)

	$774,850		$768,369

(1)
Notes payable related to certain Non-Core Development Entities are payable through the cash proceeds related to the sale of certain real estate held by these Non-Core Development Entities.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

9. DEBT AND CAPITAL LEASES (Continued)

          The amount of long-term debt maturing in each of the five years subsequent to 2012 and thereafter is as follows:

Year	Debt	Capital Leases	Total
Remainder of 2013	$3,274	$5,283	$8,557
2014	3,843	9,170	13,013
2015	7,829	7,448	15,277
2016	288,695	4,262	292,957
2017	28,885	1,702	30,587
Thereafter	428,679	278	428,957

Total	$761,205	$28,143	$789,348

10. INCOME TAXES

          Holdings files a consolidated federal income tax return. Income taxes recorded are adjusted to the extent losses or other deductions cannot be utilized in the consolidated federal income tax return. We file state tax returns on a separate company basis or unitary basis as required by law. Additionally, certain subsidiaries of Holdings, owned through lower tier joint ventures, file separate tax returns for federal and state purposes.

          Our tax expense or benefit recognized in our interim financial statements is determined by multiplying the year-to-date income or loss by the annual effective tax rate, which is an estimate of the expected relationship between tax expense or benefit for the full year to the pre-tax income or loss for the full year (pre-tax income or loss excluding unusual or infrequently occurring discrete items). Our effective income tax rate for the twelve and twenty-four weeks ended June 11, 2013 was (66.8)% and 44.0%, respectively, compared to 178.9% and 14.3%, for the twelve and twenty-four weeks ended June 12, 2012, respectively. For the twelve and twenty-four weeks ended June 11, 2013 and June 12, 2012, the effective tax rate differed from the U.S. statutory federal income tax rate of 35% primarily due to state taxes, changes in uncertain tax positions and certain other permanent differences. The relative impact that the preceding items have on the effective tax rate varies based on the amount of pre-tax income forecast for the year as well as whether that pre-tax amount is profit or loss.

          We are subject to taxation in the U.S. federal jurisdiction, as well as various state and foreign jurisdictions. Our annualized effective income tax rate is determined by the level and composition of pre-tax income and the mix of income subject to varying foreign, state and local taxes.

          As of June 11, 2013 and December 25, 2012, we have recorded $54.5 million and $52.7 million, respectively, of unrecognized tax benefits related to uncertain tax positions, which are included in other liabilities in the consolidated condensed balance sheets.

          We are currently undergoing an Internal Revenue Service audit of certain components of the tax return for the year ended December 28, 2010, which includes the consummation of the ClubCorp Formation. In addition, certain of our foreign subsidiaries are under audit in Mexico for the 2008 and 2009 tax years. It is reasonably possible that within the next 12 months our unrecognized tax benefits will be impacted by the resolution of some or all of the matters currently

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

10. INCOME TAXES (Continued)

under audit by the U.S. and Mexican taxing authorities. However, as audit outcomes and the timing of audit resolutions are subject to significant uncertainty given the current status of the U.S. and Mexican tax examinations, we are unable to estimate the possible amount of change in the unrecognized tax benefits, if any, that may occur within the next 12 months as a result of the above examinations.

11. CLUB ACQUISITIONS, CLUB DISPOSITIONS AND DISCONTINUED OPERATIONS

Club Acquisitions

          Assets and liabilities from business combinations were recorded on our consolidated balance sheets at fair value at the date of acquisition. The results of operations of such businesses have been included in the consolidated statements of operations since their date of acquisition.

          Oak Tree Country Club —  On May 22, 2013, ClubCorp acquired Oak Tree Country Club, a private golf club located in Edmond, Oklahoma, in exchange for net cash consideration of $5.2 million. We assumed debt of $5.0 million in connection with the acquisition. We recorded the following major categories of assets and liabilities, which are subject to change until our information is finalized, no later than twelve months from the acquisition date:

Land, property and equipment	$12,254
Prepaid real estate taxes	59
Receivables and other assets	395
Inventory	233
Current maturities of long-term debt	(468)
Long-term debt	(4,486)
Deferred tax liability	(722)
Membership initiation deposits and other liabilities	(2,037)

Total	$5,228

          Hartefeld National Golf Club —  On April 18, 2012, ClubCorp acquired Hartefeld National Golf Club, a private golf club located in Avondale, Pennsylvania. We recorded the following major categories of assets and liabilities in exchange for consideration of $3.6 million:

Land, property and equipment	$3,999
Prepaid real estate taxes	31
Inventory	112
Deferred revenue and other liabilities	(572)

Total	$3,570

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

11. CLUB ACQUISITIONS, CLUB DISPOSITIONS AND DISCONTINUED OPERATIONS (Continued)

          Revenues and operating income associated with acquired clubs were as follows for the twelve and twenty-four weeks ended June 11, 2013 and June 12, 2012.

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	June 11, 2013	June 12, 2012	June 11, 2013	June 12, 2012
Revenues	$1,928	$916	$2,688	$916
Operating income	$377	$37	$264	$37

          The pro forma information related to these acquisitions is not material to our historical results of operations.

Club Dispositions

          Subsidiaries may be divested when we determine they will be unable to provide a positive contribution to cash flows from operations in future periods and/or when they are determined to be non-strategic holdings for the Company. Gains from divestitures are recognized in the period in which operations cease and losses are recognized when we determine that the carrying value is not recoverable and exceeds fair value.

          We did not discontinue any clubs in the twelve and twenty-four weeks ended June 11, 2013 or June 12, 2012.

          There were no clubs held for sale at June 11, 2013 or December 25, 2012.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

11. CLUB ACQUISITIONS, CLUB DISPOSITIONS AND DISCONTINUED OPERATIONS (Continued)

Discontinued Club Operations

          Operations of the clubs that have been disposed of were reclassified to discontinued operations on the consolidated condensed statements of operations. Summarized financial information for these clubs is as follows:

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	June 11, 2013	June 12, 2012	June 11, 2013	June 12, 2012
Revenues	$—	$1,318	$—	$2,578
Operating expenses, excluding loss on disposals and impairments of assets	—	(1,129)	(9)	(2,350)
(Loss) gain on disposals and impairments of assets	—	(94)	4	(191)
Interest expense	—	(35)	—	(69)

Income (loss) from discontinued club operations, before taxes	—	60	(5)	(32)
Income tax benefit (expense)	4	(4)	4	28

Net income (loss) from discontinued clubs	$4	$56	$(1)	$(4)

12. SEGMENT INFORMATION

          We currently have two reportable segments: (1) golf and country clubs and (2) business, sports and alumni clubs. These segments are managed separately and discrete financial information is reviewed regularly by the chief operating decision maker to evaluate performance and allocate resources. Our chief operating decision maker is our Chief Executive Officer.

          Golf and country club operations consist of private country clubs, golf clubs and public golf facilities. Private country clubs provide at least one 18-hole golf course and various other recreational amenities that are open to members and their guests. Golf clubs provide both private and public golf play and usually offer fewer other recreational amenities. Public golf facilities are open to the public and generally provide the same services as golf clubs.

          Business, sports and alumni club operations consist of business clubs, business/sports clubs, sports clubs and alumni clubs. Business clubs provide a setting for dining, business or social entertainment. Sports clubs provide a variety of recreational facilities and business/sports clubs provide a combination of the amenities available at business clubs and sports clubs. Alumni clubs provide the same amenities as business clubs while targeting alumni and staff of universities.

          We also disclose other ("Other"), which consists of other business activities including ancillary revenues related to alliance arrangements, a portion of the revenue associated with upgrade offerings, reimbursements for certain costs of operations at managed clubs, corporate overhead

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

12. SEGMENT INFORMATION (Continued)

expenses, and shared services. Other also includes corporate assets such as cash, goodwill, intangible assets, and loan origination fees.

          We evaluate segment performance and allocate resources based on Segment EBITDA. We define Segment EBITDA as net income before discontinued operations, interest and investment income, interest expense, income taxes, gain or loss on disposal, acquisition and impairment of assets, gain on extinguishment of debt and depreciation and amortization. Additionally, Segment EBITDA differs from Adjusted EBITDA which is used in calculating the Company's compliance with debt covenants. These additional items are excluded to determine Segment EBITDA:

  •
  translation gains and losses;

  •
  proceeds from business interruption insurance;

  •
  severance payments;

  •
  expenses related to accruals for unclaimed property settlements;

  •
  management fees and expenses paid to an affiliate of KSL;

  •
  acquisition costs;

  •
  amortization of step-up in certain equity method investments;

  •
  expenses related to the November 30, 2010 reorganization ("ClubCorp Formation");

  •
  expenses related to adjustments in accruals for certain environmental compliance obligations incurred prior to 2011;

  •
  expenses related to adjustments in accruals for certain property tax increases prior to 2011;

  •
  expenses related to an arbitration award arising out of a dispute related to a series of agreements first entered into in 1999 related to the acquisition and development of a golf course property;

  •
  expenses accrued under our long-term incentive plan; and

  •
  certain other incidental expenses.

          Segment EBITDA for all periods presented has been calculated using this definition. Segment EBITDA should not be construed as an alternative to, or a better indicator of, operating income or loss, is not based on GAAP and is not necessarily a measure of our cash flows or ability to fund our cash needs. Our measurements of Segment EBITDA may not be comparable to similarly titled measures reported by other companies.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

12. SEGMENT INFORMATION (Continued)

          The table below shows summarized financial information by segment for continuing operations for the twelve and twenty-four weeks ended June 11, 2013 and June 12, 2012:

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	June 11, 2013	June 12, 2012	June 11, 2013	June 12, 2012
Golf and Country Clubs
Revenues	$151,711	$146,109	$270,370	$260,287
Segment EBITDA	46,490	43,456	78,460	72,923
Business, Sports and Alumni Clubs
Revenues	$41,648	$40,866	$79,496	$78,008
Segment EBITDA	8,418	8,423	14,126	14,114
Other
Revenues	$3,641	$609	$3,573	$543
Segment EBITDA	(8,792)	(7,862)	(18,286)	(15,842)
Elimination of intersegment revenues	$(1,381)	$(1,528)	$(2,760)	$(3,076)
Total
Revenues	$195,619	$186,056	$350,679	$335,762
Segment EBITDA	46,116	44,017	74,300	71,195

	As of
	June 11, 2013	December 25, 2012
Total Assets
Golf and Country Clubs	$1,263,414	$1,222,966
Business, Sports and Alumni Clubs	83,155	79,678
Other	370,431	417,903

Consolidated	$1,717,000	$1,720,547

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

12. SEGMENT INFORMATION (Continued)

          The table below provides a reconciliation of our Segment EBITDA to Income (loss) from continuing operations before income taxes for the twelve and twenty-four weeks ended June 11, 2013 and June 12, 2012:

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	June 11, 2013	June 12, 2012	June 11, 2013	June 12, 2012
Total Segment EBITDA	$46,116	$44,017	$74,300	$71,195
Interest and investment income	69	34	144	57
Interest expense	(19,567)	(20,022)	(39,147)	(40,168)
Loss on disposals	(4,293)	(2,314)	(5,512)	(1,690)
Depreciation and amortization	(16,312)	(17,731)	(32,467)	(36,334)
Foreign currency transaction (loss) gain	(19)	105	(94)	(30)
Severance payments	(35)	(56)	(56)	(184)
Management fees and expenses paid to an affiliate of KSL	(282)	(278)	(534)	(541)
Acquisition costs	(150)	(337)	(202)	(349)
Amortization of step-up in certain equity method investments	(463)	(472)	(926)	(945)
ClubCorp Formation costs	—	24	—	(50)
Environmental compliance costs	(150)	—	(150)	—
Long term incentive plan	(380)	(383)	(727)	(766)
Other	(264)	(213)	(640)	(286)

Income (loss) from continuing operations before income taxes	$4,270	$2,374	$(6,011)	$(10,091)

13. COMMITMENTS AND CONTINGENCIES

          We routinely enter into contractual obligations to procure assets used in the day to day operations of our business. As of June 11, 2013, we had capital commitments of $19.0 million at certain of our clubs.

          We currently have sales and use tax audits and a federal tax audit of certain foreign subsidiaries in progress. See Note 10. We believe the potential for a liability related to the outcome of these audits may exist. However, we believe that the outcome of these audits would not materially affect our consolidated condensed financial statements.

          The Company is currently undergoing an Internal Revenue Service audit of certain components of the tax return for the year ended December 28, 2010, which includes the

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

13. COMMITMENTS AND CONTINGENCIES (Continued)

consummation of the ClubCorp Formation. Should the estimates and judgments used in the ClubCorp Formation prove to be inaccurate, our financial results could be materially affected. See Note 10.

          We are currently undergoing audits related to unclaimed property. We believe the potential for a liability related to the outcome of these audits is probable and we currently have a $1.8 million estimate included in accrued expenses on the consolidated condensed balance sheet as of June 11, 2013.

          Each of our properties is subject to real and personal property taxes. If local taxing authorities reassess the taxable value of certain properties in accordance with local and state regulations, we may be subject to additional property tax assessments, penalties and interest. At June 11, 2013, we have $2.1 million recorded in accrued taxes on the consolidated condensed balance sheet related to certain of these properties. While the outcome of such reassessments cannot be predicted with certainty, we believe that any potential liability from these matters would not materially affect our consolidated condensed financial statements.

          We are subject to certain pending or threatened litigation and other claims that arise in the ordinary course of business. While the outcome of such legal proceedings and other claims cannot be predicted with certainty, after review and consultation with legal counsel, we believe that any potential liability from these matters would not materially affect our consolidated condensed financial statements.

          We guarantee principal amounts on loans made by a third party to purchasers of certain real estate interests in case of default. These loans have remaining terms of approximately one to two years. The total principal amount outstanding on these loans as of June 11, 2013 is $0.3 million. As of June 11, 2013, we were indemnified by affiliates of KSL from losses on these guarantees in the event of default. The fair value of the guarantees is immaterial.

          As of June 11, 2013, we were jointly and severally liable for certain pension funding liabilities associated with one of the resorts we sold in connection with the ClubCorp Formation. We have not accrued a liability, as we do not believe it is probable that claims will be made against ClubCorp. As of June 11, 2013, the unfunded obligation for such plan was approximately $10.4 million and no claims have been made against ClubCorp for funding. We have not agreed to pay, nor do we expect to pay, any amounts related to this plan. See Note 16.

14. EARNINGS PER SHARE

          Basic and diluted earnings per share ("EPS") are computed by dividing net (loss) income attributable to ClubCorp Holdings, Inc. by the weighted average number of shares of common stock outstanding during the period. On December 27, 2011 there were 1,000 shares authorized and issued, with a par value of $0.01. On March 15, 2012, Holdings' articles of incorporation were amended to authorize 2,000,000 shares and effectuate a 1,000 for 1 forward stock split. On August 2, 2013, Holdings' articles of incorporation were further amended to authorize 200,000,000 shares and effectuate a 50 for 1 forward stock split. For all periods subsequent to August 2, 2013, 50,000,000 shares are outstanding. EPS is adjusted retroactively for the impact of this forward stock split for all periods presented.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

14. EARNINGS PER SHARE (Continued)

          There are no potential common shares excluded from the calculation of diluted EPS because their effect would be anti-dilutive.

          Unaudited Pro Forma Earnings per Common Share —  On December 26, 2012, Holdings' Board of Directors declared a special cash distribution of $35.0 million to the owners of our common stock. The distribution was paid on December 27, 2012. As the initial public offering is expected to occur within twelve months of the distribution and Holdings has a net loss for fiscal year 2012 and the twenty-four weeks ended June 11, 2013, the distribution is deemed to be paid out of proceeds of the offering rather than current period earnings for those periods. As the distribution exceeds Holdings' net income for the twelve weeks ended June 11, 2013, the distribution in excess of earnings is deemed to be paid out of proceeds of the offering for that period. As such, the unaudited pro forma earnings per common share for the twelve and twenty-four weeks ended June 11, 2013 gives effect to the number of shares whose proceeds would be necessary to pay the distribution. Additionally, Holdings intends to use a portion of net proceeds of the offering to redeem a portion of the Senior Notes. Adjusted pro forma earnings per common share gives effect to the number of shares whose proceeds would be necessary to pay the distribution and the number of shares whose proceeds would be necessary to redeem a portion of the Senior Notes.

          The following tables set forth the computation of unaudited pro forma basic and diluted earnings per share as well as unaudited adjusted pro forma basic and diluted earnings per share (in thousands, except per share data).

	Twelve Weeks Ended June 11, 2013		Twenty-Four Weeks Ended June 11, 2013
Net Income (Loss) Attributable to ClubCorp		7,079	(3,371)
Pro forma weighted average number of common shares
Weighted average number of common shares		50,000	50,000
Shares issued in offering necessary to pay dividend

Pro forma weighted average number of common shares

Pro forma income (loss) per common share	$

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

14. EARNINGS PER SHARE (Continued)

	Twelve Weeks Ended June 11, 2013		Twenty-Four Weeks Ended June 11, 2013
Net Income (Loss) Attributable to ClubCorp		7,079	(3,371)
Adjusted pro forma weighted average number of common shares
Weighted average number of common shares		50,000	50,000
Shares issued in offering necessary to pay dividend
Shares issued in offering necessary to redeem a portion of the Senior Notes

Adjusted pro forma weighted average number of common shares

Adjusted pro forma income (loss) per common share	$

15. RELATED PARTY TRANSACTIONS

          We have entered into a management agreement with an affiliate of KSL, pursuant to which we are provided financial and management consulting services in exchange for an annual fee of $1.0 million. In the event of a future financing, refinancing or direct or indirect sale of all or substantially all of our equity or assets, the management company may also be entitled to receive a fee equal to 1% of the lenders' maximum commitments, in the case of a financing or refinancing, or 1% of the total consideration paid, in the case of a sale. In addition, we have agreed to reimburse the management company for all of its reasonable out-of-pocket costs and expenses incurred in providing management services to us and certain of our affiliates. During the twelve and twenty-four weeks ended June 11, 2013 we paid an affiliate of KSL approximately $0.3 million and $0.5 million, respectively, and during the twelve and twenty-four weeks ended June 12, 2012, we paid them approximately $0.3 million and $0.5 million, respectively, in management fees.

          During the twenty-four weeks ended June 11, 2013, we made a distribution to our owners of $35.0 million.

          During the twelve and twenty-four weeks ended June 11, 2013, we paid $0.3 million and $0.4 million, respectively, and during the twelve and twenty-four weeks ended June 12, 2012, we paid $0.1 million and $0.3 million, respectively, to affiliates of KSL for private party events. In addition, during the twelve and twenty-four weeks ended June 12, 2012 we received $0.0 million and $0.1 million, respectively, from an affiliate of KSL for taxes paid on behalf of affiliates of KSL.

          During the twelve weeks ended June 11, 2013 we entered into a consulting services agreement with an affiliate of KSL whereby we provide consulting services in exchange for an annual fee of $0.1 million. The revenue associated with this contract was immaterial during the twelve and twenty-four weeks ended June 11, 2013.

          As of June 11, 2013 we had receivables of $0.2 million and payables of $0.7 million and as of December 25, 2012, we had receivables of $0.2 million and payables of $0.2 million, for outstanding advances from golf and business club ventures in which we have an equity method investment. We recorded $0.1 million and $0.2 million in the twelve and twenty-four weeks ended June 11, 2013, respectively, and $0.1 million and $0.3 million during the twelve and twenty-four

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands, unless otherwise indicated)

15. RELATED PARTY TRANSACTIONS (Continued)

weeks ended June 12, 2012, respectively, in management fees from these ventures. As of June 11, 2013 and December 25, 2012, we had a receivable of $1.7 million and $1.9 million, respectively, for volume rebates from Avendra, LLC, the supplier firm in which we have an equity method investment. See Note 4.

          We have entered into arrangements whereby members of certain resorts and clubs owned by affiliates of KSL can pay an upgrade charge to have access to our clubs and facilities. We have revenue sharing arrangements with such resorts and clubs whereby we agree to split the amount of the upgrade charges respectively with such entities. We recognized and collected $0.1 million and $0.1 million during the twenty-four weeks ended June 11, 2013 and June 12, 2012, respectively, in revenue associated with these arrangements. During the twelve weeks ended June 11, 2013 and June 12, 2012, revenue associated with these arrangements was immaterial.

          We have also entered into arrangements with affiliates of KSL, whereby we remit royalty payments we receive in connection with mineral leases at certain of our golf and country clubs. During the twenty-four weeks ended June 11, 2013 and June 12, 2012, we collected and remitted $0.1 million and $0.1 million, respectively, in conjunction with these agreements. The amounts collected and remitted during the twelve weeks ended June 11, 2013 and June 12, 2012 were immaterial.

16. SUBSEQUENT EVENTS

          On June 18, 2013, ClubCorp acquired Cherry Valley Country Club, a private golf club located in Skillman, New Jersey, in exchange for net cash consideration of $5.6 million. We are in the process of finalizing our purchase price allocations, which are subject to change until our information is finalized, no later than twelve months from the acquisition date.

          On July 1, 2013, certain resorts and clubs were sold by affiliates of KSL. The usage and revenue sharing agreements described in Note 15 will continue at these resorts and clubs, but certain of the resorts sold will no longer be between related parties. Additionally, the purchaser of one of these resorts assumed the pension liability described in Note 13 for which we were previously contingently liable and agreed to indemnify the affiliates of KSL, which are our affiliates, for such liability.

          On July 24, 2013, Operations entered into a second amendment to the credit agreement governing the Secured Credit Facilities to reduce the interest rate on the term loan facility, increase the principal borrowed under the term loan facility, extend the maturity date of the term loan facility, eliminate the quarterly principal payment requirement under the term loan facility, increase the amount of incremental facilities and modify certain financial covenants and non-financial terms and conditions associated with the credit agreement governing the Secured Credit Facilities. See Note 9.

          We have evaluated subsequent events through August 6, 2013, the date these financial statements were available to be issued.

The Clubs of Kingwood
Kingwood, TX

Braemar Country Club
Tarzana, CA

Aliso Viejo Golf Club
Aliso Viejo, CA

Las Colinas Country Club
Irving, TX

Firestone Country Club
Akron, OH

Gleneagles Country Club
Plano, TX

Citrus Club
Orlando, FL

The Hills Country Club at Lakeway
Austin, TX

Wind Watch Golf & Country Club
Hauppauge, NY

Coto de Caza Golf & Racquet Club
Coto de Caza, CA

Tower Club
Dallas, TX

Canyon Creek Country Club
Richardson, TX

                    Shares

ClubCorp Holdings, Inc.

Common Stock

Goldman, Sachs & Co.

Jefferies

Citigroup

Through and including                           , 2013 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

          The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee, the FINRA filing fee and the NYSE listing fee.

Amount to be paid
SEC Registration Fee	$	*
FINRA Filing Fee		*
Initial NYSE Listing Fee		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing and Engraving Expenses		*
Blue Sky Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous Expenses		*

Total	$	*

*
To be listed in amendment.

Item 14.    Indemnification of Directors and Officers

          Nevada Revised Statutes ("NRS") 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

          NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. NRS 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person (a) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          NRS 78.751(1) provides that any discretionary indemnification pursuant to NRS 78.7502 (unless ordered by a court or advanced pursuant to NRS 78.751(2)), may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. NRS 78.751(2) provides that the corporation's articles of incorporation or bylaws, or an agreement made by the corporation, may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.

          Under the NRS, the indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

  •
  Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person's official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to NRS 78.751(2), may not be made to or on behalf of any director or officer if a final adjudication establishes that the director's or officer's acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

  •
  Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

          A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

          The amended and restated articles of incorporation of the Registrant provide that to the fullest extent permitted under the NRS (including, without limitation, to the fullest extent permitted under NRS 78.7502 and 78.751(3)) and other applicable law, the Registrant shall indemnify directors and officers of the Registrant in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Registrant. The amended and restated articles of incorporation of the Registrant further provide that the liability of its directors and officers shall be eliminated or limited to the fullest extent permitted by the NRS, and that if the NRS are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Registrant shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time; and in addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Registrant in its bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Registrant, must be paid, by the Registrant or through insurance purchased and maintained by the Registrant or through other financial arrangements made by the Registrant, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Registrant.

          The amended and restated bylaws of the Registrant include express provisions providing for the indemnification of the Registrant's directors and officers to the fullest extent permitted under the NRS, and the mandatory payment by the Registrant of expenses incurred by such persons in defending a civil or criminal action, suit or proceeding in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the Registrant. The amended and restated bylaws also permit the Registrant to purchase and maintain insurance or make other financial arrangements on behalf of any such person for certain liability and expenses, whether or not the Registrant has the authority to indemnify such person against such liability and expenses.

          Further, prior to the completion of the offering, the Registrant expects to enter into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the NRS. Such agreements may require the Registrant, among other things, to advance expenses and otherwise indemnify its executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. The Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

          The Registrant has purchased and intends to maintain insurance on behalf of the Registrant and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

          The underwriting agreement provides for indemnification by the underwriters of the Registrant and its officers and directors and the selling stockholders, and by the Registrant and the selling stockholder of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15.    Recent Sales of Unregistered Securities

          In connection with its formation, the Registrant issued on November 19, 2010 an aggregate of 1,000 shares of its common stock to Fillmore CCA Holdings, Inc. for aggregate proceeds to the Registrant of $10.00. Upon the merger of Fillmore CCA Holdings, Inc. with and into the Registrant, effective on November 30, 2010, the Registrant cancelled its outstanding shares of common stock and each outstanding share of common stock of Fillmore CCA Holdings, Inc. converted into one share of common stock of the Registrant, resulting in 1,000 shares of common stock of the Registrant being outstanding at the effective time of such merger. On March 15, 2012, the Registrant effected a 1,000 for 1 forward split of its outstanding common stock by way of a share dividend consisting of 999 shares of common stock issued for each share of common stock outstanding on the record date for the dividend. On August 2, 2013, the Registrant effected a 50 for 1 forward split of its outstanding common stock by way of a share dividend consisting of 49 shares of common stock issued for each share of common stock outstanding on the record date for the dividend. All such securities were issued in reliance on the exemption contained in Section 4(2) of the Securities Act as transactions by the issuer not involving a public offering. No underwriters were involved in any of these issuances of securities.

Item 16.    Exhibits and Financial Statement Schedules

          (a)    Exhibits.    See Exhibit Index immediately following the signature page hereto which is incorporated by reference as if fully set forth herein.

          (b)    Financial Statement Schedules.    Schedule I — Registrant's Condensed Financial Statements is included in the registration statement beginning on page F-43.

Item 17.    Undertakings

          (1)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (2)     The undersigned registrant hereby undertakes that:

            (A)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            (B)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 6th day of August, 2013.

CLUBCORP HOLDINGS, INC.
By:	/s/ ERIC L. AFFELDT
	Name:	Eric L. Affeldt
	Title:	President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement and power of attorney have been signed by the following persons in the capacities indicated on the 6th day of August, 2013.

Signature		Title

/s/ ERIC L. AFFELDT Eric L. Affeldt		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ CURTIS D. MCCLELLAN Curtis D. McClellan		Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
/s/ INGRID J. KEISER Ingrid J. Keiser		General Counsel, Secretary and Executive Vice President of People Strategy
* Eric C. Resnick		Director
* Steven S. Siegel		Director
* Michael S. Shannon		Chairman of the Board of Directors
* Martin J. Newburger		Director
* Bryan J. Traficanti		Director
*By:	/s/ ERIC L. AFFELDT Eric L. Affeldt Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement
3.1(a)		Form of Amended and Restated Articles of Incorporation of ClubCorp Holdings, Inc.
3.1(b)		Form of Amended and Restated Bylaws of ClubCorp Holdings, Inc.
4.1		Indenture, dated as of November 30, 2010, among ClubCorp Club Operations, Inc., the subsidiary guarantors named therein, and Wilmington Trust FSB, as trustee (Incorporated by reference to Exhibit 4.1 on Form S-4 filed by ClubCorp Club Operations, Inc. on March 28, 2011)
4.2		Form of 10% Senior Note due 2018 (Incorporated by reference to Exhibit 4.2 on Form S-4 filed by ClubCorp Club Operations, Inc. on March 28, 2011)
4.3		First Supplemental Indenture, dated as of September 22, 2011, among ClubCorp CGCC, Inc., ClubCorp Hartefeld, Inc., ClubCorp Ridge Club, Inc. and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee (Incorporated by reference to Exhibit 4.1 on Form 8-K filed by ClubCorp Club Operations, Inc. on September 23, 2011)
4.4		Second Supplemental Indenture, dated as of January 5, 2012, among CCFL, Inc., CCCA, Inc. and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee (Incorporated by reference to Exhibit 4.1 on Form 8-K filed by ClubCorp Club Operations, Inc. on January 9, 2012)
4.5		Third Supplemental Indenture, dated as of January 16, 2013, among ClubCorp NV I, LLC, a Nevada limited liability company; ClubCorp NV II, LLC, a Nevada limited liability company; ClubCorp NV III, LLC, a Nevada limited liability company; ClubCorp NV IV, LLC, a Nevada limited liability company; and ClubCorp NV V, LLC, a Nevada limited liability company and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee (Incorporated by reference to Exhibit 4.1 on Form 8-K filed by ClubCorp Club Operations, Inc. on January 22, 2013)
5.1		Form of Opinion of Brownstein Hyatt Farber Schreck, LLP
10.1	†	Offer letter dated as of March 1, 2011 between ClubCorp USA, Inc. and Eric L. Affeldt (Incorporated by reference to Exhibit 10.1 on Form S-4 filed by ClubCorp Club Operations, Inc. on March 28, 2011)
10.2	†	Offer letter dated as of October 30, 2008 between ClubCorp USA, Inc. and Curtis D. McClellan (Incorporated by reference to Exhibit 10.2 on Form S-4 filed by ClubCorp Club Operations, Inc. on March 28, 2011)
10.3	†	Offer letter dated as of December 4, 2006 between ClubCorp USA, Inc. and Mark A. Burnett (Incorporated by reference to Exhibit 10.3 on Form S-4 filed by ClubCorp Club Operations, Inc. on March 28, 2011)
10.4	†	Offer letter dated as of May 6, 2008 between ClubCorp USA, Inc. and James K. Walters (Incorporated by reference to Exhibit 10.5 on Form 10-K filed by ClubCorp Club Operations, Inc. on March 26, 2012)
10.5	†	2011 Incentive Plan (Incorporated by reference to Exhibit 10.6 on Form S-4 filed by ClubCorp Club Operations, Inc. on March 28, 2011)
10.6	†	Long Term Incentive Plan (Incorporated by reference to Exhibit 10.7 on Form S-4 filed by ClubCorp Club Operations, Inc. on March 28, 2011)

Exhibit No.		Description of Exhibit
10.7		Credit Agreement dated as of November 30, 2010 among CCA Club Operations Holdings, LLC, ClubCorp Club Operations, Inc. as Borrower, Citicorp North America, Inc. as Administrative Agent, Swing Line Lender and L/C Issuer, the other lenders party thereto and Citigroup Global Markets Inc. as Sole Arranger and Sole Bookrunner (Incorporated by reference to Exhibit 10.8 on Form S-4 filed by ClubCorp Club Operations, Inc. on March 28, 2011)
10.8		Guaranty and Security Agreement dated as of November 30, 2010 among ClubCorp Club Operations, Inc., each other Grantor from time to time party thereto and Citicorp North America, Inc., as Administrative Agent (Incorporated by reference to Exhibit 10.9 on Form S-4 filed by ClubCorp Club Operations, Inc. on March 28, 2011)
10.9		Form of Indemnification Agreement between ClubCorp Holdings, Inc. and its directors and officers
10.10	†	ClubCorp Holdings, Inc. Amended and Restated 2012 Stock Award Plan
10.11	†	Form of Restricted Stock Unit Agreement under ClubCorp Holdings, Inc. 2012 Stock Award Plan (Incorporated by reference to Exhibit 10.12 on Form 10-K filed by ClubCorp Club Operations, Inc. on March 26, 2012)
10.12	†	2012 Incentive Plan (Incorporated by reference to Exhibit 10.1 on Form 10-Q filed by ClubCorp Club Operations, Inc. on October 15, 2012)
10.13		Amendment No. 1, dated as of November 16, 2012, to the Credit Agreement dated as of November 30, 2010 among CCA Club Operations Holdings, LLC, ClubCorp Club Operations, Inc. as Borrower, Citicorp North America, Inc. as Administrative Agent, Swing Line Lender and L/C Issuer, the other lenders party thereto and Citigroup Global Markets Inc. as Sole Arranger and Sole Bookrunner. (Incorporated by reference to Exhibit 10.1 on Form 8-K filed by ClubCorp Club Operations, Inc. on November 16, 2012)
10.14		Joinder Agreement, dated as of January 16, 2013, by and between ClubCorp NV I, LLC, a Nevada limited liability company; ClubCorp NV II, LLC, a Nevada limited liability company; ClubCorp NV III, LLC, a Nevada limited liability company; ClubCorp NV IV, LLC, a Nevada limited liability company; and ClubCorp NV V, LLC, a Nevada limited liability company and Citicorp North America, Inc., as administrative agent and collateral agent (Incorporated by reference to Exhibit 10.1 on Form 8-K filed by ClubCorp Club Operations, Inc. on January 22, 2013)
10.15		Pledge Amendment, dated as of January 16, 2013, by and between ClubCorp USA, Inc. and Citicorp North America, Inc., as administrative agent and collateral agent (Incorporated by reference to Exhibit 10.2 on Form 8-K filed by ClubCorp Club Operations, Inc. on January 22, 2013)
10.16		Amendment No. 2, dated as of July 24, 2013, to the Credit Agreement dated as of November 30, 2010 among CCA Club Operations Holdings, LLC, ClubCorp Club Operations, Inc. as Borrower, Citicorp North America, Inc. as Administrative Agent, Swing Line Lender and L/C Issuer, the other lenders party thereto and Citigroup Global Markets Inc. as Sole Arranger and Sole Bookrunner. (Incorporated by reference to Exhibit 10.3 on Form 10-Q filed by ClubCorp Club Operations, Inc. on July 26, 2013)
10.17	†	Form of Restricted Stock Agreement
10.18	†	Form of Nonqualified Stock Option Agreement
10.19		Form of Registration Rights Agreement between ClubCorp Holdings, Inc. and certain of its stockholders.

Exhibit No.		Description of Exhibit
21		Subsidiaries of the Registrant
23.1		Form of Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1)
23.2		Consent of Deloitte & Touche LLP
24.1	**	Power of Attorney

*
To be filed by amendment.

**
Previously filed.

†
Indicates management contract or compensatory plan or arrangement.